Filed Pursuant to Rule 424(b)(3)
Registration No. 333-282728

Proxy Statement/Prospectus
Merger Proposal—Your Vote Is Important
On September 9, 2024, Camden National Corporation, which we refer to as Camden, and Northway Financial, Inc., which we refer to as Northway, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, pursuant to which Camden has agreed to acquire Northway.
Upon the terms and subject to the conditions of the merger agreement, Northway will merge with and into Camden, with Camden as the surviving corporation. We refer to this transaction as the merger.
Immediately following the merger, Northway Bank, a New Hampshire-chartered bank and wholly owned subsidiary of Northway, will merge with and into Camden National Bank, a national banking association and wholly owned subsidiary of Camden, with Camden National Bank as the resulting bank. We refer to this transaction as the bank merger.
Shareholders of Northway will receive 0.83 shares of Camden common stock, no par value per share, in exchange for each share of Northway common stock, par value $1.00 per share, that they own (other than any shares as to which statutory appraisal rights have been properly exercised and perfected). Northway shareholders will also receive cash in lieu of fractional shares of Camden common stock they would otherwise have received in the merger.
Camden common stock currently trades on the Nasdaq Stock Market LLC, or Nasdaq, under the symbol “CAC.” Northway common stock is quoted on the OTCQB Market under the symbol “NWYF”; however, the shares do not have an active trading market and are not traded frequently. The shares of Camden common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended, and will trade on the Nasdaq at closing.
The value of the merger consideration will fluctuate as the market price of Camden common stock fluctuates before the completion of the merger.
Based on the closing price of Camden common stock as reported on Nasdaq of $37.90 as of September 9, 2024, the last full trading day prior to the announcement of the merger, the implied value of the merger consideration was approximately $31.46 per share of Northway common stock and the implied aggregate transaction value was approximately $86.6 million.
Based on the closing price of Camden common stock as reported on the Nasdaq of $42.08 as of November 1, 2024, the last practicable date before the date of this proxy statement/prospectus, the implied value of the merger consideration was approximately $34.93 per share of Northway common stock and the implied aggregate transaction value was approximately $96.1 million. We urge you to obtain current market quotations for shares of Camden common stock.
We cannot complete the merger unless we obtain the necessary approval from the shareholders of Northway as described in the attached proxy statement/prospectus. Accordingly, Northway will hold a virtual special meeting of its shareholders in connection with the merger at 2:00 p.m., local time, on December 17, 2024, which we refer to as the special meeting. Northway shareholders will be asked to vote to approve the merger agreement, which we refer to as the merger proposal, and to approve one or more adjournments of the special meeting, if necessary or appropriate, as determined by Northway, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which we refer to as the adjournment proposal. Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of common stock of Northway entitled to vote at the special meeting. The adjournment proposal will be approved if a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote on the matter are voted in favor of the adjournment proposal.
Northway’s board of directors has unanimously adopted and approved the merger agreement, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Northway and its shareholders, and unanimously recommends that Northway shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.
YOUR VOTE IS VERY IMPORTANT. We cannot complete the merger unless Northway’s shareholders approve the merger proposal. Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of Northway, please submit a proxy to have your shares voted as promptly as possible by signing and returning the accompanying proxy card in the enclosed postage-paid return envelope. You may also cast your vote at the special meeting. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.
The attached proxy statement/prospectus contains a more complete description of the merger agreement and the special meeting. You should read this entire proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should read the information under the section entitled “Risk Factors” beginning on page 21. You may also obtain information about Camden from documents that it has filed with the Securities and Exchange Commission, which we refer to as the SEC.

Sincerely,

William J. Woodward
Chairman, President and Chief Executive Officer Northway Financial, Inc.
This document serves as the proxy statement for the special meeting of Northway Financial, Inc. and the prospectus for the shares of common stock of Camden National Corporation to be issued in connection with the merger, and describes the shareholder meeting, the merger, the documents related to the merger and other related matters. We encourage you to read this proxy statement/prospectus in its entirety, including the documents attached as appendices and the section titled “Risk Factors” beginning on page 21.
Neither the SEC nor any state securities regulatory body has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This proxy statement/prospectus is dated November 4, 2024, and is first being mailed to Northway’s shareholders on or about November 12, 2024.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 17, 2024,
Dear Shareholders of Northway Financial, Inc.:
Northway Financial, Inc., a New Hampshire corporation, which we refer to as Northway, will hold a special meeting of Northway shareholders virtually via live webcast, at 2:00 p.m., local time, on December 17, 2024, which we refer to as the special meeting, to consider and vote on the following matters:
1.
a proposal to approve the Agreement and Plan of Merger, dated as of September 9, 2024, by and between Northway and Camden National Corporation, which we refer to as Camden, as such agreement may be amended from time to time, which we refer to as the merger agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Appendix A, pursuant to which Northway will merge with and into Camden, with Camden as the surviving corporation, which we refer to as the merger, as more fully described in the accompanying proxy statement/prospectus, which we refer to as the merger proposal;

2.
a proposal to adjourn the special meeting, if necessary or appropriate, as determined by Northway, to solicit additional proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

We have fixed the close of business on October 29, 2024 as the record date for the special meeting. Only Northway shareholders of record on that date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. You will be able to attend and participate in the special meeting by visiting: https://meetnow.global/MFHFL2A. There is no physical location for the special meeting. Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of common stock of Northway entitled to vote at the special meeting. The adjournment proposal will be approved if a majority of the shares present or represented by proxy at the special meeting and entitled to vote on the matter are voted in favor of the adjournment proposal.
Northway’s board of directors has unanimously adopted and approved the merger agreement, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Northway and its shareholders, and unanimously recommends that Northway shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.
Your vote is very important. We cannot complete the merger unless Northway’s shareholders approve the merger proposal. Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of Northway, please submit a proxy to have your shares voted as promptly as possible by signing and returning the accompanying proxy card in the enclosed postage-paid return envelope or by following the instructions on your proxy card to vote online. You may also cast your vote at the special meeting. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished to you by your bank or broker.
Northway shareholders should not send in any stock certificate(s) with their proxy card. If the merger is approved, transmittal materials with instructions for the submission of Northway stock certificates will be provided to Northway shareholders under separate cover and the stock certificates should be sent at that time.
Under New Hampshire law, Northway shareholders who do not vote in favor of the merger agreement will have the right to seek the fair value of their Northway common stock if the merger is completed, but only if they strictly comply with New Hampshire law procedures explained in the attached proxy statement/prospectus. See the section of the attached proxy statement/prospectus entitled “The Merger—Dissenters’ Rights” beginning on page 31. The applicable New Hampshire law is reproduced in its entirety in Appendix C to the attached proxy statement/prospectus.

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety.
If you have any questions concerning the merger, the merger agreement or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus without charge or need help voting your shares of Northway common stock, please contact our proxy solicitor, Alliance Advisors, LLC, by calling toll-free at (844) 670-2150, or via email to NWYF@allianceadvisors.com.

BY ORDER OF THE BOARD OF DIRECTORS,

William J. Woodward
Chairman, President and Chief Executive Officer
Northway Financial, Inc.

North Conway, New Hampshire
November 4, 2024

WHERE YOU CAN FIND MORE INFORMATION
Camden National Corporation
Camden files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission, which we refer to as the SEC. Camden files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You may also obtain these documents, free of charge, from Camden at its investor relations website, http://camdennationalcorporation.com under the tab “Documents” and then under “SEC Filings.”
Camden has filed a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the address set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference certain documents that Camden has previously filed with the SEC. They contain important information about Camden and its financial condition. For more information, please see the section entitled “Incorporation of Certain Documents by Reference.” These documents are available without charge to you upon written or oral request to Camden’s principal executive offices. The address and telephone number of Camden’s principal executive office is listed below:
Camden National Corporation
Attn: Investor Relations
2 Elm Street
Camden, ME 04843
(207) 236-8821
Camden common stock is traded on the NASDAQ Global Market under the symbol “CAC.”
To obtain timely delivery of these documents, you must request the information no later than December 9, 2024 in order to receive them before Northway’s special meeting of shareholders.
Northway Financial, Inc.
Northway Financial, Inc. does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents and reports with the SEC.
If you are a Northway shareholder and have any questions concerning the merger, the merger agreement or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus without charge or need help voting your shares of Northway common stock, please contact Northway’s proxy solicitor at the following address or telephone number:
Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
(844) 670-2150
NWYF@allianceadvisors.com
Northway common stock is quoted on the OTCQB Market under the symbol “NWYF;” however, the shares do not have an active trading market and are not traded frequently.

ABOUT THIS DOCUMENT
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration Statement No. 333-282728) filed by Camden with the SEC, constitutes a prospectus of Camden for purposes of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Camden common stock to be issued to Northway shareholders in exchange for shares of Northway common stock pursuant to the merger agreement, as such agreement may be amended or modified from time to time. This proxy statement/prospectus also constitutes a proxy statement for Northway. In addition, it constitutes a notice of special meeting with respect to the special meeting.
You should rely only on the information contained or incorporated by reference in this proxy statement/ prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated November 4, 2024, and you should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference, their respective dates). Neither the mailing of this proxy statement/prospectus to Northway’s shareholders nor the issuance by Camden of shares of Camden common stock pursuant to the merger agreement will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Camden has been provided by Camden and information contained in this proxy statement/prospectus regarding Northway has been provided by Northway.

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QUESTIONS AND ANSWERS
The following are some questions that you may have regarding the proposals being considered at the special meeting of shareholders of Northway Financial, Inc. You should carefully read the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” beginning on page 95.
Q:	WHAT IS THE MERGER AND THE BANK MERGER?
A.
Camden National Corporation, a Maine corporation, which we refer to as Camden, and Northway Financial, Inc., a New Hampshire corporation, which we refer to as Northway, have entered into an agreement and plan of merger, dated as of September 9, 2024, which we refer to as the merger agreement. The merger agreement provides that Northway will merge with and into Camden, with Camden continuing as the surviving corporation. We refer to this transaction as the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

Immediately following the completion of the merger, Northway Bank, a New Hampshire-chartered bank and wholly owned subsidiary of Northway, will merge with and into Camden National Bank, a national bank and wholly owned subsidiary of Camden, with Camden National Bank as the resulting bank and a wholly owned subsidiary of Camden. We refer to this transaction as the bank merger. Upon completion of the bank merger, Northway Bank’s banking offices will become banking offices of Camden National Bank.
Q:	WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?
A.	The board of directors of Northway, which we refer to as the Northway board, is using this proxy statement/prospectus to solicit proxies from the Northway shareholders.
In order to complete the merger, the Northway shareholders must approve the merger agreement. Northway shareholders are also being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, as determined by Northway, including adjournments to permit further solicitation of proxies in favor of the merger agreement. For additional information regarding the proposals to be presented to Northway shareholders, please refer to the section entitled “Northway Proposals.” Northway will hold a special meeting to consider and vote on these proposals. This proxy statement/prospectus contains important information about the merger and the special meeting, and you should read it carefully and in its entirety. The enclosed voting materials allow you to vote your shares of Northway common stock, par value $1.00 per share, which we refer to as Northway common stock, without attending the special meeting.
We encourage you to submit a proxy to vote your shares of Northway common stock as promptly as possible so that your shares may be represented and voted at the special meeting.
This document is a proxy statement of Northway, and a prospectus with respect to the offering of shares of Camden common stock, no par value per share, which we refer to as Camden common stock, to be issued in connection with the merger.
Q:	WHAT WILL NORTHWAY SHAREHOLDERS RECEIVE IN THE MERGER?
A:
If the merger is completed, Northway shareholders (other than shareholders who have properly exercised dissenting rights) will be entitled to receive 0.83 shares of Camden common stock for each outstanding share of Northway common stock held at the effective time of the merger and cash in lieu of fractional shares as described below.

The value of the merger consideration will fluctuate as the market price of Camden common stock fluctuates before the completion of the merger. Thus, the value of the merger consideration will not be known at the time of the special meeting and the market price of Camden common stock at the time of completion of the merger may be more or less than the current price of Camden common stock or the price of Camden common stock at the time of the special meeting.

Q:	WILL I RECEIVE ANY FRACTIONAL SHARES OF CAMDEN COMMON STOCK AS PART OF THE MERGER CONSIDERATION?
A.
No. Camden will not issue any fractional shares of Camden common stock in the merger. Instead, Camden will pay you the cash value of a fractional share (without interest) in an amount determined by multiplying the fractional share interest to which you would otherwise be entitled by the average of the closing sales prices of one share of Camden common stock on Nasdaq for the 20 trading days ending on the fifth business day immediately prior to the closing date, rounded to the nearest whole cent.

Q:	WHEN WILL THE MERGER BE COMPLETED?
A:
Camden and Northway are working to complete the merger as soon as practicable. Subject to the satisfaction or waiver of the closing conditions described in the section entitled “Description of the Merger Agreement—Conditions to Consummation of the Merger,” including the approval of the merger agreement by Northway shareholders and required regulatory approvals, the parties are seeking to consummate the merger by the first quarter of 2025. However, it is possible that factors outside the control of Camden and Northway could result in the merger being completed at a later time or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger.

Q:	WHAT ARE THE CONDITIONS TO COMPLETE THE MERGER?
A:
The obligations of Northway and Camden to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including, among other conditions, the receipt of the requisite regulatory approvals and tax opinions, and approval by Northway shareholders of the merger proposal. For more information, see the section entitled “Description of the Merger Agreement—Conditions to Consummation of the Merger.”

Q:	WHO IS ENTITLED TO VOTE?
A:
Holders of record of shares of Northway common stock at the close of business on October 29, 2024, which is the date that the Northway board has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	WHAT CONSTITUTES A QUORUM?
A:
A majority of the shares of Northway common stock entitled to vote, present in person or represented by proxy, constitutes a quorum for transacting business at the special meeting. Proxies marked as abstaining on any matter to be acted upon by shareholders will be counted as represented at the meeting for purposes of determining the presence or absence of a quorum.

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?
A:	Northway shareholders are being asked to vote on the following proposals:
1.	a proposal to adopt the merger agreement, a copy of which is attached as Appendix A, which we refer to as the merger proposal; and
2.
a proposal to adjourn the special meeting, if necessary or appropriate, as determined by Northway, to solicit additional proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

Northway shareholder approval is required to complete the merger. Northway will transact no business at the special meeting other than as listed above.
Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?
A:
The Merger Proposal: When a quorum is present, approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Northway common stock entitled to vote at the special meeting.

The Adjournment Proposal: When a quorum is present, the adjournment proposal requires the affirmative vote of a majority of the shares of Northway common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Q:	ARE THERE ANY VOTING AGREEMENTS WITH EXISTING SHAREHOLDERS?
A:
Yes. Each director and executive officer of Northway has entered into a voting agreement with Camden, a copy of which is attached to this proxy statement/prospectus as Appendix B, to vote all shares of Northway common stock that he or she beneficially owns and has the power to vote in favor of the merger proposal and against any proposal made in opposition to the approval of the merger. As of the record date, Northway’s directors and executive officers beneficially owned, in the aggregate, 496,933 shares of Northway common stock, allowing them to exercise approximately 18.06% of the voting power of Northway common stock.

Q:	WHAT DOES THE NORTHWAY BOARD OF DIRECTORS RECOMMEND?
A:	The Northway board unanimously recommends that Northway shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.
Q:	WHAT DO I NEED TO DO NOW?
A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares of Northway common stock as soon as possible so that such shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares of Northway common stock are held in the name of your broker, bank or other nominee.

Q:	HOW DO I VOTE?
A:	If you are a Northway shareholder of record as of the close of business on the record date, you may submit your proxy before the special meeting in one of the following ways:
•	visit the website shown on your proxy card to vote via the Internet;
•	call the toll-free number indicated on the accompanying proxy card and following the recorded instructions; or
•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.
You may also cast your vote via the Internet during the special meeting.
If your shares of Northway common stock are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting such shares. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.
Q:	HOW MANY VOTES DO I HAVE?
A:
You are entitled to one vote for each share of Northway common stock that you owned as of the close of business on the record date. As of the close of business on the record date, there were 2,751,650 outstanding shares of Northway common stock entitled to vote. As of that date, approximately 496,933 of such outstanding shares of Northway common stock were beneficially owned by the directors and executive officers of Northway and their affiliates.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?
A:
The special meeting will be held virtually via live webcast, at 2:00 p.m., local time, on December 17, 2024. All Northway shareholders as of the close of business on the record date, or their duly appointed proxies, may attend the special meeting. You will be able to attend and participate in the special meeting by visiting: https://meetnow.global/MFHFL2A. There is no physical location for the special meeting.

Q:	HOW DO I REGISTER TO ATTEND THE SPECIAL MEETING VIRTUALLY?
A:
If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the special meeting virtually. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the special meeting virtually.
To register to attend the special meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Northway holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on December 11, 2024.
You will receive a confirmation of your registration by email after we receive your registration materials.
Requests for registration should be directed to us at the following:
By email
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.
By mail
Computershare
Northway Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
Q:	WHAT IF I HAVE TROUBLE ACCESSING THE SPECIAL MEETING VIRTUALLY?
A:
The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance, you may call (888) 724-2416 or (781) 575-2748.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?
A:
If your shares of Northway common stock are held in “street name” by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Northway or by voting at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Brokers who hold shares in “street name” for the beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. Both proposals to be voted on at the special meeting are considered “non-routine” matters and, therefore, brokers, banks and other nominees do not have discretionary voting power on these matters.
If you are a Northway shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, then your broker, bank or other nominee may not vote your shares on either the merger proposal or the adjournment proposal, and your shares will not be counted as represented for purposes of establishing a quorum at the special meeting.
For the merger proposal, shares not represented at the special meeting are still considered outstanding and, therefore, will have the same effect as a vote “AGAINST” the proposal. Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Northway common stock entitled to vote at the special meeting. Therefore, the failure of a holder of shares of Northway common stock to provide its bank, broker or other nominee with voting instructions will have the same effect as a vote “AGAINST” the merger proposal.
Q:	WHAT IF I ABSTAIN OR DO NOT VOTE?
A:	For purposes of the special meeting, an abstention occurs when a shareholder attends the special meeting, either in person or represented by proxy, but abstains from voting.

Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters to be voted on at the special meeting.
For the merger proposal, if a Northway shareholder present at the special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the proposal. If a Northway shareholder is not present at the special meeting and does not respond by proxy, it will also have the same effect as a vote cast “AGAINST” the proposal.
When a quorum is present, the adjournment proposal requires the affirmative vote of a majority of the shares of Northway common stock present or represented by proxy at the special meeting and entitled to vote on the matter. Accordingly, for purposes of the adjournment proposal, abstentions will affect the outcome as they will be counted as shares represented at the meeting, but not voted affirmatively in favor of the adjournment proposal.
Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?
A:
If you hold your shares of Northway common stock in your name as a shareholder of record, and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Northway common stock represented by your proxy will be voted “FOR” the merger proposal and “FOR” the adjournment proposal.

If you hold your shares of Northway common stock in “street name” through a broker, bank or other nominee and you do not give your broker, bank or other nominee instructions on how to vote, your broker, bank or other nominee will not be able to vote your shares of Northway common stock on either of the proposals at the special meeting and your shares of Northway common stock will not be represented at the special meeting. For the merger proposal, shares not represented at the special meeting are still considered outstanding and, therefore, will have the same effect as a vote “AGAINST” the proposal. For purposes of the adjournment proposal, shares not represented at the special meeting will affect the outcome only if the failure of such shares to be represented at the special meeting prevents a quorum from being established, as such shares will not be deemed to be present at the meeting for purposes of determining a quorum or the required majority vote.
Q:	MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?
A:
Yes. If you hold your shares of Northway common stock in your name as a shareholder of record, you may change your vote at any time before your proxy is voted at the special meeting. You may do so in one of four ways:

•	first, by sending a notice of revocation stating that you would like to revoke your proxy;
•	second, by sending a completed proxy card bearing a later date than your original proxy card;
•
third, by logging onto the Internet website specified on your proxy card in the same manner you would submit your proxy electronically or by calling the toll-free number indicated on the accompanying proxy card following the recorded instructions, in each case if you were eligible to do so, and following the instructions on the proxy card; or

•	fourth, by attending and voting during the special meeting. Attendance at the special meeting will not in itself constitute the revocation of a proxy.
If you are a Northway shareholder of record and you choose to send a written notice of revocation or to mail a new proxy card, you must submit your notice of revocation or your new proxy to:
Northway Financial, Inc.
Attn: Cassandra M. Tefft
PO Box 9
Berlin, NH 03570
(603) 752-1171
Any proxy that you submitted may also be revoked by submitting a new proxy via the Internet no later than December 17, 2024, at 1:59 p.m., local time.

If your shares are held in “street name” through a broker, bank or other nominee and you have instructed your nominee how to vote your shares of Northway common stock, you must submit new voting instructions to your nominee. You should follow the instructions you receive from your broker, bank or other nominee in order to change or revoke your vote.
Q:	ARE NORTHWAY SHAREHOLDERS ENTITLED TO DISSENTERS’ RIGHTS?
A:
Northway shareholders will be entitled to dissent from, and obtain payment of the fair value of their shares of Northway common stock in connection with, the merger, but only if they comply with the New Hampshire law procedures summarized in the section entitled “The Merger—Dissenters’ Rights.” The relevant sections of Chapter 293-A of the New Hampshire Business Corporation Act, which we refer to as the NHBCA, is provided on Appendix C to this proxy statement/prospectus.

Q:	WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS OF SHARES OF NORTHWAY COMMON STOCK?
A:
The merger is intended to qualify, and the obligation of Camden and Northway to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. In such case, a U.S. holder of Northway common stock who receives solely Camden common stock in exchange for shares of Northway common stock pursuant to the merger generally will not recognize any gain or loss for U.S. federal income tax purposes (except for any gain or loss that may result from the receipt of cash in lieu of a fractional share of Camden common stock).

For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”
The tax consequences of the merger to any particular Northway shareholder will depend on that shareholder’s particular facts and circumstances. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.
Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?
A:
If the merger is not completed, Northway will remain an independent company and Northway shareholders will not receive any consideration for their shares of Northway common stock that otherwise would have been received in connection with the merger.

Q:	WHAT HAPPENS IF I SELL MY SHARES OF NORTHWAY COMMON STOCK AFTER THE RECORD DATE BUT BEFORE THE SPECIAL MEETING?
A:
The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Northway common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by Northway shareholders in the merger. In order to receive the merger consideration, you must hold your shares of Northway common stock through completion of the merger.

Q:	WILL I BE ABLE TO SELL THE SHARES OF CAMDEN COMMON STOCK THAT I RECEIVE IN THE MERGER?
A:
Yes. You may freely trade the shares of Camden common stock issued in the merger, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Camden for purposes of Rule 144 under the Securities Act of 1933, as amended, which we refer to as the Securities Act. Persons who may be deemed to be affiliates of Camden include individuals or entities that control, are controlled by, or are under common control with Camden and may include the executive officers, directors and significant shareholders of Camden.

Q:	ARE THERE RISKS INVOLVED IN UNDERTAKING THE MERGER?
A:	Yes. In evaluating the merger, Northway shareholders should carefully consider the factors discussed in

“Risk Factors” beginning on page 21 and other information about Camden included in the documents incorporated by reference into this proxy statement/prospectus, as well as the information about Northway included in this proxy statement/prospectus.
Q:	SHOULD NORTHWAY SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?
A:
No. Northway shareholders SHOULD NOT send in any stock certificates now. If the merger is approved, transmittal materials with instructions for their completion will be provided to Northway shareholders under separate cover and the stock certificates should be sent at that time.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?
A:
Northway shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold shares of Northway common stock in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold such shares. In each case, please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Northway common stock that you own.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?
A:
If you are a Northway shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Northway’s proxy solicitor, Alliance Advisors, LLC, by calling toll-free at (844) 670-2150, or via e-mail to NWYF@allianceadvisors.com.

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT CAMDEN AND NORTHWAY?
A:	You can find more information about Camden and Northway from the various sources described under “Where You Can Find More Information” beginning on page 3.

SUMMARY
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire proxy statement/prospectus and its appendices and the other documents to which the parties refer before you decide how to vote with respect to the proposals. In addition, Camden incorporates by reference important business and financial information about Camden into this proxy statement/prospectus. For a description of this information, please see the section entitled “Incorporation of Certain Documents by Reference.” You may obtain the information Camden has incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.
THE MERGER AND THE MERGER AGREEMENT (PAGES 37 AND 63)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A. The parties encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.
Under the terms of the merger agreement, Northway will merge with and into Camden, with Camden continuing as the surviving corporation. Immediately following the completion of the merger, Northway Bank will merge with and into Camden Bank, with Camden Bank as the resulting bank.
MERGER CONSIDERATION (PAGE 37)
In the merger, each share of Northway common stock outstanding immediately prior to the effective time, other than shares, if any, as to which dissenting rights have been properly exercised, will be converted into the right to receive 0.83 shares of Camden common stock, subject to adjustment as set forth in the merger agreement and as further described in the section entitled “Description of the Merger Agreement—Merger Consideration.” For each fractional share of Camden common stock that would otherwise be issued, Camden will pay cash in an amount equal to the fraction of a share (rounded to the nearest cent) of Camden common stock which the holder would otherwise be entitled to receive multiplied by an average stock price of Camden common stock as provided in the merger agreement. No interest will be paid or accrued on the cash payable to holders in lieu of fractional shares.
RECOMMENDATION OF THE NORTHWAY BOARD OF DIRECTORS (PAGE 40)
After careful consideration, the Northway board unanimously recommends that Northway shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. For a more complete description of Northway’s reasons for the merger and the recommendations of the Northway board, please see the section entitled “The Merger—Recommendation of the Northway Board of Directors and Northway’s Reasons for the Merger.”
OPINION OF NORTHWAY’S FINANCIAL ADVISOR (PAGE 42)
On September 9, 2024, the Northway board received an oral opinion, which was confirmed in writing by delivery of the written opinion of the same date, from Performance Trust Capital Partners, LLC, which we refer to as Performance Trust, Northway’s financial advisor, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Performance Trust as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Northway common stock. The full text of Performance Trust’s written opinion is attached as Appendix D to this proxy statement/prospectus. Northway shareholders should read the entire opinion carefully for a discussion of, among other things, the assumptions made, matters considered and qualifications and limitations on the review undertaken by Performance Trust in rendering its opinion.
Performance Trust’s opinion speaks only as of the date of the opinion. The opinion was directed to the Northway board in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Northway as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement. Performance Trust’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Northway common stock and does not address the underlying business decision of Northway to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Northway or the effect of any other transaction in which Northway might engage.

NORTHWAY SPECIAL MEETING OF SHAREHOLDERS (PAGE 28)
The special meeting will be held virtually via live webcast, at 2:00 p.m., local time, December 17, 2024, at https://meetnow.global/MFHFL2A. At the special meeting, holders of shares of Northway common stock will be asked to approve the merger proposal and the adjournment proposal.
The Northway board has fixed the close of business on October 29, 2024 as the record date for determining the holders of shares of Northway common stock entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, there were 2,751,650 shares of Northway common stock outstanding and entitled to vote at the special meeting held by approximately 137 shareholders of record. Each share of Northway common stock entitles the holder to one vote on each proposal to be considered at the special meeting.
Each of the directors and executive officers of Northway, in his or her capacity as a beneficial owner of shares of Northway common stock, has entered into a voting agreement with Camden, a copy of which is attached to this proxy statement/prospectus as Appendix B, in which each such director or executive officer has agreed to vote all shares of Northway common stock that he or she beneficially owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the shareholders of Northway to facilitate the transactions contemplated by the merger agreement. The directors and executive officers also agreed to vote their shares against any proposal made in opposition to the approval of the merger or in competition with the merger agreement and against any other acquisition proposal.
As of the close of business on the record date, directors and executive officers of Northway and their affiliates owned and were entitled to vote 496,933 shares of Northway common stock, representing approximately 18.06% of the shares of Northway common stock outstanding on that date. As of the close of business on the record date, Camden beneficially held no shares of Northway common stock.
Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Northway common stock entitled to vote at the special meeting. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Northway common stock present or represented by proxy at the special meeting and entitled to vote on the matter.
INTERESTS OF CERTAIN NORTHWAY DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (PAGE 55)
In considering the information contained in this proxy statement/prospectus, you should be aware that Northway’s directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of Northway shareholders generally. The members of the Northway board were aware of and considered these interests in reaching the determination to approve and adopt the merger agreement and other related agreements and recommend to the Northway shareholders that they vote in favor of the merger agreement proposal. These interests include among other things:
•	the right of certain executive officers to receive cash severance and continued employee benefits under certain circumstances;
•	the right of certain executives to receive change in control severance payments;
•	the right to continued indemnification and liability insurance coverage by Northway after the merger for acts or omissions occurring before the merger; and
•	the right to one seat on Camden’s board of directors, and any related compensation for such services.
For a more complete description of the interests of Northway’s directors and executive officers in the merger, see “The Merger—Interests of Certain Northway Directors and Executive Officers in the Merger.”
MANAGEMENT AND BOARD OF DIRECTORS OF CAMDEN AFTER THE MERGER (PAGE 55)
The directors and officers of Camden immediately prior to the effective time will be the directors and officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified. In addition, Camden will expand the size of its board of directors, and the board of directors of Camden Bank, to include one current director of Northway, who currently is expected to be Larry K. Haynes. Additional information regarding Mr. Haynes can be found in the section entitled “Management and Board of Directors of Camden After the Merger.”

REGULATORY APPROVALS REQUIRED FOR THE MERGER (PAGE 58)
The merger cannot proceed without obtaining all requisite regulatory approvals. Camden and Northway have agreed to use their reasonable best efforts to obtain the required approvals. The merger of Camden and Northway is subject to prior approval of the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, or through delegated authority to the Federal Reserve Bank of Boston, and the New Hampshire Department of Banking, which we refer to as the NHDB.
Immediately following the completion of the merger, Northway Bank will merge with and into Camden National Bank, with Camden National Bank as the resulting bank. The bank merger will be subject to approval by the Office of the Comptroller of the Currency, which we refer to as the OCC, and the NHDB.
Camden and Northway have filed or will file all required applications to obtain the regulatory approvals necessary to consummate the merger and the bank merger. Although Camden and Northway know of no reason why the approval of any of the applications would be denied or unduly delayed, they cannot predict whether the required regulatory approvals will be obtained, when they will be received or whether such approvals will be subject to any conditions.
CONDITIONS TO CONSUMMATION OF THE MERGER (PAGE 71)
The respective obligation of each party to consummate the merger is subject to the fulfilment or written waiver at or prior to the closing of each of the following conditions:
•	approval of the merger proposal by Northway shareholders;
•
the receipt of regulatory approvals without the imposition of a burdensome condition (as defined below in “Description of the Merger Agreement—Conditions to Consummation of the Merger”) and the expiration of any applicable waiting periods;

•	the shares of Camden common stock to be issued in the merger having been approved for listing on the Nasdaq, subject to official notice of issuance;
•
the registration statement, of which this proxy statement/prospectus is a part, concerning the Camden common stock issuable pursuant to the merger agreement having been declared effective by the Securities and Exchange Commission, which we refer to as the SEC, and continuing to be effective as of the effective time; and

•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement.

Northway’s obligation to consummate the merger is also subject to the fulfillment or written waiver of each of the following conditions:
•	the accuracy of representations and warranties of Camden in the merger agreement, subject to certain materiality standards; and
•
receipt by Northway of an opinion of its counsel, in form and substance reasonably acceptable to Northway, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions described in such opinion, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Camden’s obligation to consummate the merger is also subject to the fulfilment or written waiver of each of the following conditions:
•	the accuracy of representations and warranties of Northway in the merger agreement, subject to certain materiality standards; and
•
receipt by Camden of an opinion of its counsel, in form and substance reasonably acceptable to Camden, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions described in such opinion, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

For more information, please see the section entitled “Description of the Merger Agreement—Conditions to Consummation of the Merger.”
ACQUISITION PROPOSALS (PAGE 70)
Under the terms of the merger agreement, Northway has agreed that it will not and will cause its subsidiaries and affiliates not to:
•
initiate, solicit, knowingly encourage or knowingly facilitate in any way inquiries or proposals with respect to an acquisition proposal (as defined in the section entitled “Description of the Merger Agreement—Acquisition Proposals”); or

•	engage in any negotiations concerning, or provide any confidential nonpublic information to, or have any discussions with, any person relating to an acquisition proposal.
However, the above restriction does not prevent Northway or its board of directors from:
•
providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if Northway receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement between Camden and Northway; or

•	engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal;
only if, however, in each case referred to in the bullet points above, (i) the Northway board concludes in good faith (after consultation with outside legal counsel and financial advisor) that (A) such acquisition proposal either constitutes a superior proposal (as defined in the section entitled “Description of the Merger Agreement—Acquisition Proposals”) or would reasonably be expected to result in a superior proposal and (B) the failure to take such action would reasonably be expected to violate the directors’ fiduciary duties under applicable law; and (ii) Northway has provided notice to Camden of its intention to provide information to the person who has made such acquisition proposal, and Northway has provided such information to Camden.
Notwithstanding any determination of the Northway board that an acquisition proposal constitutes a superior proposal, Northway is required to submit the merger agreement to the Northway shareholders for approval at the special meeting; provided that if certain conditions are met, the Northway board may submit the merger agreement to the Northway shareholders for approval without the recommendation of the Northway board and the Northway board may communicate the basis for its lack of a recommendation to the Northway shareholders in an appropriate amendment or supplement to this proxy statement/prospectus to the extent required by applicable law. Further, neither Northway nor the Northway board will recommend to the Northway shareholders or submit to the vote of the Northway shareholders any acquisition proposal other than the merger.
For more information, please see the section entitled “Description of the Merger Agreement—Acquisition Proposals.”
TERMINATION OF THE MERGER AGREEMENT (PAGE 72)
Camden and Northway may mutually agree in writing to terminate the merger agreement at any time prior to the effective time. Subject to certain conditions described in the merger agreement, either Camden or Northway may also terminate the merger agreement if:
•	Northway shareholders do not adopt the merger agreement by the conclusion of the special meeting;
•
any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement and such denial has become final and non-appealable, or in the event approval of a regulatory authority imposes a burdensome condition (as defined below in “Description of the Merger Agreement—Conditions to Consummation of the Merger”);

•	either party breaches its respective representations and warranties under the merger agreement; or
•
the merger is not completed by the outside date, which is July 31, 2025, except to the extent the failure to consummate the merger is due to the failure of the party seeking termination to perform or observe the covenants and agreements of such party.

In addition, the Northway board may elect to terminate the merger agreement if the price of Camden common stock has both decreased by 20% or more and decreased by 20% or more relative to a regional banking index, as more fully described in the merger agreement and in “Description of the Merger Agreement—Termination of the Merger Agreement” below.
In addition, Camden may terminate the merger agreement if the Northway board withdraws or amends its recommendation to shareholders to approve the transaction, fails to hold the special meeting of Northway’s shareholders to approve the merger, or approves or recommends an acquisition proposal (as defined in the section entitled “Description of the Merger Agreement—Acquisition Proposals”), or if Northway breaches the non-solicit provision described in “Description of the Merger Agreement—Acquisition Proposals.”
For more information, please see the section entitled “Description of the Merger Agreement—Termination of the Merger Agreement.”
TERMINATION FEE (PAGE 73)
Northway has agreed to pay Camden a cash termination fee in an amount equal to $3,192,530 if the merger agreement is terminated for certain reasons specified in the merger agreement, including if Camden terminates the merger agreement because the Northway board withdraws or amends its recommendation to shareholders to approve the merger.
For more information, please see the section entitled “Description of the Merger Agreement—Termination Fee.”
VOTING AGREEMENT (PAGE 73)
Each of the directors and officers of Northway, in his or her capacity as a beneficial owner of shares of Northway common stock, has entered into a voting agreement with Camden, a copy of which is attached to this proxy statement/prospectus as Appendix B, pursuant to which each such director has agreed to vote all shares of Northway common stock that he or she beneficially owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the shareholders of Northway to facilitate the transactions contemplated by the merger agreement. The directors and officers also agreed to vote their shares against any proposal made in opposition to the approval of the merger or in competition with the merger agreement and against any other acquisition proposal. As of the close of business on the record date, Northway’s directors and officers beneficially owned, in the aggregate, 496,933 shares of Northway common stock, allowing them to exercise approximately 18.06% of the voting power of Northway common stock.
For more information, please see the section entitled “Description of the Merger Agreement—Voting Agreement.”
ACCOUNTING TREATMENT OF THE MERGER (PAGE 59)
For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States, which we refer to as GAAP.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 74)
The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. In such case, a U.S. holder of Northway common stock who receives solely Camden common stock in exchange for shares of Northway common stock pursuant to the merger generally will not recognize any gain or loss for U.S. federal income tax purposes (except for any gain or loss that may result from the receipt of cash in lieu of a fractional share of Camden common stock). It is a condition to the completion of the merger that Camden and Northway receive written opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.
Tax matters are complicated and the tax consequences of the merger to each Northway shareholder may depend on such shareholder’s particular facts and circumstances. In addition, Northway shareholders may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. Northway shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. For more information, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

COMPARISON OF SHAREHOLDERS’ RIGHTS (PAGE 77)
The rights of Northway shareholders who continue as Camden shareholders after the merger will be governed by the Maine Business Corporation Act, which we refer to as the MBCA, Camden’s amended and restated articles of incorporation, which we refer to as Camden’s articles of incorporation, and Camden’s amended and restated bylaws, which we refer to as Camden’s bylaws. For more information, please see the section entitled “Comparison of Shareholders’ Rights.”
THE PARTIES (PAGE 68)
Camden National Corporation
2 Elm Street
Camden, Maine 04843
Telephone: (207) 236-8821
Camden, a Maine corporation, is a publicly-held bank holding company headquartered in Camden, Maine. Camden’s banking subsidiary, Camden National Bank, a national banking association with its main office located in Camden, Maine, was founded in 1875. As of June 30, 2024, Camden had consolidated total assets of $5.7 billion.
Camden common stock is traded on the NASDAQ Global Market (Nasdaq) under the ticker symbol “CAC.”
Northway Financial, Inc.
3424 White Mountain Highway
North Conway, New Hampshire 03860
Telephone: (603) 752-1171
Northway, a New Hampshire corporation formed in 1997, is the parent bank holding company of Northway Bank and is headquartered in North Conway, New Hampshire. Northway’s only business activity is to own all the shares of and provide management, capital, and operational support to Northway Bank with its main office located in Berlin, New Hampshire, and its Delaware statutory business trusts, Northway Capital Trust III and Northway Capital Trust IV. As of June 30, 2024, Northway had consolidated total assets of $1,276 million.
RISK FACTORS (PAGE 21)
Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” or described in Camden’s Annual Report on Form 10-K for the year ended on December 31, 2023, Camden’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, and other reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR CAMDEN
The following table summarizes certain selected historical consolidated financial data of Camden for the periods and as of the dates indicated. You should read this in conjunction with Camden’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Camden has previously filed with the SEC. Historical financial information for Camden can be found in its Annual Report on Form 10-K for the year ended December 31, 2023 and in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024. Please see the section entitled “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the six months ended June 30, 2023 and 2024 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of Camden believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods indicate results for any future period. Camden’s management uses the non-GAAP financial measures set forth herein in its analysis of Camden’s performance. Camden believes that these non-GAAP financial measures provide useful information to management and investors; however, you should not view these disclosures as a substitute for results determined in accordance with GAAP financial measures.

	At or for the Six Months Ended (Unaudited)		At or for the Year Ended
(In thousands except per share data )	June 30, 2024	June 30, 2023	December 31, 2023	December 31, 2022	December 31, 2021
Financial Condition Data
Loans	$4,139,361	$4,100,131	$4,098,094	$4,010,353	$3,431,474
Total assets	5,724,380	5,743,931	5,714,506	5,671,850	5,500,356
Deposits	4,514,020	4,693,745	4,597,360	4,826,929	4,608,889
Shareholders’ equity	508,286	467,376	495,064	451,278	541,294
Operating Data and Per Share Data
Net income(1)	$25,265	$25,116	$43,383	$61,439	$69,014
Pre-tax, pre-provision income (non-GAAP)(1)(2)	29,752	33,638	55,936	81,547	83,451
Diluted EPS	1.72	1.72	2.97	4.17	4.60
Book value per share	34.89	32.11	33.99	30.98	36.72
Tangible book value per share (non-GAAP)(2)	28.34	25.52	27.42	24.37	30.15
Profitability Ratios
Return on average assets	0.89%	0.89%	0.76%	1.12%	1.31%
Return on average equity	10.18%	10.91%	9.30%	13.15%	12.72%
Return on average tangible equity (non-GAAP)(2)	12.70%	13.88%	11.83%	16.71%	15.61%
GAAP efficiency ratio	64.76%	61.31%	65.75%	56.72%	55.41%
Efficiency ratio (non-GAAP)(2)	64.52%	60.99%	61.52%	56.16%	54.85%
Net interest margin (fully-taxable equivalent)	2.32%	2.47%	2.46%	2.86%	2.84%
Asset Quality Ratios
Allowance for credit losses on loans to total loans	0.86%	0.90%	0.90%	0.92%	0.97%
Non-performing loans to total loans	0.23%	0.13%	0.18%	0.13%	0.20%
Annualized net charge-offs to average loans	0.03%	0.03%	0.03%	0.02%	0.02%
Capital Ratios
Common equity ratio	8.88%	8.14%	8.66%	7.96%	9.84%
Tangible common equity ratio (non-GAAP)(2)	7.34%	6.58%	7.11%	6.37%	8.22%
Tier 1 leverage capital ratio	9.64%	9.29%	9.40%	9.22%	8.92%
Total risk-based capital ratio	14.46%	13.95%	14.36%	13.80%	14.71%

(1)
For the year ended December 31, 2023 and 2022, Camden recorded pre-tax investment losses of $10.3 million and $912,000 as it repositioned its balance sheet to improve future earnings and profitability.

(2)	This is a non-GAAP measure, please see “Reconciliation of non-GAAP to GAAP Financial Measures for Camden (unaudited).”

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures
In addition to evaluating Camden’s results of operations in accordance with GAAP, Camden supplements this evaluation with an analysis of certain non-GAAP financial measures such as: pre-tax, pre-provision income; the efficiency and tangible common equity ratios; return on average tangible equity; and tangible book value per share. Camden utilizes these non-GAAP financial measures for purposes of measuring performance against Camden’s peer group and other financial institutions, as well as for analyzing its internal performance. Camden also believes these non-GAAP financial measures help investors better understand Camden’s operating performance and trends and allows for better performance comparisons to other banks. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in Camden’s underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions.
Pre-Tax, Pre-Provision Income
Pre-tax, pre-provision income is a supplemental measure of operating earnings and performance. Pre-tax, pre-provision income is calculated as net income before provision for credit losses and income tax expense. This supplemental measure has become more widely used by financial institutions as a measure of financial performance for comparability across financial institutions.

	For the Six Months Ended		For the Year Ended
(In thousands)	June 30, 2024	June 30, 2023	December 31, 2023	December 31, 2022	December 31, 2021
Net income, as presented	$25,265	$25,116	$43,383	$61,439	$69,014
Adjustment for (credit) provision for credit losses	(1,452)	2,105	2,100	4,500	(3,190)
Adjustment for income tax expense	5,939	6,417	10,453	15,608	17,627
Pre-tax, pre-provision income	$29,752	$33,638	$55,936	$81,547	$83,451

Efficiency Ratio
The efficiency ratio represents an approximate measure of the cost required for Camden to generate a dollar of revenue. This is a common measure used by financial institutions and is a key ratio for evaluating Camden’s performance. The efficiency ratio is calculated as the ratio of (i) total non-interest expense, adjusted for certain operating expenses, as necessary to (ii) net interest income on a tax equivalent basis plus total non-interest income, adjusted for certain other income items, as necessary.

	For the Six Months Ended		For the Year Ended
(Dollars in thousands)	June 30, 2024	June 30, 2023	December 31, 2023	December 31, 2022	December 31, 2021
Non-interest expense, as presented	$54,672	$53,308	$107,361	$106,849	$103,720
Adjustment for prepayment penalty on borrowings	—	—	—	—	(514)
Adjusted non-interest expense	$54,672	$53,308	$107,361	$106,849	$103,206
Net interest income, as presented	$63,457	$66,970	$132,263	$147,694	$137,436
Adjustment for the effect of tax-exempt income(1)	309	464	901	937	988
Non-interest income, as presented	20,967	19,976	31,034	40,702	49,735
Adjustment for net loss on sale of securities	—	—	10,310	912	—
Adjusted net interest income plus non-interest income	$84,733	$87,410	$174,508	$190,245	$188,159
GAAP efficiency ratio	64.76%	61.31%	65.75%	56.72%	55.41%
Non-GAAP efficiency ratio	64.52%	60.99%	61.52%	56.16%	54.85%

(1)	Assumed a 21% tax rate.

Return on Average Tangible Equity
Return on average tangible equity is the ratio of (i) net income, adjusted for (a) amortization of core deposit intangible assets and the tax impact of the adjustment and (b) goodwill impairment, as necessary, to (ii) average shareholders’ equity, adjusted for average goodwill and core deposit intangible assets. This adjusted financial ratio reflects a shareholder’s return on tangible capital deployed in Camden’s business and is a common measure within the financial services industry.

	For the Six Months Ended		For the Year Ended
(Dollars in thousands)	June 30, 2024	June 30, 2023	December 31, 2023	December 31, 2022	December 31, 2021
Return on Average Tangible Equity:
Net income, as presented	$25,265	$25,116	$43,383	$61,439	$69,014
Adjustment for amortization of core deposit intangible assets	278	296	592	625	655
Tax impact of above adjustment(1)	(58)	(62)	(124)	(131)	(138)
Net income, adjusted for amortization of core deposit intangible assets	$25,485	$25,350	$43,851	$61,933	$69,531
Average equity, as presented	$498,997	$464,434	$466,717	$467,245	$542,725
Adjustment for average goodwill and core deposit intangible assets	(95,531)	(96,113)	(95,962)	(96,572)	(97,211)
Average tangible equity	$403,466	$368,321	$370,755	$370,673	$445,514
Return on average equity	10.18%	10.91%	9.30%	13.15%	12.72%
Return on average tangible equity	12.70%	13.88%	11.83%	16.71%	15.61%

(1)	Assumed a 21% tax rate.
Tangible Book Value Per Share
Tangible book value per share is the ratio of (i) shareholders’ equity less goodwill and other intangibles to (ii) total common shares outstanding at period end. Tangible book value per share is a common measure within the financial services industry to assess the value of a company, as it removes goodwill and other intangible assets generated within purchase accounting upon a business combination.
Tangible Common Equity Ratio
Tangible common equity is the ratio of (i) shareholders’ equity less goodwill and other intangible assets to (ii) total assets less goodwill and other intangible assets. This ratio is a measure used within the financial services industry to assess a company’s capital adequacy.

(In thousands, except number of shares, per share data and ratios)	June 30, 2024	June 30, 2023	December 31, 2023	December 31, 2022	December 31, 2021
Tangible Book Value Per Share:
Shareholders’ equity, as presented	$508,286	$467,376	$495,064	$451,278	$541,294
Adjustment for goodwill and core deposit intangible assets	(95,390)	(95,964)	(95,668)	(96,260)	(96,885)
Tangible shareholders’ equity	$412,896	$371,412	$399,396	$355,018	$444,409
Shares outstanding at period end	14,569,262	14,554,778	14,565,952	14,567,325	14,739,956
Book value per share	$34.89	$32.11	$33.99	$30.98	$36.72
Tangible book value per share	28.34	25.52	27.42	24.37	30.15

(In thousands, except number of shares, per share data and ratios)	June 30, 2024	June 30, 2023	December 31, 2023	December 31, 2022	December 31, 2021
Tangible Common Equity Ratio:
Total assets	$5,724,380	$5,743,931	$5,714,506	$5,671,850	$5,500,356
Adjustment for goodwill and core deposit intangible assets	(95,390)	(95,964)	(95,668)	(96,260)	(96,885)
Tangible assets	$5,628,990	$5,647,967	$5,618,838	$5,575,590	$5,403,471
Common equity ratio	8.88%	8.14%	8.66%	7.96%	9.84%
Tangible common equity ratio	7.34%	6.58%	7.11%	6.37%	8.22%

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR NORTHWAY
The following tables set forth selected historical financial and other data of Northway for the periods and at the dates indicated. The financial data as of and for the years ended December 31, 2023, 2022 and 2021 has been derived from the audited financial statements and notes thereto of Northway included elsewhere in this proxy statement/prospectus. The financial data as of and for the six months ended June 30, 2024 and 2023 has been derived from Northway’s unaudited financial statements included elsewhere in this proxy statement/prospectus. In the opinion of management of Northway, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods, have been made. The selected operating data presented below for the six months ended June 30, 2024 and 2023 is not necessarily indicative of the results that may be expected for future periods.

	At or for the Six Months Ended (Unaudited)		At or for the Year Ended
(In thousands except per share data)	June 30, 2024	June 30, 2023	December 31, 2023	December 31, 2022	December 31, 2021
Balance Sheet Data:
Total assets	$1,276,475	$1,369,352	$1,290,467	$1,302,602	$1,247,516
Cash and cash equivalents and restricted cash	62,567	74,260	68,887	26,520	93,958
Marketable equity securities, at fair value	2,856	5,606	2,589	10,586	25,961
Securities available-for-sale, at fair value	234,823	281,187	246,756	288,576	301,428
Loans, net before allowance for credit losses	929,284	960,650	920,477	929,530	797,127
Allowance for credit losses	10,705	11,103	10,696	11,360	9,466
Goodwill	9,934	9,934	9,934	9,934	9,934
Deposits	1,014,707	1,061,311	995,567	1,061,641	1,003,879
Short-term borrowings	103,301	123,378	120,353	133,793	109,606
Long-term debt	65,620	95,620	80,620	20,620	20,620
Shareholders’ equity	72,298	67,473	73,237	64,436	100,646
Income Statement Data:
Net interest and dividend income	$15,627	$17,458	$34,537	$35,610	$31,646
(Benefit) / Provision for credit losses	—	—	(405)	1,800	—
Noninterest income	2,640	2,389	2,985	954	9,799
Noninterest expense	15,796	16,310	31,562	32,020	30,100
Net income	2,371	3,098	5,771	2,675	9,303
Net income applicable to common stock	2,371	3,098	5,771	2,675	9,303
Per Common Share Data:
Net income – basic	0.86	1.13	2.10	0.97	3.38
Net income – assuming dilution	0.86	1.13	2.10	0.97	3.38
Cash dividends declared and paid, common stock	0.35	0.35	0.70	0.70	0.70
Book value	26.27	24.52	26.62	23.42	36.58
Selected Ratios:
Return on average assets	0.38%	0.47%	0.43%	0.21%	0.78%
Return on average shareholders' equity	6.77%	9.15%	8.76%	3.42%	9.45%
Common stock dividend payout	40.62%	31.09%	33.38%	72.00%	20.70%
Average shareholders' equity to average assets	5.63%	5.09%	4.88%	6.14%	8.20%

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
The following table shows selected unaudited pro forma combined consolidated financial information about the financial condition and results of operations of Camden after giving effect to the merger and other pro forma adjustments, as of and for the six months ended June 30, 2024 and for the year ended December 31, 2023. The financial information provided is presented as if the merger had become effective on June 30, 2024, with respect to the combined consolidated balance sheet information, and on January 1, 2024 and 2023, respectively, with respect to the consolidated statement of income information. The selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the historical financial information that Camden and Northway have incorporated by reference into, or included, in this joint proxy statement/prospectus as of and for the indicated periods.
The selected unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of the periods presented. This information does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, among other factors, and this information should not be considered indicative of the market value of Camden common stock or the actual or future results of operations of Camden for any period. Actual results may be materially different than the pro forma information presented.
You should also review the unaudited pro forma condensed combined financial statements and notes thereto beginning on page 88.

(In thousands, except number of shares and per share data)	For the Year Ended December 31, 2023 (Unaudited)	At or for the Six Months Ended June 30, 2024 (Unaudited)
Pro Forma Combined Consolidated Statement of Income Data:
Net interest income	$178,588	$85,157
Provision (credit) for credit losses	10,932	(1,452)
Non-interest income	34,019	23,607
Non-interest expense	156,046	72,245
Income before income taxes	45,629	37,971
Net income	35,702	31,030
Pro Forma Per Share Data:
Basic EPS	$2.12	$1.84
Diluted EPS	2.11	1.83

Pro Forma Combined Consolidated Balance Sheet Data:
Investments		$1,375,407
Loans		4,993,987
Total assets		6,993,452
Deposits		5,528,415
Shareholders’ equity		574,120

COMPARATIVE MARKET INFORMATION
Camden Information
Camden common stock is traded on the Nasdaq under the symbol “CAC.” As of the last practicable date before the date of this proxy statement/prospectus, there were 978 holders of record of Camden common stock. The number of record holders does not reflect the number of persons or entities holding stock in nominee name through banks, brokerage firms and other nominees. You should obtain current price quotations for Camden common stock.
Northway Information
Northway common stock is quoted on the OTCQB Market under the symbol “NWYF;” however, the shares do not have an active trading market and are not traded frequently. The OTCQB prices are quotations, which reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. As of the last practicable date before the date of this proxy statement/prospectus, there were 137 holders of record of Northway common stock. The number of record holders does not reflect the number of persons or entities holding stock in nominee name through banks, brokerage firms and other nominees. You should obtain current price quotations for Northway common stock.
The following table sets forth the closing sale prices per share of both Camden common stock and Northway common stock on September 9, 2024, the last full trading day prior to the announcement of the merger, and on November 1, 2024, the latest practicable date before the date of this proxy statement/prospectus. The following table also includes the equivalent market value per share of Northway common stock that Northway shareholders would receive for each share of their Northway common stock if the merger were completed on those dates, determined as the product of the share price of Camden common stock on such dates and the exchange ratio of 0.83.

	Camden Common Stock	Northway Common Stock	Equivalent Market Value per Northway Common Share(1)
September 9, 2024	$37.90	$19.55	$31.46
November 1, 2024	$42.08	$32.45	$34.93

(1)
The information presented does not reflect the actual value of the merger consideration that will be received by holders of Northway common stock in the merger. The exchange ratio is fixed (subject to potential adjustment, as described in “Description of the Merger Agreement—Merger Consideration”) and therefore the value of the merger consideration at the closing of the merger will be based on the price of Camden common stock on the date the merger is completed. The information presented above solely illustrates the implied value of the merger consideration based on the share price of Camden common stock on the dates set forth above.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption entitled “Cautionary Statement Regarding Forward-Looking Statements,” and under “Item 1A. Risk Factors” in Camden’s Annual Report on Form 10-K for the year ended December 31, 2023, Northway shareholders should carefully consider the following factors in deciding whether to vote for Northway’s proposals. Please see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
The value of the Camden common stock to be issued in the merger will fluctuate based on the trading price of Camden common stock.
The number of shares of Camden common stock to be issued in the merger will not adjust based on the trading price of Camden common stock, and the market value of those shares at the effective time may vary significantly from the current price of Camden common stock or the price of Camden common stock at the time of the special meeting. Accordingly, at the time of the special meeting, Northway shareholders will not know or be able to calculate the market value of the shares of Camden common stock they might receive upon the completion of the merger.
The market price of Camden common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding Camden’s operations or business prospects, including market sentiment regarding Camden’s entry into the merger agreement. These risks may be affected by, among other things:
•	operating results that vary from the expectations of Camden’s management or of securities analysts and investors;
•	operating and securities price performance of companies that investors consider to be comparable to Camden;
•	announcements of strategic developments, acquisitions, dispositions, financings, and other material events by Camden or its competitors; and
•	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.
Stock price changes may also result from a variety of other factors, many of which are outside of the control of Camden and Northway, including changes in the business, operations or prospects of Camden or Northway, regulatory considerations, and general business, market, industry or economic conditions. For more information, see the sections entitled “Description of the Merger Agreement—Merger Consideration” and “Description of the Merger Agreement—Termination.”
The merger consideration may be adjusted only under certain limited circumstances as set forth in the merger agreement.
Shareholders may be unable to timely sell shares after completion of the merger.
There will be a time period between the completion of the merger and the time at which former Northway shareholders actually receive their shares of Camden common stock. Until shares are received, former Northway shareholders may not be able to sell their Camden shares in the open market and, therefore, may not be able to avoid losses resulting from any decrease, or secure gains resulting from any increase, in the trading price of Camden common stock during this period.
The market price of Camden common stock after the merger may be affected by factors different from those affecting the shares of Northway or Camden currently.
Upon completion of the merger, holders of Northway common stock will become holders of Camden common stock. Camden’s business differs from that of Northway. Accordingly, the results of operations of the combined company and the market price of Camden common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Camden and Northway. For a discussion of the business and market of each of Camden and Northway and of some important factors to consider in connection with the business of each of Camden and Northway, please see “Information about the Companies.”

Because the number of shares of Camden common stock exchanged per share of Northway common stock is fixed and will not be adjusted in the event of any change in Camden’s share price, the value of the common stock issued by Camden and received by Northway shareholders may be higher or lower at the closing of the merger than when the merger agreement was executed.
Upon the completion of the merger, each share of Northway common stock, other than shares as to which dissenting rights have been properly exercised, will be converted into the right to receive 0.83 shares of Camden common stock. The exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of Camden common stock. Changes in the market price of shares of Camden common stock prior to the merger will affect the market value of the consideration that Northway shareholders will receive on the closing date of the merger. Stock price changes may result from a variety of factors (many of which are beyond Camden’s control), including the following factors:
•	market reaction to the announcement of the merger;
•	changes in Camden’s business, operations, assets, liabilities and prospects;
•	changes in market assessments of the business, operations, financial position and prospects of Camden or the combined company;
•	market assessments of the likelihood that the merger will be completed;
•	interest rates, general market and economic conditions and other factors generally affecting the market price of Camden common stock;
•	the actual or perceived impact of U.S. monetary policy;
•	federal, state and local legislation, governmental regulation and legal developments in the business in which Camden operates; and
•	other factors beyond Camden’s control, including those described or referred to elsewhere in this “Risk Factors” section.
The market price of Camden common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the Northway special meeting. As a result, the market value of the consideration for the merger represented by the exchange ratio also will vary.
Therefore, although the number of shares of Camden common stock to be issued per share of Northway common stock is fixed, Northway shareholders cannot be sure of the market value of the consideration they will receive upon completion of the merger.
Northway shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
Upon the completion of the merger, each former Northway shareholder will have a percentage ownership of Camden that is smaller than such shareholder’s current percentage ownership of Northway. Based on the number of issued and outstanding shares of Camden common stock and Northway common stock on June 30, 2024, and assuming no adjustment in the number of shares of Camden common stock to be issued as merger consideration pursuant to the merger agreement, shareholders of Northway, as a group, will receive shares in the merger constituting approximately 14% of Camden common stock expected to be outstanding immediately after the merger (without giving effect to any Camden common stock held by Northway shareholders prior to the merger). As a result, Northway shareholders, as a group, will have less influence on the board of directors, management and policies of Camden following the merger than they now have on the board of directors, management and policies of Northway.
Camden may fail to realize the anticipated benefits of the merger.
Camden and Northway have operated independently and will continue to do so until the completion of the merger. The success of the merger, including anticipated benefits and cost savings, will depend on, among other things, Camden’s ability to successfully combine the businesses of Camden and Northway, including by minimizing any disruptions to the existing customer relationships and business functions of Camden or Northway, and avoiding any inconsistencies in standards, controls, procedures and policies. If Camden is not able successfully to achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on Camden’s business, financial condition, operating results and prospects. Among the factors considered by the boards of directors of each of Camden and Northway in connection with their respective approvals of the merger agreement were the anticipated benefits that could result from the merger. There can be no assurance that these benefits will be realized within the time periods contemplated or at all. To review the reasons for the merger in more detail, see “The Merger—Recommendation of the Northway Board of Directors and Northway’s Reasons for the Merger” and “The Merger—Camden’s Reasons for the Merger.”
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.
Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from bank regulatory agencies and other governmental authorities. In deciding whether to grant regulatory approval, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties. An adverse condition or development in either party’s regulatory standing or other factors could prevent or delay the receipt of one or more of the required regulatory approvals. Even if granted, the terms and conditions of the approvals may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. Despite the parties’ commitments to use their reasonable best efforts to obtain regulatory approvals, under the terms of the merger agreement, Camden and Northway will not be required to complete the merger if any such approval imposes a burdensome condition. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were completed successfully within the expected timeframe. Additionally, the completion of the merger is subject to the satisfaction or waiver of certain other closing conditions, including the absence of certain orders, injunctions or decrees by any governmental authority that would prohibit or make illegal the completion of the merger. Please see the section entitled “Description of the Merger Agreement—Conditions to Consummation of the Merger.”
Because of the closing conditions in the merger agreement and the ability of either Camden or Northway to terminate the merger agreement in specific instances, there can be no assurance when or if the merger will be completed.
The merger agreement is subject to a number of conditions that must be satisfied or waived to complete the merger. Those conditions include, among other things, (i) the accuracy of the other party’s representations and warranties, subject to certain materiality standards, including the accuracy of the other party’s representation and warranty of the absence of a material adverse effect on the other party, (ii) the other party’s performance in all material respects of its obligations under the merger agreement, (iii) the adoption of the merger agreement and the transactions contemplated thereby by Northway shareholders, (iv) the absence of any proceeding in connection with, or that could prevent, delay, make illegal or interfere with, any of the transactions contemplated by the merger agreement, (v) the receipt of required regulatory approvals, including the approval of certain federal and state banking agencies, (vi) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (vii) the receipt by each party of an opinion from such party’s counsel to the effect that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (viii) the approval for listing on the Nasdaq of the shares of Camden common stock issuable in the merger. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the required Northway shareholder approval, or Camden or Northway may elect to terminate the merger agreement in certain other circumstances, including that Northway is permitted to terminate the merger agreement if, as of the date regulatory approvals for the merger are received, the price of Camden common stock has both decreased by 20% percent or more and decreased by 20% or more relative to a regional banking index, as more fully described in the merger agreement and in the section entitled “Description of the Merger Agreement—Termination of the Merger Agreement.”
Termination of the merger agreement could negatively affect Northway.
If the merger agreement is terminated there may be various adverse consequences to Northway. For example, Northway’s business may have been adversely affected by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger.

In addition, if the merger agreement is terminated and the Northway board seeks another merger or business combination, Northway shareholders cannot be certain that Northway will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Camden has agreed to provide in the merger, or that such other merger or business combination will be completed. Additionally, if the merger agreement is terminated under certain circumstances, Northway may be required to pay Camden a termination fee of $3,192,530. Please see the section entitled “Description of the Merger Agreement—Termination Fee.”
Certain Northway directors and officers may have interests in the merger different from or in addition to the interests of Northway shareholders generally.
The interests of some of the directors and executive officers of Northway may be different from those of Northway shareholders generally. Although the Northway board knew about and considered these interests when making its decision to approve the merger agreement, and in recommending that Northway shareholders vote in favor of adopting the merger agreement, Northway shareholders should consider these interests when determining whether to vote to adopt the merger agreement. Please see the section entitled “The Merger—Interests of Certain Northway Directors and Executive Officers in the Merger.”
The merger agreement contains provisions that may discourage other companies from trying to acquire Northway for greater merger consideration.
The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to Northway that might result in greater value to Northway shareholders than the proposed merger with Camden or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Northway than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on Northway from soliciting, or entering into discussions with any third party regarding, any acquisition proposal or offers for competing transactions, subject to certain exceptions relating to the exercise of fiduciary duties by the Northway board. In addition, Northway may be required to pay a termination fee of $3,192,530 upon termination of the merger agreement in certain circumstances. Please see the sections entitled “Description of the Merger Agreement—Termination” and “Description of the Merger Agreement—Termination Fee.”
The opinion of Northway’s financial advisor delivered to the Northway board prior to the signing of the merger agreement does not reflect changes in circumstances between the date of the opinion and the completion of the merger.
On September 9, 2024, the Northway board received an opinion from Performance Trust, its financial advisor, as to the fairness, as of such date, from a financial point of view, to the holders of Northway’s outstanding common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion. Performance Trust’s written opinion was delivered to the Northway board on the date of signing of the merger agreement. Changes in the operations and prospects of Northway or Camden may significantly alter the value of Northway or the price of Camden common stock by the time the merger is completed. The opinion does not speak as of the date of this proxy statement/prospectus or the time the merger will be completed or as of any date other than the date of such opinion.
For a description of the opinion that Northway received from its financial advisor, please refer to the section entitled “The Merger—Opinion of Northway’s Financial Advisor.” A copy of Performance Trust’s opinion is also attached to this proxy statement/prospectus as Appendix D.
The prospective financial information provided in the proxy statement/prospectus is based on various assumptions and may not be realized.
Although presented with numeric specificity, the Camden and Northway prospective financial information provided in this proxy statement/prospectus is based on numerous variables and assumptions (including, but not limited to, those related to the banking industry, economic, market and financial conditions and additional matters specific to Camden’s or Northway’s businesses, as applicable) that are inherently subjective and uncertain and are outside the control of Camden and Northway. As a result, actual results may differ materially from the prospective financial information. Important factors that may affect actual results and cause the prospective financial information to not be achieved include, but are not limited to, risks and uncertainties relating to Camden’s and Northway’s businesses, as applicable (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods), liabilities that may be greater than anticipated, industry performance, general business and economic conditions. For more information, see the section entitled “The Mergers—Certain Unaudited Prospective Financial Information” beginning on page 37.
Camden and Northway will incur transaction and integration costs in connection with the merger.
Each of Camden and Northway has incurred and expects that it will incur significant, nonrecurring costs in connection with consummating the merger. In addition, Camden will incur integration costs following the completion of the merger, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. See the risk factor entitled “—Camden may fail to realize the anticipated benefits of the merger.” Camden and Northway may also incur additional costs to maintain employee morale and to retain key employees. Camden and Northway will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger.
The shares of Camden common stock to be received by Northway shareholders in the merger will have different rights from the shares of Northway common stock.
Upon completion of the merger, Northway shareholders will receive merger consideration consisting, in part, of Camden common stock and will become Camden shareholders and their rights as shareholders will be governed by the MBCA and Camden’s articles of incorporation and bylaws. The rights associated with Northway common stock are different from the rights associated with Camden common stock. Please see the section entitled “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with Camden common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains certain forward-looking information about Camden, Northway, and the combined corporation after the close of the merger, the anticipated benefits and related expenses to be incurred in connection with the merger and the integration of the companies’ businesses, as well as certain information about the businesses and strategies of Camden and Northway that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements and forward looking statements can be identified by use of the words such as “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Such statements involve inherent risks, uncertainties and contingencies, many of which are difficult to predict and are generally beyond the control of Camden, Northway and the combined corporation. Readers are cautioned that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by Camden with the SEC, risks and uncertainties for each institution and the combined institution include, but are not limited to:
•	the possibility that any of the anticipated benefits of the proposed transactions between Camden and Northway will not be realized or will not be realized within the expected time period;
•	the risk that integration of the operations of Northway with Camden will be materially delayed or will be more costly or difficult than expected;
•	deposit attrition, customer loss or revenue loss following the merger may occur or be greater than expected;
•	the inability to complete the proposed transactions due to the failure to obtain the Northway shareholder approval;
•	the failure to satisfy other conditions to completion of the proposed transactions, including receipt of required regulatory and other approvals;
•	the failure of the proposed transactions to close for any other reason;
•	the effect of the announcement of the transaction on customer relationships and operating results;
•	the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	the potential risk of diverting management attention and resources from the operation of Camden’s business towards the completion of the merger and other integration efforts;
•
risks related to Camden’s acquisition strategy, including its ability to identify suitable acquisition candidates, exposure to potential asset and credit quality risks and unknown or contingent liabilities, the time and costs of integrating systems, procedures and personnel, the need for capital to finance such transactions, and possible failures in realizing the anticipated benefits from acquisitions;

•	business and economic conditions, particularly those affecting the financial services industry and those in the market areas of Camden and Northway;
•	the ability of Camden and Northway to successfully manage their respective credit risks and the sufficiency of their respective allowances for loan loss;
•
factors that can affect the performance of Camden and Northway’s respective loan portfolios, including real estate values and liquidity in primary market areas, the financial health of commercial borrowers and the success of construction projects that they finance, including any loans acquired in acquisition transactions;

•
compliance with governmental and regulatory requirements, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and others relating to banking, consumer protection, securities and tax matters, and the ability to maintain licenses required in connection with commercial mortgage origination, sale and servicing operations;

•	legislative and regulatory changes;
•	the ability to identify and address cyber-security risks, fraud and systems errors;
•	the ability of Camden effectively to execute its strategic plan and manage its growth;

•	the effects of the accounting treatment for loans acquired in connection with acquisitions;
•	changes in the senior management team and the ability to attract, motivate and retain qualified personnel;
•
monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury, referred to as the Treasury, and the Federal Reserve, and changes in market interest rates;

•	liquidity issues, including fluctuations in the fair value and liquidity of the securities held for sale and the ability to raise additional capital, if necessary;
•
effects of competition from a wide variety of local, regional, national and other providers of financial, banking, investment and insurance services and demand for financial services in the market areas of Camden and Northway;

•	changes in U.S. federal or state tax law or policy;
•	the quality or composition of Camden’s and Northway’s loan or investment portfolios and the valuation of those investment portfolios;
•	demand for loan products and deposit flows; and
•	accounting principles, policies and guidelines.
All forward-looking statements included in this proxy statement/prospectus are based on information available at the time of the proxy statement/prospectus. Projected or estimated numbers are used for illustrative purposes only and are not forecasts, and actual results may differ materially.
Camden and Northway are under no obligation to (and expressly disclaim any such obligation to) update or alter these forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

NORTHWAY SPECIAL MEETING OF SHAREHOLDERS
DATE, TIME, AND PLACE
The special meeting will be held virtually via live webcast, at 2:00 p.m., local time, on December 17, 2024, local time. On or about November 12, 2024, Northway commenced mailing of this proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the special meeting. You will be able to attend and participate in the special meeting by visiting: https://meetnow.global/MFHFL2A. There is no physical location for the special meeting.
PURPOSE OF THE SPECIAL MEETING
At the special meeting, Northway shareholders will be asked to consider and vote upon the following proposals:
•
a proposal to approve the Agreement and Plan of Merger, or merger agreement, dated as of September 9, 2024, by and between Northway and Camden, as such agreement may be amended from time to time, a copy of which is attached to the accompanying proxy statement/prospectus as Appendix A, pursuant to which Northway will merge with and into Camden, with Camden as the surviving corporation, which we refer to as the merger proposal;

•
a proposal to adjourn the special meeting, if necessary or appropriate, as determined by Northway, to solicit additional proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

Northway will transact no other business at the special meeting other than as listed above.
RECCOMENDATION OF THE NORTHWAY BOARD
After careful consideration, the Northway board has unanimously adopted the merger agreement and approved the transactions contemplated thereby, and unanimously determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Northway and its shareholders.
The Northway board recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal. Please see the section entitled “The Merger—Recommendation of the Northway Board of Directors and Northway’s Reasons for the Merger.”
RECORD DATE AND QUORUM
The Northway board has fixed the close of business on October 29, 2024, as the record date for determining the holders of shares of Northway common stock entitled to receive notice of and to vote at the special meeting.
As of the close of business on the record date, there were 2,751,650 shares of Northway common stock outstanding and entitled to vote at the special meeting held by approximately 137 shareholders of record. Each share of Northway common stock entitles the holder to one vote on each proposal to be considered at the special meeting.
A majority of shares entitled to vote, present in person or represented by proxy, constitutes a quorum for transacting business at the special meeting. Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.
None of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the special meeting. Accordingly, such a failure would have an effect on the outcome of the vote if such failure prevents a quorum from being established. Please see “—Shares Held in ‘Street Name” below for further information.
As of the close of business on the record date, directors and executive officers of Northway owned and were entitled to vote 496,933 shares of Northway common stock, representing approximately 18.06% of the shares of Northway common stock outstanding on that date. As of the close of business on the record date, Camden beneficially held no shares of Northway common stock.
Each of the directors and executive officers of Northway, in his or her capacity as a beneficial owner of shares of Northway common stock, has entered into a voting agreement with Camden, a copy of which is attached to this proxy statement/prospectus as Appendix B, in which each such director or executive officer has agreed to vote all shares of Northway common stock that he or she beneficially owns and has the power to vote in favor of the merger proposal, the adjournment proposal any other matter that is required to be approved by the shareholders of Northway to facilitate the transactions contemplated by the merger agreement. The directors and executive officers also agreed to vote against any proposal that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the merger or any of the transactions contemplated by the merger agreement and against any other acquisition proposal. As of the close of business on the record date, Northway’s directors and executive officers beneficially owned, in the aggregate, 496,933 shares of common stock, allowing them to exercise approximately 18.06% of the voting power of Northway common stock.
REQUIRED VOTE
The Merger Proposal:
Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Northway common stock entitled to vote at the special meeting.
The Adjournment Proposal:
The adjournment proposal requires the affirmative vote of a majority of the shares of Northway common stock present or represented by proxy at the special meeting and entitled to vote on the matter.
TREATMENT OF ABSTENTIONS; FAILURE TO VOTE
For purposes of the special meeting, an abstention occurs when a Northway shareholder attends the special meeting, either in person or represented by proxy, but abstains from voting.
Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.
VOTING ON PROXIES; INCOMPLETE PROXIES
Giving a proxy means that a shareholder authorizes the persons named in the proxy to vote such holder’s shares at the special meeting in the manner such holder directs. A Northway shareholder may vote by proxy or at the special meeting.
The method of voting by proxy differs for shares held by shareholders of record and shares held in “street name.”
Shareholders of Record:
If your shares of Northway common stock are registered directly in your name, you are considered the shareholder of record with respect to these shares. If you hold your shares in your name as a shareholder of record, you may submit your proxy before the special meeting by mail or online. You must follow the instructions provided on your proxy card to vote online or complete, sign, date and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.
You may also cast your vote at the special meeting. Please see “—Attending and Voting at the Special Meeting” below for further information.
Northway requests that Northway shareholders vote online or by completing, dating and signing the accompanying proxy and returning it to Northway as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Northway common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card.
If you hold your shares of Northway common stock in your name as a shareholder of record, and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Northway common stock represented by the proxy will be voted “FOR” the merger proposal and “FOR” the adjournment proposal.
Every shareholder’s vote is important. Accordingly, each Northway shareholder should promptly submit a proxy, whether or not the shareholder plans to attend the special meeting.

If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In each case, please complete, sign, date and return each proxy card and voting instruction form that you receive.
Shares Held in “Street Name”:
If your shares of Northway common stock are held in an account with a bank, broker or other nominee, which we refer to as shares held in “street name,” the bank, broker or other nominee is considered the shareholder of record with respect to these shares and you are the beneficial owner of these “street name” shares.
If your shares are held in “street name” through a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. You should refer to the voting form used by that firm to determine whether you may vote by telephone, Internet or mail.
If your shares are held in “street name,” Northway recommends that you mark, date, sign and promptly mail the voting instruction form provided by your bank, broker or other nominee in accordance with the instructions provided by such nominee. If you do not give your bank, broker or other nominees instructions on how to vote your shares of Northway common stock, your bank, broker or other nominees will not be able to vote your shares on either of the proposals at the special meeting and your shares will not be represented at the special meeting.
If your shares are held in “street name” through a broker, bank or other nominee you must either direct your nominee on how to vote your shares or obtain a proxy from such nominee to vote at the special meeting. If your shares are held in “street name,” you may only vote at the special meeting if you have proof of ownership of your shares of Northway common stock as of the record date and obtain a valid legal proxy from your bank, broker or other nominee that is the shareholder of record of such shares and present such items at the special meeting. Please see “—Attending and Voting at the Special Meeting” below for further information.
Brokers, banks or other nominees who hold shares in “street name” for the beneficial owner are not allowed to vote with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. A “broker non-vote” occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Both proposals to be voted on at the special meeting are considered “non-routine” matters and, therefore, brokers, banks and other nominees do not have discretionary voting power on these matters and there will not be any “broker non-votes” with respect to either proposal. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, if you do not instruct your bank, broker or other nominee on how to vote your shares of Northway common stock, your bank, broker or other nominee may not vote such shares on either the merger proposal or the adjournment proposal.
Accordingly, if your shares of Northway common stock are held in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, then your bank, broker or other nominee will NOT be able to vote your shares of Northway common stock on either the merger proposal or the adjournment proposal.
REVOCABILITY OF PROXIES AND CHANGES TO A SHAREHOLDER’S VOTE
If you hold your shares of Northway common stock in your name as a shareholder of record, you may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of three ways:
If you are an Northway shareholder of record and you choose to send a written notice of revocation or to mail a new proxy card, you must submit your notice of revocation or your new proxy to:
Northway Financial, Inc.
Attn: Cassandra M. Tefft
PO Box 9
Berlin, NH 03570
Any proxy that you submitted may also be revoked by voting at the special meeting.

If your shares are held in “street name” through a broker, bank or other nominee and you have instructed your nominee how to vote your shares of Northway common stock, you must submit new voting instructions to your nominee. You should follow the instructions you receive from your bank, broker or other nominee on how to change or revoke your vote.
ATTENDING AND VOTING AT THE SPECIAL MEETING
The special meeting will be held virtually via live webcast, at 2:00 p.m., local time, on December 17, 2024. Northway shareholders will not be able to attend the meeting in person. You will be able to attend and participate in the special meeting by visiting: https://meetnow.global/MFHFL2A. There is no physical location for the special meeting.
Northway shareholders may vote by proxy or at the Northway special meeting via the Northway special meeting website.
If your shares are held in “street name” through a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of Northway common stock voted. Please vote each proxy that you receive—none are duplicates. Even if you plan to participate in the Northway special meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to participate in the Northway special meeting.
DISSENTERS’ RIGHTS
Under New Hampshire law, Northway shareholders who do not vote in favor of the merger agreement will have the right to seek the fair value of their Northway common stock if the merger is completed, but only if they strictly comply with New Hampshire law procedures explained in the attached proxy statement/prospectus. See the section of the attached proxy statement/prospectus entitled “The Merger—Dissenters’ Rights” beginning on page 37. The applicable New Hampshire law is reproduced in its entirety in Appendix C to the attached proxy statement/prospectus.
SOLICITATION OF PROXIES
Northway is soliciting proxies for the special meeting from Northway shareholders on behalf of its board of directors. Northway will bear all of the costs of the proxy solicitation for the special meeting, including the costs of preparing, printing and mailing this proxy statement/prospectus to its shareholders. In addition to solicitations by mail, Northway’s directors, officers and employees may solicit proxies in person or by telephone, email, facsimile or other electronic methods without additional compensation. In addition, Alliance Advisors, LLC, a proxy solicitation firm, will assist Northway in soliciting proxies for the special meeting. Northway will pay approximately $20,000, plus expenses, for these services.
Northway will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares of Northway common stock held in “street name” by such persons.
QUESTIONS AND ADDITIONAL INFORMATION
If you have any questions or need assistance in voting your shares, please contact Northway’s proxy solicitor, Alliance Advisors, LLC, by calling toll-free at (844) 670-2150, or via e-mail to NWYF@allianceadvisors.com.

NORTHWAY PROPOSALS
MERGER PROPOSAL
As discussed throughout this proxy statement/prospectus, Northway is asking its shareholders to approve the merger agreement. Holders of shares of Northway common stock should read carefully this proxy statement/prospectus in its entirety, including the appendices and the documents incorporated herein by reference, for more detailed information concerning the merger agreement and the merger. In particular, holders of shares of Northway common stock are directed to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A. Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of common stock of Northway.
The Northway board unanimously recommends a vote “FOR” the merger proposal.
ADJOURNMENT PROPOSAL
The special meeting may be adjourned to another time and place, if necessary or appropriate, to permit, among other things, the further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.
If, at the special meeting, Northway does not have the affirmative vote of holders of a majority of the outstanding shares of common stock of Northway to approve the merger proposal, Northway intends to move to adjourn the special meeting in order to enable the Northway board to solicit additional proxies for approval of the merger proposal. If Northway shareholders approve the adjournment proposal, Northway could adjourn the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Northway common stock present or represented by proxy at the special meeting and entitled to vote on the matter.
The Northway board unanimously recommends a vote “FOR” the adjournment proposal.

INFORMATION ABOUT THE COMPANIES
CAMDEN NATIONAL CORPORATION
Company Overview
Camden is a bank holding company incorporated in the state of Maine and headquartered in Camden, Maine. Camden completed its initial public offering in 1997. Camden’s banking subsidiary, Camden National Bank, is a national banking association chartered under the laws of the United States. Originally founded in 1875, the Camden National Bank became a direct, wholly-owned subsidiary of Camden as a result of a corporate reorganization in 1984. Camden National Bank provides a broad array of banking and other financial services to consumer, institutional, municipal, non-profit and commercial customers. As of June 30, 2024, Camden National Bank had 56 branches in 13 of Maine’s 16 counties, two locations in New Hampshire, including a branch in Portsmouth and a commercial loan production office in Manchester and 65 ATMs. Camden National Bank optimizes its in-person professional financial guidance with state-of-the-art technology, delivered through sophisticated digital channels. These digital products empower customers to bank anywhere at any time, including, but not limited to, online and mobile banking; MortgageTouch™, an easy-to-use online platform for consumer borrowers; BusinessTouch™, an online loan application system with instant approval, making borrowing faster and easier for small businesses; and TreasuryLink™, a secure online platform designed to offer advanced cash management, monitoring capabilities and controls for commercial customers. As of June 30, 2024, Camden had consolidated total assets of approximately $5.7 billion and total deposits of approximately $4.5 billion.
Principal Offices and Additional Information
Camden’s principal executive office is located at 2 Elm Street, Camden, Maine 04843. Camden’s telephone number is (207) 236-8821, and Camden’s website address is www.camdennational.bank. Information on Camden’s website is not a part of this proxy statement/prospectus and is not incorporated herein. Camden common stock is traded on Nasdaq under the ticker symbol “CAC.”
Additional information about Camden and its subsidiaries may be found in the documents incorporated by reference into this proxy statement/prospectus. Please also see the section entitled “Where You Can Find More Information.”
NORTHWAY FINANCIAL, INC.
Northway, headquartered in North Conway, New Hampshire, is a bank holding company formed in 1997 under the laws of New Hampshire and is registered under the Bank Holding Company Act of 1956, as amended. Northway’s only business activity is to own all the shares of, and provide management, capital, and operational support to Northway Bank, its subsidiary, which is headquartered in Berlin, New Hampshire, and two Delaware statutory business trusts, Northway Capital Trust III and Northway Capital Trust IV. Northway Bank provides an array of banking and other financial services to individuals, small businesses and commercial customers. As of June 30, 2024, Northway Bank has 17 branches, one administrative office, and 16 ATMs.
Principal Offices and Additional Information
Northway’s principal executive office is located at 3424 White Mountain Highway, North Conway, NH 03860. Northway’s telephone number is (603) 752-1171, and Northway’s website address is www.northwaybank.com. Information on Northway’s website is not a part of this proxy statement/prospectus and is not incorporated herein. Northway common stock is quoted on the OTCQB Market under the symbol “NWYF;” however, the shares do not have an active trading market and are not traded frequently.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
OF NORTHWAY FINANCIAL, INC. (Northway)
As of and for the Six-Month Periods Ended June 30, 2024 and 2023
Balance Sheet
Total assets were $1,276 million as of June 30, 2024, a decrease from $1,290 million as of December 31, 2023, and $1,369 million as of June 30, 2023. Total assets decreased $93 million or 6.8% when compared to June 30, 2023, primarily due to the sale of securities and a decrease in loans. For the six months ended June 30, 2024, no securities were sold and total loans increased.
Total loans, before the allowance for credit losses, were $929 million as of June 30, 2024, an increase of $9 million from $920 million as of December 31, 2023, and a decrease of $32 million from $961 million as of June 30, 2023. Northway’s loan portfolio as of June 30, 2024, was comprised primarily of residential real estate loans and commercial real estate loans. One- to four-family residential real estate loans represented 53% of Northway’s loan portfolio as of June 30, 2024, compared to 56% as of December 31, 2023, and June 30, 2023. Commercial real estate loans, which include multi- family properties, represented 29% of the portfolio as of June 30, 2024, compared to 29% as of December 31, 2023, and June 30, 2023.
Total deposits of $1,015 million as of June 30, 2024, increased from $996 million as of December 31, 2023, and decreased from $1,061 million as of June 30, 2023. Demand deposit account balances of $201 million as of June 30, 2024, decreased from $207 million as of December 31, 2023, and $213 million as of June 30, 2023. Savings account balances of $651 million as of June 30, 2024, decreased from $661 million as of December 31, 2023, and $697 million as of June 30, 2023. The decrease in savings account balances, which include NOW and money market deposit accounts, was primarily due to the migration from savings accounts to certificates of deposits. Total certificate of deposit balances increased to $163 million as of June 30, 2024, compared to $128 million as of December 31, 2023, and $151 million as of June 30, 2023.
Asset Quality
As of June 30, 2024, Northway had total principal balances of $2.1 million more than 30 days overdue of which $1.1 million were past due 90 or more days, an increase from $1.6 million as of December 31, 2023, of which $901,000 were past due for 90 or more days. Past due loans represented 0.23% of total loans as of June 30, 2024, an increase from 0.18% as of December 31, 2023. Loans of $3.6 million were non-accrual as of June 30, 2024, an increase from $2.6 million as of December 31, 2023.
Gross charge offs and recoveries for the six-month period ended June 30, 2024, were $113,000 and $122,000, respectively. The gross charge off amounts represents 0.01% of the average loan balances, compared to $160,000, or 0.02% of average loans for the twelve-month period ended December 31, 2023, and $92,000, or 0.01% of average loans for the six-month period ended June 30, 2023.
The ratio of the allowance for credit losses to total loans was 1.15% as of June 30, 2024, compared to 1.16% as of December 31, 2023, and 1.16% as of June 30, 2023.
Capital Strength
Northway Bank is “well capitalized” under the FDIC’s prompt corrective action rules and Northway is a “well capitalized” bank holding company as defined in the Federal Reserve’s Regulation Y. Northway Bank’s Tier 1 capital to average assets ratio was 9.21% as of June 30, 2024, compared to 8.30% as of December 31, 2023, and 8.16% as of June 30, 2023. As of June 30, 2024, Northway Bank’s Tier 1 capital to risk-weighted assets ratio was 14.75%, compared to 14.40% as of December 31, 2023, and 13.59% as of June 30, 2023. Northway Bank’s total capital to risk weighted assets ratio was 16.00% as of June 30, 2024, compared to 15.65% as of December 31, 2023, and 14.84% as of June 30, 2023.
Net Income
For the six-month period ended June 30, 2024, Northway reported net income of $2.4 million, or $0.86 per basic share, a decrease of $727,000 from $3.1 million, or $1.13 per basic share, reported for the six-month period ended June 30, 2023. The decrease in net income was driven by an increase in interest expense, the result of Northway’s decision to protect and grow its retail deposit base.

Northway’s annualized return on average assets was 0.38% for the six-month period ended June 30, 2024, compared to 0.47% for the six-month period ended June 30, 2023. The annualized return on average shareholders’ equity was 6.77% for the six-month period ended June 30, 2024, compared to 9.15% for the six-month period ended June 30, 2023.
Northway’s net interest margin was 2.60% for the six-month period ended June 30, 2024, down from 2.70% for the six-month period ended June 30, 2023. The decrease in the net interest margin was primarily the result of rising short-term interest rates and an increase in consumer deposit rates.
As of and for the Years Ended December 31, 2023 and 2022
Balance Sheet
Total assets of $1,290 million as of December 31, 2023, represented a decrease of $13 million from $1,303 million as of December 31, 2022. The decrease in assets was driven primarily by a decrease in net loans which were $10 million lower than December 31, 2022.
Total loans, before the allowance for credit losses, decreased to $920 million as of December 31, 2023, which represented a decrease of $10 million from the $930 million reported as of December 31, 2022. Northway’s loan portfolio as of December 31, 2023, was comprised primarily of residential and commercial real estate loans. One- to four-family real estate loans represented 56% of Northway’s loan portfolio as of December 31, 2023, compared to 57% as of December 31, 2022. Commercial real estate loans, which also include multi-family properties, represented 29% of the portfolio as of December 31, 2023, compared to 30% as of December 31, 2022.
Total deposits of $996 million as of December 31, 2023, represented a decrease of $66 million from $1,062 million reported as of December 31, 2022. Demand deposit account balances of $207 million as of December 31, 2023, represented a decrease from $249 million or 17%. Savings deposit balances, which includes NOW and money market deposit accounts, of $661 million as of December 31, 2023, decreased from $694 million as of December 31, 2022. The decrease in demand and saving balances was the result of outflows from the deposit surge generated by the various national and state funding programs associated with the COVID-19 pandemic. Total certificate of deposit balances increased to $128 million as of December 31, 2023, from $119 million as of December 31, 2022.
Asset Quality
Northway had approximately $2.8 million in nonperforming loans as of December 31, 2023, an increase from $2.2 million as of December 31, 2022. Nonperforming loans represented 0.31% of total loans at December 31, 2023 an increase from 0.23% of total loans as of December 31, 2022.
For the year ended December 31, 2023, Northway reported net charge offs totaling $16,000. For the year ended December 31, 2022, Northway reported net recoveries totaling $94,000.
The allowance for credit losses to total loans was 1.16% as of December 31, 2023, compared to the allowance for loan and leases losses to total loans of 1.23% as of December 31, 2022.
Capital Strength
Northway Bank is “well capitalized” under the FDIC’s prompt corrective action rules and Northway is a “well capitalized” bank holding company as defined in the Federal Reserve’s Regulation Y. Northway Bank’s Tier 1 capital to average assets ratio was 8.30% as of December 31, 2023, compared to 8.15% as of December 31, 2022. As of December 31, 2023, Northway Bank’s Tier 1 capital to risk-weighted assets ratio was 14.40% compared to 13.47% as of December 31, 2022. Northway Bank’s total capital to risk weighted assets ratio was 15.65% as of December 31, 2023, compared to 14.72% as of December 31, 2022.

Net Income
For the year ended December 31, 2023, Northway reported net income of $5.8 million, or $2.10 per basic share, an increase of $3.1 from the $2.7 million, or $0.97 per basic share, reported for the year ended December 31, 2022. The increase in net income was primarily the result of an increase in total noninterest income of $2.0 million from $3.0 million reported for the year ended December 31, 2023, compared to $1.0 million reported for the year ended December 31, 2022. The rapid rise in interest rates in 2022 and the adverse market conditions in the equity market drove the lower noninterest income in 2022. Net interest income after provision for credit losses for the year ended December 31, 2023, increased to $34.9 million from $33.8 million for the year ended December 31, 2022. The provision for credit losses decreased to ($405,000) as of December 31, 2023, from $1.8 million for the year ended December 31, 2022.
Northway’s net interest margin was 2.63% for the year ended December 31, 2023, a decrease from 2.90% for the year ended December 31, 2022.
Northway’s annualized return on average assets was 0.43% for the year ended December 31, 2023, compared to 0.21% for the year ended December 31, 2022. The annualized return on average shareholders’ equity was 8.76% for the year ended December 31, 2023, compared to 3.42% for the year ended December 31, 2022.

THE MERGER
The following is a discussion of the merger and the material terms of the merger agreement between Camden and Northway. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about Camden or Northway. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Camden and Northway make with the SEC, as described in the section entitled “Where You Can Find More Information.”
TERMS OF THE MERGER
Transaction Structure
Camden’s and Northway’s boards of directors have approved the merger agreement and the transactions contemplated thereby. The merger agreement provides for the merger of Northway with and into Camden, with Camden continuing as the surviving corporation. Immediately following the completion of the merger, Northway Bank will merge with and into Camden National Bank, with Camden National Bank as the resulting bank.
Merger Consideration
In the merger, each share of Northway common stock outstanding immediately prior to the effective time, other than shares as to which dissenting rights have been properly exercised, shares that are held by Northway in treasury or shares that are held by Northway, Camden or any of their respective subsidiaries (other than in a fiduciary capacity), will be converted into the right to receive the merger consideration consisting of 0.83 shares of Camden common stock, as further described in the section entitled “Description of the Merger Agreement—Merger Consideration.” For each fractional share of Camden common stock that would otherwise be issued, Camden will pay cash in an amount equal to the fraction of a share (rounded to the nearest cent) of Camden common stock which the holder would otherwise be entitled to receive multiplied by an average stock price of Camden common stock as provided in the merger agreement. No interest will be paid or accrue on the cash payable to holders in lieu of fractional shares. The merger consideration may be adjusted only under certain limited circumstances described in the section entitled “Description of the Merger Agreement—Merger Consideration.”
The market value of the merger consideration will fluctuate with the price of Camden common stock, and the value of the shares of Camden common stock that holders of shares of Northway common stock will receive upon consummation of the merger may be different than the value of the shares of Camden common stock that holders of shares of Northway common stock would receive if calculated on the date Camden and Northway announced the merger, on the date that this proxy statement/prospectus is being mailed to Northway shareholders, or on the date of the special meeting of Northway shareholders.
Based on the closing price of Camden common stock as reported on Nasdaq of $37.90 as of September 9, 2024, the trading day on which the public announcement of the merger was made, and assuming there are no adjustments pursuant to the merger agreement, the implied value of the merger consideration was approximately $31.46 per share of Northway common stock and the implied aggregate transaction value on a fully diluted basis was approximately $86.6 million.
Based on the closing price of Camden common stock as reported on Nasdaq of $42.08 as of November 1, 2024, the last practicable date before the date of this proxy statement/prospectus, and assuming there are no adjustments pursuant to the merger agreement, the implied value of the merger consideration was approximately $34.93 per share of Northway common stock and the implied aggregate transaction value on a fully diluted basis was approximately $96.1 million. We urge you to obtain current market quotations for shares of Camden common stock.
Treatment of Northway Equity Awards
Northway does not have any equity awards outstanding.
BACKGROUND OF THE MERGER
From time to time, the Northway board has considered various strategic alternatives to enhance shareholder value, including potential strategic transactions. In the ordinary course, Northway’s President and Chief Executive Officer, William J. Woodward, has received inquiries from other banking institutions or their advisors regarding Northway, and engaged in conversations with members of management of other banking institutions, including Camden, regarding a possible business combination. In the course of these conversations, Camden expressed a general interest in expanding in New Hampshire through a possible strategic transaction with Northway; however, prior to 2023, the parties did not engage in more significant discussions.
In October 2023, Mr. Woodward communicated with the then-President and Chief Executive Officer of Camden, Gregory A. Dufour, congratulating him on his upcoming retirement. Mr. Woodward and Mr. Dufour spoke on October 11, 2023, at which time Mr. Dufour reiterated an interest in discussing a potential business combination between Camden and Northway. On October 18, 2023, Northway and Camden executed a confidentiality agreement. At an executive session of Northway’s regularly scheduled board meeting held on October 26, 2023, Mr. Woodward updated the Northway board about his conversation with Mr. Dufour.
On November 9, 2023, Mr. Woodward, Mr. Dufour, Lawrence J. Sterrs, Chairman of Camden, and Simon Griffiths, Mr. Dufour’s announced successor and current CEO of Camden, met to discuss a potential business combination. Mr. Woodward, Mr. Dufour, Mr. Sterrs and Mr. Griffiths also had follow-up conversations. At an executive session of Northway’s regularly scheduled board meeting held on November 30, 2023, Mr. Woodward updated the Northway board about the conversations.
On December 4, 2023, Mr. Woodward requested that Mr. Dufour submit a non-binding expression of interest on behalf of Camden.
On December 20, 2023, the Northway board received a letter from Camden setting forth Camden’s interest in, and the merits of, a combination with Northway. The letter did not include an indication of value of Northway.
On January 25, 2024, the board of Northway met in executive session to discuss the letter received from Camden, and authorized Mr. Woodward to interview investment banking firms to assist Northway with a review of, among other things, (i) Northway’s business strategy, (ii) its performance and strategic prospects in the context of the local and national economic environment, (iii) developments in the regulation of financial institutions, (iv) the mergers and acquisitions environment for financial institutions and (v) capital management strategies and the competitive landscape, with the goal of exploring potential options to best enhance value for Northway’s shareholders.
On February 22, 2024, the Northway board met in executive session at its regularly scheduled meeting and authorized Mr. Woodward to engage Performance Trust as financial advisor to Northway. The Northway board’s decision to engage Performance Trust was based upon several factors, including Performance Trust’s familiarity with Northway and its strategic goals as well as Performance Trust’s experience and reputation generally with respect to representing financial institutions in mergers and acquisitions and in the capital markets.
On March 7, 2024, Northway formally engaged Performance Trust in its review of strategic alternatives.
On March 28, 2024, Performance Trust met with the Northway board to discuss strategic alternatives, including an update on the bank operating environment and the merger and acquisition market. The discussion included benefits and considerations of potentially combining with a larger banking institution such as Camden. At an executive session of the meeting, the Northway board authorized representatives from Performance Trust to request a preliminary due diligence list from Camden’s financial advisor, Raymond James, so that Camden could provide a non-binding expression of interest that would include an indication of value of Northway. Thereafter, Northway began providing preliminary due diligence materials to Camden, including through Northway’s and Camden’s respective financial advisers.
On April 22, 2024, Camden submitted a non-binding expression of interest providing for an all-stock transaction with a fixed exchange ratio of 0.70 shares of Camden common stock in exchange for each share of Northway common stock, which valued Northway common stock at $21.22 per share based on the market price of Camden common stock on April 22, 2024. Camden also offered one board seat to a member of Northway’s board. The non-binding expression of interest also included a 60-day exclusivity period.
On April 25, 2024, at an executive session of the Northway board’s regularly scheduled meeting, the Northway board discussed the non-binding expression of interest.
Following the receipt of the non-binding expression of interest, representatives from Performance Trust and Raymond James discussed, on several occasions, the terms of the non-binding expression of interest, and Performance Trust representatives, with the authorization of Northway, communicated Northway’s view that the exchange ratio and resulting merger consideration did not reflect an appropriate level of intrinsic value for Northway.

On May 6, 2024, Camden submitted an updated non-binding expression of interest increasing the fixed exchange ratio to 0.75 shares of Camden common stock in exchange for each share of Northway common stock, which valued Northway common stock at $24.06 per share based on the market price of Camden common stock on May 6, 2024. Performance Trust representatives, with the authorization of Northway, again communicated that the updated exchange ratio and resulting merger consideration did not, in Northway’s view, reflect an appropriate level of intrinsic value for Northway.
On May 8, 2024, Performance Trust, with the authorization of Northway, communicated to Raymond James a counter-offer for a fixed exchange ratio of 0.88 shares of Camden common stock in exchange for each share of Northway common stock, which valued Northway common stock at $28.28 per share based on the market price of Camden common stock on May 8, 2024. The counter-offer also included offering one Camden board seat to a member of Northway’s board, and a 30-day exclusivity period.
On May 10, 2024, Mr. Griffiths indicated by email to Mr. Woodward that Camden would not be updating further its non-binding expression of interest.
In May 2024, Northway received inquiries from two other parties expressing interest in a potential business combination. Northway executed confidentiality agreements with each party. Neither party formally submitted or communicated an expression of interest to Northway.
On June 7, 2024, Mr. Woodward and Mr. Sterrs had a conversation about the advantages of a potential business combination between Northway and Camden. On June 10, 2024, Mr. Sterrs indicated to Mr. Woodward that Camden would like to review additional due diligence materials and update its non-binding expression of interest.
On June 25, 2024, Camden submitted a further updated non-binding expression of interest proposing an all-stock transaction with a fixed exchange ratio of 0.83 shares of Camden common stock in exchange for each share of Northway common stock, which valued Northway common stock at $25.99 per share based on the market price of Camden common stock on June 25, 2024. The expression of interest also included offering one Camden board seat to a member of Northway’s board and a 45-day exclusivity period.
On July 2, 2024, the Northway board held a special meeting at which representatives of Performance Trust and Goodwin Procter LLP, counsel to Northway, were present. At this meeting, the Northway board discussed Camden’s June 25 proposal. At the conclusion of the meeting, the board determined to authorize Mr. Woodward to execute the expression of interest, including the exclusivity period in the expression of interest. The expression of interest was executed on July 2, 2024.
On July 9, 2024, Camden submitted to Northway a full due diligence list and continued its due diligence of Northway. Northway commenced its reverse due diligence investigation of Camden.
On July 17, 2024, a first draft of the merger agreement was provided by Goodwin Procter LLP to Sullivan & Cromwell LLP, counsel to Camden.
Between August 9 and September 9, 2024, Goodwin Procter LLP and Sullivan & Cromwell LLP exchanged revised drafts of the merger agreement.
On August 14, 2024, Northway executed an amendment to the expression of interest extending the exclusivity period by 30 days.
On August 27, 2024, representatives of Northway and Camden met to engage in further due diligence and reverse due diligence.
On September 4, 2024, the Northway board held a special meeting to review the draft merger agreement and related documentation that were distributed in advance of the meetings. Representatives of Performance Trust reviewed the financial metrics of the proposed transaction. Goodwin Procter LLP reviewed in detail the provisions of the merger agreement, including the representations and warranties, the various negative and affirmative covenants, the termination provisions, the non-solicitation and related termination fee provisions, the bank merger agreement, and the voting agreements requested of the Northway directors and executive officers.
On September 9, 2024, the Northway board held a special meeting. Goodwin Procter LLP reviewed the changes to the merger agreement and related documentation since the September 4, 2024 board meeting. Representatives of Performance Trust reviewed the financial aspects of the proposed merger based on the financial terms of the merger agreement and provided the Northway board with its fairness opinion, to the effect that, as of such date the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the holders of Northway common stock. The Northway board then (i) determined that the merger agreement and the merger were in the best interests of Northway and its shareholders, (ii) adopted and approved the merger agreement, (iii) recommended that Northway shareholders approve the merger agreement, and (iv) directed that the merger agreement be submitted for consideration by the Northway shareholders at a special meeting of Northway shareholders. Northway and Camden executed the merger agreement and bank merger agreement, and Camden entered into voting agreements with each of the directors and executive officers of Northway.
On September 10, 2024, before the U.S. stock markets opened, Northway and Camden issued a joint press release announcing the transaction.
RECOMMENDATION OF THE NORTHWAY BOARD OF DIRECTORS AND NORTHWAY’S REASONS FOR THE MERGER
In reaching its decision to adopt and approve the merger agreement, and to recommend that Northway shareholders adopt the merger agreement, the Northway board evaluated the merger in consultation with Northway’s management, as well as Northway’s independent financial and legal advisors, and considered a number of factors, including the following material factors:
•
the Northway board’s familiarity with and review of Northway’s business, financial condition, results of operations and prospects, including, but not limited to, its business plan and its potential for growth and profitability;

•
the current and prospective environment in which Northway operates, including national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally and the trend toward consolidation in the financial services industry;

•	the Northway board’s review, with the assistance of Northway’s management and legal and financial advisors, of strategic alternatives to the merger;
•
the Northway board’s review, based in part on the due diligence performed by Northway in connection with the transaction, of Camden’s business, financial condition, results of operations and management; the potential synergies expected from the merger; and the geographic fit between Northway’s and Camden’s service areas;

•	the expected pro forma financial impacts of the transaction, taking into account anticipated cost savings and other factors, on Northway shareholders;
•	the structure of the transaction as an all-stock merger following which Northway’s existing shareholders will have the opportunity to participate in the strategic plan for the combined company;
•
the fact that the exchange ratio is fixed, which the Northway board believed was consistent with market practice for transactions of this type, was likely to be protective of the total consideration to be received by Northway shareholders based on past performance of Camden’s share price, offered the possibility of an upside to the merger consideration, and was consistent with the strategic purpose of the transaction;

•
The fact that Northway may terminate the merger agreement in the event that the price of Camden common stock has both decreased by 20% or more and decreased by 20% or more relative to a regional banking index;

•
The opportunity for Northway shareholders to have increased liquidity upon receipt of the Camden common stock in exchange for their Northway common stock, because Camden common stock is listed on Nasdaq under the symbol “CAC”;

•
the Northway board’s review with Northway’s legal and financial advisors of the financial and other terms of the merger agreement, including the fixed exchange ratio, tax treatment, and termination fee provisions;

•
the opinion, dated September 9, 2024, of Performance Trust directed to the Northway board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Northway common stock of the merger consideration in the merger, as more fully described below in the section entitled “Opinion of Northway’s Financial Adviser” beginning on page 42; and

•
Camden’s agreement, upon the closing of the merger, to appoint one individual who is a director of Northway to the boards of directors of Camden and Camden National Bank, respectively, which is expected to provide a degree of continuity and involvement by Northway’s board following the merger and enhance the likelihood that the strategic benefits that Northway expects to achieve as a result of the merger will be realized.

The Northway board also considered potential risks relating to the merger, including the following:
•
the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•
the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on Northway’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•
the merger agreement provisions generally requiring Northway to conduct its business in the ordinary course and the other restrictions on the conduct of Northway’s business prior to completion of the merger, which may delay or prevent Northway from undertaking business opportunities that may arise pending completion of the merger;

•
with stock consideration based on a fixed exchange ratio, the risk that the consideration to be paid to Northway shareholders could be adversely affected by a decrease in the trading price of Camden common stock during the pendency of the merger;

•
expected benefits and synergies sought in the merger, including cost savings and Camden’s ability to market successfully its financial products to Northway’s customers, may not be realized or may not be realized within the expected time period;

•	the challenges of integrating the businesses, operations and employees of Northway and Camden;
•	certain provisions of the merger agreement prohibit Northway from soliciting, and limit its ability to respond to, proposals for alternative transactions;
•
Northway’s obligation to pay Camden a termination fee of approximately $3.2 million in certain circumstances, as described in the section entitled “Description of the Merger Agreement—Termination Fee” on 73, may deter others from proposing an alternative transaction that may be more advantageous to Northway’s shareholders;

•
that Northway’s directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as described in the section entitled “The Merger—Interests of Certain Northway Directors and Executive Officers” on page 55; and

•
the other risks described in the section entitled “Risk Factors” beginning on page 21 and the risks of investing in Camden common stock identified in the Risk Factors sections of Camden’s periodic reports filed with the SEC and incorporated by reference herein.

The discussion of the information and factors considered by the Northway board is not exhaustive, but includes the material factors considered by the Northway board. In view of the wide variety of factors considered by the Northway board in connection with its evaluation of the merger and the complexity of these matters, the Northway board did not attempt to quantify, rank, or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Furthermore, in considering the factors described above, individual members of the Northway board may have given different weights to different factors. The Northway board evaluated the factors described above and reached the decision that the merger was in the best interests of Northway and its shareholders. The Northway board realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Northway board concluded that the potential positive factors outweighed the potential risks of completing the merger. It should be noted that this explanation of the Northway board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26.

On the basis of these considerations, the Northway board adopted and approved the merger agreement and the transactions contemplated by the merger agreement and recommended to the shareholders that they adopt the merger agreement and the transactions contemplated by the merger agreement.
The Northway board has adopted and approved the merger agreement and recommends that Northway shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby.
OPINION OF NORTHWAY’S FINANCIAL ADVISOR
Northway retained Performance Trust to act as financial advisor to the Northway board in connection with Northway’s consideration of a possible business combination. Northway selected Performance Trust to act as its financial advisor based on, among other things, its view that Performance Trust is a leading investment banking firm in the community banking industry. In the ordinary course of its investment banking business, Performance Trust is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Performance Trust acted as financial advisor to the Northway board in connection with the merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 9, 2024 meeting at which the Northway board considered the merger and the merger agreement, Performance Trust delivered to the board its oral opinion, which was subsequently confirmed in writing on September 9, 2024, to the effect that, as of such date, the merger consideration was fair to the holders of Northway common stock from a financial point of view. The full text of Performance Trust’s opinion is attached as Appendix D to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Performance Trust in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Northway common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Performance Trust’s opinion was directed to the Northway board in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Northway as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement. Performance Trust’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Northway common stock and did not address the underlying business decision of Northway to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Northway or the effect of any other transaction in which Northway might engage. Performance Trust also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Northway, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Performance Trust’s opinion was approved by Performance Trust’s fairness opinion committee.
In connection with its opinion, Performance Trust reviewed and considered, among other things:
•	a draft of the merger agreement, dated September 7, 2024;
•	reviewed certain publicly available business and financial information relating to Northway and Camden;
•
reviewed certain other financial information, including financial forecasts, concerning the businesses and operations of Northway and Camden made available to Performance Trust by Northway and Camden or Camden’s financial advisor, or that Performance Trust was otherwise directed by Northway to use for purposes of Performance Trust’s analyses.

•	met with, either by phone or in person, certain members of the management of Northway and Camden to discuss the business and prospects of Northway and Camden and the merger;
•	reviewed the price performance of Northway and Camden common stock and compared that to the performance of selected companies and indexes;
•
reviewed certain financial terms of the proposed transaction and compared certain of those terms with the publicly available financial terms of certain transactions that have recently been effected or announced;

•	reviewed certain financial data of Northway and Camden and compared that data with similar data for companies with publicly traded equity securities that Performance Trust deemed relevant; and
•	considered such other information, financial studies, analyses, investigations, economic data, and market criteria that Performance Trust deemed relevant.
In performing its review, Performance Trust relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Performance Trust from public sources, that was provided to Performance Trust by or on behalf of Northway or Camden or their respective representatives, or that was otherwise reviewed by Performance Trust, and Performance Trust assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Performance Trust relied on the assurances of the management of Northway that it was not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Performance Trust was not asked to and did not undertake an independent verification of any of such information and Performance Trust did not assume any responsibility or liability for the accuracy or completeness thereof. Performance Trust did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Northway or Camden, nor was Performance Trust furnished with any such evaluations or appraisals, outside of customary due diligence. Performance Trust rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Northway or Camden. Performance Trust did not make an independent evaluation of the adequacy of the allowance for loan losses of Northway or Camden, or of the combined entity after the merger, and Performance Trust did not review any individual credit files relating to Northway or Camden.
In preparing its analyses, Performance Trust used certain internal financial projections for Northway for the years ending December 31, 2024 through December 31, 2025, as provided by the senior management of Northway, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2026 through December 31, 2029, as provided by the senior management of Northway. In addition, Performance Trust used balance sheet and earnings per share estimates for Camden for the years ending December 31, 2024 and December 31, 2025 based on publicly available median analyst estimates for Camden, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2026 through December 31, 2029, as provided to Performance Trust by Camden or its financial advisor. Performance Trust also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by Camden or its financial advisor, as well as estimated net income for Northway for the years ending December 31, 2024 through December 31, 2029 as provided by Camden or its financial advisor. With respect to the foregoing information, the senior management of Northway confirmed to Performance Trust that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of Northway senior management as to the future financial performance of Northway and Camden, respectively, and the other matters covered thereby, and Performance Trust assumed that the future financial performance reflected in such information would be achieved. Performance Trust expressed no opinion as to such information, or the assumptions on which such information was based. Performance Trust also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Northway or Camden since the date of the most recent financial statements made available to Performance Trust. Performance Trust assumed in all respects material to its analyses that Northway and Camden would remain as going concerns for all periods relevant to its analyses.
Performance Trust also assumed, with Northway’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Northway, Camden, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Northway’s consent, Performance Trust relied upon the advice that Northway received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Performance Trust expressed no opinion as to any such matters.
Performance Trust’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Performance Trust as of, the date thereof. Events occurring after the date thereof could materially affect Performance Trust’s opinion. Performance Trust has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Performance Trust expressed no opinion as to the trading value of Northway common stock or Camden common stock at any time or what the value of Camden common stock would be once it is actually received by the holders of Northway common stock.
In rendering its opinion, Performance Trust performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Performance Trust’s opinion or the presentation made by Performance Trust to the Northway board, but is a summary of the material analyses performed and presented by Performance Trust. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Performance Trust believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Performance Trust’s comparative analyses described below is identical to Northway or Camden and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Northway and Camden and the companies to which they were compared. In arriving at its opinion, Performance Trust did not attribute any particular weight to any analysis or factor that it considered. Rather, Performance Trust made qualitative judgments as to the significance and relevance of each analysis and factor. Performance Trust did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Performance Trust made its determination as to the fairness of the merger consideration to the holders of Northway common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Performance Trust also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Northway, Camden and Performance Trust. The analyses performed by Performance Trust are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Performance Trust prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Northway’s board at its September 9, 2024 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Performance Trust’s analyses do not necessarily reflect the value of Northway common stock or Camden common stock or the prices at which Northway or Camden common stock may be sold at any time. The analyses of Performance Trust and its opinion were among a number of factors taken into consideration by the Northway board in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Northway board with respect to the fairness of the merger consideration.

Summary of Proposed Merger Consideration and Implied Transaction Metrics
Performance Trust reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Northway common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into, as provided in and subject to the limitations set forth in the merger agreement, the right to receive 0.8300 shares of Camden common stock. Performance Trust calculated an aggregate implied transaction value of approximately $86.3 million and an implied purchase price per share of $31.36 consisting of the implied value of 2,751,650 shares of Northway common stock based on the closing price of Camden common stock on September 6, 2024 and the outstanding shares of Northway common stock as of June 30, 2024. Based upon financial information for Northway as of or for the last twelve months (“LTM”) ended June 30, 2024 and the closing price of Northway common stock and Camden common stock on September 6, 2024, Performance Trust calculated the following implied transaction metrics:

Deal Value ($mm)	86.3
One-day Market Premium (%)	60.4
Price / MRQ Tangible Book Value per Share (%)	138.4
Price / LTM Earnings per Share (x)	17.1

Note:	‘MRQ’ = most recent quarter
Stock Trading History
Performance Trust reviewed the publicly available historical reported trading prices of Northway common stock and Camden common stock for the three-year period ended September 6, 2024. Performance Trust then compared the relationship between the movements in the price of Northway common stock and Camden common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices. Northway common stock is quoted on the OTCQB Market under the symbol “NWYF.
Northway Three-year Stock Performance
Stock Price Percentage Change from 09/06/21 close to 09/06/24 close:

Northway	(39.4)
Northway Peer Group	(19.8)
S&P 500	19.2
NASDAQ Bank	(9.0)

Camden Three-year Stock Performance
Stock Price Percentage Change from 09/06/21 close to 09/06/24 close:

Camden	(19.2)
Camden Peer Group	(9.3)
S&P 500	19.2
NASDAQ Bank	(9.0)

Comparable Company Analyses
Performance Trust used publicly available information to compare selected financial information for Northway with a group of financial institutions selected by Performance Trust. The Northway peer group included bank holding companies or savings and loan holding companies that are listed on an exchange or quoted on a bulletin board and headquartered in the Northeast (CT, ME, MA, NH, RI, and VT) and Mid-Atlantic (DE, DC, MD, NJ, NY, and PA), with assets between $750 million and $2.0 billion, LTM Return on Average Assets (“ROAA”) between 0.00% and 1.00%, and MRQ Tangible Common Equity / Tangible Assets (“TCE / TA”) of less than 9.00%; targets of pending announced mergers, companies with a 30-day Average Daily Trading Volume (“ADV”) of less than 100, and mutuals are excluded (the “Northway Peer Group”). The Northway Peer Group consisted of the following companies:
Northway Peer Group:

1	1st Colonial Bancorp, Inc. // FCOB	9	Katahdin Bankshares Corp. // KTHN
2	1ST SUMMIT BANCORP // FSMK	10	Kish Bancorp, Inc. // KISB
3	Community Heritage Fin., Inc. // CMHF	11	Ledyard Financial Group, Inc. // LFGP
4	Embassy Bancorp, Inc. // EMYB	12	Muncy Columbia Fin. Corp. // CCFN
5	First United Corp. // FUNC	13	Pathfinder Bancorp, Inc. // PBHC
6	Fmrs. & Merch. Bancshares, Inc. // FMFG	14	QNB Corp. // QNBC
7	JBT Bancorp, Inc. // JBTC	15	Solvay Bank Corp. // SOBS
8	Juniata Valley Financial Corp. // JUVF	16	Union Bankshares, Inc. // UNB

The analysis compared financial information for Northway with corresponding data for the Northway Peer Group as of or for the quarter ended June 30, 2024 with pricing data as of September 6, 2024. The table below sets forth the data for Northway and the median, 75th percentile, and 25th percentile data for the Northway Peer Group.
Northway Comparable Company Analysis:

	Northway	Northway Peer Group Median	Northway Peer Group 75th Percentile	Northway Peer Group 25th Percentile
Balance Sheet (MRQ):
Total Assets ($mm)	1,276	1,271	1,607	910
Loans / Deposits (%)	91.6	85.7	95.4	73.0
TCE / TA (%)	4.92	6.55	8.18	5.94
NPAs / Assets(1) (%)	0.29	0.14	0.45	0.05

Income Statement (LTM):
Return on Average Assets (%)	0.39	0.66	0.84	0.48
Return on Average Tangible Common Equity (%)	8.7	10.3	11.6	6.3
Net Interest Margin(1) (%)	2.62	2.81	3.20	2.28
Efficiency Ratio (%)	82.7	70.5	77.0	67.3

Market Valuation:
Market Capitalization ($mm)	53.8	73.3	112.0	59.7
30-day Average Daily Trading Volume (shares)	1,781	1,464	4,092	509
Price / MRQ Tangible Book Value per Share (%)	86.3	98.9	114.0	82.5
Price / LTM Earnings per Share (x)	10.7	11.3	13.1	9.8

Note:	NPAs / Assets = Nonperforming Assets / Total Assets
(1)	Shown at the bank level where unavailable at the consolidated level
Performance Trust used publicly available information to perform a similar analysis for Camden by comparing selected financial information for Camden with a group of financial institutions selected by Performance Trust. The Camden peer group included bank holding companies or savings and loan holding companies that are listed on an exchange or quoted on a bulletin board and headquartered in the Northeast (CT, ME, MA, NH, RI, and VT) and Mid-Atlantic (DE, DC, MD, NJ, NY, and PA), with assets between $3.0 billion and $9.0 billion, LTM ROAA between 0.00% and 1.25%, MRQ NPAs / Assets less than 1.00%, and MRQ TCE / TA of less than 9.00%; targets of pending announced mergers, companies which trade on exchanges other than NYSE or NASDAQ, and mutuals are excluded (the “Camden Peer Group”). The Camden Peer Group consisted of the following companies:
Camden Peer Group:

1	Amalgamated Financial Corp. // AMAL	8	Peoples Financial Services Corp. // PFIS
2	Arrow Financial Corp. // AROW	9	Shore Bancshares, Inc. // SHBI
3	Bar Harbor Bankshares // BHB	10	The First Bancorp, Inc. // FNLC
4	CNB Financial Corp. // CCNE	11	The First of Long Island Corp. // FLIC
5	Enterprise Bancorp, Inc. // EBTC	12	Tompkins Financial Corp. // TMP
6	Mid Penn Bancorp, Inc. // MPB	13	Univest Financial Corp. // UVSP
7	Orrstown Financial Services, Inc. // ORRF	14	Washington Trust Bancorp, Inc. // WASH

The analysis compared financial information for Camden with corresponding data for the Camden Peer Group as of or for the quarter ended June 30, 2024 with pricing data as of September 6, 2024. The table below sets forth the data for Camden and the median, 75th percentile, and 25th percentile data for the Camden Peer Group.
Camden Comparable Company Analysis:

	Camden	Camden Peer Group Median	Camden Peer Group 75th Percentile	Camden Peer Group 25th Percentile
Balance Sheet (MRQ):
Total Assets ($mm)	5,724	5,083	7,352	3,930
Loans / Deposits(1) (%)	91.7	91.3	97.2	87.5
TCE / TA (%)	7.34	7.93	8.36	7.18
NPAs / Assets (%)	0.17	0.33	0.47	0.18

Income Statement (LTM):
Return on Average Assets (%)	0.76	0.82	0.96	0.51
Return on Average Tangible Common Equity (%)	11.3	11.3	13.0	6.7
Net Interest Margin (%)	2.39	2.98	3.32	2.32
Efficiency Ratio (%)	62.9	67.0	69.1	61.6

Market Valuation:
Market Capitalization ($mm)	550.6	476.4	699.2	422.0
30-day Average Daily Trading Volume (shares)	48,071	42,644	86,154	30,899
Price / MRQ Tangible Book Value per Share (%)	133.3	125.5	141.8	109.8
Price / LTM Earnings per Share (x)	12.7	11.2	15.9	10.4
Price / 2024E Earnings per Shares(2) (x)	11.2	12.0	13.4	10.2
Price / 2025E Earnings per Share(2) (x)	10.8	10.0	11.8	9.1

(1)	Shown at the bank level where unavailable at the consolidated level
(2)	Based on Research Consensus estimates
Analysis of Precedent Transactions
Performance Trust reviewed two groups of merger and acquisition transactions, including a regional and a nationwide group. The regional group consisted of Northeast (CT, ME, MA, NH, RI, and VT) and Mid-Atlantic (DE, DC, MD, NJ, NY, and PA) bank and thrift M&A transactions since January 1, 2022 where the target, at announcement, had assets between $750 million and $2.0 billion; transactions where deal value was not disclosed, less than 100% of equity ownership was acquired, the transaction was structured as purchase and assumption, the transaction is classified as a “Merger of Equals” (as defined by S&P Capital IQ Pro), and / or the target was a mutual are excluded (the “Regional Precedent Transactions”). The nationwide group consisted of U.S. bank and thrift M&A transactions since January 1, 2023 where the target, at announcement, had assets between $750 million and $2.0 billion; transactions where deal value was not disclosed, less than 100% of equity ownership was acquired, the transaction was structured as purchase and assumption, the transaction is classified as a “Merger of Equals” (as defined by S&P Capital IQ Pro), and / or the target was a mutual are excluded (the “Nationwide Precedent Transactions”).
The Regional Precedent Transactions group was composed of the following transactions:
Regional Precedent Transactions:

	Acquiror	Target
1	ACNB Corp.	Traditions Bancorp, Inc.
2	Peoples Financial Services Corp.	FNCB Bancorp, Inc.
3	First Bank	Malvern Bancorp, Inc.
4	NBT Bancorp Inc.	Salisbury Bancorp, Inc.
5	First Commonwealth Financial Corp.	Centric Financial Corp.
6	Brookline Bancorp, Inc.	PCSB Financial Corp.
7	Hometown Financial Group MHC	Randolph Bancorp, Inc.
8	Farmers National Banc Corp.	Emclaire Financial Corp
9	Fulton Financial Corp.	Prudential Bancorp, Inc.

The Nationwide Precedent Transactions group was composed of the following transactions:
Nationwide Precedent Transactions:

	Acquiror	Target
1	German American Bancorp, Inc.	Heartland BancCorp
2	ChoiceOne Financial Services, Inc.	Fentura Financial, Inc.
3	ACNB Corp.	Traditions Bancorp, Inc.
4	West Coast Community Bancorp	1st Capital Bancorp
5	CBC Bancorp	Bay Community Bancorp
6	Alerus Financial Corp.	HMN Financial, Inc.
7	Business First Bancshares, Inc.	Oakwood Bancshares, Inc.
8	Central Valley Community Bancorp	Community West Bancshares
9	Peoples Financial Services Corp.	FNCB Bancorp, Inc.
10	Glacier Bancorp, Inc.	Community Financial Group, Inc.
11	First Mid Bancshares, Inc.	Blackhawk Bancorp, Inc.
12	United Community Banks, Inc.	First Miami Bancorp, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Performance Trust reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share of the target, transaction price to tangible book value per share of the target, and market premium of the deal value to the target’s market capitalization one day prior to the announcement of the relevant transaction (“One-day Market Premium”). Performance Trust compared the indicated transaction metrics for the transaction to the median, 75th percentile, and 25th percentile metrics of the Regional Precedent Transactions group as well as to the median, 75th percentile, and 25th percentile metrics of the Nationwide Precedent Transactions group.

Regional Precedent Transactions:

	Camden / Northway	Regional Precedent Transactions
		Median	75th Percentile	25th Percentile
Target Financials:
MRQ Total Assets ($mm)	1,276	1,060	1,687	947
LTM Return on Average Assets (%)	0.39	0.85	1.01	0.66
LTM Return on Average Equity (%)	8.7	9.3	11.4	5.6
MRQ TCE / TA (%)	4.92	9.63	13.11	7.12
MRQ NPAs / Assets(1) (%)	0.29	0.48	0.89	0.29

Transaction Multiples
Deal Value ($mm)	86.3	138.3	175.1	117.4
One-day Market Premium (%)	60.4	27.4	36.1	12.7
Price / Tangible Book Value per Share(2) (%)	138.4	128.5	139.5	104.7
Price / LTM Earnings per Share(2) (x)	17.1	14.8	19.1	11.5

(1)	Shown at the bank level where unavailable at the consolidated level
(2)
Per share value are used, if available; if unavailable, then Price / Tangible Book Value and Price / LTM Net Income are used in lieu of Price / Tangible Book Value per Share and Price / LTM Earnings per Share, respectively

Nationwide Precedent Transactions:

	Camden / Northway	Nationwide Precedent Transactions
		Median	75th Percentile	25th Percentile
Target Financials:
MRQ Total Assets ($mm)	1,276	1,081	1,648	890
LTM Return on Average Assets (%)	0.39	0.74	1.00	0.53
LTM Return on Average Equity (%)	8.7	8.6	13.0	5.7
MRQ TCE / TA (%)	4.92	7.74	9.77	6.53
MRQ NPAs / Assets(1) (%)	0.29	0.30	0.50	0.08

Transaction Multiples
Deal Value ($mm)	86.3	107.0	127.6	87.2
One-day Market Premium (%)	60.4	32.6	83.0	4.9
Price / Tangible Book Value per Share(2) (%)	138.4	131.5	159.0	103.0
Price / LTM Earnings per Share(2) (x)	17.1	15.0	17.4	9.2

(1)	Shown at the bank level where unavailable at the consolidated level
(2)
Per share value are used, if available; if unavailable, then Price / Tangible Book Value and Price / LTM Net Income are used in lieu of Price / Tangible Book Value per Share and Price / LTM Earnings per Share, respectively

Net Present Value Analyses
Performance Trust performed an analysis that estimated the net present value of Northway common stock assuming Northway performed in accordance with certain internal financial projections for Northway for the years ending December 31, 2024 and December 31, 2025, as provided by the senior management of Northway, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2026 through December 31, 2029, as provided by the senior management of Northway. To approximate the terminal value of a share of Northway common stock at December 31, 2028, Performance Trust applied price to 2029 earnings multiples ranging from 10.0x to 13.0x and multiples of December 31, 2028 tangible book value ranging from 80.0% to 115.0%. The terminal values were then discounted to present values using different discount rates ranging from 14.0% to 16.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Northway common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Northway common stock of $10.88 to $16.47 when applying multiples of earnings and $11.23 to $19.03 when applying multiples of tangible book value.

Discount Rate (%)	Earnings per Share Multiple (x)
	10.00x	11.50x	13.00x
14.00%	$12.07	$14.27	$16.47
15.00%	$11.46	$13.57	$15.69
16.00%	$10.88	$12.91	$14.95

Discount Rate (%)	Tangible Book Value per Share Multiples (%)
	80.0%	100.0%	115.0%
14.00%	$12.44	$16.21	$19.03
15.00%	$11.82	$15.44	$18.15
16.00%	$11.23	$14.71	$17.32

Performance Trust also performed an analysis that estimated the net present value per share of Camden common stock, assuming Camden performed in accordance with balance sheet and earnings per share estimates for Camden for the years ending December 31, 2024 and December 31, 2025, based on publicly available median analyst estimates for Camden, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2026 through December 31, 2029. To approximate the terminal value of a share of Camden common stock at December 31, 2028, Performance Trust applied price to 2029 earnings multiples ranging from 10.0x to 13.5x and multiples of December 31, 2028 tangible book value ranging from 110.0% to 140.0%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Camden common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Camden common stock of $27.88 to $38.78 when applying multiples of earnings and $28.60 to $37.85 when applying multiples of tangible book value.

Discount Rate (%)	Earnings per Share Multiple (x)
	10.00x	12.00x	13.50x
11.00%	$30.12	$35.07	$38.78
12.00%	$28.98	$33.73	$37.29
13.00%	$27.88	$32.45	$35.87

Discount Rate (%)	Tangible Book Value per Share Multiples (%)
	110.0%	125.0%	140.0%
11.00%	$30.89	$34.37	$37.85
12.00%	$29.72	$33.06	$36.40
13.00%	$28.60	$31.81	$35.02

The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Northway and Camden. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.
Pro Forma Transaction Analysis
Performance Trust analyzed certain potential pro forma effects of the merger on Camden assuming the transaction closes on March 31, 2025. Performance Trust utilized the following information and assumptions: (i) estimated net income for Northway for the years ending December 31, 2024 through December 31, 2029, as provided by Camden or its financial advisor, (ii) balance sheet and earnings per share estimates for Camden for the years ending December 31, 2024 and December 31, 2025, based on publicly available median analyst estimates for Camden, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2026 through December 31, 2029, as provided by Camden or its financial advisor, and (iii) certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by Camden or its financial advisor. The analysis indicated that the transaction could be accretive to Camden’s estimated earnings per share in the years ending December 31, 2025 and December 31, 2026 and dilutive to Camden’s estimated tangible book value per share at close with a tangible book value earnback period of 3.3 years using the crossover method.
In connection with this analysis, Performance Trust considered and discussed with the Northway board how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Performance Trust’s Relationship
Performance Trust is acting as Northway’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.125% of the total consideration of the transaction, which fee is contingent upon the closing of the merger (except as noted below). At the time of announcement of the transaction Performance Trust’s fee was approximately $971 thousand. Performance Trust also received a $150 thousand fee from Northway upon rendering its opinion (regardless of the conclusion reached in the opinion), which opinion fee will be credited in full towards the advisory fee which will become payable to Performance Trust upon closing of the transaction. Northway has also agreed to indemnify Performance Trust against certain claims and liabilities arising out of Performance Trust’s engagement and to reimburse Performance Trust for certain of its out-of-pocket expenses incurred in connection with Performance Trust’s engagement.
In the two years preceding the date of Performance Trust’s opinion, Performance Trust did not provide any other investment banking services to Northway. Performance Trust did not provide any investment banking services to Camden in the two years preceding the date thereof. In the ordinary course of Performance Trust’s business as a broker-dealer, Performance Trust may purchase securities from and sell securities to Northway, Camden and their respective affiliates. Performance Trust may also actively trade the equity and debt securities of Northway, Camden and their respective affiliates for Performance Trust’s account and for the accounts of Performance Trust’s customers.
CERTAIN UNAUDITED FINANCIAL INFORMATION
Northway and Camden generally do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Northway and Camden are including in this proxy statement/prospectus certain unaudited prospective financial information for Northway and Camden that was made available to Performance Trust, Northway’s financial advisor, and to Northway’s board as described below (which we collectively refer to as the “prospective financial information”), as well as certain equity research consensus estimates for Camden that were used by Performance Trust. A summary of certain significant elements of this information is set forth below and is included in this proxy statement/prospectus solely for the purpose of providing Northway shareholders access to certain nonpublic information made available to Performance Trust and Camden, and is not included in this proxy statement/prospectus in order to influence any Northway shareholder to make any investment decision with respect to the merger.
Northway and Camden do not endorse the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions made by senior management of each of Northway and Camden or Camden’s financial advisor at the time such prospective financial information was prepared or approved for the use of Performance Trust and Northway’s board. The prospective financial information represents each of Northway’s and Camden’s senior management’s evaluation of Northway’s and Camden’s respective expected future financial performance on a stand-alone basis, without reference to the merger (except as expressly set forth below under “—Certain Estimated Transaction Expenses and Cost Savings”).
In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Northway and Camden operate and the risks and uncertainties described under “Risk Factors” beginning on page 21 of this proxy statement/prospectus and “Cautionary Statement Regarding Forward-Looking

Statements” beginning on page 26 of this proxy statement/prospectus and in the reports that Camden files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Northway and Camden and will be beyond the control of Camden following the completion of the merger.
There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of each of Northway and Camden could or might have taken during these time periods. The inclusion in this proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that Northway or Camden or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any Northway shareholders, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and therefore is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances, transactions or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects of the merger on Northway or Camden, and does not attempt to predict or suggest actual future results of Camden following the completion of the merger or give effect to the merger (except as expressly set forth below under “—Certain Estimated Transaction Expenses and Cost Savings”). Further, the prospective financial information does not account for the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which Camden would operate after the merger.
In light of the foregoing factors and the uncertainties inherent in the prospective financial information, shareholders are cautioned not to place undue, if any, reliance on the prospective financial information. The accompanying prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or GAAP.
Subject to the above, the prospective financial information included in this section has been provided by Northway’s and Camden’s respective senior management as described in this section. Neither Baker Newman & Noyes LLC (Northway’s independent registered public accounting firm) nor RSM US LLP (Camden’s independent registered public accounting firm), nor any other independent registered public accounting firm, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information. Accordingly, neither Baker Newman & Noyes LLC nor RSM US LLP expresses an opinion or any other form of assurance with respect thereto or its achievability and assumes no responsibility for the prospective financial information and disclaims any association with the prospective financial information. The report by Baker Newman & Noyes LLC incorporated by reference in this proxy statement/prospectus relates to Northway’s previously issued financial statements. The report by Baker Newman & Noyes LLC does not extend to the prospective financial information and should not be read to do so.
Certain Stand-Alone Northway Prospective Financial Information Used by Performance Trust
The following table presents estimates for Northway’s total assets and net income for the years ended December 31, 2024 and December 31, 2025, prepared by Northway’s senior management and provided to Performance Trust that were used by Performance Trust at the direction of Northway senior management in the financial analyses performed in connection with Performance’s opinion as described in “—Opinion of Northway’s Financial Advisor” beginning on page 42.

Dollars in millions	2024	2025
Total Assets	$1,190	$1,180
Net Income	$4.18	$4.84

In addition, for purposes of extrapolating Northway’s total assets and net income for annual periods after December 31, 2025 through December 31, 2029, Northway’s senior management provided Performance Trust with an estimated long-term annual growth rates for Northway’s net income and total assets of 10.0% and 7.0%, respectively, beginning in 2026 and annually thereafter, which were used by Performance Trust at the direction of Northway senior management.
Certain Stand-Alone Camden Prospective Financial Information Used by Performance Trust
The following table presents the consensus research median estimates for Camden’s total assets and net income for the years ended December 31, 2024 and December 31, 2025, which we refer to collectively as the Camden street estimates, which were provided to Performance Trust by Camden or its financial advisor and used by Performance Trust in the financial analyses performed in connection with Performance Trust’s opinion.

Dollars in millions	2024	2025
Total Assets	$5,760	$5,920
Net Income	$49.88	$51.11

Additionally, for purposes of extrapolating Camden’s total assets and net income for annual periods after December 31, 2025 through December 31, 2029, Camden or its financial advisor provided Performance Trust with an estimated long-term annual growth rates for Camden’s net income and total assets of 5.0%, beginning in 2026 and annually thereafter, which were used by Performance Trust in the financial analyses performed in connection with Performance Trust’s opinion.
Certain Estimated Transaction Expenses and Cost Savings
Camden or its financial advisor developed and provided to Performance Trust certain prospective financial information relating to transaction expenses and cost savings anticipated to be realized in connection with the closing of the merger. Such prospective financial information was used and relied upon by Performance Trust in connection with Performance Trust’s financial analysis and opinion as described in this proxy statement/prospectus under the sections entitled “The Merger—Opinion of Northway’s Financial Advisor” beginning on page 42.
Such prospective financial information included, among other things, (i) estimated transaction expenses of approximately $13.5 million and (ii) estimated cost savings of approximately 35% of Northway’s noninterest expense base (75% of which phased-in for 2025 and 100% thereafter). Such prospective financial information assumed a hypothetical March 31, 2025 closing date for the merger.
General
The stand-alone prospective financial information for Northway and Camden was prepared separately using, in some cases, different assumptions, and is not intended to be added together. Adding the financial forecasts together for the two companies is not intended to represent the results Camden will achieve if the merger is completed and is not intended to represent forecasted financial information for Camden if the merger is completed.
By including in this proxy statement/prospectus a summary of the prospective financial information, none of Northway, Camden or any of their respective advisors or other representatives have made or makes any representation to any person regarding the ultimate performance of Northway or Camden compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. In addition, the prospective financial information has not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement/prospectus. Neither Northway nor Camden undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even if any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of Northway, Camden or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Northway or Camden or other person regarding Northway’s or Camden’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by Northway and the Northway board and by Performance Trust in connection with the merger.

CAMDEN’S REASONS FOR THE MERGER
In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Camden board consulted with Camden senior management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:
•
each of Camden’s, Northway’s, and the combined company’s business, operations, financial condition, asset quality, earnings and prospects, including the belief that Northway’s financial condition, asset quality and underwriting procedures are sound, that Northway’s business, operations and geographic footprint would complement those of Camden and allow greater expansion into New Hampshire, and that the merger would result in a combined company with a larger market presence and more attractive funding base, including through core deposit funding, than Camden on a stand-alone basis;

•	the opportunities for growth through the ability to offer Camden Bank’s broader range of products and services to Northway’s customers, including wealth management products;
•	anticipated efficiencies to come from integrating Northway’s operations into Camden’s existing operations;
•
the financial terms of the transaction, including the expectation that the transaction would be accretive to Camden’s earnings per share in the first full year with the expected cost savings, and that the exchange ratio applicable to the portion of the merger consideration payable in shares of Camden common stock is not subject to adjustment as a result of changes in the market value of Camden common stock, limiting the risk of further dilution to Camden’s existing shareholders if the trading price of Camden common stock were to decrease;

•	management’s experience and successful track record with acquiring and integrating financial institutions;
•	the view that Northway’s culture would be complementary to, and is compatible with, that of Camden and its subsidiaries;
•
a review of the demographic, economic and financial characteristics of the markets in which Northway operates, including existing and potential competition and history of the market area with respect to financial institutions;

•	its review and discussions with Camden’s management, legal counsel and tax advisors concerning the due diligence investigation of Northway conducted by Camden;
•	the opportunity to build a greater recognition and awareness of the Camden brand; and
•	the belief that the merger would be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.
In addition, the Camden board considered a number of risks with respect to the merger, including the following:
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that the exchange ratio is not subject to adjustment as a result of changes in the market value of Camden common stock, and the resulting risk that the value of the merger consideration payable to Northway common shareholders could increase if the trading price of Camden common stock were to increase;

•
that Northway may terminate the merger agreement if the final Camden market value is less than a specified threshold, as described in the section entitled “Description of The Merger Agreement—Termination of the Merger Agreement”;

•
the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Northway’s business, operations and workforce with those of Camden, including the transaction costs that would be incurred in connection with the transaction;

•	the potential risk of diverting management attention and resources from the operation of Camden’s business towards the completion of the merger and other integration efforts;
•	that Camden would not be entitled to indemnification for certain losses it could incur in connection with the transaction;
•	uncertainties regarding developments in accounting, federal and state income tax and bank regulatory policy; and

•	the other risks identified under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
The foregoing discussion of the information and factors considered by the Camden board is not intended to be exhaustive, but includes the material factors considered by Camden. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Camden board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Camden board considered all these factors as a whole and overall considered the factors to be favorable to, and to support its determination to approve, entering into the merger agreement.
This explanation of Camden’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
The Camden board realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding enhanced business prospects, anticipated cost savings and earnings accretion/dilution. The Camden board concluded, however, that the potential positive factors outweighed the potential risks of completing the transaction.
MANAGEMENT AND BOARD OF DIRECTORS OF CAMDEN AFTER THE MERGER
The directors and officers of Camden immediately prior to the effective time will be the directors and officers of Camden after the consummation of the merger, and will serve until such time as their successors are duly elected and qualified. In addition, Camden will, at the time of closing, expand the size of its board of directors, and the board of directors of Camden National Bank, in each case by one member, to include one current director of Northway, who currently is expected to be Larry K. Haynes.
Set forth below is certain information regarding Mr. Haynes. Camden believes Mr. Haynes has a reputation for integrity, honesty, and adherence to high ethical standards. Mr. Haynes has demonstrated business insight and an ability to exercise sound judgement as well as a commitment to service. Mr. Haynes is expected to meet the independence standards applicable to Camden and to serve as an independent director.
Larry K. Haynes, 60, has served as a director of Northway since 2018. He is President and Chief Executive Officer of Grappone Automotive Group, a position he has held since 2005, where he oversees daily operations of the Grappone family dealerships as well as their real estate holdings. Mr. Haynes first joined Grappone Automotive Group in 1997 as its Chief Financial Officer. Prior to joining Grappone, Mr. Haynes worked in a commercial real estate management and consulting business as the Chief Financial Officer of MEG Asset Management, Inc. Prior to MEG, Mr. Haynes was the Vice President & Controller of Hilco, Inc., a subsidiary of Bank of Ireland/First NH Bank (now Citizens Bank). Mr. Haynes began his professional career as an auditor for what is now Deloitte & Touche, with significant bank client experience. Mr. Haynes is a Certified Public Accountant and Certified Financial Planner, and holds a Bachelor of Science in Accounting with an Economics minor from Plymouth State University and a Master of Business Administration from Southern New Hampshire University.
In connection with his service as a director (if appointed), Mr. Haynes will receive Camden’s standard non-employee director cash compensation, which generally includes cash retainers and per-meeting fees, as applicable. Specifically, if appointed, as a member of the Camden board, Mr. Haynes will receive the standard $20,000 annual cash retainer and an additional $1,000 per attended meeting of the Camden board. Mr. Haynes will also receive a prorated portion of the annual independent director equity award grant of $35,000, which will be based on the starting date of Mr. Haynes service as a director.
INTERESTS OF CERTAIN NORTHWAY DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
In considering the recommendation of the Northway board of directors regarding the merger, Northway shareholders should know that certain directors and executive officers of Northway may have interests in the merger that may be different from, or in addition to, their interests as shareholders of Northway and the interests of Northway shareholders generally. All those additional interests are described below, to the extent they are material and are known to Northway. The Northway board and the boards of directors of Camden and Camden National Bank were aware of these interests and considered them, among other matters, in approving the merger agreement.

Executive Officers and Nonemployee Directors
The following discussion sets forth the interests in the merger of each person who has served as a director or executive officer of Northway since January 1, 2023. Except as described below, to the knowledge of Northway, the directors and executive officers of Northway do not have any substantial interest, direct or indirect, by security holdings or otherwise in the merger or the merger agreement proposal apart from their interests as shareholders of Northway. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.
For purposes of this disclosure, Northway’s executive officers and nonemployee directors are:

Name	Position
William J. Woodward	Chairman, President and Chief Executive Officer
Paula F. Caughey	Senior Vice President, Risk Management Officer
Gary J. Laurash	Senior Vice President and Chief Financial Officer
Jo-Ann R. Church	Senior Vice President, Senior Credit Officer
Thomas D. Kaseta	Senior Vice President, Chief Credit Officer
Gregory F. Nolin	Senior Vice President, Human Resources Manager
Kristy Goodson	Senior Vice President, Corporate and Municipal Services
James W. Clark	Senior Vice President, Retail Banking Manager
Christopher M. Dickinson	Senior Vice President, Chief Commercial Banking Officer
Fletcher W. Adams	Vice Chairman
Stephen G. Boucher	Director
Peter T. Clarke	Director
Larry K. Haynes, CPA, CFP	Director
Barry J. Kelley	Director
Randall G. Labnon	Director
Thomas M. Moulton	Director
Eric J. Stinson	Director
Charles Cahill	Director

Employment Agreements
Northway is a party to employment agreements with William J. Woodward, Gary J. Laurash, Jo-Ann R. Church, Thomas D. Kaseta and Gregory F. Nolin. Pursuant to the merger agreement, Camden and Camden National Bank have agreed to honor in accordance with their terms all benefits payable under these employment agreements, which provide certain benefits in the event the executive’s employment agreement is terminated under specified circumstances, including, in certain cases, enhanced severance benefits in connection with a termination in connection with a change in control.
Mr. Woodward’s employment agreement provides that if he is involuntarily terminated other than for “cause” he will be entitled to continuation of his base salary at the then-current rate and continuation of group health benefits to the extent authorized by and consistent with COBRA, with the cost of the regular premium for such benefits shared in the same relative proportion by Mr. Woodward and Northway as in effect on the date of his termination, in each case, through the end of the one-year term of his employment agreement. If Mr. Woodward’s employment is terminated by Northway or by Mr. Woodward upon the occurrence of certain specified events within 18 months of a change of control (as defined in the employment agreement), Mr. Woodward is entitled to a payment equal to 2.99 times Mr. Woodward’s “base amount” within the meaning of Section 280G(b)(3) of the Code.
Messrs. Laurash’s and Kaseta’s employment agreements provide that, upon a termination of the executive without “cause” or by the executive for “good reason” (each as defined in the applicable executive’s employment agreement), subject to the executive’s execution and nonrevocation of a general release of claims, the executive would be entitled to a payment equal to the sum of (x) 12 months of the executive’s base salary as of the date of the executive’s termination and (y) 12 months of continuation of group health plan benefits under COBRA. Messrs. Laurash’s and Kaseta’s employment agreements do not provide for enhanced severance in connection with a qualifying termination in connection with a change in control.

Ms. Church’s and Mr. Nolin’s employment agreements provide that, upon a termination by the executive for “good reason” or a termination of the executive for any reason other than death, “disability” or for “cause” (each as defined in the applicable executive’s employment agreement), (x) if the termination occurs within one year following a “change in control” (as defined in the applicable executive’s employment agreement), a payment equal to 18 months of the executive’s gross earnings attributable to compensation received by Northway during the year prior to the date of the executive’s termination, or (y) if the termination occurs more than one year after a change in control, subject to the executive’s execution and nonrevocation of a general release of claims, a payment equal to the sum of (A) 12 months of the executive’s gross earnings attributable to compensation received by Northway during the year prior to the date of the executive’s termination and (B) 12 months of continuation of group health plan benefits under COBRA or a payment equal to the 12 months of the executive’s applicable group health plan benefits premiums.
Each of Messrs. Woodward’s, Laurash’s, Kaseta’s and Nolin’s and Ms. Church’s employment agreements provides that, in the event that any compensation, payment or distribution to the executive or for the executive’s benefit, whether paid or payable or distributed or distributable pursuant to any agreement or arrangement between the executive and Northway, Camden or Camden National Bank (the “parachute payments”) would be non-deductible by Northway, Camden or Camden National Bank by Section 280G of the Code or would be subject to excise tax imposed by Section 4999 of the Code, then the parachute payments will be reduced (but not below zero) so that the sum of the parachute payments shall not exceed three times the executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code, and the regulations promulgated thereunder, less one U.S. dollar ($1.00).
Assuming the merger is completed and Messrs. Woodward, Laurash, Kaseta and Nolin and Ms. Church experience a qualifying termination of employment, the estimated amounts payable to Messrs. Woodward, Laurash, Kaseta and Nolin and Ms. Church under their employment agreements are $1,339,804, $313,258, $281,675, $311,813, and $306,229, respectively.
Change in Control Severance Agreements
Northway is a party to change in control severance agreements with Paula Caughey and Christopher Dickinson. Pursuant to the merger agreement, Camden and Camden National Bank have agreed to honor in accordance with their terms all benefits payable under the change in control severance agreements, which provide that if, following a change in control of Northway, Ms. Caughey and Mr. Dickinson are involuntarily terminated other than for “cause”, as specified in the change in control severance agreements, within one year of such change in control, Ms. Caughey and Mr. Dickinson will be entitled to receive continued base salary at the executive’s then-current rate effective for the period of one (1) year from the date of termination (the “CIC Severance Payments”), which payment may be accelerated in Northway’s discretion, to the extent permitted by Section 409A of the Code. The CIC Severance Payments are subject to Ms. Caughey’s and Mr. Dickinson’s agreement to a separation agreement with standard separation terms, as reasonably determined by Northway, including without limitation a release of legal claims against Northway and all related persons and entities.
Assuming the merger is completed and Ms. Caughey and Mr. Dickinson experience a qualifying termination of employment, the estimated amount payable to Ms. Caughey and Mr. Dickinson under the change in control severance agreements are $211,625 and $250,000, respectively.
Other Actions
In connection with the merger agreement, Camden and Camden National Bank intend to establish a retention program to promote retention, incentivize efforts to consummate the merger and effectuate integration and conversion. Certain Northway executive officers may receive a cash retention award or equity retention award contingent upon his or her continued service to the combined company for a certain period following the closing of the merger.
Appointment of One Director to the Boards of Directors of Camden and Camden National Bank
At the effective time of the merger, Camden will appoint one member of the Northway board of directors to the boards of directors of Camden and Camden National Bank. The director, who currently is expected to be Larry K. Haynes, will be entitled to receive compensation from Camden and Camden National Bank for his or her service on the boards of directors in accordance with the fee schedule for services that is applicable from time to time for similar services by other members of Camden’s and Camden National Bank’s boards of directors, as described in more detail in the section entitled “Management and Board of Directors of Camden After the Merger,” beginning on page 55.

Indemnification and Insurance of Directors and Officers
Pursuant to the merger agreement, Camden has agreed that all rights to indemnification and limits of liability existing in favor of any director or officer of Northway, as provided in Northway’s Articles of Incorporation or bylaws, will survive for a period of six years after the effective date of the merger.
In addition, Northway will purchase an extended reporting period endorsement under its existing directors’ and officers’ liability insurance policy to provide insurance for six years after the effective time of the merger to cover the present officers and directors of Northway with respect to claims against such directors and officers arising from facts or events that occurred before the effective time of the merger, so long as the aggregate cost is less than 300% of Northway’s current annual premium.
REGULATORY APPROVALS REQUIRED FOR THE MERGER
Consummation of the merger is subject to several federal and state regulatory agency filings and approvals. The merger and the bank merger cannot be completed unless and until Camden and Camden National Bank, on the one hand, and Northway and Northway Bank, on the other hand, have received all necessary prior approvals or waivers from the applicable bank regulatory authorities and any applicable waiting periods have expired. We cannot predict whether or when Camden and Northway and their bank subsidiaries will obtain the required regulatory approvals or waivers necessary for consummation of the merger and bank merger.
Federal Reserve. Camden is registered as a bank holding company under the Bank Holding Company Act of 1956, which we refer to as the BHC Act. Northway also is a registered bank holding company under the BHC Act. As a result, the merger is subject to prior approval of the Federal Reserve under the BHC Act. In reviewing the application under the BHC Act, the Federal Reserve is required to consider the following:
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competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the bank merger’s anticompetitive effects or restraints on trade;

•	banking and community factors, which include an evaluation of:
○	the financial condition and managerial resources of Camden and its subsidiaries and of Northway and Northway Bank;
○	the convenience and needs of the communities to be served;
○	the extent to which the merger would result in greater or more concentrated risks to the stability of the United States banking or financial system; and
○	the effectiveness of Northway and Camden in combating money laundering activities.
OCC. The merger of Northway Bank with and into Camden Bank is subject to the prior approval of the OCC under the Bank Merger Act of 1960, as amended, which we refer to as the Bank Merger Act. In reviewing an application under the Bank Merger Act, the OCC is required to consider the following:
•
competitive factors, such as whether the bank merger will result in a monopoly or whether the benefits of the bank merger to the public in meeting the needs and convenience of the community clearly outweigh the bank merger’s anticompetitive effects or restraints on trade; and

•	banking and community factors, which include an evaluation of:
○	the financial and managerial resources of Camden National Bank, including its subsidiaries, and of Northway Bank, and the effect of the proposed transaction on these resources;
○	management expertise;
○	internal control and risk management systems;
○	the capital of Northway Bank;
○	the convenience and needs of the communities to be served; and
○	the effectiveness of Northway Bank and Camden National Bank in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The OCC us required to consider any properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act.
In September 2024, the OCC issued a final rule to amend its procedures for reviewing applications under the Bank Merger Act and to issue a policy statement regarding the general principles the OCC applies when reviewing applications and how the OCC considers many of the factors described above. The final rule will be effective January 1, 2025. Although Camden and Northway believe the application for the OCC’s approval of the bank merger will include indicators that would cause the application to be approved expeditiously under the OCC’s policy statement, there can be no assurance that the OCC will approve the bank merger in a timely manner or at all.
Department of Justice. Mergers approved by the OCC under the Bank Merger Act or by the Federal Reserve under the BHC Act, with certain exceptions, may not be consummated until 30 days after the date of approval, during which time the U.S. Department of Justice may challenge such merger on antitrust grounds and may require the divestiture of certain assets and liabilities. With approval of the OCC or the Federal Reserve, as applicable, and the Department of Justice, that waiting period may be, and customarily is, reduced to no less than fifteen (15) days. In September 2024, the Department of Justice withdrew from its 1995 merger guidelines under which the Department of Justice primary relied on deposit concentrations within a particular geographic region in determining the competitive effects of a merger, and emphasized that its 2023 guidelines (including a 2024 Banking Addendum to the 2023 guidelines), which apply a more expansive analysis based on the facts and circumstances of each merger, would apply to bank mergers. Although Camden and Northway do not know of any reason why the Department of Justice would challenge the merger, including under the 2023 guidelines, there can be no assurance that the Department of Justice will not challenge the merger or the bank merger or, if such a challenge is made, that the result of that challenge will be favorable to the parties. The commencement of an antitrust action would stay the effectiveness of the OCC’s and Federal Reserve’s approval, unless a court specifically orders otherwise.
NHDB. The merger of Northway Bank with and into Camden National Bank is subject to the prior approval of the NHDB.
Camden and Northway have filed or will file all required applications to obtain the regulatory approvals necessary to consummate the merger and the bank merger. Although Camden and Northway know of no reason why the approval of any of the applications would be denied or unduly delayed, they cannot predict whether the required regulatory approvals will be obtained, when they will be received or whether such approvals will be subject to any conditions.
The approval of a merger application by a regulatory authority only means that the regulatory criteria for approval have been satisfied. The process of obtaining regulatory approval does not include a review of the adequacy of the merger consideration. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.
ACCOUNTING TREATMENT OF THE MERGER
For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Northway as of the effective time will be recorded at their respective fair values and added to those of Camden. Any excess of purchase consideration over the fair values is recorded as goodwill. Consolidated financial statements of Camden issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of Northway.
PUBLIC TRADING MARKETS
Camden common stock is listed on Nasdaq under the symbol “CAC.” The Camden common stock issuable in the merger will be listed on Nasdaq. There is no established public trading market for shares of Northway common stock and no broker makes a market in Northway common stock.
EXCHANGE OF SHARES IN THE MERGER
Camden has engaged Broadridge Financial Solutions, Inc. to act as its exchange agent to handle the exchange of Northway common stock for the merger consideration. Within five business days after the effective time, the exchange agent will send to each holder of record of Northway common stock a letter of transmittal for use in the exchange with instructions explaining how to surrender Northway common stock certificates and/or book entry shares to the exchange agent. Holders of Northway common stock who cannot locate their stock certificates should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates. As soon as reasonably practicable after its receipt of properly completed and signed letters of transmittal and accompanying Northway stock certificates, if any, Camden’s exchange agent will issue shares of Camden common stock representing the merger consideration, together with cash in lieu of any fractional shares. No interest will be paid on any cash payment. Until the certificates representing Northway common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or dividends or distributions on the shares of Camden common stock into which such shares of Northway common stock have been converted. When the certificates are surrendered to Camden’s exchange agent, any unpaid dividends or other distribution will be paid without interest. In no event will Camden, the exchange agent, or any other person be liable to any former holder of shares of Northway common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
Holders of Northway common stock should follow the instructions in the letter of transmittal for sending their stock certificates to the exchange agent.
DISSENTERS’ RIGHTS
Under the NHBCA, shareholders may, under certain circumstances, exercise appraisal rights in the event of certain limited corporate actions and obtain payment for the fair value of their shares. For example, subject to certain exceptions, appraisal rights are available under New Hampshire law to any shareholder of a constituent corporation in the event of a merger if such shareholder is entitled to vote upon the merger or if the corporation is a subsidiary that is merged with its parent. Neither Northway’s articles of incorporation nor Northway’s bylaws grant any appraisal rights in addition to the statutorily prescribed rights.
Shareholders who desire to exercise their appraisal rights must satisfy all of the conditions and requirements set forth in the NHBCA in order to maintain these rights and obtain any payment due in respect of the exercise of these rights.
Pursuant to Sections 13.01 et seq. of Chapter 293-A of the NHBCA, in the event that the merger is consummated, any holder of shares of Northway common stock who objects to the merger is entitled to dissent from the merger and to have the fair value of such shares, which we refer to as dissenting shares, as determined by Northway, or if necessary, judicially determined, paid to him or her, by complying with the provisions of Sections 13.01 et seq. of the NHBCA. Failure to take any steps set forth in Sections 13.01 et seq. in connection with the exercise of such rights may result in termination or waiver thereof.
The following is a summary of the statutory procedures required to be followed by a holder of dissenting shares, or a dissenting shareholder, in order to exercise his or her rights under the NHBCA. This summary, however, is not a complete statement of all applicable requirements but contains substantially all material information regarding the exercise of appraisal rights under Sections 293-A:13.01 et seq. of the NHBCA, the text of which is attached as Appendix C to this proxy statement/prospectus. Additionally, the following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Northway shareholders exercise their appraisal rights under Section 293-A; 13.01 et seq. If a shareholder elects to exercise appraisal rights with respect to the merger, such shareholder must (i) deliver to Northway prior to the vote on the merger at the special meeting a written notice of intention to demand payment for his or her shares if the merger is effected and (ii) not vote in favor of the merger. The written notice required to be delivered to Northway by a dissenting shareholder is in addition to and separate from any proxy or vote against the merger. Neither voting against nor failure to vote for the merger will constitute the written notice required to be filed by a dissenting shareholder. Failure to vote against the merger, however, will not constitute a waiver of rights under Section 293-A:13.01 et seq. of the NHBCA provided that a written notice has been properly filed. A signed proxy that is returned but which does not contain any instructions as to how it should be voted will be voted in favor of approval of the merger and will be deemed a waiver of appraisal rights.
Subject to the foregoing, a beneficial shareholder may assert appraisal rights as to shares held on his or her behalf only if (i) he or she submits to Northway the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts appraisal rights and (ii) he or she does so with respect to all shares of Northway common stock of which he or she is the beneficial owner or over which he or she has the power to direct the vote. A record holder of shares of Northway common stock may dissent on behalf of any beneficial owner with respect to all but not less than all the shares of such beneficial owner if the record holder notifies Northway in writing of the name and address of each such person on whose behalf he or she asserts appraisal rights. All notices of intention to demand payment should be addressed to Michael Archer, Chief Financial Officer, 2 Elm Street, Camden, Maine 04843.
If the merger is approved, Northway is obligated to give written notice to each dissenting shareholder who timely filed a notice of intention to demand payment and who did not vote in favor of approval of the merger no later than 10 days after the approval of the merger by the shareholders of Northway. The notice must be accompanied by a copy of Section 293-A:13.01 et seq. and must (i) state where a demand for payment must be sent and where and when certificates for dissenting shares must be deposited in order to obtain payment, (ii) inform holders of Northway’s estimate of the fair value of the shares, (iii) be accompanied by a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed merger (i.e., September 10, 2024) and requires that the person asserting appraisal rights certify whether or not he or she acquired beneficial ownership of the shares before that date and that such dissenting shareholder did not vote for the merger, (iv) set a date by which Northway shall receive the payment demand, which date shall not be less than 40 days nor more than 60 days after the date the notice is delivered, and state that the dissenting shareholder shall have waived the right to demand appraisal unless the form is received by such date, (v) state that Northway will provide to any requesting dissenting shareholder, within 10 days after the deadline to submit the form, the number of dissenting shareholders and the total number of shares owned by them, and (vi) the date by which the notice to withdraw appraisal rights must be received, which must be within 20 days of the deadline to submit the form. The dissenting shareholder must demand payment, certify whether he or she acquired ownership of such shares prior to September 10, 2024, and deposit the certificates in accordance with the terms of the notice. A dissenting shareholder who fails to demand payment or deposit certificates for dissenting shares, as required, shall have no right under Section 293-A:13.01 et seq. to receive payment for the dissenting shares.
Unless the merger has been effected and Northway has made the payment required below within 30 days after the date for demanding payment and depositing certificates for dissenting shares, Northway shall return any certificates for dissenting shares so deposited. If such dissenting share has been returned by Northway, then Northway may at a later time send a new notice conforming to the requirements herein described.
As soon as the merger has been consummated, or upon receipt of demand for payment, if the merger has already been consummated, Northway shall pay to each dissenting shareholder who has made proper demand and deposited his or her certificates the amount which Northway estimates to be the fair value of his or her dissenting shares, with accrued interest, if any, accompanied by (i) Northway’s annual financial statements of a fiscal year ending not more than 16 months before the date of payment, (ii) a statement of Northway’s estimate of the fair value of the shares and (iii) a statement of the dissenting shareholder’s right to demand supplemental payment pursuant to Section 293-A:13.26 if the shareholder is dissatisfied with Northway’s offer, as well as a copy of Section 293-A:13.01 et seq. Northway may withhold payment from any dissenting shareholder acquiring beneficial ownership of Northway common stock subsequent to September 10, 2024, the date on which announcement of the merger was first made. For such shares of Northway common stock acquired after September 10, 2024, Northway, upon consummation of the merger, shall estimate the fair value of such shares, plus accrued interest, if any, and pay such estimated amount to each holder of such shares who agrees to accept such payment in full satisfaction of his or her demand. With each such offer of payment, Northway shall send (i) Northway’s annual financial statements of a fiscal year ending not more than 16 months before the date of payment, (ii) its estimate of the fair value of such shares of Northway common stock, an explanation of how the interest was calculated, (iii) that the dissenting shareholder may accept Northway’s estimate of fair value plus interest in full satisfaction of their appraisal right, (iv) that such dissenting shareholders should notify Northway of their acceptance of Northway’s offer within 30 days after receiving the offer, and (v) that such dissenting shareholders who do not satisfy the requirements for demanding appraisal shall be deemed to have accepted Northway’s offer.
Fair value of dissenting shares means the value immediately before the effective date of the merger, using customary and current valuation concepts generally employed for similar businesses, without discounting for lack of marketability or minority status.
If such dissenting shareholder believes the amount paid or offered to be paid, as the case may be, to be less than fair value (or that the interest, if any, is not correct), such dissenting shareholder may send Northway his or her own estimate of fair value (and interest, if any) and demand payment of the deficiency, or reject Northway’s offer and demand payment of the fair value (and interest, if any). If the dissenting shareholder does not notify Northway of his or her payment demand within 30 days after Northway has made payment or offered payment, as the case may be, such shareholder shall be entitled to no more than the amount remitted.
Within 60 days after a demand for payment of the deficiency, if it remains unsettled, Northway (or its successor, as applicable) shall file a petition with the court of its choosing in New Hampshire, or the court, requesting determination of the fair value of the dissenting shares and accrued interest. All dissenting shareholders whose demands have not been settled shall be parties to such action and shall be served a copy of the petition. The court shall determine the fair value of the dissenting shares and each dissenting shareholder shall be entitled to judgment for the amount by which the amount previously remitted by Northway is exceeded by the court’s determination of fair value, if any. If Northway does not file a petition, each dissenting shareholder who has made a demand and who has not settled his or her claim shall be entitled to receive the amount demanded with interest and may sue to enforce his or her claim in an appropriate court.
Costs of an appraisal proceeding, including costs and expenses of appraisers appointed by the Court, shall be determined by the court and assessed against Northway, except that the court may assess any part of such costs and expenses to all or some of the dissenting shareholders who are parties and whose action the court finds to be arbitrary, vexatious or not in good faith in demanding payment under Section 293-A:13.01 et seq. Fees and expenses of counsel and experts for the respective parties may be assessed against (i) Northway if the court finds it failed to comply substantially with the requirements of Section 293-A: 13.01 et seq. or (ii) either Northway or a dissenting shareholder if the court finds that the party acted arbitrarily, vexatiously or not in good faith with respect to its appraisal rights. The court may award reasonable attorney fees to be paid out of the amounts awarded to the dissenting shareholders if the court finds that the services of counsel for any dissenting shareholder have been of substantial benefit to other dissenting shareholders similarly situated and that such attorney fees should not be assessed against Northway.
In view of the complexity of Section 293-A:13.01 et seq. of the NHBCA, Northway shareholders who may wish to pursue appraisal rights should consult their legal counsel and financial advisors.

DESCRIPTION OF THE MERGER AGREEMENT
The following is a summary of selected provisions of the merger agreement. Although Camden and Northway believe this description covers the material terms of the merger agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety into, and a copy of which is attached as Appendix A to, this proxy statement/prospectus. The parties urge you to read the merger agreement in its entirety.
EXPLANATORY NOTE
The merger agreement and the summary of its terms in this proxy statement/prospectus have been included only to provide you with information about the terms and conditions of the merger agreement. The representations, warranties and covenants contained in the merger agreement are made by Camden and Northway only for purposes of the merger agreement and as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by Camden and Northway in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk between the parties to the merger agreement rather than to establish matters as facts. Shareholders are not third-party beneficiaries under the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by Camden or Northway. The representations and warranties contained in the merger agreement do not survive the effective time. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of Camden or Northway.
For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Camden or Northway or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.” Camden will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.
THE MERGER
Upon the terms and subject to the conditions of the merger agreement, Northway will merge with and into Camden, with Camden continuing as the surviving corporation. Immediately following the completion of the merger, Northway Bank will merge with and into Camden National Bank, with Camden National Bank as the resulting bank. The separate existence of Northway and Northway Bank will cease, with all their rights, privileges, immunities, power and franchises.
EFFECTS OF THE MERGER
As a result of the merger, the shares of Northway common stock will no longer be outstanding and will automatically be cancelled and retired and cease to exist. Northway shareholders will only participate in Camden’s future earnings and potential growth through their ownership of Camden common stock. All of the other incidents of direct ownership of shares of Northway common stock, such as the right to vote on certain decisions with respect to Northway, to elect directors to the Northway board and to receive dividends and distributions from Northway, will be extinguished upon completion of the merger. All of the property, rights, privileges and powers of Northway Bank will vest in Camden National Bank, and all obligations, liabilities, debts, restrictions, disabilities and duties of Northway Bank will become the obligations, liabilities, debts, restrictions, disabilities and duties of Camden National Bank.

CLOSING AND EFFECTIVE TIME OF THE MERGER
The merger agreement provides that the merger will be consummated no later than five business days after the satisfaction or waiver of all the closing conditions, except for those conditions that by their nature are to be satisfied at the closing (but subject to the fulfillment or waiver of those conditions), including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods, unless extended by mutual written agreement of Camden and Northway. The merger will become effective at the time a certificate of merger is executed, acknowledged and filed with the Secretary of State of the State of Maine as provided in Section 203 of the MBCA. Subject to the satisfaction or waiver of the closing conditions, the parties are seeking to consummate the merger by the first quarter of 2025. However, it is possible that factors outside the control of Camden and Northway could result in the merger being completed at a later time or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger.
If the merger is not completed by the outside date, the merger agreement may be terminated by either Camden or Northway, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of, or materially contributed to, the failure of the merger to be completed before such date.
For a description of the transaction structure and merger consideration, please see the section entitled “The Merger—Terms of the Merger.”
CAMDEN’S GOVERNING DOCUMENTS, DIRECTORS AND OFFICERS FOLLOWING THE CLOSING
Governing Documents
Camden’s articles of incorporation and bylaws will be the articles of incorporation and bylaws of the surviving corporation as they exist immediately before the effective time, in each case until thereafter changed or amended as provided therein or by applicable law.
Directors and Officers
The directors and officers of Camden immediately prior to the effective time will be the directors and officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified. In addition, Camden and Camden National Bank will each expand their respective boards by one member and the resulting vacancy will be filled by one current director of Northway, who currently is expected to be Larry K. Haynes.
MERGER CONSIDERATION
Conversion of Northway Common Stock
At the effective time, each share of Northway common stock outstanding immediately prior to the effective time, other than shares, if any, as to which dissenting rights have been properly exercised and perfected, will be converted into the right to receive the merger consideration consisting of 0.83 shares of Camden common stock.
Cancellation of Excluded Shares
At the effective time, all shares of Northway common stock held by Northway in treasury and all shares of Northway common stock that are held by Northway, Camden or any of their respective subsidiaries (other than in a fiduciary capacity), which we refer to collectively as the excluded shares, will automatically be cancelled and retired and will cease to exist, and no consideration will be issued in exchange therefor.
Dissenting Shares
To the extent dissenters’ rights under Section 293-A:13 of the NHBCA are applicable to the merger and a holder of Northway common stock has perfected its rights to dissent, no such dissenting shares will be converted into or represent a right to receive the consideration for such shares set forth in merger agreement. Instead, holders of such dissenting shares will be entitled only to the rights granted under Section 293-A:13 of the NHBCA. If a holder of dissenting shares thereafter effectively withdraws or loses such dissenters’ rights with respect to such shares then, as of the occurrence of such withdrawal or loss, each such share will be deemed as of the effective time to have been converted into and represent only the right to receive the consideration for such shares set forth in the merger agreement.

For more information regarding dissenters’ rights, please see the section entitled “The Merger—Dissenters’ Rights.”
Rights as Shareholders of Northway
At the effective time, holders of shares of Northway common stock will cease to be, and will have no rights as, shareholders of Northway other than to receive the merger consideration and any dividends or distributions to which they are entitled under the merger agreement.
EXCHANGE PROCEDURES
Camden has engaged Broadridge Financial Solutions, Inc. to act as its exchange agent to handle the exchange of Northway common stock for the merger consideration. Within five business days after the effective time, the exchange agent will send to each holder of record of Northway common stock a letter of transmittal for use in the exchange with instructions explaining how to surrender Northway common stock certificates and/or book entry shares to the exchange agent. Holders of Northway common stock who cannot locate their stock certificates should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates.
As soon as reasonably practicable after its receipt of properly completed and signed letters of transmittal and accompanying Northway stock certificates, if any, Camden’s exchange agent will issue shares of Camden common stock representing the merger consideration, together with cash in lieu of any fractional shares. No interest will be paid on any cash payment. Until the certificates representing Northway common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or dividends or distributions on the shares of Camden common stock into which such shares of Northway common stock have been converted. When the certificates are surrendered to Camden’s exchange agent, any unpaid dividends or other distribution will be paid without interest. In no event will Camden, the exchange agent, or any other person be liable to any former holder of shares of Northway common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
Holders of Northway common stock should follow the instructions in the letter of transmittal for sending their stock certificates to the exchange agent.
Distributions with Respect to Unexchanged Shares
All shares of Camden common stock to be issued pursuant to the merger will be deemed issued and outstanding as of the effective time and if a dividend or other distribution is declared by Camden in respect of the Camden common stock, the record date for which is at or after the effective time, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the merger agreement. No dividends or other distributions in respect of Camden common stock will be paid to any holder of any unsurrendered certificate or book-entry shares representing shares of Northway common stock until such certificate (or affidavit of loss in lieu thereof) or book-entry shares are surrendered for exchange in accordance with the merger agreement. Subject to applicable laws, following surrender of any such certificate (or affidavit of loss in lieu thereof) or book-entry shares, there will be issued and/or paid to the holder of a certificate or evidence of shares in book-entry form, as applicable, representing whole shares of Camden common stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the effective time theretofore payable with respect to such whole shares of Camden common stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Camden common stock with a record date after the effective time but with a payment date subsequent to surrender.
Fractional Shares of Camden Common Stock
No fractional shares of Camden common stock will be issued to any shareholder of Northway upon completion of the merger. For each fractional share of Camden common stock that would otherwise be issued, Camden will pay cash in an amount equal to the fraction of a share (rounded to the nearest cent) of Camden common stock which the holder would otherwise be entitled to receive multiplied by an average stock price as described in the merger agreement. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

REPRESENTATIONS AND WARRANTIES
The merger agreement contains representations and warranties on the part of Northway as to, among other things:
•	organization, standing and authority;
•	Northway securities;
•	subsidiaries and equity holdings;
•	power;
•	authority;
•	consents and approvals;
•	no defaults;
•	takeover laws and provisions;
•	absence of certain changes or events since December 31, 2023;
•	availability, accuracy and compliance with GAAP of financial reports and filings with regulatory authorities;
•	regulatory matters;
•	absence of litigation;
•	compliance with laws;
•	proper and accurate maintenance of books and records;
•	tax matters;
•	environmental matters;
•	labor matters;
•	benefit arrangements;
•	property;
•	material contracts; and
•	loans.
The merger agreement also contains representations and warranties on the part of Camden as to, among other things:
•	organization, standing and authority;
•	Camden stock;
•	power;
•	authority;
•	absence of certain changes or events since December 31, 2024;
•	availability, accuracy and compliance with GAAP of financial reports and filings with regulatory authorities;
•	regulatory matters;
•	absence of litigation;
•	compliance with laws; and
•	insurance.
Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to Camden or Northway, as the case may be, means any effect, circumstance, occurrence or change that (i) is, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Camden or Northway and its subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Camden or Northway from performing its obligations under this Agreement or consummating the transactions. The following is excluded from the definition of “materially adverse effect”:
•
any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Camden or Northway taken as a whole;

•	changes in GAAP or regulatory accounting requirements applicable to banking organizations generally;
•
actions and omissions of Camden or Northway taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby or otherwise expressly permitted to be taken by the other party under the merger agreement;

•	any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by the merger agreement;
•
natural disasters or other force majeure events or any epidemic, pandemic or disease outbreak (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Camden or Northway taken as a whole);

•
changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; or

•	any failure by Camden or Northway to meet any internal projections or forecasts or estimates of revenues or earnings for any period.
The representations and warranties in the merger agreement do not survive the effective time and, as described below under the section entitled “Termination of the Merger Agreement,” if the merger agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of Camden or Northway, or otherwise under the merger agreement, unless Camden or Northway willfully breached the merger agreement.
CONDUCT OF BUSINESS PRIOR TO THE COMPLETION OF THE MERGER
Under the merger agreement, Northway has agreed to certain operating limitations on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, Northway and its subsidiaries are required to conduct its business in the ordinary and usual course of business consistent with past practice, use reasonable best efforts to maintain and preserve intact its business organization and business relationships, or adversely affect or materially delay the receipt of the necessary regulatory approvals, the performance of its agreements under the merger agreement, or the consummation of the transactions contemplated by the merger agreement.
The following is a summary of the more significant operating limitations imposed upon Northway, subject to certain exceptions set forth in the merger agreement and disclosure schedules. Northway may not (and neither it nor its subsidiaries may agree to take, make any commitment to take or adopt any resolutions in support of any action to), without Camden’s prior written consent:
•	conduct its business other than in the ordinary course consistent with past practices;
•	enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking, operating or other policies procedures or practices;
•	Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties;
•	change any loan policies or procedures;

•
make, renegotiate, renew, increase, extend, modify or purchase any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business consistent with past practice in amounts not to exceed $3,000,000;

•	enter into any material contract;
•	increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee;
•	hire or terminate, other than for cause or as required by law, the employment of any employee or contingent worker with an annual salary or wage rate or consulting fees in excess of $125,000;
•	amend Northway’s articles of incorporation or bylaws;
•
make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $50,000 in the aggregate;

•
enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Northway or any of its subsidiaries is a party, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect; or

•
fail to maintain in effect any insurance policy, in each case on substantially the same terms as currently in effect; and issue or renew any policy, binder, slip or other contract of insurance or assumed reinsurance except to the extent required by the prior clause or applicable law.

CERTAIN COVENANTS OF THE PARTIES
In addition to the operating limitations noted above, the merger agreement contains certain other covenants and agreements, including, among other things, the following:
•	Northway agreed to use reasonable best efforts to solicit shareholder approval in favor of the merger.
•	Camden and Northway agreed to cooperate to prepare and file a registration statement on Form S-4.
•	Camden and Northway agreed to use reasonable best efforts to promptly effect all filings necessary to receive required regulatory approvals.
REGULATORY MATTERS
Consummation of the merger is subject to several federal and state regulatory agency filings and approvals. The merger and the bank merger cannot be completed unless and until Camden and Camden National Bank, on the one hand, and Northway and Northway Bank, on the other hand, have received all necessary prior approvals or waivers from the applicable bank regulatory authorities and any applicable waiting periods have expired. We cannot predict whether or when Camden and Northway and their bank subsidiaries will obtain the required regulatory approvals or waivers necessary for the merger and bank merger.
Federal Reserve. Camden is registered as a bank holding company under the Bank Holding Company Act of 1956, which we refer to as the BHC Act. Northway also is a registered bank holding company under the BHC Act. As a result, the merger is subject to prior approval of the Federal Reserve under the BHC Act.
OCC. The merger of Northway Bank with and into Camden Bank is subject to the prior approval of the OCC under the Bank Merger Act of 1960, as amended, which we refer to as the Bank Merger Act. In reviewing an application under the Bank Merger Act, the OCC is required to consider the following:
•
competitive factors, such as whether the bank merger will result in a monopoly or whether the benefits of the bank merger to the public in meeting the needs and convenience of the community clearly outweigh the bank merger’s anticompetitive effects or restraints on trade; and

•	banking and community factors, which include an evaluation of:
○	the financial and managerial resources of Camden National Bank, including its subsidiaries, and of Northway Bank, and the effect of the proposed transaction on these resources;
○	management expertise;

○	internal control and risk management systems;
○	the capital of Northway Bank;
○	the convenience and needs of the communities to be served; and
○	the effectiveness of Northway Bank and Camden National Bank in combating money laundering activities.
The application process includes publication and opportunity for comment by the public. The OCC us required to consider any properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act.
Mergers approved by the OCC under the Bank Merger Act, with certain exceptions, may not be consummated until 30 days after the date of approval, during which time the U.S. Department of Justice may challenge such merger on antitrust grounds and may require the divestiture of certain assets and liabilities. With approval of the OCC and the Department of Justice, that waiting period may be, and customarily is, reduced to no less than 15 days. There can be no assurance that the Department of Justice will not challenge the bank merger or, if such a challenge is made, that the result of that challenge will be favorable to Camden National Bank and Northway Bank. The commencement of an antitrust action would stay the effectiveness of the OCC’s approval, unless a court specifically orders otherwise.
NHDB. The merger of Northway with and into Camden is subject to the prior approval of the NHDB.
Camden and Northway have filed or will file all required applications to obtain the regulatory approvals necessary to consummate the merger and the bank merger. Although Camden and Northway know of no reason why the approval of any of the applications would be denied or unduly delayed, they cannot predict whether the required regulatory approvals will be obtained, when they will be received or whether such approvals will be subject to any conditions.
The approval of a merger application by a regulatory authority only means that the regulatory criteria for approval have been satisfied. The process of obtaining regulatory approval does not include a review of the adequacy of the merger consideration. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.
SHAREHOLDER APPROVAL
Northway has agreed to convene a meeting of its shareholders as soon as practicable to consider and vote upon the approval of the merger. Subject to certain limited exceptions, the Northway board will recommend to Northway shareholders that they approve the merger. Unless the merger agreement is terminated in accordance with its terms, Northway will convene such meeting regardless of whether or not (i) the Northway board has changed its recommendation that Northway shareholders approve the merger or (ii) an acquisition proposal from a third party has been made (discussed in more detail below).
EMPLOYEE MATTERS
Pursuant to the terms of the merger agreement, for a period of one year following the effective time, Camden will provide, or cause to be provided, to each of the current employees of Northway and its subsidiaries as of immediately prior to the effective time who continue employment with Camden or any of its subsidiaries following the effective time, whom we refer as the Continuing Employees, with employee benefits that are comparable in the aggregate to those maintained by Camden for similarly-situated employees of Camden. Furthermore, for a period of six months following the effective time, Camden has agreed to honor certain specified severance guidelines in connection with the termination of employment of any Northway employee, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, whose employment is terminated involuntarily.
The merger agreement further provides that Continuing Employees will receive credit for their years of service with Northway for purposes of eligibility to participate and vesting under any Camden employee benefit plans that such Continuing Employees may be eligible to participate in after the closing to the same extent recognized by Northway immediately prior to the closing.
Under the merger agreement, Northway has agreed that, unless otherwise directed by Camden prior to the effective time, Northway will, effective as of at least one day prior to the effective time of the merger, terminate

Northway’s 401(k) plan and any other plan that is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by Northway or any of its affiliates and take all actions necessary to ensure that no further contributions will be made to any such plan.
INDEMNIFICATION AND DIRECTORS’ AND OFFICERS’ INSURANCE
Pursuant to the terms of the merger agreement, Northway has agreed to purchase and Camden has agreed to maintain, for six years following the effective time, insurance coverage under the current policy of directors’ and officers’ liability insurance maintained by Northway for actions or omissions occurring at or prior to the effective time; provided, however that if the aggregate premiums for such coverage exceed 300% of the premiums Northway paid for its current directors’ and officers’ insurance policy, Northway will only be required to obtain and Camden will only maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a total cost equal to such 300% amount. Following the effective time, to the extent permitted by applicable law, Camden has agreed to indemnify, hold harmless, and advance expenses to the current and former directors, officers and employees of Northway and its subsidiaries for actions taken by them in their position as a director, officer or employee of Northway prior to the effective time.
ACQUISITION PROPOSALS
Except as described below, Northway has agreed in the merger agreement that it will not and will cause its subsidiaries and affiliates not to: initiate, solicit, knowingly encourage or knowingly facilitate in any way inquiries or proposals with respect to an acquisition proposal, or engage in any negotiations concerning, or provide any confidential nonpublic information to, or have any discussions with, any person relating to an acquisition proposal. Northway also agreed to cease immediately and cause to be immediately terminated any activities, discussions and negotiations with any person (other than Camden) with respect to any acquisition proposal.
Notwithstanding the foregoing limitations, if Northway receives an unsolicited bona fide written acquisition proposal, and the Northway board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the acquisition proposal constitutes a superior proposal or is reasonably expected to lead to a superior proposal, and if the Northway board concludes in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, that failing to take such actions would result in a violation of its fiduciary duties, then Northway will: (i) furnish information with respect to it to such person making such acquisition proposal pursuant to a confidentiality agreement with terms no less favorable to it then the terms contained in the confidentiality agreement between Northway and Camden; and (ii) participate in discussions or negotiations regarding such acquisition proposal. Upon receipt of any acquisition proposal, Northway must provide Camden prompt notice thereof.
Notwithstanding any determination of the Northway board that an acquisition proposal constitutes a superior proposal, Northway is required to submit the merger agreement to the Northway shareholders for approval at the special meeting; provided that if certain conditions are met, the Northway board may submit the merger agreement to the Northway shareholders for approval without the recommendation of the Northway board and the Northway board may communicate the basis for its lack of a recommendation to the Northway shareholders in an appropriate amendment or supplement to this proxy statement/prospectus to the extent required by applicable law. Further, neither Northway nor the Northway board will recommend to the Northway shareholders or submit to the vote of the Northway shareholders any acquisition proposal other than the merger.
Under the merger agreement, “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Camden), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to one or more of the following transactions: (i) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Northway or any of its subsidiaries; (ii) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Northway or any of its subsidiaries representing, in the aggregate, 15% or more of the assets of Northway and its subsidiaries on a consolidated basis; (iii) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of Northway or any of its subsidiaries; (iv) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of Northway or any of its subsidiaries; or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
Under the merger agreement, “superior proposal” means a bona fide written acquisition proposal containing terms that the Northway board determines in good faith to be more favorable to Northway shareholders from a financial point of view than the merger and the transactions contemplated thereby, (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Northway common stock or all, or substantially all, of the assets of Northway and its subsidiaries; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Northway common stock that is more favorable, from a financial point of view, than the consideration to be paid to the Northway shareholders pursuant to merger and (B) is, in light of the other terms of such proposal, more favorable to Northway shareholders than the merger and the transactions contemplated by the merger agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
CONDITIONS TO CONSUMMATION OF THE MERGER
The respective obligation of each party to consummate the merger is subject to the fulfilment or written waiver at or prior to the closing of each of the following conditions:
•	approval of the merger proposal by Northway shareholders;
•	the receipt of regulatory approvals and the expiration of any applicable waiting periods;
•	no regulatory approval shall impose a term, condition or restriction on Camden or its subsidiaries that Camden reasonably determines is a “burdensome condition”;
•	the shares of Camden common stock to be issued in the merger having been approved for listing on the Nasdaq, subject to official notice of issuance;
•
the registration statement, of which this proxy statement/prospectus is a part, concerning the Camden common stock issuable pursuant to the merger agreement having been declared effective by the Securities and Exchange Commission, which we refer to as the SEC, and continuing to be effective as of the effective time; and

•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement.

Under the merger agreement, a “burdensome condition” is any prohibition, limitation, condition or other requirement which would (i) prohibit or materially limit the ownership or operation by Northway, or by Camden or any of its subsidiaries, of all or any material portion of the business or assets of Northway or Camden or any of its subsidiaries, (ii) compel Camden or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Northway or Camden or any of its subsidiaries, or (iii) compel Camden or any of its subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in (i)-(iii) would have a material adverse effect on the future operation by Camden and its subsidiaries of their business, taken as a whole (including, after the effective time, Northway).
Northway’s obligation to consummate the merger is also subject to the fulfillment or written waiver of each of the following conditions:
•	the accuracy of representations and warranties of Camden in the merger agreement, subject to certain materiality standards; and
•
receipt by Northway of an opinion of its counsel, in form and substance reasonably acceptable to Northway, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions described in such opinion, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Camden’s obligation to consummate the merger is also subject to the fulfilment or written waiver of each of the following conditions:
•	the accuracy of representations and warranties of Northway in the merger agreement, subject to certain materiality standards; and
•
receipt by Camden of an opinion of its counsel, in form and substance reasonably acceptable to Camden, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions described in such opinion, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

TERMINATION OF THE MERGER AGREEMENT
Camden and Northway may mutually agree in writing to terminate the merger agreement at any time prior to the effective time. Subject to certain conditions described in the merger agreement, either Camden or Northway may also terminate the merger agreement if:
•	Northway shareholders do not adopt the merger agreement by the conclusion of the special meeting;
•	any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement and such denial has become final and non-appealable
•
a party breaches any representation, warranty, covenant or other agreement contained in the merger agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or the outside date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement); or

•
the merger is not completed by the outside date, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of, or materially contributed to, the failure of the merger to be completed before such date.

The Northway board may elect to terminate the merger agreement if each of the following conditions is satisfied:
•
the volume-weighted average closing price per share of Camden common stock for the 20 consecutive trading days prior to the date on which all regulatory approvals have been received (the “Final Camden Market Value”) is less than 80% of the volume-weighted average closing price per share of Camden common stock for the 20 consecutive trading days prior to September 9, 2024 (the “Initial Camden Market Value”);

•
the ratio of the Final Camden Market Value to the Initial Camden Market Value is less than (i) the ratio of the average of the closing price of the KBW Nasdaq Regional Banking Index for the twenty consecutive trading days prior to the date on which all regulatory approvals have been received to the average of the closing price of the KBW Nasdaq Regional Banking Index for the twenty consecutive trading days prior to September 9, 2024, minus (ii) 0.20;

•	Northway and Northway Bank are not in material breach of any representation, warranty, covenant or agreement contained in merger agreement or bank merger agreement, as applicable; and
•	certain conditions set forth in Northway’s disclosure schedule to the merger agreement are satisfied.
If the Northway board elects to terminate the merger agreement under these conditions, Camden may increase the exchange ratio based on a formula set forth in the merger agreement, in which case the merger agreement will remain in full force and effect.
In addition, Camden may terminate the merger agreement if the Northway board withdraws or amends its recommendation to shareholders to approve the transaction, fails to hold the special meeting of Northway’s shareholders to approve the merger, or approves or recommends an acquisition proposal (as defined in the section entitled “Description of the Merger Agreement—Acquisition Proposals”), or if Northway breaches the non-solicit provision described in “Description of the Merger Agreement—Acquisition Proposals.”
Any termination of the merger agreement will not relieve the breaching party from liability resulting from any willful breach by that party of the merger agreement.

TERMINATION FEE
Northway has agreed to pay Camden a cash termination fee in an amount equal to $3,192,530 if the merger agreement is terminated for certain reasons specified in the merger agreement, including if Camden terminates the merger agreement because the Northway board withdraws or amends its recommendation to shareholders to approve the merger.
WAIVER AND AMENDMENT OF THE MERGER AGREEMENT
The merger agreement may be amended in writing by the parties.
EXPENSES
Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense, except that printing expenses and SEC filing and registration fees shall be shared equally between Camden and Northway.
VOTING AGREEMENT
On September 9, 2024, all of the directors and executive officers of Northway entered into a voting agreement with Camden pursuant to which each director or executive officer has agreed, among other things, to vote shares of Northway common stock held by such director or executive officer in favor of the approval of the merger agreement and the transactions contemplated thereby, upon the terms and subject to the conditions set forth in the voting agreement. A copy of the voting agreement is attached to this proxy statement/prospectus as Appendix B.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Northway common stock. The summary is based upon the Code, applicable Treasury regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect and any such change could affect the accuracy of the statements and conclusions set forth in this summary. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any U.S. federal laws other than those pertaining to income tax, or U.S. federal laws applicable to alternative minimum taxes.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States, as determined for U.S. federal income tax purposes; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.
This discussion addresses only those U.S. holders of Northway common stock that hold their Northway common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Northway common stock in light of their individual circumstances or to holders of Northway common stock that are subject to special rules, such as a beneficial owner of Northway stock that is not a “U.S. holder”; financial institutions; S corporations or other pass-through entities (or entities or arrangements classified as pass-through entities for U.S. federal income tax purposes), or investors in pass-through entities; insurance companies; banks; trusts and estates; individual retirement and other tax-deferred accounts; tax-exempt organizations; dealers or brokers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold Northway common stock as part of a straddle, hedge, constructive sale, wash sale or conversion or other integrated transaction; regulated investment companies; real estate investment trusts; persons whose “functional currency” is not the U.S. dollar; U.S. expatriates; and holders who acquired their shares of Northway common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.
If a partnership (or other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds Northway common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.
The parties intend for the merger to qualify as a “reorganization” for U.S. federal income tax purposes. It is a condition to Northway’s obligation to complete the merger that Northway receive an opinion from Goodwin Procter LLP, dated the closing date of the merger, and it is a condition to Camden’s obligation to complete the merger that Camden receive an opinion from Sullivan & Cromwell LLP, dated the closing date of the merger, each to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These conditions are waivable, and Camden and Northway undertake to recirculate appropriate soliciting materials and resolicit the votes of Northway shareholders if either of these conditions is waived and the change in U.S. federal income tax consequences is material. These opinions will be based upon representation letters provided by Camden and Northway and upon customary factual assumptions. Neither Camden nor Northway has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the merger, and the opinions described above will not be binding on the Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected.
The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of Camden or Northway. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The merger is intended to qualify, and the obligation of Camden and Northway to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368(a) of the Code. On the basis that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized by Camden or Northway as a result of the merger and the material U.S. federal income tax consequences of the merger to U.S. holders will be as follows:
•
U.S. holders of Northway common stock who receive solely shares of Camden common stock (or receive Camden common stock and cash solely in lieu of a fractional share of Camden common stock) in exchange for shares of Northway common stock pursuant to the merger will not recognize gain or loss as a result of the merger (except for any gain or loss that may result from the receipt of cash in lieu of a fractional share of Camden common stock, which is discussed below under “—Cash in Lieu of Fractional Shares of Camden Common Stock”).

•
Generally, a U.S. holder’s aggregate tax basis in the Camden common stock received by such U.S. holder in the merger in exchange for its Northway common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “—Cash in Lieu of Fractional Shares of Camden Common Stock,” will equal such U.S. holder’s aggregate tax basis in the Northway common stock surrendered in the merger.

•
The holding period for the shares of Camden common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “—Cash in Lieu of Fractional Shares of Camden Common Stock,” generally will include the holding period for the shares of Northway common stock exchanged therefor.

In the case of any U.S. holder who acquired different blocks of Northway common stock at different times or at different prices, such a U.S. holder’s tax basis and holding period will be determined separately for each identifiable block of shares exchanged in the merger.
CASH IN LIEU OF FRACTIONAL SHARES OF CAMDEN COMMON STOCK
A U.S. holder who receives cash instead of a fractional share of Camden common stock will be treated as having received the fractional share of Camden common stock pursuant to the merger and then as having sold the fractional share of Camden common stock for cash. As a result, generally, a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the tax basis allocated to such fractional share of Camden common stock. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Northway common stock exchanged by such U.S. holder is greater than one year as of the effective time. For U.S. holders of shares of Northway common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gain. The deductibility of capital losses is subject to limitations.
BACKUP WITHHOLDING AND INFORMATION REPORTING
Payments of cash to a non-corporate U.S. holder of Northway common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption satisfactory to Camden and the exchange agent or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.
A U.S. holder of Northway common stock, as a result of having received Camden common stock in the merger, will be required to retain records pertaining to the merger. In addition, each U.S. holder of Northway common stock who is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth, among other things, such holder’s basis in the

Northway common stock surrendered and the fair market value of the Camden common stock and cash received in the merger. A “significant holder” is a holder of Northway common stock who, immediately before the merger, owned at least 1% of the vote or value of the outstanding stock of Northway or securities of Northway with a basis for federal income tax purposes of at least $1 million.
This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular U.S. federal, state, local and foreign tax consequences, including without limitation the applicability and effect of the net investment income tax, the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

COMPARISON OF SHAREHOLDERS’ RIGHTS
GENERAL
Northway is incorporated under the laws of the State of New Hampshire, and the rights of Northway shareholders are governed by New Hampshire law, Northway’s articles of incorporation and Northway’s bylaws. As a result of the merger, Northway shareholders will receive shares of Camden common stock and will become Camden shareholders. Camden is incorporated under the laws of the State of Maine, and the rights of Camden shareholders are governed by the laws of the State of Maine, Camden’s articles of incorporation and Camden’s bylaws. Thus, following the merger, the rights of Northway shareholders who become Camden shareholders in the merger will no longer be governed by Northway’s articles of incorporation and bylaws and instead will be governed by the laws of the State of Maine and Camden’s articles of incorporation and Camden’s bylaws. A copy of Camden’s articles of incorporation is attached as Appendix E.
COMPARISON OF SHAREHOLDERS’ RIGHTS
Set forth below is a summary comparison of material differences between the rights of Northway shareholders under New Hampshire law and Northway’s articles of incorporation and bylaws (left column) and the rights of Camden shareholders under Maine law and Camden’s articles of incorporation and bylaws (right column). Although the parties believe that the summary table includes the material differences between the rights of Northway shareholders and those of Camden shareholders, this summary does not include a complete description of all the differences between the rights of the shareholders. Copies of the full text of Camden’s articles of incorporation and bylaws currently in effect are available, without charge, by following the instructions in the section entitled “Where You Can Find More Information.”

	Northway	Camden
Authorized Capital Stock
The total authorized capital stock of Northway consists of 9,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. As of September 9, 2024, there were 3,800,000 shares of common stock issued and 2,751,650 shares of common stock outstanding with no shares of preferred stock issued or outstanding.
The total authorized capital stock of Camden consists of 40,000,000 shares of common stock, no par value. As of September 9, 2024, there were 14,575,979 shares of common stock issued and outstanding.

Dividends
Northway’s articles of incorporation provide that the board of directors or any authorized committee has the power to declare and pay dividends. The NHBCA provides that a corporation may not make a distribution if, after giving effect thereto, either: (i) it would be unable to pay its debts as they become due in the usual course of its business; or (ii) its total assets would be less than its total liabilities.

Section 651 of the MBCA provides that a corporation may make a distribution to its shareholders upon the authorization of its board of directors unless, after giving effect to that distribution: (i) the corporation would be unable to pay its debts as they become due in the usual course of business; or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Number of Directors	Northway’s bylaws provide for not less than 8 directors and nor more than 13 directors. The number of directors may be increased or decreased in accordance with the above limits from time to time by
Camden’s bylaws provide that the Camden board consist of not less than 7 and no more than 16 individuals at any given time. The number of directors may be increased or decreased in accordance with the above

	Northway	Camden
resolution of the Northway board. The Northway board is currently composed of 10 members.
limits from time to time by resolution of the Camden board. The current Camden board consists of 10 directors, and will be increased to 11 directors to include one current Northway director, who currently is expected to be Larry K. Haynes.

Election of Directors
Northway’s articles of incorporation provide that the Northway board is to be divided into three classes, with all classes as nearly equal as possible in size, and are elected for three-year staggered terms. Terms are staggered so that one class is elected by the shareholders annually.

Camden’s articles of incorporation provide that the Camden board be divided into three classes as nearly equal as practicable, provided that the directors elected at the 2023 and 2024 annual meetings of Camden shareholders were elected to serve a one-year term. All directors nominated at the 2025 annual meeting of Camden shareholders will be elected to a one-year term and from and after the 2025 annual meeting, all Camden directors will be elected to terms of one year and the Camden board will cease to be classified.

Removal of Directors	Northway’s articles of incorporation provide that a director may be removed only for cause by vote of the two-third of holders of shares of stock entitled to vote on the election of directors.
Camden’s articles of incorporation provide that shareholders may remove a director with or without cause only at a special meeting called for the purpose of removing such director and the affirmative vote of the holders of at least a majority of the shares entitled to vote at the special meeting is required.

Filling Board Vacancies
Northway’s bylaws provide that a vacancy, caused by any reason, can be filled by a vote of the majority vote of the remaining directors. The new director will hold the office until the next election of the class of directors to which he or she is elected.

Under Camden’s articles of incorporation and bylaws, when any vacancy occurs on the Camden board, the remaining members of the Camden board may appoint a director to fill such vacancy at any regular or special meeting of the Camden board.

Call of Special Meetings of Directors
Northway’s bylaws provide that a special meeting of the Northway board may be called, orally or in writing, by or at the request of a majority of the directors, the chairman or the president of the Northway board. Each member of the Northway board must be given at least 24 hours (or 48 hours if by mailing) in advance notice of any special meeting.

Under Camden’s bylaws, a special meeting of the Camden board may be called by the chairperson or by the chief executive officer, or upon written request signed by at least a majority of directors. Each member of the Camden board must be given at least two days’ prior notice of any special meeting.

Limitation on Director Liability
Northway’s articles of incorporation provide that directors shall not be personally liable to Northway or to any shareholders of Northway for monetary damages for any action taken, or any failure to take any action, as a director; provided, however the

Under Camden’s bylaws, the directors of Camden will not be liable to Camden or its shareholders for money damages for any action taken or for any failure to take an action as a director except liability for (i) the amount of financial benefit received by a

	Northway	Camden

foregoing does not relieve any director of Northway from liability for: (i) any amount of a financial benefit received by such director to which he or she is not entitled; (ii) any intentional infliction of harm on Northway or its shareholders; (iii) any violation of Section 293-A.8.33 of the NHBCA; or (iv) any intentional violation of criminal law. Northway provides directors with the full protection available to directors of a business corporation under the NHBCA.
director to which the director is not entitled, (ii) an intentional infliction of harm on Camden or its shareholders, (iii) unlawful distributions, or (iv) an intentional violation of criminal law.

Indemnification of Directors and Officers
Northway’s bylaws provide that each director and officer shall be indemnified and held harmless by Northway to the fullest extent authorized by the NHBCA against any and all expenses and liabilities that are incurred by such director or officer or on such director or officer’s behalf in connection with any proceeding or any claim, issue, or matter in which such director or officer is a party to or participant in by reason of such director or officer’s status as a director or officer of Northway, if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in, or not opposed to, the best interests of Northway and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by Northway’s bylaws shall continue as to a director or officer after he or she has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. Northway’s bylaws provide that Northway shall indemnify any director or officer seeking indemnification in connection with a proceeding initiated by such director or officer only if such proceeding was authorized by the Northway board.

The MBCA provides that a corporation may, subject to certain limitations, indemnify its directors and officers and must, in certain cases, indemnify a director or officer for reasonable costs if the director or officer is wholly successful in the defense of any proceeding to which the director or officer was a party because the director or officer was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. The MBCA allows a corporation to limit or expand its obligation to indemnify its directors and officers in the corporation’s articles of organization, bylaws, or a contract adopted by its board of directors or shareholders.

Under Camden’s bylaws, Camden shall, to the fullest extent permitted by applicable law, indemnify each director against all liability to any person for any failure to take an action as a director of the Camden except liability for (i) receipt of a financial benefit to which the director is not entitled, (ii) an intentional infliction of harm on Camden or its shareholders, (iii) an intentional violation of criminal law, or (iv) a violation of Section 833 of the MBCA. Under the Camden bylaws, Camden may, but it is not required, to the fullest extent permitted by law, indemnify in whole or in part any officer of Camden for liability to any person or for action taken or any failure to take an action as an officer of Camden except liability for (i) receipt of a financial benefit to which the officer is not entitled, (ii) an intentional infliction of harm on Camden or its shareholders, or (iii) an intentional violation of criminal law. The decision as to whether

	Northway	Camden

Camden will indemnify an officer for liability and, if so, to what extent, is determined by the Camden board within a reasonable period of time of having received a written request for indemnification from the officer.

Under Camden’s bylaws, Camden may, but is not required to, advance funds, before final disposition of a proceeding, to pay for or reimburse reasonable expenses incurred by a director or officer who is a party to a proceeding because the individual is or was a director or officer of Camden if the director or officer delivers to Camden (i) a written affirmation of the individual’s good faith belief that he or she has met the relevant standard of conduct described in the MBCA and (ii) the individual’s signed written undertaking to repay any funds advanced if the individual is not entitled to mandatory indemnification under the MBCA and it is ultimately determined that the individual has not met the relevant standard of conduct described in the MBCA.

Calling a Special Meeting of Shareholders
Northway’s bylaws provide that a special meeting of shareholders can be called by: (i) a majority of the board of directors then in office; or (ii) by the secretary at the written request of shareholders of not less than 10% of all the shares entitled to vote at the meeting. Notice of special meetings must be provided to shareholders no less than 10 days and no more than 60 days prior to the date of the meeting.

Under Camden’s bylaws, a special meeting of shareholders may be called by the Camden board or by written demand of the holders of not less than 10% of the shares entitled to vote at the meeting. Notice of special meetings must be provided to shareholders no less than 10 days and no more than 60 days prior to the date of the meeting.

Quorum of Shareholders
Under Northway’s bylaws, a majority of the shares of Northway stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of shareholders. The shareholders present at a meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Under Camden’s bylaws, one-third of the shares entitled to vote, represented in person or by proxy, constitute a quorum at any meeting of shareholders, unless otherwise provided by law. If a share is represented for any purpose at a meeting of shareholders, it is deemed present for quorum purposes for the remainder of the meeting, and shareholders present at a meeting at which a quorum is present may continue to transact business even if enough shares withdraw from the meeting to leave less than a quorum.

Required Vote for Certain Matters	New Hampshire law provides that approval of a business combination or a plan of merger requires the approval of shareholders at a meeting at which a quorum consisting of at	If Camden shareholders are entitled to vote on a merger under the MBCA, the Camden board must adopt the plan of merger and recommend it to Camden shareholders and

	Northway	Camden

least a majority of the votes entitled to be cast on the plan of merger exists.

Northway’s articles of incorporation provide that a vote of the holders of at least 80% of the outstanding shares of Northway common stock is required to approve a business combination unless the aggregate of the cash and fair market value of the consideration to be paid to all the holders of the Northway common stock in connection with the business combination (when adjusted for stock splits, stock dividends, reclassification of shares, or otherwise) is equal to the highest price per share and in the same form (unless otherwise agreed by the shareholders) paid by the other party or parties to the business combination in acquiring any of the Northway common stock. In the latter case, if at least two-thirds of the Northway board that are unaffiliated with the parties of the business combination approve the business combination, the vote of the holders of at least a majority of the outstanding shares of Northway common stock is required to approve the business combination; otherwise, the vote of the holders of at least 75% of the outstanding shares of Northway common stock is required to approve any business combination.

the agreement must be approved by the holders of a majority of all the votes entitled to be cast on the plan of merger. Under the MBCA, the approval of Camden shareholders is not required for a merger or stock-for-stock acquisition if: (i) Camden will survive the merger or is the acquiring corporation in a stock-for-stock transaction; (ii) subject to certain exceptions, the Camden articles of incorporation will not be changed; (iii) each Camden shareholder whose shares are outstanding immediately before the effective date of the merger or stock-for-stock transaction will hold the same number of shares, with identical preferences, limitations and relative rights, immediately after the effective date of the change; (iv) the number of voting shares outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of Camden voting shares outstanding immediately before the merger; and (v) the number of participating shares outstanding immediately after the merger plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

Amendments to Certificate/Articles of Incorporation and Bylaws
Northway’s articles of incorporation can only be amended first by approved by the Northway board pursuant to Section 293-A: 10.03 of the NHBCA, and, thereafter, approved by the shareholders by (i) the affirmative vote of a majority of the outstanding shares of Northway common stock entitled to vote on the amendment and (ii) the affirmative vote of a majority of the outstanding shares of each class of Northway common stock entitled to vote on the amendment as a class, provided that amendments to certain sections of the Northway’s articles of incorporation relating to material corporate affairs may not be

Under Section 1005 of the MBCA, the Camden board may adopt one or more amendments to Camden’s articles of incorporation to make certain ministerial changes without shareholder action, including certain changes to the corporate name and changes to the number of shares in order to effectuate a stock split or stock dividend. Other amendments to Camden’s articles of incorporation must be recommended to the shareholders by the Camden board and the holders of a majority of the outstanding shares of stock entitled to vote on the amendment must approve the amendment, provided that amendments to

	Northway	Camden

amended without the affirmative vote of at least two-thirds of the outstanding shares of Northway common stock and the affirmative vote of at least two-thirds of the outstanding shares of each class of Northway common stock entitled to vote as a class.

Northway’s bylaws may be amended by (i) the affirmative vote of a majority of the directors then in office or (ii) an affirmative vote by the holders of at least two-thirds of the shares of Northway common stock present in person or represented by proxy entitled to vote at any annual or special meeting of the shareholders; provided, however, if the Northway board recommends that shareholders approve the bylaws amendment at the meeting of shareholders, only an affirmative vote by the holders of the majority shares of Northway common stock present in person or represented by proxy entitled to vote at such meeting is required.

certain sections of Camden’s articles of incorporation relating to requirements of the Camden board in considering any offer to acquire Camden may not be amended without the affirmative vote of at least two-thirds of the outstanding shares of Camden common stock.

Camden’s articles of incorporation and bylaws provide that Camden’s bylaws may be amended by either the Camden board or by a majority vote of Camden shareholders.

Advance Notice of Shareholder Nominees for Director and Other Shareholder Proposals
Northway’s bylaws provide that any shareholder of record at the time of notice of the annual meeting may nominate a director. Shareholder nominations must be made in writing to the Secretary of Northway not less than 75 days but not more than 120 days prior to the anniversary of the last annual meeting; provided, however, if the annual meeting is convened more than 30 days before or more than 60 days after the anniversary of the preceding year, then the shareholder nomination must be provided to the Secretary no later than the later of 75 days prior to the meeting or 15 days following the day on which the meeting was first publicly announced. The notice shall provide: (i) the name, age, business address, and residence address of the director nominee, (ii) the principal occupation or employment of the director nominee, (iii) the class and number of shares of Northway capital stock which are beneficially owned by the director nominee on the date of such shareholder notice, and (iv) the consent of each nominee to serve as a director if elected.

A shareholder’s notice of a proposal or nomination of a director will be timely if delivered to Camden’s corporate secretary not later than 90 days nor earlier than 120 days prior to the anniversary date of the preceding year’s annual meeting of Camden shareholders. If the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, a shareholder’s notice or nomination will be timely if delivered not earlier than the 120 days and not later than 90 days prior to such annual meeting, or no later than 10 days after the day on which the date of such annual meeting is announced publicly. All notices must include the information required by the Camden bylaws.

Forum Selection Clause	Neither the Northway articles of incorporation nor the Northway bylaws include a forum selection clause.	Neither the Camden articles of incorporation nor the Camden bylaws include a forum selection clause.

DESCRIPTION OF CAMDEN CAPITAL STOCK
A brief summary of the material terms of Camden’s capital stock is set forth below. The description is qualified in its entirety by reference to Camden’s articles of incorporation and bylaws. The following description of Camden’s stock and provisions of Camden’s articles and bylaws is only a summary of such provisions and instruments, and does not purport to be complete.
AUTHORIZED CAPITAL STOCK
Camden’s authorized capital stock consists of 40,000,000 shares of common stock, no par value per share. The number of authorized shares of Camden common stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of a majority of the Camden stock entitled to vote. At this time, Camden is not authorized under the terms of the Camden articles of incorporation to issue any class or series of preferred stock, and Camden has no shares of preferred stock issued or outstanding.
COMMON STOCK
The following is a description of the material terms and provisions of the Camden common stock. See the Camden articles of incorporation and Camden bylaws for a more complete description of the terms of the Camden common stock.
Issuance of Common Stock
Camden is authorized to issue up to 40,000,000 shares of Camden common stock without shareholder approval. However, the Camden common stock is listed on Nasdaq, which requires shareholder approval of the issuance of additional shares of Camden common stock under certain circumstances.
Dividends
Subject to the preferential rights of any other class or series of stock, holders of shares of Camden common stock will be entitled to receive dividends out of funds legally available for distribution, if and when they are authorized and declared by the Camden board, in such amounts as the Camden board may determine.
Camden’s ability to pay dividends on the Camden common stock:
•	depends primarily upon the ability of Camden National Bank to pay dividends or otherwise transfer funds to Camden; and
•
is subject to policies established by Camden’s banking regulators (see “Item 1. Business - Supervision and Regulation” of Camden’s most recent Annual Report on Form 10-K for a more detailed description of limitations on Camden’s ability to pay dividends).

Liquidation Rights
In the event Camden is liquidated, dissolved or Camden’s affairs are wound up, after Camden pays or makes adequate provision for all of Camden’s known debts and liabilities, each holder of Camden common stock will receive dividends pro rata out of assets that Camden can legally use to pay distributions, subject to any rights that are granted to the holders of any class or series of preferred stock.
Preemptive, Redemption, and Conversion Rights
The holders of Camden common stock do not have any preemptive rights. There are no subscription, redemption, conversion or sinking fund provisions with respect to the Camden common stock.
Voting Rights
Except as otherwise required by law and except as provided by the terms of any other class or series of stock, holders of Camden common stock have the exclusive power to vote on all matters presented to Camden shareholders, including the election of directors. Holders of Camden common stock are entitled to one vote per share.

Generally, matters to be voted on by Camden shareholders must be approved by a majority of the votes cast at a meeting of shareholders in which a quorum is present, including the election of directors in an uncontested election, subject to state law and any voting rights granted to any holders of preferred stock. In any meeting in which directors are to be elected, however, if the number of nominees exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast.
Other Rights
Subject to the preferential rights of any other class or series of stock, all shares of Camden common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Maine law. Holders of Camden common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of Camden’s securities.
Certain Anti-Takeover Provisions
Certain provisions of the Camden articles of incorporation and Camden bylaws, and certain provisions of Maine law applicable to Camden’s business, may discourage or make more difficult a takeover attempt that a shareholder might consider in their best interest. These provisions may also adversely affect prevailing market prices for the Camden common stock. Camden believes that the benefits of increased protection give Camden the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Camden and outweigh the disadvantage of discouraging those proposals.
Advance Notice Requirements
The Camden bylaws require that shareholders provide Camden’s Secretary notice of not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting for the purpose of nominating any director candidate. If the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after the preceding year’s annual meeting, notice will be timely if it is delivered not earlier than 120 days before and not later than 90 days before the annual meeting or 10 days after public announcement of the date of the annual meeting is first made.
Maine Business Corporation Act
As a Maine corporation, Camden is subject to the MBCA, certain provisions of which may have an anti-takeover effect.
Section 702 of the MBCA
Section 702 of the MBCA provides that special meetings of shareholders may be called only (i) by a majority of the board of directors, (ii) by the person or persons authorized to do so by the Articles or Bylaws, or (iii) by the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. Under the MBCA, Camden is permitted to amend the Camden articles of incorporation to fix a lower percentage, or a higher percentage not exceeding 25% of all the votes entitled to vote on any issue proposed to be considered, of the requisite holders to call a special meeting.
Section 1109 of the MBCA
Section 1109 of the MBCA is an antitakeover law that generally prohibits Camden from engaging in a “business combination” with an “interested shareholder” for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either (i) the business combination is approved by the Camden board prior to that person becoming an interested shareholder or (ii) subsequent to the date of the transaction in which the person becomes an interested shareholder, the business combination is approved by the Camden board and authorized by the holders of a majority of Camden’s outstanding voting stock not beneficially owned by the interested shareholder or any affiliate or associate of the interested shareholder or by persons who are either directors or officers and also employees of Camden.
An “interested shareholder” is any person, firm or entity that is directly or indirectly the beneficial owner of 25% or more of Camden’s outstanding voting stock, other than by reason of a revocable proxy given in response to a proxy solicitation conducted in accordance with the Exchange Act which is not then reportable on a Schedule 13D under the Exchange Act.

Camden may at any time amend the Camden articles of incorporation or the Camden bylaws, by vote of the holders of at least 66 2/3% of Camden’s voting stock, to elect not to be governed by Section 1109.
Section 1110 of the MBCA
Section 1110 of the MBCA generally provides Camden shareholders with the right to demand payment from a person or group of persons which become a “controlling person” of an amount equal to the fair value of each voting share in Camden held by the shareholder. A “controlling person” generally is defined to mean an individual, firm or entity (or group thereof) that has voting power over at least 25% of Camden’s outstanding voting shares. Such a demand must be submitted to the controlling person within 30 days after the controlling person provides required notice to Camden’s shareholders of the acquisition or transactions which resulted in such person or group becoming a controlling person.
LISTING
Camden common stock is listed on the Nasdaq under the symbol “CAC.”
EXCHANGE AGENT AND REGISTRAR
The exchange agent and registrar for Camden common stock is Broadridge Financial Solutions, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth, as of September 9, 2024, holdings of Northway common stock by (i) each person who is known to Northway to be the beneficial owner of more than 5% of Northway common stock; (ii) each director of Northway; (iii) each executive officer of Northway; and (iv) all directors and executive officers of Northway as a group. The information contained herein has been obtained from Northway’s records and from information furnished directly to Northway by each individual or entity. Applicable percentage ownership in each of the tables is based on 2,751,650 shares of Northway common stock outstanding as of September 9, 2024. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them (or, where applicable, shared power with such individual’s spouse with respect to shares owned as community property). Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act; however, the inclusion of shares of the Northway common stock in the tables below shall not be deemed an admission of beneficial ownership of all the reported shares for any purpose. The address for each director listed below is c/o Northway Financial, Inc., 3424 White Mountain Hwy, North Conway, New Hampshire 03860.
DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth the number and percentage of shares of Northway common stock beneficially owned, as of September 9, 2024, by: (i) each of Northway’s directors; (ii) each of Northway’s executive officers; and (iii) all directors and executive officers of Northway as a group.

Name of Beneficial Owner	Position	Shares of Northway Common Stock Beneficially Owned	Percent of Northway Common Stock Beneficially Owned
Fletcher Adams	Director	124,119(1)	4.51%
Stephen G. Boucher	Director	3,150	*
Charles D. Cahill	Director	244	*
Peter T. Clarke	Director	420	*
Larry K. Haynes	Director	200(2)	*
Barry J. Kelley	Director	141,758(3)	5.15%
Randall G. Labnon	Director	16,686	*
Thomas M. Moulton	Director	375	*
Eric J. Stinson	Director	170	*
William J. Woodward	Chairman, President, and Chief Executive Officer	207,816	7.55%
Paula Caughey	Senior Vice President, Risk Management	—	—
Jo-Ann Church	Senior Vice President, Senior Credit Officer	1,995	—
James William Clark	Senior Vice President, Retail Banking	—	—
Christopher Dickinson	Senior Vice President, Chief Commercial Banking Officer	—	—
Kristy Goodson	Senior Vice President, Corporate and Municipal Banking	—	—
Thomas Kaseta	Senior Vice President, Chief Credit Officer	—	—
Gary J. Laurash	Senior Vice President, Chief Financial Officer, and Treasurer	—	—
Gregory Nolin	Senior Vice President, Human Resources Manager	—	—

(1)	Includes 63,814 shares held in trusts for which Mr. Adams serves as trustee.
(2)	Includes 200 shares held in trust for which Mr. Haynes serves as trustee.
(3)	Includes 133,457 shares owned jointly with spouse and 8,301 shares owned by spouse for which Mr. Kelley may be deemed the beneficial owner.

PRINCIPAL SHAREHOLDERS
The following table sets forth the number and percentage of shares of Northway common stock beneficially owned, as of September 9, 2024, by each person who is known to Northway to be the beneficial owner of more than 5% of Northway common stock.

Name of Beneficial Owner	Shares of Northway Common Stock Beneficially Owned	Percent of Northway Common Stock Beneficially Owned
The Banc Funds Company, LLC 150 S. Wacker Drive, Suite 2725 Chicago, IL 60606	155,038(1)	5.63%
Barry J. Kelley	141,758(2)	5.15%
William J. Woodward	207,816	7.55%

(1)	Based on Schedule 13G/A filed on February 9, 2024. Consists of 61,003 shares held by Basic Fund X L.P. and 94,035 shares held by Basic Fund IX L.P.
(2)	Includes 133,457 shares owned jointly with spouse and 8,301 shares owned by spouse for which Mr. Kelley may be deemed the beneficial owner.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial data is based on the historical financial data of Camden and Northway, and has been prepared to illustrate the effects of the merger. It is also based on certain assumptions that Camden and Northway believe are reasonable, which are described in the notes to the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus. The unaudited pro forma condensed combined financial data does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the merger. The unaudited pro forma condensed combined income statement also does not include any integration costs the companies may incur related to the merger as part of combining the operations of the companies.
Certain reclassifications were made to Northway’s historical financial information to conform to Camden’s presentation of financial information. This information should be read in conjunction with the Camden’s historical consolidated financial statements and accompanying notes in Camden’s Annual Report on Form 10-K, as of and for the year ended December 31, 2023 and Quarterly Report on Form 10-Q, as of and for the quarter ended June 30, 2024, and the Northway historical financial statements and accompanying notes included in this proxy statement/prospectus.
Camden has not performed the detailed valuation analysis necessary to determine the fair value of Northway’s assets to be acquired and liabilities to be assumed. Accordingly, the unaudited pro forma condensed combined financial data does not include an allocation of the purchase price, unless otherwise specified. The pro forma adjustments included in this proxy statement/prospectus are subject to change depending on changes in interest rates and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of Northway’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined financial data may change the amount of the purchase price allocated to goodwill and other assets and liabilities, and may impact Camden’s statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Northway’s shareholders’ equity, including results of operations and certain balance sheet changes through the date the merger is completed may also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented in this proxy statement/prospectus.
The unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of the periods presented. This information does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, among other factors, and this information should not be considered indicative of the market value of Camden common stock or the actual or future results of operations of Camden for any period. Actual results may be materially different than the pro forma information presented.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2024

(In thousands)	Camden Historical	Northway Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$78,672	$35,902	$(13,568)	A	$101,006
Interest-bearing deposits in other banks (including restricted cash)	26,888	26,665	591	M	54,144
Total cash, cash equivalents and restricted cash	105,560	62,567	(12,977)		155,150
Investments:
Trading securities	4,959	2,856	—		7,815
Available-for-sale securities, at fair value	579,534	234,823	—		814,357
Held-to-maturity securities, at amortized cost	533,600	—	—		533,600
Other investments	17,105	2,529	—		19,634
Total investments	1,135,198	240,208	—		1,375,406
Loans held for sale, at fair value	14,321	767	—		15,088
Loans held for investment	4,139,361	929,284	(88,629)	B	4,980,016
Less: allowance for credit losses on loans	(35,412)	(10,705)	88	C	(46,029)
Net loans	4,103,949	918,579	(88,541)		4,933,987
Goodwill	94,697	9,934	42,374	D	147,005
Core deposit intangible assets	693	—	34,069	E	34,762
Bank-owned life insurance	102,878	4,234	—		107,112
Premises and equipment, net	34,958	12,985	1,445	F, M	49,388
Deferred tax assets	41,798	13,978	10,954	G	66,730
Other assets	90,328	13,223	5,273	H, M	108,824
Total assets	$5,724,380	$1,276,475	$(7,403)		$6,993,452
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$4,514,020	$1,014,707	$(312)	I	$5,528,415
Borrowings, repurchase agreements and junior subordinated debentures	596,937	168,921	(627)	J	765,231
Accrued interest and other liabilities	105,137	20,549	—		125,686
Total liabilities	5,216,094	1,204,177	(939)		6,419,332
Commitments and Contingencies
Shareholders’ Equity	508,286	72,298	(6,464)	K	574,120
Total liabilities and shareholders’ equity	$5,724,380	$1,276,475	$(7,403)		$6,993,452

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2024

(In thousands, except per share data)	Camden Historical	Northway Historical	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest and fees on loans	$105,131	$20,199	$6,160	B	$131,490
Taxable interest on investments	13,834	3,507	—		17,341
Nontaxable interest on investments	926	156	—		1,082
Dividend income	833	201	—		1,034
Other interest income	1,621	741	—		2,362
Total interest income	122,345	24,804	6,160		153,309
Interest Expense
Interest on deposits	47,347	5,692	78	I	53,117
Interest on borrowings	10,483	2,877	(22)	J	13,338
Interest on junior subordinated debentures	1,058	608	31	J	1,697
Total interest expense	58,888	9,177	87		68,152
Net interest income	63,457	15,627	6,073		85,157
Credit for credit losses	(1,452)	—	—		(1,452)
Net interest income after credit for credit losses	64,909	15,627	6,073		86,609
Non-Interest Income
Debit card income	5,935	1,090	—		7,025
Service charges on deposit accounts	4,140	457	—		4,597
Income from fiduciary services	3,619	—	—		3,619
Brokerage and insurance commissions	2,680	—	—		2,680
Bank-owned life insurance	1,377	187	—		1,564
Mortgage banking income, net	1,324	77	—		1,401
Other income	1,892	829	—		2,721
Total non-interest income	20,967	2,640	—		23,607
Non-Interest Expense
Salaries and employee benefits	31,555	9,533	—		41,088
Furniture, equipment and data processing	7,126	1,201	74	F	8,401
Net occupancy costs	4,051	1,244	—		5,295
Debit card expense	2,575	584	—		3,159
Consulting and professional fees	2,009	1,518	—		3,527
Regulatory assessments	1,670	322	—		1,992
Amortization of core deposit intangible assets	278	—	1,703	E	1,981
Other real estate owned and collection costs, net	57	—	—		57
Other expenses	5,351	1,394	—		6,745
Total non-interest expense	54,672	15,796	1,777		72,245
Income before income tax expense	31,204	2,471	4,296		37,971
Income Tax Expense	5,939	100	902	L	6,941
Net Income	$25,265	$2,371	$3,394		$31,030
Per Share Data
Basic earnings per share	$1.73	$0.86	N.M.		$1.84
Diluted earnings per share	$1.72	$0.86	N.M.		$1.83
Weighted average number of common shares outstanding	14,581,758	2,751,650	(467,781)		16,865,627
Diluted average number of common shares outstanding	14,639,734	2,751,650	(467,781)		16,923,603

N.M. = Not meaningful

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2023

(In thousands, except per share data)	Camden Historical	Northway Historical	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest and fees on loans	$195,379	$40,137	$11,962	B	$247,478
Taxable interest on investments	24,267	8,050	—		32,317
Nontaxable interest on investments	2,927	312	—		3,239
Dividend income	1,061	520	—		1,581
Other interest income	2,612	2,558	—		5,170
Total interest income	226,246	51,577	11,962		289,785
Interest Expense
Interest on deposits	78,884	8,949	156	I	87,989
Interest on borrowings	12,949	6,665	(44)	J	19,570
Interest on junior subordinated debentures	2,150	1,426	62	J	3,638
Total interest expense	93,983	17,040	174		111,197
Net interest income	132,263	34,537	11,788		178,588
Provision (credit) for credit losses	2,100	(405)	9,237	C	10,932
Net interest income after provision (credit) for credit losses	130,163	34,942	2,551		167,656
Non-Interest Income
Debit card income	12,613	2,274	—		14,887
Service charges on deposit accounts	7,839	888	—		8,727
Income from fiduciary services	6,669	—	—		6,669
Brokerage and insurance commissions	4,650	—	—		4,650
Bank-owned life insurance	2,349	443	—		2,792
Mortgage banking income, net	2,921	112	—		3,033
Net loss on sale of securities	(10,310)	(2,099)	—		(12,409)
Other income	4,303	1,367	—		5,670
Total non-interest income	31,034	2,985	—		34,019
Non-Interest Expense
Salaries and employee benefits	60,009	18,868	5,280	A	84,157
Furniture, equipment and data processing	13,377	2,275	2,219	A, F	17,871
Net occupancy costs	7,674	2,591	—		10,265
Debit card expense	5,126	1,159	—		6,285
Consulting and professional fees	4,520	2,747	2,716	A	9,983
Regulatory assessments	3,413	803	—		4,216
Amortization of core deposit intangible assets	592	—	3,407	E	3,999
Other real estate owned and collection costs, net	42	—	—		42
Other expenses	12,608	3,119	3,501	A	19,228
Total non-interest expense	107,361	31,562	17,123		156,046
Income before income tax expense	53,836	6,365	(14,572)		45,629
Income Tax Expense	10,453	594	(1,120)	L	9,927
Net Income	$43,383	$5,771	$(13,452)		$35,702
Per Share Data
Basic earnings per share	$2.98	$2.10	N.M.		$2.12
Diluted earnings per share	$2.97	$2.10	N.M.		$2.11
Weighted average number of common shares outstanding	14,563,380	2,751,650	(467,160)		16,847,870
Diluted average number of common shares outstanding	14,609,345	2,751,650	(467,160)		16,893,835

N.M. = Not meaningful

NOTE 1 – BASIS OF PRESENTATION
The unaudited pro forma condensed combined consolidated financial information and explanatory notes have been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined balance sheet as of June 30, 2024 gives effect to the merger as if it had occurred on that date. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2024, and the year ended December 31, 2023 give effect to the merger as if it had become effective on January 1, 2023. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on that date. The pro forma adjustments are preliminary, based on estimates and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may materially differ from those presented in this document.
NOTE 2 – PURCHASE PRICE
Pursuant to the merger agreement, each share of Northway common stock outstanding will be exchanged for 0.83 shares of Camden common stock, with cash paid in lieu of fractional shares. After the merger is consummated, based on the number of issued and outstanding shares of Camden common stock and shares of Northway common stock on June 30, 2024, we expect that approximately 2,283,869 shares of Camden common stock will be issued as merger consideration. Based on the closing price of Camden common stock of $37.90 on September 9, 2024, the trading day immediately preceding the day on which the public announcement of the merger was made, the implied merger consideration that an Northway stockholder would be entitled to receive for each share of Northway common stock owned would be $31.46, with an aggregate transaction value of approximately $86.6 million. For purposes of the unaudited condensed combined financial information, the fair value of Camden common stock to be issued as merger consideration was based on Camden’s closing price of $33.00 as of June 30, 2024.
NOTE 3 – PRO FORMA ADJUSTMENTS TO UNAUDITED CONDENSED COMBINED FINANCIAL INFORMATION
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on preliminary assumptions and valuations, which are subject to change:

		Balance Sheet	Income Statement
(in thousands except per share data)		As of 6/30/24	Twelve Months 12/31/23	Six Months 6/30/24
A	Estimated merger-related transaction costs including contract termination costs, system conversion costs, professional service fees and certain other estimated costs	$(13,568)	$(13,568)	$—

B	Adjustments to loan portfolio:
	Interest rate adjustment to record loans at fair value; estimated loan discount accretion into interest income, approximates a level yield over the remaining life of the respective loans	$(79,392)
	Credit adjustment non-purchased credit deterioration (“PCD”) loans at fair value	(9,237)
	Total adjustment to loans held for investment	$(88,629)	$11,962	$6,160

C	Adjustment to allowance for credit losses (“ACL”) on loans:
	Reversal of Northway’s historical ACL on loans	$10,705
	Increase in the ACL for credit losses for PCD loans	(1,380)
	Provision for credit losses for non-PCD loans	(9,237)	$9,237	$—
	Net change in ACL	$88

		Balance Sheet	Income Statement
(in thousands except per share data)		As of 6/30/24	Twelve Months 12/31/23	Six Months 6/30/24
D	Excess of purchase price less Northway’s tangible equity, net fair value adjustments and creation of core deposit intangible (“CDI”) assets:
	Purchase price (calculated based on June 30, 2024 closing price of $33.00)	$75,368
	Northway adjusted tangible equity:
	Northway tangible equity	62,364
	Northway transaction costs incurred pre-closing, net of tax at 21%	(1,185)
	Net purchase accounting adjustments	(38,119)
	Northway adjusted tangible equity	23,060
	Goodwill created	52,308
	Less: Existing Northway goodwill	(9,934)
	Adjustment to goodwill	$42,374

E	Adjustment to record CDI assets estimated at 4% of core deposits; amortization of CDI assets using a 10-year amortization period and straight-line method	$34,069	$3,407	$1,703

F	Adjustment to record premises and equipment, net at fair value; additional depreciation expense included in furniture, equipment and data processing based on an estimated average life of 30 years	$4,460	$149	$74

G	Deferred income taxes created as a result of purchase accounting adjustments	$10,954

H	Current tax effect on $13.6 million of estimated merger costs calculated at 21%	$2,849

I	Adjustment to record time deposits at fair value; additional interest expense on deposits, amortization based on estimated life of 2 years	$(312)	$156	$78

J	Adjustment to record borrowings at fair value; reduced interest expense on borrowings, amortization based on estimated life of 4 years	$174	$(44)	$(22)
	Adjustment to record trust preferred securities at fair value; additional interest expense, amortization based on estimated life of 13 years	(801)	$62	$31
	Total adjustment to borrowings	$(627)

K	Adjustments to shareholders’ equity:
	Elimination of Northway common stock	$(3,800)
	Camden stock issued as consideration (calculated based on June 30, 2024 closing price of $33.00)	75,368

		Balance Sheet	Income Statement
(in thousands except per share data)		As of 6/30/24	Twelve Months 12/31/23	Six Months 6/30/24
	Elimination of Northway treasury stock	15,469
	Elimination of Northway additional paid in capital	(4,140)
	Elimination of Northway retained earnings, including total merger-related costs of $13.6 million, net of tax	(124,038)
	Elimination of Northway accumulated other comprehensive loss	34,677
	Total adjustment to shareholders’ equity	$(6,464)

L	Adjustment to income tax provision to reflect the estimated income tax effect of pro-forma adjustments at 21%.		$(1,120)	$902

M	Reclassifications made to Northway to conform with Camden historical presentation:
	Other assets to interest-bearing deposits in other banks	$591
	Premises and equipment, net to other assets	$3,015

EXPERTS
Camden
The consolidated financial statements of Camden National Corporation as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023 and the effectiveness of internal control over financial reporting as of December 31, 2023, incorporated in this proxy statement/prospectus by reference from the Camden National Corporation Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, and incorporated herein by reference, and have been incorporated in this proxy statement/prospectus and registration statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
Northway
The consolidated financial statements of Northway for the years ended December 31, 2023, December 31, 2022 and December 31, 2021 have been audited by Baker Newman & Noyes LLC, an independent auditor, as stated in their reports which are included in this proxy statement/prospectus. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
LEGAL MATTERS
The validity of the Camden common stock to be issued in connection with the merger will be passed upon for Camden by Camden’s general counsel. Sullivan & Cromwell LLP, New York, New York, and Goodwin Procter LLP, Boston, Massachusetts, will deliver at the effective time their opinions to Camden and Northway, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”
FUTURE SHAREHOLDER PROPOSALS
If the merger is completed, Northway shareholders will become shareholders of Camden. Any shareholder nominations or proposals which a shareholder wishes to have included in Camden’s proxy statement and form of proxy relating to its 2025 annual meeting of shareholders must be received by the date, and must otherwise comply with the requirements, described in Camden’s proxy statement for its 2024 annual meeting of shareholders filed with the SEC.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows Camden to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about the companies and you should read this proxy statement/prospectus together with any other documents incorporated by reference in this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Camden (File No. 001-13227):
•	Annual Report on Form 10-K for the year ended December 31, 2023;
•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024;
•
Current Reports on Form 8-K filed January 5, 2024, March 8, 2024, March 26, 2024, April 9, 2024, May 22, 2024, June 25, 2024, September 10, 2024, and September 10, 2024 (other than information in such report that was furnished and not filed, which shall not be deemed to incorporated by reference into this proxy statement/prospectus); and

In addition, Camden is incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting of the Northway shareholders; provided, however, that Camden is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Camden files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Camden files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information.”
Neither Camden nor Northway has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS OF NORTHWAY
UNAUDITED INTERIM FINANCIAL STATEMENTS OF NORTHWAY
NORTHWAY FINANCIAL, INC.
Unaudited Interim Consolidated Financial Statements
AUDITED ANNUAL FINANCIAL STATEMENTS OF NORTHWAY
NORTHWAY FINANCIAL, INC.
2023 and 2022 Consolidated Financial Statements
NORTHWAY FINANCIAL, INC.
2022 and 2021 Consolidated Financial Statements
NORTHWAY FINANCIAL, INC.
2021 and 2020 Consolidated Financial Statements

UNAUDITED INTERIM FINANCIAL STATEMENTS OF NORTHWAY
CONSOLIDATED BALANCE SHEETS

	($000 Omitted)
AS OF JUNE 30, 2024 (UNAUDITED) AND DECEMBER 31, 2023	2024	2023
Assets
Cash and cash equivalents
Cash and due from banks and interest-bearing deposits	$56,787	$64,637
Total cash and cash equivalents	56,787	64,637

Restricted cash	5,780	4,250
Securities available-for-sale, at fair value	234,823	246,756
Marketable equity securities, at fair value	2,856	2,589
Federal Home Loan Bank of Boston stock	2,529	3,623
Loans held-for-sale	767	—
Loans, net before allowance for credit losses	929,284	920,477
Less: allowance for credit losses	10,705	10,696
Net loans	918,579	909,781

Premises and equipment, net	12,985	12,912
Goodwill	9,934	9,934
Other assets	31,435	35,985
Total assets	$1,276,475	$1,290,467

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Demand	$200,869	$207,244
Regular savings, NOW and money market deposit accounts	651,313	660,597
Certificates of deposit (in denominations of $250 or more)	37,866	29,289
Other time	124,659	98,437
Total deposits	1,014,707	995,567

Short-term borrowings	103,301	120,353
Long-term debt	65,620	80,620
Other liabilities	20,549	20,690
Total liabilities	1,204,177	1,217,230

Shareholders' equity
Common stock, $1.00 par value; 9,000 shares authorized; 3,800 shares issued and 2,752 outstanding at June 30, 2024 and December 31, 2023	3,800	3,800
Additional paid-in-capital	4,140	4,140
Retained earnings	114,505	113,097
Treasury stock, 1,049 shares at June 30, 2024 and December 31, 2023	(15,470)	(15,470)
Accumulated other comprehensive loss, net of tax	(34,677)	(32,330)
Total shareholders’ equity	72,298	73,237
Total liabilities and shareholders’ equity	$1,276,475	$1,290,467

See Notes to Unaudited Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	($000 Omitted, except per share data)
SIX MONTH PERIODS ENDED JUNE 30,	2024	2023
Interest and dividend income
Interest and fees on loans	$20,199	$19,455
Interest on securities available-for-sale
Taxable	3,507	4,082
Tax-exempt	156	156
Dividends	201	257
Interest on interest-bearing deposits	741	938
Total interest and dividend income	24,804	24,888

Interest expense
Interest on deposits	5,692	3,404
Interest on short-term borrowings	1,720	2,438
Interest on long-term debt	1,765	1,588
Total interest expense	9,177	7,430
Net interest and dividend income	15,627	17,458
Provision for credit losses	—	—
Net interest and dividend income after provision for credit losses	15,627	17,458

Noninterest income
Service charges and fees on deposit accounts	457	429
Debit card fees	1,090	1,116
Loss on marketable equity securities sold, net	—	(101)
Gain/(Loss) on marketable equity securities held	266	(9)
Mortgage banking activities, net	77	43
Other	750	911
Total noninterest income	2,640	2,389

Noninterest expense
Salaries and employee benefits	9,533	9,788
Office occupancy and equipment	1,906	2,036
Other	4,357	4,486
Total noninterest expense	15,796	16,310

Income before income tax expense	2,471	3,537
Income tax expense	100	439
Net income	$2,371	$3,098

Net income available to common shareholders	$2,371	$3,098

Basic earnings per common share	$0.86	$1.13
Earnings per common share assuming dilution	$0.86	$1.13

See Notes to Unaudited Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	($000 Omitted)
SIX MONTH PERIODS ENDED JUNE 30,	2024	2023
Net income	$2,371	$3,098
Other comprehensive (loss) income
Net unrealized (losses) gains on securities available-for-sale	(3,911)	1,206
Interest rate swap valuation	700	117
Other comprehensive (loss) income	(3,211)	1,323
Income tax benefit (expense)	864	(437)
Other comprehensive (loss) income, net of tax	(2,347)	886
Comprehensive income	$24	$3,984

See Notes to Unaudited Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED)

	Six Month Periods Ended June 30, 2024 and 2023 ($000 Omitted, except per share data)
	Common Stock	Additional Paid-in- Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income/(Loss)	Total Shareholders' Equity
Balance at December 31, 2022	$3,800	$4,140	$109,236	$(15,470)	$(37,270)	$64,436
Net income	—	—	3,098	—	—	3,098
ASU 2016-13 CECL adoption adjustment	—	—	16	—	—	16
Other comprehensive income, net of tax	—	—	—	—	886	886
Cash dividends declared on common stock ($0.35 per share)	—	—	(963)	—	—	(963)
Balance at June 30, 2023	$3,800	$4,140	$111,387	$(15,470)	$(36,384)	$67,473
Balance at December 31, 2023	$3,800	$4,140	$113,097	$(15,470)	$(32,330)	$73,237
Net income	—	—	2,371	—	—	2,371
Other comprehensive loss, net of tax	—	—	—	—	(2,347)	(2,347)
Cash dividends declared on common stock ($0.35 per share)	—	—	(963)	—	—	(963)
Balance at June 30, 2024	$3,800	$4,140	$114,505	$(15,470)	$(34,677)	$ 72,298

At June 30, 2024 and 2023, accumulated other comprehensive loss, net of taxes, consists of the following:

	($000 Omitted)
	6/30/2024	6/30/2023
Net unrealized holding losses on available-for-sale securities	$(34,976)	$(36,470)
Net unrealized losses on interest rate swaps	299	86
	$(34,677)	$(36,384)

See Notes to Unaudited Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	($000 Omitted)
FOR THE SIX MONTH PERIODS ENDED JUNE 30,	2024	2023
Cash flows from operating activities:
Net income	$2,371	$3,098
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	434	461
Deferred income tax expense	—	5
Loss on marketable equity securities sold, net	—	101
Unrealized (gain) loss on marketable equity securities held	(266)	9
Loss on disposal and writedown of premises and equipment	—	20
Amortization of premiums and accretion of discounts on securities available-for-sale, net	127	157
Change in unearned income/unamortized cost, net	(109)	23
Originations of loans held-for-sale	(6,281)	(3,426)
Proceeds from sale of loans held-for-sale	5,541	3,195
Gain on sale of loans held-for-sale	(27)	(30)
Net change in:
Other assets	5,385	(253)
Other liabilities	558	(653)
Net cash provided by operating activities	7,733	2,707

Cash flows from investing activities:
Proceeds from sales and paydowns of securities available-for-sale	7,395	8,368
Proceeds from maturities and calls of securities available-for-sale	500	70
Proceeds from sales of marketable equity securities	—	4,869
Redemption (Purchase) of FHLBB stock, net	1,094	(1,157)
Loan (originations) and principal collections, net	(8,810)	(31,235)
Recoveries of loans previously charged-off	121	78
Capital expenditures, net of disposals	(478)	747
Net cash used in investing activities	(178)	(18,260)

Cash flows from financing activities:
Net increase (decrease) in deposits	19,140	(330)
Net decrease in short-term borrowings	(17,052)	(10,414)
Net (decrease) increase in long-term borrowings	(15,000)	75,000
Cash dividends paid	(963)	(963)
Net cash (used) provided by financing activities	(13,875)	63,293
Net (decrease) increase in cash, cash equivalents and restricted cash	(6,320)	47,740
Cash, cash equivalents and restricted cash at beginning of period	68,887	26,520
Cash, cash equivalents and restricted cash at end of period	$62,567	$74,260

See Notes to Unaudited Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	($000 Omitted)
FOR THE SIX MONTH PERIODS ENDED JUNE 30,	2024	2023
Supplemental disclosure of cash flow information:
Cash and cash equivalents	$56,787	$69,060
Restricted cash	5,780	$5,200
Total cash, cash equivalents, and restricted cash	$62,567	$74,260

Interest paid	$10,469	$5,969
Income taxes paid	223	1,316

Non-cash operating activities:
Change in right of use asset and liability	149	(805)

See Notes to Unaudited Consolidated Financial Statements.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
Northway Financial, Inc. (“Northway”), headquartered in North Conway, New Hampshire, is a bank holding company formed in 1997 under the laws of New Hampshire and is registered under the Bank Holding Company Act of 1956, as amended. Northway’s only business activity is to own all the shares of, and provide management, capital, and operational support to, Northway Bank (the “Bank”), its subsidiary headquartered in Berlin, New Hampshire, and its Delaware statutory business trusts, Northway Capital Trust III and Northway Capital Trust IV. Unless the context otherwise requires, references herein to “Northway” include Northway and its subsidiary, the Bank. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in commercial loans, real estate loans, and consumer loans.
Basis of Presentation
The unaudited consolidated financial statements include the accounts of Northway and the Bank. All significant intercompany accounts and transactions have been eliminated in the consolidation. All amounts presented have been rounded to the nearest thousands, except per share amounts.
Northway Capital Trust III and Northway Capital Trust IV, subsidiaries of Northway, were formed to sell capital securities through a third-party trust pool. In accordance with Accounting Standards Codification (“ASC”) 810-10, “Consolidation” these subsidiaries have not been included in the unaudited consolidated financial statements.
The accounting and reporting policies of Northway conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices within the banking industry.
Use of Estimates
In preparing consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses.
Revenue Recognition
Northway recognizes revenue in accordance with ASC Topic 606: Revenue from Contracts with Customers. Certain of Northway’s principal revenue streams, such as interest and dividend income, mortgage banking activities and gains/losses on securities, are specifically excluded from the scope of Topic 606. Revenue streams within the scope of Topic 606, such as debit card interchange fees, service charges on deposit accounts and other noninterest income items, are recognized when Northway’s performance obligations have been satisfied on an individual transaction basis, such as debit card interchange fees.
Risks and Uncertainties
Most of Northway’s activities are with customers located within New Hampshire. Note 3 includes the types of lending which Northway engages in, including disclosure of significant geographic and industry concentrations within our loan portfolio.
Northway is exposed to certain risks and uncertainties as a financial institution, primarily interest rate risk affecting net interest income and the value of its debt securities; credit risk which impacts the collectability of loans; and market risk which exposes Northway to volatility in the value of its marketable equity securities portfolio which is recognized through current period earnings.
Reclassifications
Certain amounts in the prior year’s financial statements have been reclassified to conform with the current year’s presentation.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
Cash and Cash Equivalents
For purposes of the statements of cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits, and highly liquid investments with maturities of less than three months.
Restricted Cash
Northway holds restricted cash as collateral for certain interest rate swaps. See Note 15 “On-Balance Sheet Derivative Instruments and Hedging Activities”.
Securities
Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed to approximate the interest method. Investments in debt securities are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders’ equity, net of estimated income taxes.
Upon the adoption of ASU 2016-13 Financial Instruments – Credit Losses (Topic 326), for any debt security with a fair value less than its amortized cost basis, Northway will determine whether it has the intent to sell the debt security or whether it is more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis. If either condition is met, Northway will recognize a write-down to fair value through a charge to earnings. If both conditions are not met but a portion of the unrealized loss is a result of a credit loss, the amount corresponding to a credit loss will be recognized in the income statement and the portion of the unrealized loss not associated with a credit loss will be recognized in other comprehensive income.
Marketable equity securities are reported at fair value, with changes in fair value included in earnings. Gains and losses on sales of equity securities are recognized at the time of the sale on a specific identification basis.
Federal Home Loan Bank Stock
The Bank is a member of the Federal Home Loan Bank of Boston (“FHLBB”). The Bank uses the FHLBB for most of its wholesale funding needs. As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on its level of borrowings from the FHLBB. FHLBB stock is a nonmarketable equity security and therefore is reported at cost, which generally equals par value. Shares held in excess of the minimum required amount are generally redeemable at par value.
Northway periodically evaluates its investment in FHLBB stock for impairment based on, among other things, the capital adequacy of the FHLBB and its overall financial condition. Based on the capital adequacy, liquidity position and sustained profitability of the FHLBB, management believes there is no impairment related to the carrying amount of the Bank’s FHLBB stock as of June 30, 2024, or December 31, 2023, which generally equals par value and is evaluated for impairment based on the ultimate recoverability of the cost basis of the FHLBB stock.
Loans Held-for-Sale
Loans held-for-sale are generally identified as such at origination and are stated at the lower of aggregate cost or market value. Market value is based on outstanding investor commitments. When loans are sold, a gain or loss is recognized to the extent that the sale proceeds exceed or are less than the carrying value of the loans. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.
Loans held-for-sale are generally sold with servicing rights retained. Gains and losses are determined using the specific identification method. All loans sold are without recourse to Northway.
Loans
The loan portfolio consists of mortgage, commercial and consumer loans to Northway`s customers. Northway’s loans are predominately secured by real estate in New Hampshire. Accordingly, the ultimate collectability of a substantial portion of Northway’s loan portfolio and the recovery of other real estate owned are susceptible to changing conditions in this market.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
Loans are carried at the principal amounts outstanding, net of any unearned income or unamortized cost, premiums, or discounts on originated or acquired loans. Unearned income and unamortized cost include loan origination fees, net of direct loan origination costs. This income or expense is deferred and recognized as adjustments to loan income over the contractual lives of the related notes using a method, the result of which approximates that of the interest method.
Loans are placed on nonaccrual status when payment of principal or interest is in doubt or is past due 90 days or more. Northway may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectability, while not classifying the loan as impaired, if it is probable that Northway will collect all amounts due in accordance with the contractual terms of the loan. Previously accrued income on nonaccrual loans that has not been collected is reversed from current income, and subsequent cash receipts are recorded as income if principal on the loans is deemed collectible. Loans are returned to accrual status when collection of all contractual principal and interest is reasonably assured and there has been sustained repayment performance.
Allowance for Credit Losses
During the year ended December 31, 2023, Northway adopted ASU 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, which eliminated the accounting guidance for troubled debt restructurings (“TDRs”) by creditors while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty.
Effective January 1, 2023, Northway adopted ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology.
The CECL approach requires an estimate of the credit losses expected over the life of an exposure (or pool of exposures). It replaces the incurred loss approach’s threshold that delayed the recognition of a credit loss until it was probable a loss event was incurred.
The estimate of expected credit losses is based on relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. Historical loss experience is generally the starting point for estimating expected credit losses. Northway then considers whether the historical loss experience should be adjusted for asset-specific risk characteristics or current conditions at the reporting date that did not exist over the historical period used. Northway also considers future economic conditions and portfolio performance as part of a reasonable and supportable forecast period.
The allowance for credit losses is established through a provision for credit losses that is charged to earnings. Credit losses are charged against the allowance when management believes the collectability of a loan balance is in doubt. Subsequent recoveries, if any, are credited to the allowance.
Northway employs the Cohort method, a life-of loan loss migration approach, for all loan pools. This method was determined to be relevant for all loan pools and appropriate given the data history, loan portfolio size, loan pool sizes and similarity to how Northway approached the allowance under the prior incurred loss method.
The Cohort method identifies and captures the balance of a pool of loans with similar risk characteristics, as of a particular point in time (e.g., month-end, quarter-end, or year-end) to form a cohort, then tracks the respective losses generated by that cohort of loans over their remaining lives, or until the loans are sufficiently exhausted (i.e., have reached an acceptable stage at which a significant majority of all losses are expected to have been recognized). The way this is achieved in the model is that a charge-off today migrates back to the original instance of the loan in the model unless the loan is renewed. If renewed, the migration of the charge-off ends at renewal date. The term, Cohort, is simply represented by all loans existing at a point in time.
The Cohort method utilizes the life-of-loan concept which is achieved through the “perfect knowledge” obtained by looking back over the appropriate timeframe to determine actual average loss rates and applying these loss rates, adjusted for qualitative and forecast factors, to current balances in each pool to determine the reserve. This method uses a steady-state premise, which assumes past average historical loss rates are representative of our loan pool attributes today. Where this is not the case, Northway applies qualitative adjustments for current differences from our quantitative model results; then adds the new CECL forecast component to produce a needed reserve by loan pool.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
Reversion is implicit in the Cohort loss rate methodology as there is assumed immediate reversion to historical losses reflective of the contractual term of each loan.
In accordance with the new CECL standard, Northway uses forecasts to predict how economic factors will perform. The forecasting component is applied top of model since the Cohort method has implicit reversion per the CECL standard. Reasonable and supportable forecast horizons will be adjusted, as necessary, based upon changes in economic indicators. This horizon may be shortened during more volatile economic periods. Northway currently uses the NH State Economic Forecasts (NH) published quarterly as the basis for its one-year horizon forecasting component.
The renewal date is important as it resets the loan for new underwriting. For example, when considering the life-of-loan losses, the Cohort method includes the losses that migrate only back to the renewal date and not the original loan date if the loan has been re-written at the renewal date. Because of this, renewal date consideration can have a material impact on Northway’s average historical loss rate. Northway has determined that any loan that has had a maturity extension ≥ 7 months to have been renewed.
Consideration is given to what the most recent quarterly cohort is that should be included in the analysis. This may vary on a pool-by-pool basis. For loans with longer lives, choosing an initial cohort that is too recent can result in loss rates that are artificially low, as not enough of the cohort has been exhausted. The distance from the current period back to the initial cohort for any given calculation is referred to as the “delay period”.
Attrition refers to the rate in which the cohort of loans experiences either paydowns, renewal events, or charge-offs and considers the weighted average life of the loans. The allowance for credit loss software incorporates attrition reports that assist in determining delay periods for each cohort. Most of Northway’s pools experience sufficient exhaustion before 5 years. With Northway’s data history of approximately 14 years, this timeframe covers this sufficient exhaustion threshold for all pools.
For off-balance sheet credit exposures (e.g., unfunded loan commitments), Northway is required to estimate expected credit losses over the contractual period in which it is exposed to credit risk via a present contractual obligation to extend credit, unless that obligation is unconditionally cancellable (a commitment for which an entity may, at any time, with or without cause, refuse to extend credit to the extent permitted under applicable law) by Northway. Northway reviews notes, underwriting documents and practices to confirm that it has no unconditionally cancellable commitments.
Off-balance sheet commitments are pooled under the same segmentation of the funded portfolio, considering the expected utilization or funding rate for the probability of disbursement.
In accordance with ASC 326-20-30-2, the Bank will evaluate individual loans for expected credit losses when those loans do not share similar risk characteristics with loans evaluated using a collective (pooled) basis. In contrast to legacy accounting standards ASC 310-10, this criterion is broader than the “impairment” concept. Management may evaluate loans individually even when no specific expectation of collectability is in place. Instruments will not be included in both, the collective and individual analysis. Individual analysis will establish a specific reserve for instruments in scope.
Northway’s qualitative factors are reviewed quarterly and adjusted as needed. The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:
Residential real estate - Loans in this segment include first lien mortgages and home equity loans, which can be either first or second lien mortgages, primarily collateralized by owner-occupied residential real estate. Northway generally does not originate loans with a cumulative loan-to-value ratio greater than 80% and does not make loans it considers to be “subprime.” Repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will influence the credit quality in this segment.
Construction - Loans in this segment are comprised of residential construction and commercial real estate construction loans. For residential construction loans, Northway generally does not originate loans with a loan-to-value ratio greater than 80% and does not make loans it considers to be “subprime.” Residential loans in this segment are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. These construction loans convert to permanent residential real estate mortgages at the end

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
of the construction term. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment. Commercial real estate construction loans primarily include real estate development loans that convert to investor-owned and owner-occupied permanent financing. Loans in this segment are primarily income-producing properties throughout New Hampshire.
Commercial real estate - This segment is subject to higher qualitative underwriting factors due to the level of concentration and possible credit risk. Loans in this segment are secured primarily by income-producing investor-owned or owner-occupied business properties throughout New Hampshire. For managing the risk in the loan portfolio income-producing properties are further segmented by property type such as hospitality, commercial office, retail stores, and residential multi-family. The underlying cash flows generated by the various investor-owned properties can be adversely impacted differently by a downturn in the economy. Management obtains annual and interim financial information, as well as rent rolls annually, and continually monitors the cash flows of these loans.
Commercial - This segment is subject to higher qualitative underwriting factors due to the level of concentration and possible credit risk. Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased business and consumer spending as well as a decline in tourism, could have an effect on the credit quality in this segment.
Consumer - Loans in this segment are comprised primarily of secured loans, including automobile and aircraft loans, and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.
Municipal - Loans in this segment are generally unsecured and repayment is dependent on the tax assessments of the local municipalities, which can be adversely impacted in a weakened economy.
The allowance for credit losses is evaluated on a regular basis by management. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
Northway periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a modified loan. These loans are evaluated under the same measurements used for individually evaluated loans.
Modifications to borrowers experiencing financial difficulty may include interest rate reductions, principal or interest forgiveness, forbearances, term extensions, and other actions intended to minimize economic loss and to avoid foreclosure or repossession of collateral.
Loan Servicing
Northway services mortgage loans for others. Capitalized servicing rights are reported in other assets on the consolidated balance sheets and are amortized into other income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment quarterly based upon the fair value of the rights as compared to amortized costs. Impairment is determined by stratifying rights by predominant risk characteristics, such as interest rates and terms. Fair value is determined based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for the total portfolio, to the extent that fair value is less than the capitalized amount. Changes in the valuation allowance are reported in other noninterest income on the consolidated statements of income.
Premises and Equipment
Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the respective assets. Estimated lives are thirty-nine years for buildings, ten to fifteen years for building improvements and three to seven years for furniture and equipment.
Amortization of leasehold improvements is computed on a straight-line basis generally over the lesser of the term of the respective lease or the asset’s useful life, which is generally not to exceed ten years.
Other Real Estate Owned
Other real estate owned is comprised of properties acquired through, or in lieu of, foreclosure, as well as former banking premises for which banking use is no longer contemplated. If Northway receives physical possession of the

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
debtor’s assets prior to obtaining a deed in lieu of foreclosure or the occurrence of foreclosure proceedings, Northway reclassifies the loan to other real estate owned in substance. As of June 30, 2024 and December 31, 2023, Northway did not have any other real estate owned properties.
Assets acquired through foreclosure or a similar conveyance of title are initially recorded at fair value, less estimated costs to sell, with any excess of the loan balance over the fair value at the time of transfer charged to the allowance for credit losses. If the property is held for greater than one year, an appraisal is performed annually to update the market value of the property to adjust the carrying value of the property to fair market value less estimated costs to sell, if such value is below carrying value. Gains and losses upon disposition are reflected in the consolidated statements of income.
Income Taxes
Northway uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and operating loss and tax credit carry forwards.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Northway recognizes interest and penalties, if any, related to the underpayment of income taxes in income tax expense.
Earnings Per Share
Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS, if applicable, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.
Earnings per common share have been computed based on the following:

	Six Months Ended June 30,
	2024	2023
Net income	$2,371	$3,098
Net income available to common shareholders	$2,371	$3,098
Average number of common shares outstanding	2,751.7	2,751.7
Effect of dilutive options(1)	—	—
Average number of common shares outstanding used to calculate diluted earnings per common share	2,751.7	2,751.7
Basic earnings per common share	$0.86	$1.13
Earnings per common share assuming dilution	$0.86	$1.13

(1)	At June 30, 2024 and 2023, Northway did not have any outstanding equity instruments which would impact diluted earnings per share.
Derivative Financial Instruments
Derivative financial instruments are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value if material.
Northway enters into interest rate swap agreements with commercial loan customers to effectively convert a customer’s loan from a variable rate to a fixed rate. These swaps are matched in offsetting terms to swaps that Northway enters into with a correspondent bank, which effectively converts the Bank loans from fixed rate to variable rate. The swaps are classified within other assets and other liabilities in the consolidated balance sheet with changes in fair value offsetting each other.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
Northway can utilize interest rate swap arrangements to convert a portion of its variable-rate debt to a fixed rate (cash flow hedge). Interest rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged.
In accordance with ASC 815, hedges of variable-rate debt are accounted for as cash flow hedges, with changes in fair value recorded in derivative assets or liabilities and other comprehensive income. The net settlement (upon close out or termination) that offsets changes in the value of the hedged debt is deferred and amortized into net interest income over the life of the hedged debt. The portion, if any, of the net settlement amount that did not offset changes in the value of the hedged asset or liability is recognized immediately in non-interest income.
Cash flows resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged.
As of June 30, 2024 and December 31, 2023, Northway had $60,000 and $40,000, respectively, of fixed rate pay interest rate swaps designated as a cash flow hedge.
Recent Accounting Pronouncements
Effective January 1, 2023, Northway adopted ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the CECL methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loans and held-to-maturity debt securities. It also applies to off-balance sheet credit exposures such as loan commitments, standby letters of credit, financial guarantees, and other similar instruments. In addition, this update makes changes to the accounting for credit-related impairment of available-for-sale (AFS) debt securities by eliminating other-than-temporary impairment charges. Following the expected loss model, credit-related losses on AFS debt securities will be reflected as a valuation allowance for credit losses on those securities.
Northway adopted Topic 326 using the modified retrospective method for all financial assets measured at amortized cost and off-balance-sheet credit exposures. Accordingly, a cumulative effect transition adjustment was applied to the opening balance retained earnings, effective January 1, 2023. Upon adoption of Topic 326, Northway recorded a $243 decrease to the allowance for credit losses and a $221 increase in the allowance for unfunded commitments, which resulted in a $16 after tax increase to retained earnings as of January 1, 2023. The tax effect resulted in a $6 decrease to deferred tax assets.
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740) - Improvements to Income Tax Disclosures. This ASU is effective for public business entities for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. On an annual basis, these amendments require that public business entities disclose specific categories in the rate reconciliation; provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income by the applicable statutory income tax rate); disclose information regarding income taxes paid; and disclose financial information related to continuing operations. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments should be applied on a prospective basis. Retrospective application is permitted. Northway anticipates that the adoption of this ASU will not have a material impact on its consolidated financial statements.

NOTE 2 SECURITIES
The amortized cost basis, gross unrealized gains, gross unrealized losses, and fair value of debt securities available-for-sale at June 30, 2024 and December 31, 2023 follows:

	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2024
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$51,971	$—	$6,927	$45,044
U.S. government agency and sponsored enterprise mortgage-backed securities	207,161	—	38,945	168,216
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	10,099	—	755	9,344
State and political subdivision bonds	13,454	—	1,235	12,219
Total Debt Securities	$282,685	$—	$47,862	$234,823

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2023
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$51,971	$—	$6,748	$45,223
U.S. government agency and sponsored enterprise mortgage-backed securities	213,984	1	35,370	178,615
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	10,771	—	742	10,029
State and political subdivision bonds	13,982	1	1,094	12,889
Total Debt Securities	$290,708	$2	$43,954	$246,756

The contractual maturity distribution of securities available-for-sale at June 30, 2024 is as follows:

	Amortized Cost Basis	Fair Value
Within 1 year	$—	$—
After 1 year through 5 years	—	—
After 5 years through 10 years	43,923	36,935
Over 10 years	21,502	20,328
Residential mortgage-backed securities and collateralized mortgage obligations	217,260	177,560
	$282,685	$234,823

Actual maturities of U.S. government agency and sponsored enterprise mortgage-backed securities, collateralized mortgage obligations and state and political subdivision bonds will differ from the maturities presented because borrowers have the right to prepay obligations with or without prepayment penalties.
For the periods ended June 30, 2024 and 2023, Northway recorded no sales of debt securities available-for-sale.
Securities with a carrying amount totaling $234,823 and $218,669 were pledged to secure public deposits, securities sold under agreements to repurchase and the Board of Governors of the Federal Reserve System's (“Federal Reserve”) Bank Term Funding Program (“BTFP”) loan at June 30, 2024 and December 31, 2023, respectively.

NOTE 2 SECURITIES(CONTINUED)
The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized loss position for less than twelve months and for twelve months or more are as follows as of June 30, 2024 and December 31, 2023:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
June 30, 2024
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$—	$—	$45,045	$6,927	$45,045	$6,927
U.S. government agency and sponsored enterprise mortgage-backed securities	97	—	167,975	38,945	168,072	38,945
Collateralized mortgage obligations issued by U.S.government agency and sponsored enterprises	—	—	9,344	755	9,344	755
State and political subdivision bonds	1,498	17	9,771	1,218	11,269	1,235
Total temporarily impaired securities	$1,595	$17	$232,135	$47,845	$233,730	$47,862

December 31, 2023
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$—	$—	$45,223	$6,748	$45,223	$6,748
U.S. government agency and sponsored enterprise mortgage-backed securities	10,796	138	167,672	35,232	178,468	35,370
Collateralized mortgage obligations issued by U.S.government agency and sponsored enterprises	—	—	10,029	742	10,029	742
State and political subdivision bonds	1,402	1	9,022	1,093	10,424	1,094
Total temporarily impaired securities	$12,198	$139	$231,946	$43,815	$244,144	$43,954

The primary cause for unrealized losses within debt securities is the impact movements in market interest rates have had in comparison to the underlying yields on securities and the impact of temporary market fluctuations. Management has the intent and ability to hold depreciated debt securities until recovery or maturity.
At June 30, 2024 and December 31, 2023, we have no allowance for credit losses on investments.
Marketable Equity Securities
Northway records gains and losses relating to the change in fair value of its marketable equity securities within non-interest income in the consolidated statements of income. A summary of gains and losses for the six-month periods ended June 30, 2024 and 2023 is as follows:

	2024	2023
Gains/(Losses) recognized on marketable equity securities, net	$266	$(110)
Less net losses on securities sold during the period	—	(101)
Gains/(Losses) on marketable equity securities still held at the reporting date	$266	$(9)

NOTE 3 LOANS
A summary of the balances of loans at June 30, 2024 and December 31, 2023 follows:

	2024	2023
Real estate:
Residential	$492,586	$511,679
Commercial	271,519	268,267
Construction	19,905	27,207
Commercial	38,763	34,966
Consumer	14,509	16,942
Municipal	89,955	59,259
Total loans	927,237	918,320
Unamortized costs	2,047	2,157
Allowance for credit losses	(10,705)	(10,696)
Total unamortized costs and allowance for credit losses	(8,658)	(8,539)
Net loans	$918,579	$909,781

Northway’s lending activities are conducted principally in New Hampshire. Although the loan portfolio is diversified, a portion of its borrowers’ ability to repay is dependent upon the economic conditions prevailing in New Hampshire. As of June 30, 2024, Northway's top three loan concentrations, other than residential one-to -four family properties, consisted of $104,605 in multifamily residential real estate, $82,904 in hospitality, and $49,109 in investor retail properties. As of December 31, 2023, the outstanding balances of these three loan categories were $110,896 in multifamily residential real estate, $66,844 in hospitality, and $37,892 in office buildings.
Northway has transferred a portion of its originated commercial real estate loans to participating lenders and those amounts are not included in Northway’s accompanying balance sheets. Northway and participating lenders share ratably in any gains or losses that may result from a borrower’s lack of compliance with contractual terms of the loan. Northway continues to service the loans on behalf of the participating lenders and, as such, collects cash payments from the borrowers, remits payments to participating lenders and disburses required escrow funds to relevant parties. At June 30, 2024 and December 31, 2023, Northway was servicing loans for participants aggregating to $32,011 and $32,463, respectively.
Northway sells residential real estate loans to the secondary market on a servicing retained basis. The total outstanding balances of sold loans as of June 30, 2024 amounted to $76,304 and $74,979 at December 31, 2023, and are not included in the accompanying consolidated balance sheets.
Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate, as a level 2 asset. At June 30, 2024 and December 31, 2023, Northway had no impairment. At June 30, 2024 and December 31, 2023, the carrying amount of servicing rights was $477 and $478, respectively, which is less than fair value, and is included in other assets on the consolidated balance sheets.
Northway elected to exclude accrued interest receivable from the amortized cost basis of loans disclosed throughout this footnote. As of June 30, 2024 and December 31, 2023, accrued interest receivable for loans totaled $3,066 and $2,664, respectively, and is included in the other assets line item on Northway’s consolidated balance sheet.

NOTE 3 LOANS(CONTINUED)
There were no loans 90 days or more past due that were still accruing interest at June 30, 2024 and December 31, 2023. The following tables are an aging analysis of the recorded investment in past due loans and nonaccrual loans as of June 30, 2024 and December 31, 2023.

	Aging Analysis of Past Due Loans
	30–59 Days	60–89 Days	90 Days or More	Total Past Due	Nonaccrual with A Related Allowance for Credit Losses	Nonaccrual with No Related Allowance for Credit Losses
June 30, 2024
Real estate:
Residential	$965	$—	$901	$1,866	$—	$3,221
Commercial	—	—	149	149	—	317
Commercial	94	—	—	94	—	8
Consumer	5	7	—	12	—	9
Total	$1,064	$7	$1,050	$2,121	$—	$3,555

	30–59 Days	60–89 Days	90 Days or More	Total Past Due	Nonaccrual with A Related Allowance for Credit Losses	Nonaccrual with No Related Allowance for Credit Losses
December 31, 2023
Real estate:
Residential	$647	$—	$841	$1,488	$144	$2,439
Commercial	—	—	26	26	—	176
Commercial	2	24	29	55	29	12
Consumer	15	21	5	41	—	9
Total	$664	$45	$901	$1,610	$173	$2,636

The following table presents the amortized cost basis of collateral-dependent loans by class of loans as of June 30, 2024 and December 31, 2023.

	Collateral Type
	Real Estate	Non Real Estate	Total Collateral-Dependent Non-Accrual Loans
June 30, 2024
Real estate:
Residential	$1,002	$—	$1,002
Consumer	—	6	6
Total	$1,002	$6	$1,008

	Real Estate	Non Real Estate	Total Collateral-Dependent Non-Accrual Loans
December 31, 2023
Real estate:
Residential	$1,033	$—	$1,033
Commercial	—	29	29
Total	$1,033	$29	$1,062

Modifications to borrowers experiencing financial difficulty may include interest rate reductions, principal or interest forgiveness, forbearances, term extensions, and other actions intended to minimize economic loss and to avoid foreclosure or repossession of collateral. As of June 30, 2024, Northway had one loan modification made to a borrower experiencing financial difficulties for $24 as compared to December 31, 2023 where Northway did not have any loan modifications made to borrowers experiencing financial difficulties.

NOTE 4 ALLOWANCE FOR CREDIT LOSSES
The following table summarizes the activity in the allowance for credit losses by category of loans for the six months ended June 30, 2024 and the year ended December 31, 2023.

	Real Estate
	Residential	Commercia	Construction	Commercia	Consumer	Municipal	Unapplied	Total
June 30, 2024
Allowance for credit losses:
Beginning balance, December 31, 2023	$4,305	$3,890	$424	$650	$1,012	$215	$200	$10,696
Charge-offs	(30)	—	—	(36)	(47)	—	—	(113)
Recoveries	81	4	—	8	29	—	—	122
Provision (benefit)	(185)	35	(88)	148	(135)	105	120	—
Ending balance	$4,171	$3,929	$336	$770	$859	$320	$320	$10,705

	Real Estate
	Residential	Commercia	Construction	Commercia	Consumer	Municipal	Unapplied	Total
December 31, 2023
Allowance for credit losses:
Beginning balance, December 31,2022, prior to adoption of Topic 326	$5,810	$3,542	$192	$489	$282	$236	$809	$11,360
Impact of adopting Topic 326	(998)	449	149	80	882	4	(809)	(243)
Charge-offs	—	(18)	—	(9)	(133)	—	—	(160)
Recoveries	5	5	—	23	111	—	—	144
Provision (benefit)	(512)	(88)	83	67	(130)	(25)	200	(405)
Ending balance	$4,305	$3,890	$424	$650	$1,012	$215	$200	$10,696

Northway utilizes a ten-grade internal loan rating system for commercial real estate, commercial construction and commercial loans as follows:
•	Loans rated 1-6: Loans in these categories are considered “pass” rated loans with low to average risk.
•	Loans rated 7: Loans in this category are considered “special mention”. These loans are starting to show signs of potential weakness and are being closely monitored by management.
•
Loans rated 8: Loans in this category are considered “substandard”. Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that Northway will sustain some loss if the weakness is not corrected.

•
Loans rated 9: Loans in this category are considered “doubtful”. Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

•	Loans rated 10: Loans in this category are considered uncollectible (“loss”) and of such little value that their continuance as loans is not warranted.
On an annual basis, or more often if needed, Northway formally reviews the ratings on all commercial real estate, commercial construction, and commercial relationships over $500. Annually, Northway engages an independent third-party loan review firm to review a significant portion of loans within these segments. Management uses the results of these reviews as part of its annual review process.

NOTE 4 ALLOWANCE FOR CREDIT LOSSES(CONTINUED)
Northway considers the performance of the loan portfolio and its impact on the allowance for credit losses, classifying loans as performing or non- performing. A performing loan is a loan that the borrower is paying back as agreed to in the loan agreement and is less than 90 days past due. A non-performing loan is a loan that is 90 days past due or Northway determines that the borrower does not have the financial ability to pay principal and interest under the terms of the loan agreement.
Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Term Loans Amortized Cost Basis by Origination Year
	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
June 30, 2024
Commercial real estate:
Risk Rating:
Pass	$685	$7,477	$50,382	$35,635	$159,447	$4,400	$—	$258,026
Special mention	—	—	2,294	—	10,901	—	—	13,195
Substandard	—	—	—	149	149	—	—	298
Total Commercial real estate	$685	$7,477	$52,676	$35,784	$170,497	$4,400	$—	$271,519

Construction:
Risk Rating:
Pass	$700	$5,704	$10,342	$1,135	$715	$1,309	$—	$19,905
Special mention	—	—	—	—	—	—	—	—
Total Construction	$700	$5,704	$10,342	$1,135	$715	$1,309	$—	$19,905

Commercial and Industrial:
Risk Rating:
Pass	$9,717	$4,913	$4,763	$2,850	$9,315	$3,494	$578	$35,630
Special mention	—	538	990	—	24	1,363	24	2,939
Substandard	—	—	—	—	112	—	82	194
Total Commercial and Industrial	$9,717	$5,451	$5,753	$2,850	$9,451	$4,857	$684	$38,763

	Term Loans Amortized Cost Basis by Origination Year
	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
December 31, 2023
Commercial real estate:
Risk Rating:
Pass	$5,067	$43,479	$36,738	$174,767	$4,164	$—	$264,215
Special mention	—	2,326	—	858	—	—	3,184
Substandard	—	—	—	868	—	—	868
Total Commercial real estate	$5,067	$45,805	$36,738	$176,493	$4,164	$—	$268,267

Construction:
Risk Rating:
Pass	$8,059	$15,813	$1,180	$774	$1,361	$—	$27,187
Special mention	20	—	—	—	—	—	20
Total Construction	$8,079	$15,813	$1,180	$774	$1,361	$—	$27,207

NOTE 4 ALLOWANCE FOR CREDIT LOSSES(CONTINUED)

	Term Loans Amortized Cost Basis by Origination Year
	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Commercial and Industrial:
Risk Rating:
Pass	$6,923	$6,667	$3,387	$12,228	$5,197	$301	$34,703
Special mention	—	—	—	24	20	1	45
Substandard	—	—	—	120	29	69	218
Total Commercial and Industrial	$6,923	$6,667	$3,387	$12,372	$5,246	$371	$34,966

Northway considers the performance of the loan portfolio and its impact on the allowance for credit losses. For residential and consumer loan classes, Northway also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. The following table presents the amortized cost in residential and consumer loans based on payment activity:

	Term Loans Amortized Cost Basis by Origination Year
	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
June 30, 2024
Residential real estate:
Payment Performance:
Performing	$4,114	$24,491	$140,399	$140,843	$153,517	$25,393	$130	$488,887
Nonperforming	—	—	755	510	2,101	269	64	3,699
Total Residential real estate	$4,114	$24,491	$141,154	$141,353	$155,618	$25,662	$194	$492,586

Consumer
Payment Performance:
Performing	$524	$3,415	$1,298	$8,434	$340	$490	$—	$14,501
Nonperforming	—	7	—	—	—	1	—	8
Total Consumer	$524	$3,422	$1,298	$8,434	$340	$491	$—	$14,509

Municipal:
Payment Performance:
Performing	$46,185	$3,999	$10,115	$4,877	$24,779	$—	$—	$89,955
Total Municipal	46,185	$3,999	$10,115	$4,877	$24,779	$—	$—	$89,955

As of June 30, 2024 , gross write-offs amounted to $113 of which $88 were related to loans and $25 related to demand deposit account (“DDA”).

Gross loan write-offs	$—	$—	$5	$6	$27	$50	$—	$88

NOTE 4 ALLOWANCE FOR CREDIT LOSSES(CONTINUED)

	Term Loans Amortized Cost Basis by Origination Year
	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
December 31, 2023
Residential real estate:
Payment Performance:
Performing	$23,711	$149,027	$145,550	$162,881	$27,437	$132	$508,738
Nonperforming	—	56	435	2,123	251	76	2,941
Total Residential real estate	$23,711	$149,083	$145,985	$165,004	$27,688	$208	$511,679

Consumer
Payment Performance:
Performing	$4,531	$2,297	$4,658	$4,902	$545	$—	$16,933
Nonperforming	—	5	—	3	1	—	9
Total Consumer	$4,531	$2,302	$4,658	$4,905	$546	$—	$16,942

Municipal:
Payment Performance:
Performing	$17,404	$10,410	$5,323	$26,122	$—	$—	$59,259
Total Municipal	$17,404	$10,410	$5,323	$26,122	$—	$—	$59,259

As of December 31, 2023, gross write-offs amounted to $160 of which $102 were related to loans and $58 related to DDA.

Gross loan write-offs	$6	$23	$32	$33	$7	$1	$102

NOTE 5 PREMISES AND EQUIPMENT
A summary of premises and equipment as of June 30, 2024 and December 31, 2023 follows:

	2024	2023
Land	$5,056	$5,056
Buildings	12,902	12,902
Leasehold improvements	1,125	1,125
Equipment	5,583	5,830
Operating leases right-of-use asset	3,015	2,866
Fixed Assets in Process	33	212
	27,714	27,991
Less accumulated depreciation and amortization	14,729	15,079
	$12,985	$12,912

Depreciation expense for the six months ended June 30, 2024 and 2023 amounted to $404 and $408, respectively.

NOTE 6 DEPOSITS
The aggregate amount of maturities for time deposits as of June 30, 2024 by year is as follows:

2024	$75,025
2025	80,084
2026	2,769
2027	1,954
2028	1,701
Thereafter	992
$162,525

At June 30, 2024 and December 31, 2023, brokered certificates of deposit of $23,489 and $25,869, respectively, are included in other time deposits disclosed on the consolidated balance sheets. At June 30, 2024 and December 31, 2023, the Bank had $40,000 of non- maturity NOW deposits classified as brokered deposits which are included in regular savings, NOW and money market deposit accounts disclosed on the consolidated balance sheets. Deposits from related parties held by the Bank at June 30, 2024 and December 31, 2023 amounted to $7,908 and $7,243, respectively.
NOTE 7 SHORT-TERM BORROWINGS
FHLBB advances at June 30, 2024 and December 31, 2023 were $0 and $15,000, respectively. At December 31, 2023, the FHLBB advance was for less than 1 year at a rate of 5.56%. The FHLBB available borrowing capacity at June 30, 2024 and December 31, 2023 amounted to $208,391 and $138,878, respectively, based on pledged loans in the amount of $413,932 and $354,607, respectively.
Short-term borrowings at June 30, 2024 consisted of $50,000 for a one year borrowing from the Federal Reserve’s BTFP (“BTFP”), which was enacted March 11, 2023. The BTFP borrowing was at a fixed rate of 5.40% and matures on March 6, 2025. At December 31 2023, short-term borrowings consisted of $50,000 for a one-year borrowing from the BTFP, at a fixed rate of 4.70% and was refinanced on March 6, 2024 into the current BTFP borrowing.
Other short-term borrowings at June 30, 2024, and December 31, 2023 consisted of securities sold under agreements to repurchase of $53,301 and $55,353, respectively. Securities sold under agreements to repurchase were at a weighted average rate of 0.79% and 0.67% at June 30, 2024, and December 31, 2023, respectively. The securities sold under agreements to repurchase as of June 30, 2024, and December 31, 2023, were securities sold on a one-day term by Northway and have been accounted for not as sales but as borrowings. All securities sold under agreements to repurchase are with deposit customers of Northway. The underlying securities associated with securities sold under agreements to repurchase are under the control of Northway.
NOTE 8 LONG-TERM DEBT
Long-term debt at June 30, 2024 and December 31, 2023 consisted of FHLBB advances of $45,000 and $60,000, respectively as well as $20,620 of junior subordinated debentures for each period.
As of June 30, 2024, contractual principal payments due under long-term debt, which consists of FHLBB advances and junior subordinated debentures are as follows:

2024	$—
2025	—
2026	35,000
2027	—
2028	10,000
Thereafter	20,620
$65,620

NOTE 8 LONG-TERM DEBT(CONTINUED)
The FHLBB long-term debt consisted of three advances with the following rates and terms:

Amount	Rate	Maturity Date	Next Northway Option Date or Issuer Option Date
$20,000	4.19%	02/02/2026	n/a
15,000	4.50%	08/03/2026	08/02/2024 and quarterly thereafter
10,000	3.87%	08/11/2028	08/12/2024 and quarterly thereafter
$45,000

As of June 30, 2024 and December 31, 2023, junior subordinated debentures of $20,620, due in year 2037, consists of two issuances described in detail below.
On March 22, 2007, Northway completed the private placement of $10,310 aggregate liquidation amount of floating rate trust-preferred securities (the “Trust III Capital Securities”) issued by Northway Capital Trust III (“Capital Trust III”). The Trust III Capital Securities were sold to a pooled investment vehicle. The proceeds from the sale of the Trust III Capital Securities, which included the proceeds from the sale by Capital Trust III of its common securities to Northway, were invested in floating rate junior subordinated debt securities of Northway due June 15, 2037 (the “Trust III Junior Subordinated Debt”), which were issued pursuant to an Indenture, dated March 22, 2007 between Northway and Wilmington Trust Company as Trustee. Both the Trust III Capital Securities and the Trust III Junior Subordinated Debt have a floating rate, which resets quarterly, equal to the three-month CME Term SOFR plus 1.60%. As of June 30, 2024, the interest rate on these securities was 7.20083%. Payments of distributions and other amounts due on the Trust III Capital Securities are irrevocably guaranteed by Northway, to the extent that the Capital Trust III has funds available for the payments of such distributions, pursuant to a Guarantee Agreement, dated March 22, 2007, between Northway and Wilmington Trust Company, as Guarantee Trustee. The Trust III Junior Subordinated Debt and the Trust III Capital Securities may be redeemed at the option of Northway on fixed quarterly dates starting on March 15, 2012.
On June 15, 2007, Northway completed the private placement of $10,310 aggregate liquidation amount of floating rate trust-preferred securities (the “Trust IV Capital Securities”) issued by Northway Capital IV (“Capital Trust IV”). The Trust IV Capital Securities were sold to a pooled investment vehicle. The proceeds from the sale of the Trust IV Capital Securities, which included the proceeds from the sale by the Capital Trust IV of its common securities to Northway, were invested in floating rate junior subordinated debt securities of Northway due June 15, 2037 (the “Trust IV Junior Subordinated Debt”), which were issued pursuant to an Indenture, dated June 15, 2007 between Northway and Wells Fargo Bank, National Association, as Trustee. Both the Trust IV Capital Securities and the Trust IV Junior Subordinated Debt have a floating rate, which resets quarterly, equal to the three-month CME Term SOFR plus 1.49%. As of June 30, 2024, the interest rate on these securities was 7.09083%. Payments of distributions and other amounts due on the Trust IV Capital Securities are irrevocably guaranteed by Northway, to the extent that the Capital Trust IV has funds available from the payments of such distributions, pursuant to a Guarantee Agreement, dated June 15, 2007, between Northway and Wells Fargo Bank, National Association, as Guarantee Trustee. The Trust IV Junior Subordinated Debt and the Trust IV Capital Securities may be redeemed at the option of Northway on fixed quarterly dates starting on June 15, 2012.
On January 4, 2024, Northway entered into an interest rate swap agreement with a counterparty to convert the floating rate payments on both Capital Securities to fixed rate payments. See Note 15, “On-Balance Sheet Derivative Instruments and Hedging Activities”, under Interest Rate Risk Management-Cash Flow Hedging Instruments for additional information.

NOTE 9 GOODWILL AND OTHER INTANGIBLE ASSETS
At June 30, 2024, Northway has goodwill totaling $9,934. Goodwill is evaluated for impairment at least annually.
The changes in the carrying amount of goodwill for the six months ended June 30, 2024 and year ended December 31, 2023 are as follows:

Goodwill
Balance, December 31, 2022	$9,934
Amortization expense	—
Balance, December 31, 2023	9,934
Amortization expense	—
Balance, June 30, 2024	$9,934

NOTE 10 MINIMUM REGULATORY CAPITAL REQUIREMENTS
Northway and the Bank are subject to various regulatory capital requirements administered by the Federal Reserve and the Federal Deposit Insurance Corporation (“FDIC”). Failure to meet minimum capital requirements can result in mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Northway’s financial results.
Under the capital rules, risk-based capital ratios are calculated by dividing Tier 1, common equity Tier 1, and total risk-based capital, respectively, by risk-weighted assets. Assets and off- balance sheet credit equivalents are assigned to one of several risk-weight categories, based primarily on relative risk. The rules require banks and bank holding companies to maintain a minimum common equity Tier 1 capital ratio of 4.5%, a minimum Tier 1 capital ratio of 6.0%, and a total capital ratio of 8.0%. In addition, a Tier 1 leverage ratio of 4.0% is required. Additionally, the capital rules require a bank holding company to maintain a capital conservation buffer of common equity Tier 1 capital in an amount above the minimum risk-based capital requirements equal to 2.5% of total risk weighted assets, or face restrictions on the ability to pay dividends, pay discretionary bonuses, and to engage in share repurchases.
Under the FDIC’s prompt corrective action rules, an insured state nonmember bank is considered “well capitalized” if its capital ratios meet or exceed the ratios as set forth in the following table and is not subject to any written agreement, order, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. The Bank must meet well capitalized requirements under prompt corrective action provisions. Prompt corrective action provisions are not applicable to bank holding companies.
A bank holding company is considered “well capitalized” if the bank holding company (i) has a total risk -based capital ratio of at least 10.0%, (ii) has a Tier 1 risk-based capital ratio of at least 6.0%, and (iii) is not subject to any written agreement order, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure.
At June 30, 2024, the capital levels of both Northway and the Bank exceeded all regulatory capital requirements and their regulatory capital ratios were above the minimum levels required to be considered well capitalized for regulatory purposes. The capital levels of both Northway and the Bank at June 30, 2024 also exceeded the minimum capital requirements, including the currently applicable capital conservation buffer of 2.5%.

NOTE 10 MINIMUM REGULATORY CAPITAL REQUIREMENTS(CONTINUED)
Northway’s and Bank’s actual regulatory capital ratios as of June 30, 2024 and December 31, 2023 are presented in the table below.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2024:
Total Capital (to Risk Weighted Assets):
Northway Financial, Inc.	$129,130	16.29%	$63,418	8.00%	N/A	N/A
Northway Bank	125,738	16.00	62,866	8.00	$78,583	10.00%

Tier 1 Capital (to Risk Weighted Assets):
Northway Financial, Inc.	119,207	15.04	47,563	6.00	N/A	N/A
Northway Bank	115,900	14.75	47,150	6.00	62,866	8.00

Common Equity Tier 1 Capital (to Risk Weighted Assets):
Northway Financial, Inc.	99,377	12.54	N/A	N/A	N/A	N/A
Northway Bank	115,900	14.75	35,362	4.50	51,079	6.50

Tier 1 Capital (to Average Assets):
Northway Financial, Inc.	119,207	9.42	50,629	4.00	N/A	N/A
Northway Bank	115,900	9.21	50,362	4.00	62,952	5.00

As of December 31, 2023:
Total Capital (to Risk Weighted Assets):
Northway Financial, Inc.	$127,616	15.93%	$64,107	8.00%	N/A	N/A
Northway Bank	124,469	15.65	63,607	8.00	$79,509	10.00%

Tier 1 Capital (to Risk Weighted Assets):
Northway Financial, Inc.	117,586	14.67	48,080	6.00	N/A	N/A
Northway Bank	114,516	14.40	47,705	6.00	63,607	8.00

Common Equity Tier 1 Capital (to Risk Weighted Assets):
Northway Financial, Inc.	97,756	12.20	N/A	N/A	N/A	N/A
Northway Bank	114,516	14.40	35,779	4.50	51,681	6.50

Tier 1 Capital (to Average Assets):
Northway Financial, Inc.	117,586	8.49	55,388	4.00	N/A	N/A
Northway Bank	114,516	8.30	55,166	4.00	68,958	5.00

Dividend Restrictions
The Federal Reserve has the authority to prohibit bank holding companies from paying dividends if such payment is deemed to be an unsafe or unsound practice. The Federal Reserve has indicated generally that it may be an unsafe or unsound practice for bank holding companies to pay dividends unless the bank holding company’s net income over the preceding year is sufficient to fund the dividends and the expected rate of earnings retention is consistent with the organization’s capital needs, asset quality, and overall financial condition. Further, under the Federal Reserve’s capital rules, Northway’s ability to pay dividends is restricted if it does not maintain capital above the capital conservation buffer.

NOTE 10 MINIMUM REGULATORY CAPITAL REQUIREMENTS(CONTINUED)
As of June 30, 2024, the Bank is restricted from declaring dividends to Northway in an amount greater than approximately $62,872, as such declaration would decrease capital below the Bank’s required minimum level of regulatory capital.
Under New Hampshire state law, the Bank may pay dividends only out of net profits. The New Hampshire Banking Commissioner’s approval is required for dividend payments which exceed the current year’s net profits and retained net profits from the preceding two years. As of June 30, 2024, the Bank is restricted from declaring dividends to Northway in an amount greater than $9,701.
NOTE 11 FEDERAL AND STATE TAXES
Total income tax expense for the six-month periods ended June 30, 2024 and June 30, 2023 differs from the “expected” federal income tax expense at the 21.0% statutory rate for the following reasons:

	2024	2023
Expected federal income taxes	21.0%	21.0%
Interest on municipal securities available-for-sale and municipal loans	(12.7)	(7.2)
State benefit, net of federal expense	(3.7)	(0.2)
Other	(0.6)	(0.9)
Effective tax rate	4.0%	12.7%

NOTE 12 EMPLOYEE BENEFITS
401(k) Plan
Northway offers a contributory 401(k) Plan. Under the Northway Bank 401(k) and Profit-Sharing Plan (the “401(k) Plan”), employees are eligible to participate after attaining age 21 and completing six months of service. Under the 401(k) Plan during the first six months ended June 30, 2024 and June 30, 2023, Northway matched 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions. Total 401(k) Plan matching expense during the first six months ended June 30, 2024 and June 30, 2023 amounted to $276 and $284, respectively. During the first six months ended June 30, 2024 and June 30, 2023 there was a profit-sharing contribution expense of $385 and $427, respectively.
Supplemental Executive Retirement Plan (“SERP”)
Effective May 29, 2003, the existing Executive Life program sponsored by Northway was terminated and replaced with a SERP in which the Chief Executive Officer (“CEO”) participates. The existing life insurance policy designed to support the Executive Life program is now fully owned by Northway.
The SERP consists of two components. The first component is a distribution of the account balance in equal installments over the ten years following the CEO's retirement without interest. This account balance reflects the cumulative net appreciation in the life insurance policy with a gross-up to reflect Northway's tax savings. The net appreciation is the gain in the surrender value of the life insurance policy less the cost of funds associated with the premium payments. If the CEO passes before the end of the ten-year period, his beneficiary receives the unpaid portion in a lump sum. The second component is a lifetime distribution beginning in the second year following retirement equal to the annual net appreciation in the life insurance policy with a gross-up to reflect Northway's tax savings. As of June 30, 2024 and December 31, 2023, Northway has accrued a liability related to the SERP in the amount of $3,764. The respective liabilities reflect the present value of all expected postretirement benefits. In the event of the CEO’s death while employed by Northway, the SERP permits a death benefit of $2,000 to be paid to his beneficiary.
Change in Control
Northway has entered into agreements with certain executive officers as well as other senior officers of Northway. These agreements provide for payments, under certain circumstances, to the officer upon the officer’s termination after a change in control. Payments will be made under these agreements upon the officer’s termination or resignation in connection with certain specified actions adverse to the officer’s employment status after a change in control. The amount of such payments ranges from 1.0 to 2.99 times such officer’s annual compensation.

NOTE 13 LEASES
The right of use (“ROU”) asset is included in premises and equipment and the operating lease liability is included in other liabilities on Northway’s consolidated balance sheet. At June 30, 2024, the ROU asset and the corresponding operating lease liability were $3,015 and $3,103, respectively, and were comprised of seven leases for banking offices and branches across the state of New Hampshire with remaining terms ranging from one to seven years. At December 31, 2023, the ROU asset and the corresponding operating lease liability were $2,866 and $2,959, respectively. During the six-months ended June 30, 2024, Northway recorded a ROU asset and the corresponding operating lease liability of $541 associated with the lease extension and relocation of an existing banking facility. Rent expense for the six months ended June 30, 2024 and 2023 was $389 and $440, respectively.
ROU assets represent Northway’s right to use an underlying asset for the lease term and lease liabilities represent Northway’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As Northway’s leases do not provide an implicit rate, Northway uses Northway’s incremental borrowing rate, which is generally the FHLBB classic advance rate, based on the information available at commencement date in determining the present value of lease payments. Northway will use the implicit rate when readily determinable. Northway’s lease terms may include options to extend. Management considers options that are reasonably certain to be exercised in the recognition of the operating lease ROU asset. Lease expense is recognized on a straight-line basis over the lease term.
The total minimum rental due in future periods under these existing agreements as of June 30, 2024 is as follows:

2024	$345
2025	643
2026	596
2027	572
2028	551
Thereafter	613
Total lease payments	3,320
Imputed interest	(217)
Total lease liability	$3,103

NOTE 14 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
Northway is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The amounts of those instruments reflect the extent of involvement Northway has in particular classes of financial instruments.
Northway’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. Northway uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
Financial instruments with off-balance sheet credit risk at June 30, 2024 and December 31, 2023 are as follows:

	2024	2023
Financial instruments whose contract amounts represent credit risk:
Unadvanced portions of home equity loans	$53,004	$54,711
Unadvanced portions of lines of credit	42,633	32,735
Unadvanced portions of commercial real estate loans	6,093	10,522
Unadvanced portions of Bounce Protection™	12,018	12,203
Commitments to originate municipal loans	—	20,000
Commitments to originate all other loans	4,445	5,967
Commitments to originate residential real estate loans for resale	1,951	528
Standby letters of credit	45	49
Total	$120,189	$136,715

NOTE 14 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK(CONTINUED)
Commitments to originate loans, including residential real estate loans for resale and municipal loans, unadvanced portions of home equity loans, lines of credit and commercial real estate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without having been drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Northway evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Northway upon extension of credit, is based on management’s credit evaluation of the borrower.
Unadvanced portions of Bounce Protection™ represent the unused portion of the Bank’s overdraft program.
Standby letters of credit are conditional commitments issued by Northway to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers. As of June 30, 2024 and December 31, 2023, the maximum potential amount of Northway’s obligation was $ 45 and $49, respectively, for financial and standby letters of credit. Northway’s outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, Northway may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, Northway may take possession of the collateral, if any, securing the line of credit.
Northway accrues credit losses related to off-balance sheet loan commitments and recourse obligations. Potential losses are estimated using similar risk factors used to determine the allowance for credit losses. Northway has recorded a liability of $206 at both June 30, 2024 and December 31, 2023, related to these loan commitments and recourse obligations. Northway recorded no provision for off-balance sheet loan commitments and recourse obligations for the six months ended June 30, 2024 and 2023.
NOTE 15 ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
Risk Management Policies – Hedging Instruments
The primary focus of Northway’s asset/liability management program is to monitor the sensitivity of Northway’s net portfolio value and net income under varying interest rate scenarios to take steps to control its risks if the risk is deemed probable. On a quarterly basis, Northway simulates the net portfolio value and net income expected to be earned over a twelve-month period following the date of simulation. The simulation is based on projection of market interest rates at varying levels and estimates the impact this level of market rates would have on the pricing for current and future interest-earning assets and interest-bearing liabilities during the measurement period. Based on the outcome of the simulation analysis, Northway considers the use of derivatives as a means of reducing the volatility of net portfolio value and projected net income within certain ranges of projected changes in interest rates. Northway evaluates the effectiveness of entering into any derivative instrument agreement by measuring the cost of such an agreement in relation to the reduction in net portfolio value and net income volatility within an assumed range of interest rates.
Interest Rate Risk Management – Cash Flow Hedging Instruments
Northway may use long-term variable-rate debt as a source of funds for use in Northway’s lending and investment activities and other general business purposes. These debt obligations expose Northway to variability in interest payments due to changes in interest rates. If interest rates increase, interest expense increases. Conversely, if interest rates decrease, interest expense decreases. To reduce interest rate variability on variable-rate debt, management may use interest rate swap agreements whereby Northway receives variable interest rate payments and makes fixed interest rate payments during the contract period.

NOTE 15 ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES(CONTINUED)
At June 30, 2024 and December 31, 2023, the information pertaining to outstanding interest rate swap agreements used to hedge variable rate debt is as follows:

	2024	2023
Notional amount	$40,000	$40,000
Weighted average pay rate	4.28%	4.28%
Weighted average receive rate	USD-Federal Funds Daily %	USD-Federal Funds Daily %
Weighted average maturity in years	1.69	2.20
Unrealized gain/(loss) relating to interest rate swaps	$212	$(291)

2024
Notional amount	$20,000
Weighted average pay rate	3.94%
Weighted average receive rate	3-month SOFR CME Term %
Weighted average maturity in years	2.71
Unrealized gain/(loss) relating to interest rate swaps	$197

Interest Rate Risk Management – Derivative Instruments Not Designated As Hedging Instruments
Northway enters into rate lock commitments to extend credit to borrowers for generally a 30-day or 60-day period for the origination of loans. Unfunded loans for which commitments have been entered into are called “pipeline loans”. Some of these rate lock commitments will ultimately expire without being completed. To the extent that a loan is ultimately granted and the borrower ultimately accepts the terms of the loan, these rate lock commitments expose Northway to variability in their fair value due to changes in interest rates. If interest rates increase, the value of these rate lock commitments decreases. Conversely, if interest rates decrease, the value of these rate lock commitments increases.
Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale are accounted for as derivative instruments. Such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments, also considers the difference between current levels of interest rates and the committed rates. There were no material derivatives held related to mortgage banking activities for the six months ended June 30, 2024 or year ended December 31, 2023, nor outstanding for the same periods.
Derivative Financial Instruments - Interest Rate Swaps
Northway may, from time to time, enter an interest rate swap with loan customers, principally commercial real estate loans, to convert the customer’s floating rate loan to a fixed rate loan. Concurrently, Northway enters an offsetting interest rate swap with a correspondent bank. The “back-to-back” swaps are identical in notional amount, interest rates and terms. As a result, the interest rate swaps effectively convert the fixed rate asset to a variable interest rate and consequently reduces Northway’s exposure to changes in interest rates. Northway has elected not to apply hedge accounting to these transactions. The changes in the fair value of these swaps offset each other. At June 30, 2024 and December 31, 2023, Northway had five such agreements, respectively, outstanding and a summary is presented below:

	No. of Contracts	Notional Amount	Weighted Average Maturity	Weighted Average Rate		Estimated Fair Value
				Received	Paid
			(In Years)
June 30, 2024
Interest rate swap - customer	5	$40,482	6.07	1-mo CME Term SOFR +1.96%	3.33%	$5,230
Interest rate swap - counterparty	5	40,482	6.07	3.33%	1-mo CME Term SOFR +1.96%	(5,230)

NOTE 15 ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES(CONTINUED)

	No. of Contracts	Notional Amount	Weighted Average Maturity	Weighted Average Rate		Estimated Fair Value
				Received	Paid
			(In Years)

December 31, 2023
Interest rate swap - customer	5	$41,161	6.56	1-mo CME Term SOFR +1.96%	3.33%	$4,710
Interest rate swap - counterparty	5	41,161	6.56	3.33%	1-mo CME Term SOFR +1.96%	(4,710)

Derivative assets and liabilities are recorded with other assets and other liabilities in the consolidated financial statements.
Collateral Requirements
To reduce the risk related to the use of interest rate swaps with customers, Northway secures a lien position on the underlying collateral subordinate only to Northway’s lien position securing the loan. In making its credit decision to grant the loan the potential loss a customer may incur if the derivative transaction is terminated prior to maturity is taken into consideration. As such, management believes the risk of incurring credit losses on interest rate swaps with these customers, if any, would be immaterial.
Collateral requirements for the interest rate swaps executed with correspondent banks are determined by federal regulations and contained in the agreements between Northway and the correspondent banks. Both parties are required to deliver collateral in an amount that the other party is in-the-money. Generally, the agreements call for US Government and US Government Agency securities or cash.
As of June 30, 2024 and December 31, 2023, derivative counterparties had pledged cash in the amount of $5,450 and $4,250, respectively as collateral to secure interest rate positions which was classified as restricted cash on the balance sheet and held at the FHLBB. As of June 30, 2024 and December 31, 2023, cash amounting to $330 and $0, respectively, was pledged by Northway as collateral all of which was classified as restricted cash and held at a correspondent bank.
Northway, from time to time, may enter into a loan participation with another financial institution that has a corresponding “back-to-back” swap, generally a Risk Participation Agreement (“RPA”) is executed that shares in any potential loss from the derivative transaction due to a default by the loan customer. The loss sharing percentage is pro rata with the loan participation agreement. As of June 30, 2024 and December 31, 2023, Northway has one RPA with a balance of $9,136 and $9,244, respectively, with a financial institution counterparty for an interest rate swap related to a loan in which Northway is a participant. The RPA provides credit protection to the financial institution should the borrower fail to perform on its interest rate derivative contract with the financial institution. As of June 30, 2024 and December 31, 2023 Northway has two RPAs totaling $11,070 and $11,293, respectively, each with a financial institution counterparty for an interest rate swap related to a loan in which Northway is the lead bank. The RPAs provide credit protection to Northway should the borrower fail to perform on its interest rate derivative contract. As of June 30, 2024 there are no borrower defaults associated with RPAs. The net fair market values of the RPAs are considered immaterial to the financial statements of Northway.
NOTE 16 FAIR VALUE MEASUREMENTS
Northway utilizes a framework for measuring fair value under generally accepted accounting principles for all financial instruments that are being measured and reported on a fair value basis. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, Northway uses various methods including market, income, and cost approaches. Based on these approaches, Northway often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. Northway utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, Northway is required

NOTE 16 FAIR VALUE MEASUREMENTS(CONTINUED)
to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:
Level 1 – Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2 – Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or similar assets or liabilities.
Level 3 – Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.
In determining the appropriate levels, Northway performs a detailed analysis of the assets and liabilities that are subject to fair value measurements. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.
For the six months ended June 30, 2024 and year ended December 31, 2023, the application of valuation techniques applied to similar assets and liabilities has been consistent. The following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis:
Securities – Fair value measurements for Level l and Level 2 securities are obtained from a third-party pricing service and are not adjusted by management. The securities measured at fair value in Level 1 are based on quoted market prices in an active exchange market. Securities measured at fair value in Level 2 are based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data.
Derivative financial instruments – Fair values for derivative financial instruments are based on prices currently charged to enter into similar agreements, taking into account the probability that the commitment will be exercised.
The following summarizes assets measured at fair value on a recurring basis for the periods ending June 30, 2024 and December 31, 2023:

		Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
June 30, 2024
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$45,044	$—	$45,044	$—
U.S. government agency and sponsored enterprise mortgage-backed securities	168,216	—	168,216	—
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	9,344	—	9,344	—
State and political subdivision bonds	12,219	—	12,219	—
Marketable equity securities	2,856	2,856	—	—
Derivative - interest rate swaps	5,230	—	5,230	—
Derivative - cash flow hedging swaps	409	—	409	—
Total	$243,318	$2,856	$240,462	$—

NOTE 16 FAIR VALUE MEASUREMENTS(CONTINUED)

		Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2023
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$45,223	$—	$45,223	$—
U.S. government agency and sponsored enterprise mortgage-backed securities	178,615	—	178,615	—
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	10,029	—	10,029	—
State and political subdivision bonds	12,889	—	12,889	—
Marketable equity securities	2,589	2,589	—	—
Derivative - interest rate swaps	4,710	—	4,710	—
Total	$254,055	$2,589	$251,466	$—

The following summarizes liabilities measured at fair value on a recurring basis for the periods ending June 30, 2024 and December 31, 2023:

		Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
June 30, 2024
Derivative - interest rate swaps	$5,230	$—	$5,230	$—
Total	$5,230	$—	$5,230	$—

December 31, 2023
Derivative - interest rate swaps	$4,710	$—	$4,710	$—
Derivative - cash flow hedging swaps	291	—	291	—
Total	$5,001	$—	$5,001	$—

The estimated fair values of Northway’s financial instruments are as follows:

	June 30, 2024
	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
Financial assets:
Cash, cash equivalents, and restricted cash	$62,567	$62,567	$—	$—	$62,567
Debt securities available-for-sale	234,823	—	234,823	—	234,823
Marketable equity securities	2,856	2,856	—	—	2,856
FHLBB stock	2,529	2,529	—	—	2,529
Loans held-for-sale	767	—	769	—	769
Loans, net	918,579	—	—	856,113	856,113
Accrued interest receivable	4,143	4,143	—	—	4,143
Derivative - interest rate swaps	5,230	—	5,230	—	5,230
Derivative - cash flow hedging swaps	409	—	409	—	409

Financial liabilities:
Deposits	1,014,707	852,182	167,493	—	1,019,675

NOTE 16 FAIR VALUE MEASUREMENTS(CONTINUED)

	June 30, 2024
	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
Short-term borrowings	103,301	70,353	50,042	—	120,395
FHLBB advances	45,000	—	44,773	—	44,773
Junior subordinated debentures	20,620	—	19,443	—	19,443
Derivative - interest rate swaps	5,230	—	5,230	—	5,230

	December 31, 2023
	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
Financial assets:
Cash, cash equivalents, and restricted cash	$68,887	$68,887	$—	$—	$68,887
Debt securities available-for-sale	246,756	—	246,756	—	246,756
Marketable equity securities	2,589	2,589	—	—	2,589
FHLBB stock	3,623	3,623	—	—	3,623
Loans, net	909,781	—	—	831,329	831,329
Accrued interest receivable	3,789	3,789	—	—	3,789
Derivative - interest rate swaps	4,710	—	4,710	—	4,710

Financial liabilities:
Deposits	995,567	867,841	129,475	—	997,316
Short-term borrowings	120,353	70,353	49,896	—	120,249
FHLBB advances	60,000	—	60,278	—	60,278
Junior subordinated debentures	20,620	—	19,819	—	19,819
Derivative - interest rate swaps	4,710	—	4,710	—	4,710
Derivative - cash flow hedging swaps	291	—	291	—	291

The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets under the indicated captions except that accrued interest receivable is included with other assets, interest rate swaps are included in other assets and other liabilities, and FHLBB advances and junior subordinated debentures are included with long-term debt.
At June 30, 2024 and December 31, 2023, all Northway’s financial instruments were held for purposes other than trading.
Under certain circumstances Northway makes adjustments to its assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the carrying value of assets reflected in the consolidated balance sheets by caption and by level in the fair value hierarchy at June 30, 2024 and December 31, 2023, for which a nonrecurring change in fair value has been recorded.

		Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
June 30, 2024
Mortgage servicing asset	$477	$—	$477	$—
Total	$477	$—	$477	$—

December 31, 2023
Mortgage servicing asset	$478	$—	$478	$—
Total	$478	$—	$478	$—

INDEPENDENT AUDITORS’ REPORT
Audit Committee of the Board of Directors
Northway Financial, Inc. and Subsidiary
Report on the Audit of the Financial Statements
Opinion
We have audited the consolidated financial statements of Northway Financial, Inc. and Subsidiary (the Company), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).
We have also audited, in accordance with auditing standards generally accepted in the United States of America (GAAS), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 28, 2024 expressed an unmodified opinion on the effectiveness of the Company’s internal control over financial reporting.
Basis for Opinion
We conducted our audits in accordance with GAAS. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with U.S. GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a g concern within one year after the date that the financial statements are issued or are available to be issued.
Auditors’ Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

Audit Committee of the Board of Directors
Northway Financial, Inc. and Subsidiary
In performing an audit in accordance with GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Companys ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control—related matters that we identified during the audit.
Other Information Included in the Annual Report
Management is responsible for the other information included in the annual report. The other information comprises the summary financial data, nature of operations, forward-looking statements and 2023 overview, but does not include the financial statements and our auditors report thereon. Our opinion on the financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.
In connection with our audit of the financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.

Portsmouth, New Hampshire
March 28, 2024

CONSOLIDATED BALANCE SHEETS

	($000 Omitted, except per share data)
AS OF DECEMBER 31,	2023	2022
Assets
Cash and cash equivalents
Cash and due from banks and interest-bearing deposits	$64,637	$20,720
Total cash and cash equivalents	64,637	20,720

Restricted cash	4,250	5,800
Securities available-for-sale, at fair value	246,756	288,576
Marketable equity securities, at fair value	2,589	10,586
Federal Home Loan Bank of Boston stock	3,623	2,963
Loans held-for-sale	—	208
Loans, net before allowance for credit losses	920,477	929,530
Less: allowance for credit losses	10,696	11,360
Net loans	909,781	918,170

Premises and equipment, net	12,912	14,550
Goodwill	9,934	9,934
Other assets	35,985	31,095
Total assets	$1,290,467	$1,302,602

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Demand	$207,244	$248,840
Regular savings, NOW and money market deposit accounts	660,597	693,722
Certificates of deposit (in denominations of $250 or more)	29,289	18,832
Other time	98,437	100,247
Total deposits	995,567	1,061,641

Short-term borrowings	120,353	133,793
Long-term debt	80,620	20,620
Other liabilities	20,690	22,112
Total liabilities	1,217,230	1,238,166

Shareholders' equity
Common stock, $1.00 par value; 9,000 shares authorized; 3,800 shares issued and 2,752 outstanding at December 31, 2023 and December 31, 2022	3,800	3,800
Additional paid-in-capital	4,140	4,140
Retained earnings	113,097	109,236
Treasury stock, 1,049 shares at December 31, 2023 and December 31, 2022	(15,470)	(15,470)
Accumulated other comprehensive loss, net of tax	(32,330)	(37,270)
Total shareholders’ equity	73,237	64,436
Total liabilities and shareholders’ equity	$1,290,467	$1,302,602

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

	($000 Omitted, except per share data)
FOR THE YEARS ENDED DECEMBER 31,	2023	2022
Interest and dividend income
Interest and fees on loans	$40,137	$31,770
Interest on securities available-for-sale
Taxable	8,050	6,990
Tax-exempt	312	299
Dividends	520	641
Interest on interest-bearing deposits	2,558	217
Total interest and dividend income	51,577	39,917

Interest expense
Interest on deposits	8,949	2,197
Interest on short-term borrowings	6,665	1,423
Interest on long-term debt	1,426	687
Total interest expense	17,040	4,307
Net interest and dividend income	34,537	35,610
(Benefit) / Provision for credit losses	(405)	1,800
Net interest and dividend income after provision for credit losses	34,942	33,810

Noninterest income
Service charges and fees on deposit accounts	888	1,047
Debit card fees	2,274	2,224
Loss on sales and calls of securities available-for-sale, net	(1,871)	—
Loss on marketable equity securities sold, net	(228)	(1,611)
Gain/(Loss) on marketable equity securities held	113	(1,097)
Mortgage banking activities, net	112	(2)
Other	1,697	393
Total noninterest income	2,985	954

Noninterest expense
Salaries and employee benefits	18,868	19,788
Office occupancy and equipment	3,890	3,752
Other	8,804	8,480
Total noninterest expense	31,562	32,020

Income before income tax expense	6,365	2,744
Income tax expense	594	69
Net income	$5,771	$2,675

Net income available to common shareholders	$5,771	$2,675

Basic earnings per common share	$2.10	$0.97
Earnings per common share assuming dilution	$2.10	$0.97

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

	($000 Omitted)
FOR THE YEARS ENDED DECEMBER 31,	2023	2022
Net income	$5,771	$2,675
Other comprehensive income (loss)
Net unrealized gains (losses) on securities available-for-sale	5,290	(50,686)
Reclassification adjustment for realized losses in net income on securities available-for-sale(1)	1,871	—
Net unrealized gains (losses) on securities available-for-sale	7,161	(50,686)
Interest rate swap valuation	(290)	—
Other comprehensive income (loss)	6,871	(50,686)
Income tax (expense) benefit	(1,931)	13,727
Other comprehensive income (loss), net of tax	4,940	(36,959)
Comprehensive income (loss)	$10,711	$(34,284)

(1)
Reclassification adjustments include realized losses on available-for-sale securities. The losses have been reclassified out of other comprehensive income and affect certain captions in the consolidated statements of income as follows; the pre-tax amount is reflected as realized loss on sales and calls of securities available-for-sale, net; the tax effect is included in income tax expense; and the after tax amount is included in net income.

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	($000 Omitted, except per share data)
	Common Stock	Additional Paid-in- Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income/(Loss)	Total Shareholders' Equity
Balance at December 31, 2021	$3,800	$4,140	$108,487	$(15,470)	$(311)	$100,646
Net income - 2022	—	—	2,675	—	—	2,675
Other comprehensive loss, net of tax	—	—	—	—	(36,959)	(36,959)
Cash dividends declared on common stock ($0.70 per share)	—	—	(1,926)	—	—	(1,926)
Balance at December 31, 2022	$3,800	$4,140	$109,236	$(15,470)	$(37,270)	$64,436
Net income - 2023	—	—	5,771	—	—	5,771
ASU 2016-13 CECL adoption adjustment	—	—	16	—	—	16
Other comprehensive income, net of tax	—	—	—	—	4,940	4,940
Cash dividends declared on common stock ($0.70 per share)	—	—	(1,926)	—	—	(1,926)
Balance at December 31, 2023	$3,800	$4,140	$113,097	$(15,470)	$(32,330)	$73,237

At December 31, accumulated other comprehensive loss, net of taxes, consists of the following:

	($000 Omitted)
	2023	2022
Net unrealized holding losses on available-for-sale securities	$(32,118)	$(37,270)
Net unrealized losses on interest rate swaps	(212)	—
	$(32,330)	$(37,270)

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	($000 Omitted)
FOR THE YEARS ENDED DECEMBER 31,	2023	2022
Cash flows from operating activities:
Net income	$5,771	$2,675
Adjustments to reconcile net income to cash (used) / provided by operating activities:
(Benefit) / provision for credit losses	(405)	1,800
Depreciation and amortization	936	974
Deferred income tax benefit	(19)	(1,456)
Loss on sales and calls of securities available-for-sale, net	1,871	—
Loss on marketable equity securities sold, net	228	1,611
Unrealized (gain) loss on marketable equity securities held	(113)	1,097
Loss on disposal and writedown of premises and equipment	3	7
Amortization of premiums and accretion of discounts on securities available-for-sale, net	336	483
Change in unearned income/unamortized cost, net	(87)	1,145
Originations of loans held-for-sale	(7,848)	(579)
Proceeds from sale of loans held-for-sale	8,092	365
(Gain) loss on sale of loans held-for-sale	(36)	6
Net change in:
Other assets	(6,902)	(4,039)
Other liabilities	(1,940)	10,014
Net cash (used) provided by operating activities	(113)	14,103

Cash flows from investing activities:
Proceeds from sales and paydowns of securities available-for-sale	45,704	32,156
Proceeds from maturities and calls of securities available-for-sale	1,070	1,100
Proceeds from sales of marketable equity securities	7,882	16,502
Purchase of securities available-for-sale	—	(71,573)
Purchase of marketable equity securities	—	(3,835)
Purchase of FHLBB stock, net	(660)	(2,111)
Loan originations and principal collections, net	8,980	(133,688)
Recoveries of loans previously charged-off	144	234
Capital expenditures, net of disposals	800	(349)
Net cash provided (used) in investing activities	63,920	(161,564)

Cash flows from financing activities:
Net (decrease) increase in deposits	(66,074)	57,762
Net (decrease) increase in short-term borrowings	(13,440)	24,187
Net increase in long-term borrowings	60,000	—
Cash dividends paid	(1,926)	(1,926)
Net cash (used) provided by financing activities	(21,440)	80,023
Net increase (decrease) in cash, cash equivalents and restricted cash	42,367	(67,438)
Cash, cash equivalents and restricted cash at beginning of year	26,520	93,958
Cash, cash equivalents and restricted cash at end of year	$68,887	$26,520

Supplemental disclosure of cash flow information:
Cash and cash equivalents	$64,637	$20,720
Restricted cash	4,250	5,800
Total cash, cash equivalents, and restricted cash	$68,887	$26,520

Interest paid	$14,417	$4,148
Income taxes paid	1,941	1,205

Non-cash operating activities:
Change in right of use asset and liability	(1,104)	(508)

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
Northway Financial, Inc. (“Northway” or the “Company”), headquartered in North Conway, New Hampshire, is a bank holding company formed in 1997 under the laws of New Hampshire and is registered under the Bank Holding Company Act of 1956, as amended. Northway’s only business activity is to own all the shares of, and provide management, capital, and operational support to, Northway Bank (the “Bank”), its subsidiary headquartered in Berlin, New Hampshire, and its Delaware statutory business trusts, Northway Capital Trust III and Northway Capital Trust IV. Unless the context otherwise requires, references herein to the “Company” include Northway and its subsidiary, the Bank. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in commercial loans, real estate loans, and consumer loans.
Basis of Presentation
The consolidated financial statements include the accounts of Northway and the Bank. All significant intercompany accounts and transactions have been eliminated in the consolidation. All amounts presented have been rounded to the nearest thousands, except per share amounts.
Northway Capital Trust III and Northway Capital Trust IV, affiliates of the Company, were formed to sell capital securities through a third-party trust pool. In accordance with Accounting Standards Codification (“ASC”) 810-10, “Consolidation” these affiliates have not been included in the consolidated financial statements.
The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices within the banking industry.
Use of Estimates
In preparing consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses.
Revenue Recognition
The Company recognizes revenue in accordance with ASC Topic 606: Revenue from Contracts with Customers. Certain of the Company’s principal revenue streams, such as interest and dividend income, mortgage banking activities and gains/losses on securities, are specifically excluded from the scope of Topic 606. Revenue streams within the scope of Topic 606, such as debit card interchange fees, service charges on deposit accounts and other noninterest income items, are recognized when the Company’s performance obligations have been satisfied on an individual transaction basis, such as debit card interchange fees.
Risks and Uncertainties
Most of the Company’s activities are with customers located within New Hampshire. Note 3 includes the types of lending which the Company engages in, including disclosure of significant geographic and industry concentrations within our loan portfolio.
The Company is exposed to certain risks and uncertainties as a financial institution, primarily interest rate risk affecting net interest income and the value of its debt securities; credit risk which impacts the collectability of loans; and market risk which exposes the Company to volatility in the value of its marketable equity securities portfolio which is recognized through current period earnings.
Reclassifications
Certain amounts in the prior year’s financial statements have been reclassified to conform with the current year’s presentation.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
Cash and Cash Equivalents
For purposes of the statements of cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits, and highly liquid investments with maturities of less than three months.
Restricted Cash
The Company holds restricted cash as collateral for certain interest rate swaps. See Note 15 “On-Balance Sheet Derivative Instruments and Hedging Activities”.
Securities
Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed to approximate the interest method. Investments in debt securities are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders’ equity, net of estimated income taxes.
Upon the adoption of ASU 2016-13 Financial Instruments – Credit Losses (Topic 326), for any debt security with a fair value less than its amortized cost basis, the Company will determine whether it has the intent to sell the debt security or whether it is more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis. If either condition is met, the Company will recognize a write-down to fair value through a charge to earnings. If both conditions are not met but a portion of the unrealized loss is a result of a credit loss, the amount corresponding to a credit loss will be recognized in the income statement and the portion of the unrealized loss not associated with a credit loss will be recognized in other comprehensive income.
Prior to the adoption of ASU 2016-13 Financial Instruments – Credit Losses (Topic 326) as amended for debt securities that were considered other-than-temporarily impaired and did not meet either condition, the credit loss portion of impairment would have been recognized in earnings as realized losses. The other-than-temporary impairment related to all other factors would have been recorded in other comprehensive income.
Marketable equity securities are reported at fair value, with changes in fair value included in earnings. Gains and losses on sales of equity securities are recognized at the time of the sale on a specific identification basis.
Federal Home Loan Bank Stock
The Bank is a member of the Federal Home Loan Bank of Boston (“FHLBB”). The Bank uses the FHLBB for most of its wholesale funding needs. As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on its level of borrowings from the FHLBB. FHLBB stock is a nonmarketable equity security and therefore is reported at cost, which generally equals par value. Shares held in excess of the minimum required amount are generally redeemable at par value.
The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other things, the capital adequacy of the FHLBB and its overall financial condition. Based on the capital adequacy, liquidity position and sustained profitability of the FHLBB, management believes there is no impairment related to the carrying amount of the Bank’s FHLBB stock as of December 31, 2023, which generally equals par value and is evaluated for impairment based on the ultimate recoverability of the cost basis of the FHLBB stock.
Loans Held-for-Sale
Loans held-for-sale are generally identified as such at origination and are stated at the lower of aggregate cost or market value. Market value is based on outstanding investor commitments. When loans are sold, a gain or loss is recognized to the extent that the sale proceeds exceed or are less than the carrying value of the loans. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.
Loans held-for-sale are generally sold with servicing rights retained. Gains and losses are determined using the specific identification method. All loans sold are without recourse to the Company.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
Loans
The loan portfolio consists of mortgage, commercial and consumer loans to the Company`s customers. The Company’s loans are predominately secured by real estate in New Hampshire. Accordingly, the ultimate collectability of a substantial portion of the Company’s loan portfolio and the recovery of other real estate owned are susceptible to changing conditions in this market.
Loans are carried at the principal amounts outstanding, net of any unearned income or unamortized cost, premiums, or discounts on originated or acquired loans. Unearned income and unamortized cost include loan origination fees, net of direct loan origination costs. This income or expense is deferred and recognized as adjustments to loan income over the contractual lives of the related notes using a method, the result of which approximates that of the interest method.
Loans are placed on nonaccrual status when payment of principal or interest is in doubt or is past due 90 days or more. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectability, while not classifying the loan as impaired, if it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan. Previously accrued income on nonaccrual loans that has not been collected is reversed from current income, and subsequent cash receipts are recorded as income if principal on the loans is deemed collectible. Loans are returned to accrual status when collection of all contractual principal and interest is reasonably assured and there has been sustained repayment performance.
Allowance for Credit Losses
During the year ended December 31, 2023, the Company adopted ASU 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, which eliminated the accounting guidance for troubled debt restructurings (TDRs) by creditors while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty.
Effective January 1, 2023, the Company adopted ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology.
The CECL approach requires an estimate of the credit losses expected over the life of an exposure (or pool of exposures). It replaces the incurred loss approach’s threshold that delayed the recognition of a credit loss until it was probable a loss event was incurred.
The estimate of expected credit losses is based on relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. Historical loss experience is generally the starting point for estimating expected credit losses. The Company then considers whether the historical loss experience should be adjusted for asset-specific risk characteristics or current conditions at the reporting date that did not exist over the historical period used. The Company also considers future economic conditions and portfolio performance as part of a reasonable and supportable forecast period.
The allowance for credit losses is established through a provision for credit losses that is charged to earnings. Credit losses are charged against the allowance when management believes the collectability of a loan balance is in doubt. Subsequent recoveries, if any, are credited to the allowance.
The Company employs the Cohort method, a life-of loan loss migration approach, for all loan pools. This method was determined to be relevant for all loan pools and appropriate given the data history, loan portfolio size, loan pool sizes and similarity to how the Company approached the allowance under the prior incurred loss method.
The Cohort method identifies and captures the balance of a pool of loans with similar risk characteristics, as of a particular point in time (e.g., month-end, quarter-end, or year-end) to form a cohort, then tracks the respective losses generated by that cohort of loans over their remaining lives, or until the loans are sufficiently exhausted (i.e., have reached an acceptable stage at which a significant majority of all losses are expected to have been recognized). The way this is achieved in the model is that a charge-off today migrates back to the original instance of the loan in the model unless the loan is renewed. If renewed, the migration of the charge-off ends at renewal date. The term, Cohort, is simply represented by all loans existing at a point in time.
The Cohort method utilizes the life-of-loan concept which is achieved through the “perfect knowledge” obtained by looking back over the appropriate timeframe to determine actual average loss rates and applying these loss rates, adjusted

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
for qualitative and forecast factors, to current balances in each pool to determine the reserve. This method uses a steady-state premise, which assumes past average historical loss rates are representative of our loan pool attributes today. Where this is not the case, the Company applies qualitative adjustments for current differences from our quantitative model results; then adds the new CECL forecast component to produce a needed reserve by loan pool.
Reversion is implicit in the Cohort loss rate methodology as there is assumed immediate reversion to historical losses reflective of the contractual term of each loan.
In accordance with the new CECL standard, the Company uses forecasts to predict how economic factors will perform. The forecasting component is applied top of model since the Cohort method has implicit reversion per the CECL standard. Reasonable and supportable forecast horizons will be adjusted, as necessary, based upon changes in economic indicators. This horizon may be shortened during more volatile economic periods. The Company currently uses the NH State Economic Forecasts (NH) published quarterly as the basis for its one-year horizon forecasting component.
The renewal date is important as it resets the loan for new underwriting. For example, when considering the life-of-loan losses, the Cohort method includes the losses that migrate only back to the renewal date and not the original loan date if the loan has been re-written at the renewal date. Because of this, renewal date consideration can have a material impact on the Company’s average historical loss rate. The Company has determined that any loan that has had a maturity extension ≥ 7 months to have been renewed.
Consideration is given to what the most recent quarterly cohort is that should be included in the analysis. This may vary on a pool-by-pool basis. For loans with longer lives, choosing an initial cohort that is too recent can result in loss rates that are artificially low, as not enough of the cohort has been exhausted. The distance from the current period back to the initial cohort for any given calculation is referred to as the “delay period”.
Attrition refers to the rate in which the cohort of loans experiences either paydowns, renewal events, or charge-offs and considers the weighted average life of the loans. The ACL software incorporates attrition reports that assist in determining delay periods for each cohort. Most of the Company’s pools experience sufficient exhaustion before 5 years. With the Company’s data history of approximately 14 years, this timeframe covers this sufficient exhaustion threshold for all pools.
For off-balance sheet credit exposures (e.g., unfunded loan commitments), the Company is required to estimate expected credit losses over the contractual period in which it is exposed to credit risk via a present contractual obligation to extend credit, unless that obligation is unconditionally cancellable (a commitment for which an entity may, at any time, with or without cause, refuse to extend credit to the extent permitted under applicable law) by the Company. The Company reviews notes, underwriting documents and practices to confirm that it has no unconditionally cancellable commitments.
Off-balance sheet commitments are pooled under the same segmentation of the funded portfolio, considering the expected utilization or funding rate for the probability of disbursement.
In accordance with ASC 326-20-30-2, the Bank will evaluate individual loans for expected credit losses when those loans do not share similar risk characteristics with loans evaluated using a collective (pooled) basis. In contrast to legacy accounting standards ASC 310-10, this criterion is broader than the “impairment” concept. Management may evaluate loans individually even when no specific expectation of collectability is in place. Instruments will not be included in both, the collective and individual analysis. Individual analysis will establish a specific reserve for instruments in scope.
The Company’s qualitative factors are reviewed quarterly and adjusted as needed. The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:
Residential real estate - Loans in this segment include first lien mortgages and home equity loans, which can be either first or second lien mortgages, primarily collateralized by owner-occupied residential real estate. The Company generally does not originate loans with a cumulative loan -to-value ratio greater than 80% and does not make loans it considers to be “subprime.” Repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will influence the credit quality in this segment.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
Construction - Loans in this segment are comprised of residential construction and commercial real estate construction loans. For residential construction loans, the Company generally does not originate loans with a loan-to-value ratio greater than 80% and does not make loans it considers to be “subprime.” Residential loans in this segment are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. These construction loans convert to permanent residential real estate mortgages at the end of the construction term. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment. Commercial real estate construction loans primarily include real estate development loans that convert to investor-owned and owner-occupied permanent financing. Loans in this segment are primarily income-producing properties throughout New Hampshire.
Commercial real estate - This segment is subject to higher qualitative underwriting factors due to the level of concentration and possible credit risk. Loans in this segment are secured primarily by income-producing investor-owned or owner-occupied business properties throughout New Hampshire. For managing the risk in the loan portfolio income-producing properties are further segmented by property type such as hospitality, commercial office, retail stores, and residential multi-family. The underlying cash flows generated by the various investor-owned properties can be adversely impacted differently by a downturn in the economy. Management obtains annual and interim financial information, as well as rent rolls annually, and continually monitors the cash flows of these loans.
Commercial - This segment is subject to higher qualitative underwriting factors due to the level of concentration and possible credit risk. Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased business and consumer spending as well as a decline in tourism, could have an effect on the credit quality in this segment.
Consumer - Loans in this segment are comprised primarily of secured loans, including automobile and aircraft loans, and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.
Municipal - Loans in this segment are generally unsecured and repayment is dependent on the tax assessments of the local municipalities, which can be adversely impacted in a weakened economy.
The allowance for credit losses is evaluated on a regular basis by management. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
Upon the adoption of CECL, the allowance for credit losses consists of general and allocated components, as further described below.
The general component of the allowance for credit losses is based on historical loss experience adjusted for current conditions and reasonable and supportable forecasts stratified by the following loan segments: residential real estate, residential construction, commercial real estate, commercial real estate construction, commercial, municipal and consumer. With the adoption of CECL, management uses a life-of-loan average of historical losses for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures, and practices; experience/ability/depth of lending management and staff; and national and local economic trends/forecasts and conditions. The Company adopted CECL, effective January 1, 2023, utilizing the Cohort methodology.
The Company evaluates the need for a specific reserve for individually evaluated loans which do not share similar risk characteristics with the loans evaluated using a collective or pooled basis. These individually evaluated loans are removed from the pooling approach. Individually evaluated loans are reviewed quarterly. The CECL standard general preference is to assess expected credit loss based upon pools of loans sharing similar risk characteristics; however, it allows entities to measure expected loss at the individual asset level where such assets have unique qualities that cause their exposure to loss to be incongruent with other pool segments. Loans that are 60 days or more past due will be evaluated for individual assessment and potential removal from the pool if deemed to be collateral dependent. It is the bank’s intent to keep paying and current loans in their respective pools and to flag significantly delinquent loans, generally more than 60 days past due, to be individually evaluated.
Prior to the adoption of CECL, the allowance for credit losses consisted of general, allocated, and unallocated components, as further described below.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
The general component of the allowance for loan losses was based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: residential real estate, residential construction, commercial real estate, commercial real estate construction, commercial, municipal and consumer. Management used a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor was adjusted for the following qualitative factors: levels/trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures, and practices; experience/ability/depth of lending management and staff; and national and local economic trends and conditions. There were no changes in the Company’s policies pertaining to the general component of the allowance for loan losses during 2022. Due to the 0% historical loss trend in several of the loan pools, the Company had continued to utilize a loss floor of 50 basis points for commercial loan pools not secured by real estate and a floor of 25 basis points for all other pools. The Company’s qualitative factors were reviewed quarterly and adjusted as needed.
The allocated component related to loans that were classified as impaired. Loans rated special mention or worse and loans more than 60 days past due were reviewed for impairment. Impairment was measured on a loan-by-loan basis for commercial, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan was collateral dependent. Impairment was measured by the fair value of the collateral on a loan-by-loan basis for residential and consumer loans that were greater than 90 days past due or downgraded to doubtful. In addition, any loan subject to a TDR agreement was considered impaired and measured by the present value of expected future cash flows discounted at the original note’s effective interest rate. An allowance was specifically allocated when the discounted cash flows (or collateral value) of the impaired loan was lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans were collectively evaluated for impairment.
A loan was considered impaired when, based on current information and events, it was probable that the Company would be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment included payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experienced insignificant payment delays and payment shortfalls generally were not classified as impaired. Management determined the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
An unallocated component was maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflected the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.
The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a modified loan. These loans are evaluated under the same measurements used for individually evaluated loans.
Modifications to borrowers experiencing financial difficulty may include interest rate reductions, principal or interest forgiveness, forbearances, term extensions, and other actions intended to minimize economic loss and to avoid foreclosure or repossession of collateral.
Loan Servicing
The Company services mortgage loans for others. Capitalized servicing rights are reported in other assets on the consolidated balance sheets and are amortized into other income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment quarterly based upon the fair value of the rights as compared to amortized costs. Impairment is determined by stratifying rights by predominant risk characteristics, such as interest rates and terms. Fair value is determined based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for the total portfolio, to the extent that fair value is less than the capitalized amount. Changes in the valuation allowance are reported in other noninterest income on the consolidated statements of income.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
Premises and Equipment
Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the respective assets. Estimated lives are thirty-nine years for buildings, ten to fifteen years for building improvements and three to seven years for furniture and equipment.
Amortization of leasehold improvements is computed on a straight-line basis generally over the lesser of the term of the respective lease or the asset’s useful life, which is generally not to exceed ten years.
Other Real Estate Owned
Other real estate owned is comprised of properties acquired through, or in lieu of, foreclosure, as well as former banking premises for which banking use is no longer contemplated. If the Company receives physical possession of the debtor’s assets prior to obtaining a deed in lieu of foreclosure or the occurrence of foreclosure proceedings, the Company reclassifies the loan to other real estate owned in substance. As of December 31, 2023 and 2022, the Company did not have any other real estate owned properties.
Assets acquired through foreclosure or a similar conveyance of title are initially recorded at fair value, less estimated costs to sell, with any excess of the loan balance over the fair value at the time of transfer charged to the allowance for credit losses. If the property is held for greater than one year, an appraisal is performed annually to update the market value of the property to adjust the carrying value of the property to fair market value less estimated costs to sell, if such value is below carrying value. Gains and losses upon disposition are reflected in the consolidated statements of income.
Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and operating loss and tax credit carry forwards.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes interest and penalties, if any, related to the underpayment of income taxes in income tax expense.
Earnings Per Share
Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS, if applicable, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
Earnings per common share have been computed based on the following:

	Years Ended December 31,
	2023	2022
Net income	$5,771	$2,675
Net income available to common shareholders	$5,771	$2,675
Average number of common shares outstanding	2,751.7	2,751.7
Effect of dilutive options(1)	—	—
Average number of common shares outstanding used to calculate diluted earnings per common share	2,751.7	2,751.7
Basic earnings per common share	$2.10	$0.97
Earnings per common share assuming dilution	$2.10	$0.97

(1)	At December 31, 2023 and 2022, the Company did not have any outstanding equity instruments which would impact diluted earnings per share.
Derivative Financial Instruments
Derivative financial instruments are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value if material.
The Company enters into interest rate swap agreements with commercial loan customers to effectively convert a customer’s loan from a variable rate to a fixed rate. These swaps are matched in offsetting terms to swaps that the Company enters into with a correspondent bank, which effectively converts the Bank loans from fixed rate to variable rate. The swaps are classified within other assets and other liabilities in the consolidated balance sheet with changes in fair value offsetting each other.
The Company can utilize interest rate swap arrangements to convert a portion of its variable-rate debt to a fixed rate (cash flow hedge). Interest rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged.
In accordance with ASC 815, hedges of variable-rate debt are accounted for as cash flow hedges, with changes in fair value recorded in derivative assets or liabilities and other comprehensive income. The net settlement (upon close out or termination) that offsets changes in the value of the hedged debt is deferred and amortized into net interest income over the life of the hedged debt. The portion, if any, of the net settlement amount that did not offset changes in the value of the hedged asset or liability is recognized immediately in non-interest income.
Cash flows resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged.
As of December 31, 2023 and 2022, the Company had $40,000 and $0, respectively, of fixed rate pay interest rate swaps designated as a cash flow hedge.
Recent Accounting Pronouncements
Effective January 1, 2023, the Company adopted ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loans and held-to-maturity debt securities. It also applies to off-balance sheet credit exposures such as loan commitments, standby letters of credit, financial guarantees, and other similar instruments. In addition, this update makes changes to the accounting for credit-related impairment of available-for-sale (AFS) debt securities by eliminating other-than-temporary impairment charges. Following the expected loss model, credit-related losses on AFS debt securities will be reflected as a valuation allowance for credit losses on those securities.
The Company adopted Topic 326 using the modified retrospective method for all financial assets measured at amortized cost and off-balance-sheet (OBS) credit exposures. Accordingly, a cumulative effect transition adjustment was applied to the opening balance retained earnings, effective January 1, 2023. Prior periods have not been restated and continue to be

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
presented under the incurred loss model. Upon adoption of Topic 326, the Company recorded a $243 decrease to the allowance for credit losses and a $221 increase in the allowance for unfunded commitments; which resulted in a $16 after tax increase to retained earnings as of January 1, 2023. The tax effect resulted in a $6 decrease to deferred tax assets.
In March 2022, the FASB issued ASU No. 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. This ASU eliminates TDR recognition and measurement guidance and, instead, requires that an entity evaluate (consistent with the accounting for other loan modifications) whether the modification represents a new loan or a continuation of an existing loan. This ASU also enhances existing disclosure requirements and introduces new requirements related to certain modifications of receivables made to borrowers experiencing financial difficulty. For public business entities, these amendments require that an entity disclose current-period gross write-offs by year of origination for financing receivables and net investment in leases within the scope of Subtopic 326-20. Gross write-off information must be included in the vintage disclosures required for public business entities in accordance with paragraph 326-20-50-6, which requires that an entity disclose the amortized cost basis of financing receivables by credit quality indicator and class of financing receivable by year of origination. ASU No. 2022-02 is effective for entities that have adopted ASU No. 2016-13 for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The adoption of this ASU effective January 1, 2023, did not have a material impact on the Company’s consolidated financial statements.
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740) - Improvements to Income Tax Disclosures. This ASU is effective for public business entities for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. On an annual basis, these amendments require that public business entities disclose specific categories in the rate reconciliation; provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income by the applicable statutory income tax rate); disclose information regarding income taxes paid; and disclose financial information related to continuing operations. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments should be applied on a prospective basis. Retrospective application is permitted. The Company anticipates that the adoption of this ASU will not have a material impact on its consolidated financial statements.
NOTE 2 SECURITIES
The amortized cost basis, gross unrealized gains, gross unrealized losses, and fair value of debt securities available-for-sale at December 31, 2023 and 2022 follow:

	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2023
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$51,971	$—	$6,748	$45,223
U.S. government agency and sponsored enterprise mortgage-backed securities	213,984	1	35,370	178,615
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	10,771	—	742	10,029
State and political subdivision bonds	13,982	1	1,094	12,889
Total Debt Securities	$290,708	$2	$43,954	$246,756

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2022
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$73,193	$—	$9,869	$63,324
U.S. government agency and sponsored enterprise mortgage-backed securities	236,869	—	38,749	198,120
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	14,505	—	943	13,562

NOTE 2 SECURITIES(CONTINUED)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
State and political subdivision bonds	15,122	—	1,552	13,570
Total Debt Securities	$339,689	$—	$51,113	$288,576

The contractual maturity distribution of securities available-for-sale at December 31, 2023 is as follows:

	Amortized Cost Basis	Fair Value
Within 1 year	$—	$—
After 1 year through 5 years	—	—
After 5 years through 10 years	43,927	37,208
Over 10 years	22,026	20,904
Residential mortgage-backed securities and collateralized mortgage obligations	224,755	188,644
	$290,708	$246,756

Actual maturities of U.S. government agency and sponsored enterprise mortgage-backed securities, collateralized mortgage obligations and state and political subdivision bonds will differ from the maturities presented because borrowers have the right to prepay obligations with or without prepayment penalties.
For the years ended December 31, 2023 and 2022, gross proceeds from the sales of securities available-for-sale amounted to $28,369 and $0, respectively. An analysis of gross realized gains and losses on sales of securities available-for-sale during the years ended December 31 follows:

	2023		2022
	Realized Gains	Realized Losses	Realized Gains	Realized Losses
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$—	$1,327	$—	$—
U.S. government agency and sponsored enterprise mortgage-backed securities	—	544	—	—
	$—	$1,871	$—	$—

The tax provision applicable to these net realized losses amounted to $507 and $0 for 2023 and 2022, respectively.
Securities with a carrying amount totaling $218,669 and $200,113 were pledged to secure public deposits and securities sold under agreements to repurchase at December 31, 2023 and 2022, respectively.
The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized loss position for less than twelve months and for twelve months or more are as follows as of December 31:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2023
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$—	$—	$45,223	$6,748	$45,223	$6,748
U.S. government agency and sponsored enterprise mortgage-backed securities	10,796	138	167,672	35,232	178,468	35,370
Collateralized mortgage obligations issued by U.S.government agency and sponsored enterprises	—	—	10,029	742	10,029	742
State and political subdivision bonds	1,402	1	9,022	1,093	10,424	1,094
Total temporarily impaired securities	$12,198	$139	$231,946	$43,815	$244,144	$43,954

NOTE 2 SECURITIES(CONTINUED)

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2022
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$22,629	$1,102	$40,695	$8,767	$63,324	$9,869
U.S. government agency and sponsored enterprise mortgage-backed securities	75,788	8,572	122,332	30,177	198,120	38,749
Collateralized mortgage obligations issued by U.S.government agency and sponsored enterprises	11,468	729	2,094	214	13,562	943
State and political subdivision bonds	12,596	1,006	974	546	13,570	1,552
Total temporarily impaired securities	$122,481	$11,409	$166,095	$39,704	$288,576	$51,113

At December 31, 2023, 107 debt securities with a total fair value of $244,144 were in a loss position. These securities included seven U.S. government agency and sponsored enterprise securities with a fair value of $45,223 and an unrealized loss of $6,748 at December 31, 2023. These securities have an unrealized loss due to the current interest rate environment. As these securities are guaranteed by Federal Farm Credit Bank and Federal Home Loan Bank, there is minimal credit risk associated with them.
Seventy enterprise mortgage-backed securities with a fair value of $178,468 had an unrealized loss of $35,370 at December 31, 2023. As these securities are guaranteed by U.S. government agencies or government-sponsored enterprises such as the Federal Home Loan Mortgage Corporation (“FHLMC”), Federal National Mortgage Association (“FNMA”), or the Government National Mortgage Association (“GNMA”), there is minimal credit risk associated with them.
Twelve collateralized mortgage obligations with a fair value of $10,029 had an unrealized loss of $742 at December 31, 2023. These securities had an unrealized loss due to the interest rate environment at year end. As these collateralized mortgage obligations are government-sponsored enterprise bonds issued by the Small Business Investment Conduit, Small Business Assistance Program, GNMA, FHLMC or FNMA there is little or no credit risk associated with them.
Eighteen state and political subdivision securities with a fair value of $10,424 had an unrealized loss of $1,094 at December 31, 2023. All these state and political subdivision securities are guaranteed by municipalities and there is minimal credit risk associated with them. All municipal holdings are rated A or better by a national rating agency.
At December 31, 2023, we have no allowance for credit losses on investments.
Marketable Equity Securities
The Company records gains and losses relating to the change in fair value of its marketable equity securities within non-interest income in the consolidated statements of income. A summary of gains and losses for the years ended December 31, 2023 and 2022 is as follows:

	2023	2022
Losses recognized on marketable equity securities, net	$(115)	$(2,708)
Less net losses on securities sold during the period	(228)	(1,611)
Gains/(Losses) on marketable equity securities still held at the reporting date	$113	$(1,097)

NOTE 3 LOANS
A summary of the balances of loans at December 31 follows:

	2023	2022
Real estate:
Residential	$511,679	$528,555
Commercial	268,267	278,034
Construction	27,207	15,289
Commercial	34,966	33,720
Consumer	16,942	17,529
Municipal	59,259	54,160
Total loans	918,320	927,287
Unamortized costs	2,157	2,243
Allowance for credit losses	(10,696)	(11,360)
Total unamortized costs and allowance for credit losses	(8,539)	(9,117)
Net loans	$909,781	$918,170

The Company’s lending activities are conducted principally in New Hampshire. Although the loan portfolio is diversified, a portion of its borrowers’ ability to repay is dependent upon the economic conditions prevailing in New Hampshire. As of December 31, 2023, the Company's top three loan concentrations, other than residential 1-4 family properties, consisted of $110,896 in multifamily residential real estate, $66,844 in hospitality, and $37,892 in office buildings. As of December 31, 2022, the outstanding balances of these three loan categories were $123,722 in multifamily residential real estate, $61,076 in hospitality, and $38,201 in office buildings.
The Company has transferred a portion of its originated commercial real estate loans to participating lenders and those amounts are not included in the Company’s accompanying balance sheets. The Company and participating lenders share ratably in any gains or losses that may result from a borrower’s lack of compliance with contractual terms of the loan. The Company continues to service the loans on behalf of the participating lenders and, as such, collects cash payments from the borrowers, remits payments to participating lenders and disburses required escrow funds to relevant parties. At December 31, 2023 and 2022, the Company was servicing loans for participants aggregating to $32,463 and $31,288, respectively.
The Company sells residential real estate loans to the secondary market on a servicing retained basis. Total outstanding balances of sold loans amounted to $74,979 and $75,165 at December 31, 2023 and 2022, respectively, and are not included in the accompanying consolidated balance sheets.
Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate, as a level 2 asset. At December 31, 2023 and 2022, the Company had no impairment. At December 31, 2023 and 2022, the carrying amount of servicing rights was $478 and $497, respectively, which is less than fair value, and is included in other assets on the consolidated balance sheets.
The Company elected to exclude accrued interest receivable from the amortized cost basis of loans disclosed throughout this footnote. As of December 31, 2023 and 2022, accrued interest receivable for loans totaled $2,664 and $2,435, respectively, and is included in the other assets line item on the Company’s consolidated balance sheet.

NOTE 3 LOANS(CONTINUED)
There were no loans 90 days or more past due that were still accruing interest at December 31, 2023 and 2022. The following tables are an aging analysis of the recorded investment in past due loans and nonaccrual loans as of December 31, 2023 and 2022.

	Aging Analysis of Past Due Loans
	30–59 Days	60–89 Days	90 Days or More	Total Past Due	Nonaccrual with A Related Allowance for Credit Losses	Nonaccrual with No Related Allowance for Credit Losses
December 31, 2023
Real estate:
Residential	$647	$—	$841	$1,488	$144	$2,439
Commercial	—	—	26	26	—	176
Commercial	2	24	29	55	29	12
Consumer	15	21	5	41	—	9
Total	$664	$45	$901	$1,610	$173	$2,636

	30–59 Days	60–89 Days	90 Days or More	Total Past Due	Nonaccrual Loans
December 31, 2022
Real estate:
Residential	$6,153	$39	$462	$6,654	$1,895
Commercial	—	117	20	137	237
Commercial	46	—	9	55	27
Consumer	51	—	4	55	4
Total	$6,250	$156	$495	$6,901	$2,163

The following table presents the amortized cost basis of collateral-dependent loans by class of loans as of December 31, 2023.

	Collateral Type
	Real Estate	Non Real Estate	Total Collateral-Dependent Non-Accrual Loans
Real estate:
Residential	$1,033	$—	$1,033
Commercial	—	29	29
Total	$1,033	$29	$1,062

Information about loans as of and for the year ended December 31, 2022 that met the definition of impaired loans in accordance with ASC 310-10-35 is as follows:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
With no related allowance recorded:
Real estate:
Residential	$1,990	$2,357	$—	$1,804
Commercial	141	282	—	251
Commercial	9	12	—	10
Consumer	—	1	—	8
Total impaired with no related allowance	$2,140	$2,652	$—	$2,073

NOTE 3 LOANS(CONTINUED)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
With an allowance recorded:
Real estate:
Residential	$197	$197	$10	$199
Commercial	169	203	1	181
Commercial	216	220	14	230
Consumer	5	5	5	3
Total impaired with an allowance recorded	$587	$625	$30	$613
Total:
Real estate:
Residential	$2,187	$2,554	$10	$2,003
Commercial	310	485	1	432
Commercial	225	232	14	240
Consumer	5	6	5	11
Total impaired loans	$2,727	$3,277	$30	$2,686

Modifications to borrowers experiencing financial difficulty may include interest rate reductions, principal or interest forgiveness, forbearances, term extensions, and other actions intended to minimize economic loss and to avoid foreclosure or repossession of collateral. As of December 31, 2023, the Company did not have any loan modifications made to borrowers experiencing financial difficulties.
For the year ended December 31, 2022, included in certain loan categories in the impaired loans were TDRs that were classified as impaired. TDR loans may have been modified by means of extended maturity, below market adjusted interest rates, a combination of rate and maturity, or by other means including covenant modifications, forbearance and/or other concessions. TDRs as of December 31, 2022 amounted to $674 and there were no new TDRs in 2022.
NOTE 4 ALLOWANCE FOR CREDIT LOSSES
The following table summarizes the activity in the allowance for credit losses by category of loans for the year ended December 31, 2023.

	Real Estate
	Residential	Commercial	Construction	Commercial	Consumer	Municipal	Unapplied	Total
December 31, 2023
Allowance for credit losses:
Beginning balance, December 31, 2022, prior to adoption of Topic 326	$5,810	$3,542	$192	$489	$282	$236	$809	$11,360
Impact of adopting Topic 326	(998)	449	149	80	882	4	(809)	(243)
Charge-offs	—	(18)	—	(9)	(133)	—	—	(160)
Recoveries	5	5	—	23	111	—	—	144
Provision (benefit)	(512)	(88)	83	67	(130)	(25)	200	(405)
Ending balance	$4,305	$3,890	$424	$650	$1,012	$215	$200	$10,696

NOTE 4 ALLOWANCE FOR CREDIT LOSSES(CONTINUED)
The following table summarizes the activity in the allowance for loan losses by category of loans for the year ended December 31, 2022.

	Real Estate
	Residential	Commercial	Construction	Commercial	Consumer	Municipal	Unallocated	Total
December 31, 2022
Allowance for loans losses:
Beginning balance	$4,468	$3,369	$121	$497	$327	$246	$438	$9,466
Charge-offs	—	—	—	—	(140)	—	—	(140)
Recoveries	51	5	—	89	89	—	—	234
Provision (benefit)	1,291	168	71	(97)	6	(10)	371	1,800
Ending balance	$5,810	$3,542	$192	$489	$282	$236	$809	$11,360
Ending balance: individually evaluated for impairment	$10	$1	$—	$14	$5	$—	$—	$30
Ending balance: collectively evaluated for impairment	$5,800	$3,541	$192	$475	$277	$236	$809	$11,330

Loans:
Ending balance	$528,555	$278,034	$15,289	$33,720	$17,529	$54,160	$—	$927,287
Ending balance: individually evaluated for impairment	$2,187	$310	$—	$225	$5	$—	$—	$2,727
Ending balance: collectively evaluated for impairment	$526,368	$277,724	$15,289	$33,495	$17,524	$54,160	$—	$924,560

The Company utilizes a ten-grade internal loan rating system for commercial real estate, commercial construction and commercial loans as follows:
•	Loans rated 1-6: Loans in these categories are considered “pass” rated loans with low to average risk.
•	Loans rated 7: Loans in this category are considered “special mention”. These loans are starting to show signs of potential weakness and are being closely monitored by management.
•
Loans rated 8: Loans in this category are considered “substandard”. Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected.

•
Loans rated 9: Loans in this category are considered “doubtful”. Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

•	Loans rated 10: Loans in this category are considered uncollectible (“loss”) and of such little value that their continuance as loans is not warranted.
On an annual basis, or more often if needed, the Company formally reviews the ratings on all commercial real estate, commercial construction, and commercial relationships over $500. Annually, the Company engages an independent third-party loan review firm to review a significant portion of loans within these segments. Management uses the results of these reviews as part of its annual review process.

NOTE 4 ALLOWANCE FOR CREDIT LOSSES(CONTINUED)
The Company considers the performance of the loan portfolio and its impact on the allowance for credit losses, classifying loans as performing or non-performing. A performing loan is a loan that the borrower is paying back as agreed to in the loan agreement and is less than 90 days past due. A non -performing loan is a loan that is 90 days past due or the Company determines that the borrower does not have the financial ability to pay principal and interest under the terms of the loan agreement.
Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Term Loans Amortized Cost Basis by Origination Year				Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
	2023	2022	2021	Prior
December 31, 2023
Commercial real estate:
Risk Rating:
Pass	$5,067	$43,479	$36,738	$174,767	$4,164	$—	$264,215
Special mention	—	2,326	—	858	—	—	3,184
Substandard	—	—	—	868	—	—	868
Total Commercial real estate	$5,067	$45,805	$36,738	$176,493	$4,164	$—	$268,267
Construction:
Risk Rating:
Pass	$8,059	$15,813	$1,180	$774	$1,361	$—	$27,187
Special mention	20	—	—	—	—	—	20
Total Construction	$8,079	$15,813	$1,180	$774	$1,361	$—	$27,207
Commercial and Industrial:
Risk Rating:
Pass	$6,923	$6,667	$3,387	$12,228	$5,197	$301	$34,703
Special mention	—	—	—	24	20	1	45
Substandard	—	—	—	120	29	69	218
Total Commercial and Industrial	$6,923	$6,667	$3,387	$12,372	$5,246	$371	$34,966

The Company considers the performance of the loan portfolio and its impact on the allowance for credit losses. For residential and consumer loan classes, the Company also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. The following table presents the amortized cost in residential and consumer loans based on payment activity:

	Term Loans Amortized Cost Basis by Origination Year				Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
	2023	2022	2021	Prior
December 31, 2023
Residential real estate:
Payment Performance:
Performing	$23,711	$149,027	$145,550	$162,881	$27,437	$132	$508,738
Nonperforming	—	56	435	2,123	251	76	2,941
Total Residential real estate	$23,711	$149,083	$145,985	$165,004	$27,688	$208	$511,679
Consumer
Payment Performance:
Performing	$4,531	$2,297	$4,658	$4,902	$545	$—	$16,933
Nonperforming	—	5	—	3	1	—	9
Total Consumer	$4,531	$2,302	$4,658	$4,905	$546	$—	$16,942

NOTE 4 ALLOWANCE FOR CREDIT LOSSES(CONTINUED)

	Term Loans Amortized Cost Basis by Origination Year				Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
	2023	2022	2021	Prior
Municipal:
Payment Performance:
Performing	$17,404	$10,410	$5,323	$26,122	$—	$—	$59,259
Total Municipal	$17,404	$10,410	$5,323	$26,122	$—	$—	$59,259

As of December 31, 2023, gross write-offs amounted to $160 of which $102 were related to loans and $58 related to DDA.

Gross loan write-offs	$6	$23	$32	$33	$7	$1	$102

The credit risk profile of the loan portfolio is as follows for the year ended:

	Real Estate
	Residential	Commercial	Construction	Commercial	Consumer	Municipal	Total
December 31, 2022
Grade:
Pass	$471,664	$276,394	$15,289	$33,478	$3	$—	$796,828
Special mention	15,439	679	—	14	11	—	16,143
Substandard	802	961	—	228	—	—	1,991
Doubtful	220	—	—	—	—	—	220
Loans not formally rated	40,430	—	—	—	17,515	54,160	112,105
Total	$528,555	$278,034	$15,289	$33,720	$17,529	$54,160	$927,287

NOTE 5 PREMISES AND EQUIPMENT
A summary of premises and equipment follows:

	December 31,
	2023	2022
Land	$5,056	$5,035
Buildings	12,902	12,917
Leasehold improvements	1,125	1,442
Equipment	5,830	5,929
Operating leases right-of-use asset	2,866	3,971
Fixed Assets in Process	212	8
	27,991	29,302
Less accumulated depreciation and amortization	15,079	14,752
	$12,912	$14,550

Depreciation expense for the years ended December 31, 2023 and 2022 amounted to $835 and $817, respectively.
NOTE 6 DEPOSITS
The aggregate amount of maturities for time deposits as of December 31, 2023 by year is as follows:

2024	$112,861
2025	9,212
2026	2,220
2027	1,734
2028	1,680
Thereafter	19
$127,726

NOTE 6 DEPOSITS(CONTINUED)
At December 31, 2023 and 2022, brokered certificates of deposit of $25,869 and $40,000, respectively, are included in other time deposits disclosed on the consolidated balance sheets. At December 31, 2023, the Bank had $40,000 of non-maturity NOW deposits classified as brokered deposits which are included in regular savings, NOW and money market deposit accounts disclosed on the consolidated balance sheets. Deposits from related parties held by the Bank at December 31, 2023 and 2022 amounted to $7,243 and $7,677, respectively.
NOTE 7 SHORT-TERM BORROWINGS
Short-term borrowings at December 31, 2023 and 2022 consisted of one FHLBB advance less than 1 year of $15,000 at an effective rate of 5.56% and three FHLBB advances less than 1 year totaling $55,000 at a weighted average rate of 4.35%, respectively. The FHLBB available borrowing capacity at December 31, 2023 and 2022 amounted to $138,878 and $109,721, respectively, based on pledged loans in the amount of $354,607 and $258,731, respectively.
Short-term borrowings at December 31, 2023 consisted of $50,000 for a one year borrowing from the Federal Reserve’s BTFP, which was enacted March 11, 2023. The BTFP borrowing was at a fixed rate of 4.70% and matures on March 22, 2024.
Short-term borrowings at December 31, 2023 and 2022 consisted of securities sold under agreements to repurchase of $55,353 and $78,793, respectively. Securities sold under agreements to repurchase were at a weighted average rate of 0.67% and 0.21% at December 31, 2023 and 2022, respectively. The securities sold under agreements to repurchase as of December 31, 2023 and 2022 were securities sold on a one day-term by the Company and have been accounted for not as sales but as borrowings. All securities sold under agreements to repurchase are with deposit customers of the Company. The underlying securities associated with securities sold under agreements to repurchase are under the control of the Company.
NOTE 8 LONG-TERM DEBT
As of December 31, 2023, FHLBB long-term debt consists of four advances with the following rates and terms:

Amount	Rate	Maturity Date	Next Option Date
$15,000	3.86%	08/02/2028	02/02/2024 and quarterly thereafter
15,000	4.50%	08/03/2026	08/02/2024 and quarterly thereafter
10,000	3.87%	08/11/2028	08/12/2024 and quarterly thereafter
20,000	4.19%	02/02/2026	n/a
$60,000

At December 31, 2022 we had no FHLBB long-term debt.
As of December 31, 2023, contractual principal payments due under long-term debt, which consists of FHLBB advances and junior subordinated debentures of $20,620, are as follows:

2024	$—
2025	—
2026	35,000
2027	—
2028	25,000
Thereafter	20,620
$80,620

As of December 31, 2023 and 2022, junior subordinated debentures of $20,620, due in year 2037, consists of two issuances described in detail below.
On March 22, 2007, the Company completed the private placement of $10,310 aggregate liquidation amount of floating rate trust-preferred securities (the “Trust III Capital Securities”) issued by Northway Capital Trust III (“Capital Trust III”). The Trust III Capital Securities were sold to a pooled investment vehicle. The proceeds from the sale of the Trust III Capital Securities, which included the proceeds from the sale by Capital Trust III of its common securities to the Company, were

NOTE 8 LONG-TERM DEBT(CONTINUED)
invested in floating rate junior subordinated debt securities of the Company due June 15, 2037 (the “Trust III Junior Subordinated Debt”), which were issued pursuant to an Indenture, dated March 22, 2007 between the Company and Wilmington Trust Company as Trustee. Both the Trust III Capital Securities and the Trust III Junior Subordinated Debt have a floating rate, which resets quarterly, equal to the three-month LIBOR plus 1.60%. These securities were subject to the Adjustable Interest Rate (LIBOR) Act (the “LIBOR Act”) enacted by Congress and implemented by the regulations promulgated by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) which converted the referenced index of three-month LIBOR to three-month CME Term SOFR plus a spread adjustment of 0.26161% and became effective July 3, 2023. As of December 31, 2023, the interest rate on these securities was 7.24624%. Payments of distributions and other amounts due on the Trust III Capital Securities are irrevocably guaranteed by the Company, to the extent that the Capital Trust III has funds available for the payments of such distributions, pursuant to a Guarantee Agreement, dated March 22, 2007, between the Company and Wilmington Trust Company, as Guarantee Trustee. The Trust III Junior Subordinated Debt and the Trust III Capital Securities may be redeemed at the option of the Company on fixed quarterly dates starting on March 15, 2012.
On June 15, 2007, the Company completed the private placement of $10,310 aggregate liquidation amount of floating rate trust-preferred securities (the “Trust IV Capital Securities”) issued by Northway Capital IV (“Capital Trust IV”). The Trust IV Capital Securities were sold to a pooled investment vehicle. The proceeds from the sale of the Trust IV Capital Securities, which included the proceeds from the sale by the Capital Trust IV of its common securities to the Company, were invested in floating rate junior subordinated debt securities of the Company due June 15, 2037 (the “Trust IV Junior Subordinated Debt”), which were issued pursuant to an Indenture, dated June 15, 2007 between the Company and Wells Fargo Bank, National Association, as Trustee. Both the Trust IV Capital Securities and the Trust IV Junior Subordinated Debt have a floating rate, which resets quarterly, equal to the three-month LIBOR plus 1.49%. These securities were subject to the LIBOR Act which converted the referenced index of three-month LIBOR to three-month CME Term SOFR plus a spread adjustment of 0.26161% and became effective July 3, 2023. As of December 31, 2023, the interest rate on these securities was 7.13624%. Payments of distributions and other amounts due on the Trust IV Capital Securities are irrevocably guaranteed by the Company, to the extent that the Capital Trust IV has funds available from the payments of such distributions, pursuant to a Guarantee Agreement, dated June 15, 2007, between the Company and Wells Fargo Bank, National Association, as Guarantee Trustee. The Trust IV Junior Subordinated Debt and the Trust IV Capital Securities may be redeemed at the option of the Company on fixed quarterly dates starting on June 15, 2012.
NOTE 9 GOODWILL AND OTHER INTANGIBLE ASSETS
At December 31, 2023, the Company has goodwill totaling $9,934. Goodwill is evaluated for impairment at least annually.
The changes in the carrying amount of goodwill for the years ended December 31, 2023 and 2022 are as follows:

Goodwill
Balance, December 31, 2021	$ 9,934
Amortization expense	—
Balance, December 31, 2022	9,934
Amortization expense	—
Balance, December 31, 2023	$ 9,934

NOTE 10 REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

The Bank is subject to capital regulations adopted by the Federal Reserve and the Federal Deposit Insurance Corporation (“FDIC”). The regulations require a common equity Tier 1 (“CET1”) capital ratio of 4.5%, a minimum Tier 1 capital to risk-weighted assets ratio of 6.0%, a minimum total capital to risk-weighted assets ratio of 8.0% and a minimum Tier 1 leverage ratio of 4.0%. CET1 generally consists of common stock and retained earnings, subject to applicable adjustments and deductions. Under prompt corrective action regulations, in order to be considered “well capitalized”, the Bank must maintain a CET1 capital ratio of 6.5%, a Tier 1 ratio of 8.0%, a total risk-based capital ratio of 10.0% and a Tier 1 leverage ratio of 5.0%. In addition, the regulations established a capital conservation buffer of 2.5% effective January 1, 2019. At December 31, 2023, the Bank exceeded the minimum requirement for the capital conservation buffer.
As of December 31, 2023, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.
These minimum capital amounts and ratios for the Bank are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2023:
Total Capital (to Risk Weighted Assets):	$124,469	15.65%	$63,607	8.00%	$79,509	10.00%
Tier 1 Capital (to Risk Weighted Assets):	114,516	14.40	47,705	6.00	63,607	8.00
Common Equity Tier 1 Capital (to Risk Weighted Assets):	114,516	14.40	35,779	4.50	51,681	6.50
Tier 1 Capital (to Average Assets):	114,516	8.30	55,166	4.00	68,958	5.00

As of December 31, 2022:
Total Capital (to Risk Weighted Assets):	$121,410	14.72%	$65,996	8.00%	$82,495	10.00%
Tier 1 Capital (to Risk Weighted Assets):	111,084	13.47	49,497	6.00	65,996	8.00
Common Equity Tier 1 Capital (to Risk Weighted Assets):	111,084	13.47	37,123	4.50	53,622	6.50
Tier 1 Capital (to Average Assets):	111,084	8.15	54,517	4.00	68,147	5.00

Federal regulations prohibit banking companies from paying dividends on their stock if the effect would cause shareholders' equity to be reduced below applicable regulatory capital requirements or if such declaration and payment would otherwise violate regulatory requirements.
As of December 31, 2023, the Bank is restricted from declaring dividends to Northway in an amount greater than approximately $59,350, as such declaration would decrease capital below the Bank’s required minimum level of regulatory capital.
Under New Hampshire state law, the Bank may pay dividends only out of net profits. The New Hampshire Banking Commissioner’s approval is required for dividend payments which exceed the current year’s net profits and retained net profits from the preceding two years. As of December 31, 2023, the Bank is restricted from declaring dividends to the Company in an amount greater than $16,973.
NOTE 11 FEDERAL AND STATE TAXES
The components of federal and state tax expense (benefit) for the years ended December 31, are as follows:

	2023	2022
Current
Federal	$604	$1,302
State	9	223
	613	1,525

NOTE 11 FEDERAL AND STATE TAXES(CONTINUED)

	2023	2022
Deferred
Federal	138	(1,048)
State	(157)	(408)
	(19)	(1,456)
Total	$594	$69

The temporary differences (the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases) that give rise to significant portions of deferred income taxes at December 31, are as follows:

	2023	2022
Deferred income tax assets
Allowance for credit losses	$2,935	$3,090
Interest on nonaccrual loans	110	131
Net unrealized holding loss on SWAP	78	—
Net unrealized holding loss on securities available-for-sale	11,834	13,843
Supplemental pension	1,014	1,032
Contribution carry-forward	—	3
New Hampshire Business Enterprise Tax credit carryforward	170	—
Accruals and reserves	88	88
Other	25	6
	16,254	18,193
Deferred income tax liabilities
Depreciation	(171)	(234)
Net unrealized holding gain on marketable equity securities	(64)	(21)
Amortization of goodwill and core deposit intangible	(2,675)	(2,675)
Mortgage servicing rights	(129)	(134)
Prepaid expenses	(102)	(105)
	(3,141)	(3,169)
Deferred income tax asset, net	$13,113	$15,024

The primary sources of recovery of the deferred income tax asset are taxes paid that are available for carryback and the expectation that the deductible temporary differences will reverse during periods in which the Company generates taxable income. The Company reduces deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is not “more likely than not” that some portion or all of the deferred tax assets will be realized. The Company assesses the realizability of its deferred tax assets by assessing the likelihood of the Company generating federal and state tax income, as applicable, in future periods in amounts sufficient to offset the deferred tax charges in the periods they are expected to reverse. Based on this assessment, management concluded that a valuation allowance was not required as of December 31, 2023 and 2022.
Total income tax expense for the years ended December 31, 2023 and 2022 differs from the “expected” federal income tax expense at the 21.0% statutory rate for the following reasons:

	2023	2022
Expected federal income taxes	21.0%	21.0%
Interest on municipal securities available-for-sale and municipal loans	(9.2)	(16.3)
State benefit, net of federal expense	(1.7)	(6.1)
Other	(0.8)	3.9
Effective tax rate	9.3%	2.5%

NOTE 11 FEDERAL AND STATE TAXES(CONTINUED)
It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. As of December 31, 2023 and 2022, there were no material uncertain tax positions related to federal and state tax matters. The Company’s income tax returns are subject to review and examination by federal and state taxing authorities. The Company is currently open to audit under the applicable statutes of limitations by federal and state taxing authorities for the years ended December 31, 2020 through 2023.
NOTE 12 EMPLOYEE BENEFITS
401(k) Plan
The Company offers a contributory 401(k) Plan. Under the Northway Bank 401(k) and Profit-Sharing Plan (the “401(k) Plan”), employees are eligible to participate after attaining age 21 and completing six months of service. Under the 401(k) Plan during 2023 and 2022, the Company matched 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions. Total 401(k) Plan matching expense in 2023 and 2022 amounted to $550 and $582, respectively. There was a profit-sharing contribution expense of $427 and $413 for the years ended December 31, 2023 and 2022, respectively.
Supplemental Executive Retirement Plan (“SERP”)
Effective May 29, 2003, the existing Executive Life program sponsored by the Company was terminated and replaced with a SERP in which the Chief Executive Officer (“CEO”) participates. The existing life insurance policy designed to support the Executive Life program is now fully owned by the Company.
The SERP consists of two components. The first component is a distribution of the account balance in equal installments over the ten years following the CEO's retirement without interest. This account balance reflects the cumulative net appreciation in the life insurance policy with a gross-up to reflect the Company's tax savings. The net appreciation is the gain in the surrender value of the life insurance policy less the cost of funds associated with the premium payments. The account balance at the November 19, 2023 plan year end was $1,864. If the CEO dies before the end of the ten-year period, his beneficiary receives the unpaid portion in a lump sum. The second component is a lifetime distribution beginning in the second year following retirement equal to the annual net appreciation in the life insurance policy with a gross-up to reflect the Company's tax savings. As of December 31, 2023 and 2022, the Company has accrued a liability related to the SERP in the amount of $3,764 and $3,824, respectively. The respective liabilities reflect the present value of all expected postretirement benefits. In the event of the CEO’s death while employed by the Company, the SERP permits a death benefit of $2,000 to be paid to his beneficiary.
Change in Control
The Company has entered into agreements with certain executive officers as well as other senior officers of the Company. These agreements provide for payments, under certain circumstances, to the officer upon the officer’s termination after a change in control. Payments will be made under these agreements upon the officer’s termination or resignation in connection with certain specified actions adverse to the officer’s employment status after a change in control. The amount of such payments ranges from 1.0 to 2.99 times such officer’s annual compensation.
NOTE 13 LEASES
The right of use (“ROU”) asset is included in premises and equipment and the operating lease liability is included in other liabilities on the Company’s consolidated balance sheet. At December 31, 2023, the ROU asset and the corresponding operating lease liability were $2,866 and $2,959, respectively, and were comprised of seven leases for banking offices and branches across the state of New Hampshire with remaining terms ranging from two to seven years. At December 31, 2022, the ROU asset and the corresponding operating lease liability were $3,971 and $4,060, respectively. Rent expense for the years ended December 31, 2023 and 2022 were $829 and $879, respectively.
ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the

NOTE 13 LEASES(CONTINUED)
Company’s leases do not provide an implicit rate, the Company uses the Company’s incremental borrowing rate, which is generally the FHLBB classic advance rate, based on the information available at commencement date in determining the present value of lease payments. The Company will use the implicit rate when readily determinable. The Company’s lease terms may include options to extend. Management considers options that are reasonably certain to be exercised in the recognition of the operating lease ROU asset. Lease expense is recognized on a straight-line basis over the lease term.
The total minimum rental due in future periods under these existing agreements as of December 31, 2023 is as follows:

2024	$611
2025	524
2026	473
2027	446
2028	421
Thereafter	569
Total lease payments	3,044
Imputed interest	(85)
Total lease liability	$2,959

NOTE 14 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
Financial instruments with off-balance sheet credit risk at December 31, are as follows:

	2023	2022
Financial instruments whose contract amounts represent credit risk:
Unadvanced portions of home equity loans	$54,711	$60,846
Unadvanced portions of lines of credit	32,735	37,620
Unadvanced portions of commercial real estate loans	10,522	28,775
Unadvanced portions of Bounce Protection™	12,203	12,556
Commitments to originate municipal loans	20,000	20,165
Commitments to originate all other loans	5,967	9,480
Commitments to originate residential real estate loans for resale	528	123
Standby letters of credit	49	84
Total	$136,715	$169,649

Commitments to originate loans, including residential real estate loans for resale and municipal loans, unadvanced portions of home equity loans, lines of credit and commercial real estate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are

NOTE 14 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK(CONTINUED)
expected to expire without having been drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower.
Unadvanced portions of Bounce Protection™ represent the unused portion of the Bank’s overdraft program.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers. As of December 31, 2023 and 2022, the maximum potential amount of the Company’s obligation was $49 and $84, respectively, for financial and standby letters of credit. The Company’s outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Company may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, the Company may take possession of the collateral, if any, securing the line of credit.
The Company accrues credit losses related to off-balance sheet loan commitments and recourse obligations. Potential losses are estimated using similar risk factors used to determine the allowance for credit losses. The Company has recorded a liability of $206 and $115 at December 31, 2023 and 2022, respectively, related to these loan commitments and recourse obligations. The Company recorded a benefit for credit losses for off-balance sheet loan commitments and recourse obligations in the amount of $130 and $30 for the years ended December 31, 2023 and 2022, respectively.
NOTE 15 ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
Risk Management Policies – Hedging Instruments
The primary focus of the Company’s asset/liability management program is to monitor the sensitivity of the Company’s net portfolio value and net income under varying interest rate scenarios to take steps to control its risks if the risk is deemed probable. On a quarterly basis, the Company simulates the net portfolio value and net income expected to be earned over a twelve-month period following the date of simulation. The simulation is based on projection of market interest rates at varying levels and estimates the impact this level of market rates would have on the pricing for current and future interest-earning assets and interest-bearing liabilities during the measurement period. Based on the outcome of the simulation analysis, the Company considers the use of derivatives as a means of reducing the volatility of net portfolio value and projected net income within certain ranges of projected changes in interest rates. The Company evaluates the effectiveness of entering into any derivative instrument agreement by measuring the cost of such an agreement in relation to the reduction in net portfolio value and net income volatility within an assumed range of interest rates.
Interest Rate Risk Management – Cash Flow Hedging Instruments
The Company may use long-term variable-rate debt as a source of funds for use in the Company’s lending and investment activities and other general business purposes. These debt obligations expose the Company to variability in interest payments due to changes in interest rates. If interest rates increase, interest expense increases. Conversely, if interest rates decrease, interest expense decreases. To reduce interest rate variability on variable-rate debt, management may use interest rate swap agreements whereby the Company receives variable interest rate payments and makes fixed interest rate payments during the contract period.
At December 31, 2023, the information pertaining to outstanding interest rate swap agreements used to hedge variable rate debt is as follows:

2023
Notional amount	$40,000
Weighted average pay rate	4.28%
Weighted average receive rate	USD-Federal Funds Daily %
Weighted average maturity in years	2.20
Unrealized loss relating to interest rate swaps	$291

NOTE 15 ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES(CONTINUED)
At December 31, 2022, the Company did not have any interest rate swap agreements used to hedge variable rate debt.
Interest Rate Risk Management – Derivative Instruments Not Designated As Hedging Instruments
The Company enters into rate lock commitments to extend credit to borrowers for generally a 30-day or 60-day period for the origination of loans. Unfunded loans for which commitments have been entered into are called “pipeline loans”. Some of these rate lock commitments will ultimately expire without being completed. To the extent that a loan is ultimately granted and the borrower ultimately accepts the terms of the loan, these rate lock commitments expose the Company to variability in their fair value due to changes in interest rates. If interest rates increase, the value of these rate lock commitments decreases. Conversely, if interest rates decrease, the value of these rate lock commitments increases.
Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale are accounted for as derivative instruments. Such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments, also considers the difference between current levels of interest rates and the committed rates. There were no material derivatives held related to mortgage banking activities during 2023 and 2022, nor outstanding as of December 31, 2023 and 2022.
Derivative Financial Instruments - Interest Rate Swaps
The Company may, from time to time, enter an interest rate swap with loan customers, principally commercial real estate loans, to convert the customer’s floating rate loan to a fixed rate loan. Concurrently, the Company enters an offsetting interest rate swap with a correspondent bank. The “back-to-back” swaps are identical in notional amount, interest rates and terms. As a result, the interest rate swaps effectively convert the fixed rate asset to a variable interest rate and consequently reduces the Company’s exposure to changes in interest rates. The Company has elected not to apply hedge accounting to these transactions. The changes in the fair value of these swaps offset each other. At December 31, 2023 and December 31, 2022, the Company had five and six such agreements, respectively, outstanding and a summary is presented below:

	No. of Contracts	Notional Amount	Weighted Average Maturity	Weighted Average Rate		Estimated Fair Value
				Received	Paid
			(In Years)
December 31, 2023
Interest rate swap - customer	5	$ 41,161	6.56	1-mo CME Term SOFR +1.96%	3.33%	$4,710
Interest rate swap - counterparty	5	41,161	6.56	3.33%	1-mo CME Term SOFR +1.96%	(4,710)

December 31, 2022
Interest rate swap - customer	6	$ 49,841	6.45	1-mo LIBOR +1.96%	3.51%	$5,752
Interest rate swap - counterparty	6	49,841	6.45	3.51%	1-mo LIBOR +1.96%	(5,752)

Derivative assets and liabilities are recorded with other assets and other liabilities in the consolidated financial statements.
Collateral Requirements
To reduce the risk related to the use of interest rate swaps with customers, the Company secures a lien position on the underlying collateral subordinate only to the Company’s lien position securing the loan. In making its credit decision to grant the loan the potential loss a customer may incur if the derivative transaction is terminated prior to maturity is taken into consideration. As such, management believes the risk of incurring credit losses on interest rate swaps with these customers, if any, would be immaterial.

NOTE 15 ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES(CONTINUED)
Collateral requirements for the interest rate swaps executed with correspondent banks are determined by federal regulations and contained in the agreements between the Company and the correspondent banks. Both parties are required to deliver collateral in an amount that the other party is in-the-money. Generally, the agreements call for US Government and US Government Agency securities or cash.
As of December 31, 2023 and 2022, derivative counterparties had pledged cash in the amount of $4,250 and $5,800, respectively as collateral to secure interest rate positions which was classified as restricted cash on the balance sheet and held at the FHLBB.
The Company, from time to time, may enter into a loan participation with another financial institution that has a corresponding “back-to-back” swap, generally a Risk Participation Agreement (“RPA”) is executed that shares in any potential loss from the derivative transaction due to a default by the loan customer. The loss sharing percentage is pro rata with the loan participation agreement. As of December 31, 2023 and 2022, the Company has one RPA with a balance of $9,244 and $9,456, respectively, with a financial institution counterparty for an interest rate swap related to a loan in which the Company is a participant. The RPA provides credit protection to the financial institution should the borrower fail to perform on its interest rate derivative contract with the financial institution. As of December 31, 2023 and 2022, the Company has two RPAs totaling $11,293 and $11,731, respectively, each with a financial institution counterparty for an interest rate swap related to a loan in which the Company is the lead bank. The RPAs provide credit protection to the Company should the borrower fail to perform on its interest rate derivative contract. As of December 31, 2023 there are no borrower defaults associated with RPAs. The net fair market values of the RPAs are considered immaterial to the financial statements of the Company.
NOTE 16 FAIR VALUE MEASUREMENTS
The Company utilizes a framework for measuring fair value under generally accepted accounting principles for all financial instruments that are being measured and reported on a fair value basis. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income, and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:
Level 1 – Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2 – Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or similar assets or liabilities.
Level 3 – Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.
In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to fair value measurements. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.
For the years ended December 31, 2023 and 2022, the application of valuation techniques applied to similar assets and liabilities has been consistent. The following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis:

NOTE 16 FAIR VALUE MEASUREMENTS(CONTINUED)
Securities – Fair value measurements for Level l and Level 2 securities are obtained from a third-party pricing service and are not adjusted by management. The securities measured at fair value in Level 1 are based on quoted market prices in an active exchange market. Securities measured at fair value in Level 2 are based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data.
Derivative financial instruments – Fair values for derivative financial instruments are based on prices currently charged to enter into similar agreements, taking into account the probability that the commitment will be exercised.
The following summarizes assets measured at fair value on a recurring basis for the periods ending December 31, 2023 and 2022:

		Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2023
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$45,223	$—	$45,223	$—
U.S. government agency and sponsored enterprise mortgage-backed securities	178,615	—	178,615	—
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	10,029	—	10,029	—
State and political subdivision bonds	12,889	—	12,889	—
Marketable equity securities	2,589	2,589	—	—
Derivative - interest rate swaps	4,710	—	4,710	—
Total	$254,055	$2,589	$251,466	$—

		Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2022
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$63,324	$—	$63,324	$—
U.S. government agency and sponsored enterprise mortgage-backed securities	198,120	—	198,120	—
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	13,562	—	13,562	—
State and political subdivision bonds	13,570	—	13,570	—
Marketable equity securities	10,586	10,586	—	—
Derivative - interest rate swaps	5,752	—	5,752	—
Total	$304,914	$10,586	$294,328	$—

NOTE 16 FAIR VALUE MEASUREMENTS(CONTINUED)
The following summarizes liabilities measured at fair value on a recurring basis for the years ending December 31, 2023 and 2022:

		Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2023
Derivative - interest rate swaps	$4,710	$—	$4,710	$—
Derivative - cash flow hedging swaps	291	—	291	—
Total	$5,001	$—	$5,001	$—
December 31, 2022
Derivative - interest rate swaps	$5,752	$—	$5,752	$—
Total	$5,752	$—	$5,752	$—

The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2023
	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
Financial assets:
Cash, cash equivalents, and restricted cash	$68,887	$68,887	$—	$—	$68,887
Debt securities available-for-sale	246,756	—	246,756	—	246,756
Marketable equity securities	2,589	2,589	—	—	2,589
FHLBB stock	3,623	3,623	—	—	3,623
Loans, net	909,781	—	—	831,329	831,329
Accrued interest receivable	3,789	3,789	—	—	3,789
Derivative - interest rate swaps	4,710	—	4,710	—	4,710

Financial liabilities:
Deposits	995,567	867,841	129,475	—	997,316
Short-term borrowings	120,353	70,353	49,896	—	120,249
FHLBB advances	60,000	—	60,278	—	60,278
Junior subordinated debentures	20,620	—	19,819	—	19,819
Derivative - interest rate swaps	4,710	—	4,710	—	4,710
Derivative - cash flow hedging swaps	291	—	291	—	291

	December 31, 2022
	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
Financial assets:
Cash, cash equivalents, and restricted cash	$26,520	$26,520	$—	$—	$26,520
Debt securities available-for-sale	288,576	—	288,576	—	288,576
Marketable equity securities	10,586	10,586	—	—	10,586
FHLBB stock	2,963	2,963	—	—	2,963
Loans held-for-sale	208	—	206	—	206
Loans, net	918,170	—	—	853,152	853,152
Accrued interest receivable	3,610	3,610	—	—	3,610
Derivative - interest rate swaps	5,752	—	5,752	—	5,752

NOTE 16 FAIR VALUE MEASUREMENTS(CONTINUED)

	December 31, 2022
	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total

Financial liabilities:
Deposits	1,061,641	942,562	120,083	—	1,062,645
Short-term borrowings	133,793	133,793	—	—	133,793
Junior subordinated debentures	20,620	—	19,074	—	19,074
Derivative - interest rate swaps	5,752	—	5,752	—	5,752

The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets under the indicated captions except that accrued interest receivable is included with other assets, interest rate swaps are included in other assets and other liabilities, and FHLBB advances and junior subordinated debentures are included with long-term debt.
At December 31, 2023 and 2022, all the Company’s financial instruments were held for purposes other than trading.
Under certain circumstances the Company makes adjustments to its assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the carrying value of assets reflected in the consolidated balance sheets by caption and by level in the fair value hierarchy at December 31, 2023 and 2022, for which a nonrecurring change in fair value has been recorded.

		Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2023
Mortage servicing asset	$478	$—	$478	$—
Total	$478	$—	$478	$—

December 31, 2022
Mortage servicing asset	$497	$—	$497	$—
Total	$497	$—	$497	$—

NOTE 17 LEGAL CONTINGENCIES
The Company is subject to various claims and legal proceedings that arise in the ordinary course of business. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material effect on its consolidated financial statements.
NOTE 18 SUBSEQUENT EVENTS
Management has evaluated subsequent events through March 28, 2024, which is the date the consolidated financial statements were available to be issued. The Company paid a cash dividend of $963, or $0.35 per common share on February 12, 2024 to common shareholders of record as of February 5, 2024.

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors
Northway Financial, Inc. and Subsidiary
Report on the Audit of the Financial Statements
Opinion
We have audited the consolidated financial statements of Northway Financial, Inc. and Subsidiary (the Company), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, the related consolidated statements of income, comprehensive (loss)/income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).
We have also audited, in accordance with auditing standards generally accepted in the United States of America (GAAS), the Bank’s internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 30, 2023 expressed an unmodified opinion on the effectiveness of the Company’s internal control over financial reporting.
Basis for Opinion
We conducted our audits in accordance with GAAS. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with U.S. GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or are available to be issued.
Auditors’ Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

To the Board of Directors
Northway Financial, Inc. and Subsidiary
In performing an audit in accordance with GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.
Other Information Included in the Annual Report
Management is responsible for the other information included in the annual report. The other information comprises the summary financial data, nature of operations, forward-looking statements and 2022 overview, but does not include the financial statements and our auditors’ report thereon. Our opinion on the financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.
In connection with our audit of the financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.

Portsmouth, New Hampshire
March 30, 2023

CONSOLIDATED BALANCE SHEETS

	($000 Omitted, except per share data)
AS OF DECEMBER 31,	2022	2021
Assets
Cash and cash equivalents
Cash and due from banks and interest-bearing deposits	$20,720	$93,758
Total cash and cash equivalents	20,720	93,758

Restricted cash	5,800	200
Securities available-for-sale, at fair value	288,576	301,428
Marketable equity securities, at fair value	10,586	25,961
Federal Home Loan Bank of Boston stock	2,963	852
Loans held-for-sale	208	—
Loans, net before allowance for loan losses	929,530	797,127
Less: allowance for loan losses	11,360	9,466
Net loans	918,170	787,661

Premises and equipment, net	14,550	15,534
Goodwill	9,934	9,934
Other assets	31,095	12,188
Total assets	$1,302,602	$1,247,516

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Demand	$248,840	$225,656
Regular savings, NOW and money market deposit accounts	693,722	698,991
Certificates of deposit (in denominations of $250 or more)	18,832	10,902
Other time	100,247	68,330
Total deposits	1,061,641	1,003,879

Short-term borrowings	133,793	109,606
Long-term debt	20,620	20,620
Other liabilities	22,112	12,765
Total liabilities	1,238,166	1,146,870

Shareholders' equity
Common stock, $1.00 par value; 9,000 shares authorized; 3,800 shares issued and 2,752 outstanding at December 31, 2022 and December 31, 2021	3,800	3,800
Additional paid-in-capital	4,140	4,140
Retained earnings	109,236	108,487
Treasury stock, 1,049 shares at December 31, 2022 and December 31, 2021	(15,470)	(15,470)
Accumulated other comprehensive loss, net of tax	(37,270)	(311)
Total shareholders’ equity	64,436	100,646
Total liabilities and shareholders’ equity	$1,302,602	$1,247,516

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

	($000 Omitted, except per share data)
FOR THE YEARS ENDED DECEMBER 31,	2022	2021
Interest and dividend income
Interest and fees on loans	$31,770	$29,087
Interest on securities available-for-sale
Taxable	6,990	3,674
Tax-exempt	299	385
Dividends	641	596
Interest on interest-bearing deposits	217	93
Total interest and dividend income	39,917	33,835

Interest expense
Interest on deposits	2,197	1,500
Interest on short-term borrowings	1,423	185
Interest on long-term debt	687	504
Total interest expense	4,307	2,189
Net interest and dividend income	35,610	31,646
Provision for loan losses	1,800	—
Net interest and dividend income after provision for loan losses	33,810	31,646

Noninterest income
Service charges and fees on deposit accounts	1,047	1,075
Debit card fees	2,224	2,223
Realized gain on sales and calls of securities available-for-sale, net	—	63
(Loss)/Gain on marketable equity securities sold	(1,611)	1,435
(Loss)/Gain on marketable equity securities held	(1,097)	3,222
Mortgage banking activities, net	(2)	183
Other	393	1,598
Total noninterest income	954	9,799

Noninterest expense
Salaries and employee benefits	19,788	18,527
Office occupancy and equipment	3,752	4,045
Other	8,480	7,528
Total noninterest expense	32,020	30,100

Income before income tax expense	2,744	11,345
Income tax expense	69	2,042
Net income	$2,675	$9,303

Net income available to common shareholders	$2,675	$9,303

Basic earnings per common share	$0.97	$3.38
Earnings per common share assuming dilution	$0.97	$3.38

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME

	($000 Omitted)
FOR THE YEARS ENDED DECEMBER 31,	2022	2021
Net income	$2,675	$9,303
Other comprehensive loss
Net unrealized losses on securities available-for-sale	(50,686)	(3,995)
Reclassification adjustment for realized gains in net income on securities available-for-sale(1)	—	(63)
Net unrealized losses on securities available-for-sale	(50,686)	(4,058)
Interest rate swap valuation	—	154
Other comprehensive loss	(50,686)	(3,904)
Income tax provision	13,727	1,057
Other comprehensive loss, net of tax	(36,959)	(2,847)
Comprehensive (loss) income	$(34,284)	$6,456

(1)
Reclassification adjustments include realized gains on available-for-sale securities. The gains have been reclassified out of other comprehensive income and affect certain captions in the consolidated statements of income as follows; the pre-tax amount is reflected in gain on sales and calls of available-for-sale securities, net; the tax effect is included in income tax expense; and the after tax amount is included in net income.

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	($000 Omitted, except per share data)
	Common Stock	Additional Paid-in- Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income/(Loss)	Total Shareholders' Equity
Balance at December 31, 2020	$3,800	$4,140	$101,109	$(15,470)	$2,536	$96,115
Net income - 2021	—	—	9,303	—	—	9,303
Other comprehensive loss, net of tax	—	—	—	—	(2,847)	(2,847)
Cash dividends declared on common stock ($0.70 per share)	—	—	(1,925)	—	—	(1,925)
Balance at December 31, 2021	$3,800	$4,140	$108,487	$(15,470)	$(311)	$100,646
Net income - 2022	—	—	2,675	—	—	2,675
Other comprehensive loss, net of tax	—	—	—	—	(36,959)	(36,959)
Cash dividends declared on common stock ($0.70 per share)	—	—	(1,926)	—	—	(1,926)
Balance at December 31, 2022	$3,800	$4,140	$109,236	$(15,470)	$(37,270)	$64,436

At December 31, accumulated other comprehensive loss, net of taxes, consists of the following:

	($000 Omitted)
	2022	2021
Net unrealized holding losses on available-for-sale securities	$(37,270)	$ (311)
	$(37,270)	$(311)

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	($000 Omitted)
FOR THE YEARS ENDED DECEMBER 31,	2022	2021
Cash flows from operating activities:
Net income	$2,675	$9,303
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,800	—
Depreciation and amortization	974	993
Deferred income tax (benefit) expense	(1,456)	696
Gain on sales and calls of securities available-for-sale	—	(63)
Loss (Gain) on marketable equity securities sold, net	1,611	(1,435)
Unrealized loss (gain) on marketable equity securities held	1,097	(3,222)
Loss on disposal and writedown of premises and equipment	7	9
Amortization of premiums and accretion of discounts on securities available-for-sale, net	483	1,573
Change in unearned income/unamortized cost, net	1,145	1,331
Originations of loans held-for-sale	(579)	(6,783)
Proceeds from sale of loans held-for-sale	365	7,152
Loss (Gain) on sale of loans held-for-sale	6	(132)
Net change in:
Other assets	(4,039)	1,984
Other liabilities	10,014	(1,422)
Net cash provided by operating activities	14,103	9,984

Cash flows from investing activities:
Proceeds from sales and paydowns of securities available-for-sale	32,156	88,873
Proceeds from maturities and calls of securities available-for-sale	1,100	5,280
Proceeds from sales of marketable equity securities	16,502	7,638
Purchase of securities available-for-sale	(71,573)	(229,031)
Purchase of marketable equity securities	(3,835)	(11,041)
Purchase of FHLBB stock, net	(2,111)	—
Loan originations and principal collections, net	(133,688)	(66,800)
Recoveries of loans previously charged-off	234	162
Capital expenditures, net of disposals	(349)	(723)
Net cash used in investing activities	(161,564)	(205,642)

Cash flows from financing activities:
Net increase in deposits	57,762	117,646
Net increase in short-term borrowings	24,187	6,083
Cash dividends paid	(1,926)	(1,925)
Net cash provided by financing activities	80,023	121,804
Net decrease in cash, cash equivalents and restricted cash	(67,438)	(73,854)
Cash, cash equivalents and restricted cash at beginning of year	93,958	167,812
Cash, cash equivalents and restricted cash at end of year	$26,520	$93,958

Supplemental disclosure of cash flow information:
Cash and cash equivalents	$20,720	$93,758
Restricted cash	5,800	200
Total cash, cash equivalents, and restricted cash	$26,520	$93,958

Interest paid	$4,148	$2,229
Income taxes paid	5,186	1,248

Non-cash investing and financing activities:
Change in right of use asset and liability	(508)	500

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
Northway Financial, Inc. (“Northway” or the “Company”), headquartered in North Conway, New Hampshire, is a bank holding company formed in 1997 under the laws of New Hampshire and is registered under the Bank Holding Company Act of 1956, as amended. Northway’s only business activity is to own all the shares of, and provide management, capital, and operational support to, Northway Bank (“Bank”), its subsidiary headquartered in Berlin, New Hampshire, and its Delaware statutory business trusts, Northway Capital Trust III and Northway Capital Trust IV. Unless the context otherwise requires, references herein to the “Company” include Northway and its subsidiary, the Bank. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in commercial loans, real estate loans, consumer loans and securities.
Basis of Presentation
The consolidated financial statements include the accounts of Northway and the Bank. All significant intercompany accounts and transactions have been eliminated in the consolidation. All amounts presented have been rounded to the nearest thousands, except per share amounts.
Northway Capital Trust III and Northway Capital Trust IV, affiliates of the Company, were formed to sell capital securities through a third-party trust pool. In accordance with Accounting Standards Codification (“ASC”) 810-10, “Consolidation” these affiliates have not been included in the consolidated financial statements.
The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices within the banking industry.
Use of Estimates
In preparing consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the determination of whether declines in fair value below the cost of securities available-for-sale are temporary.
Revenue Recognition
The Company recognizes revenue in accordance with ASC Topic 606: Revenue from Contracts with Customers. Certain of the Company’s principal revenue streams, such as interest and dividend income, mortgage banking activities and gains/losses on securities, are specifically excluded from the scope of Topic 606. Revenue streams within the scope of Topic 606, such as debit card interchange fees, service charges on deposit accounts and other noninterest income items, are recognized when the Company’s performance obligations have been satisfied on an individual transaction basis, such as debit card interchange fees.
Risks and Uncertainties
Most of the Company’s activities are with customers located within New Hampshire. Note 3 includes the types of lending which the Company engages in, including disclosure of significant geographic and industry concentrations within our loan portfolio.
The Company is exposed to certain risks and uncertainties as a financial institution, primarily interest rate risk affecting net interest income and the value of its debt securities; credit risk which impacts the collectability of loans; and market risk which exposes the Company to volatility in the value of its marketable equity securities portfolio which is recognized through current period earnings.
Reclassifications
Certain amounts in the prior year’s financial statements have been reclassified to conform with the current year’s presentation.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
Cash and Cash Equivalents
For purposes of the statements of cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits, and highly liquid investments with maturities of less than three months.
Restricted Cash
The Company holds restricted cash as collateral for certain interest rate swaps. See Note 15 “On-Balance Sheet Derivative Instruments and Hedging Activities”.
Securities
Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed to approximate the interest method. Investments in debt securities are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders’ equity, net of estimated income taxes.
For any debt security with a fair value less than its amortized cost basis, the Company will determine whether it has the intent to sell the debt security or whether it is more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis. If either condition is met, the Company will recognize a full impairment charge to earnings. For all other debt securities that are considered other-than-temporarily impaired and do not meet either condition, the credit loss portion of impairment will be recognized in earnings as realized losses. The other-than-temporary impairment related to all other factors will be recorded in other comprehensive income.
Marketable equity securities are reported at fair value, with changes in fair value included in earnings. Gains and losses on sales of equity securities are recognized at the time of the sale on a specific identification basis.
Federal Home Loan Bank Stock
The Bank is a member of the Federal Home Loan Bank of Boston (“FHLBB”). The Bank uses the FHLBB for most of its wholesale funding needs. As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on its level of borrowings from the FHLBB. FHLBB stock is a nonmarketable equity security and therefore is reported at cost, which generally equals par value. Shares held in excess of the minimum required amount are generally redeemable at par value.
The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other things, the capital adequacy of the FHLBB and its overall financial condition. Based on the capital adequacy, liquidity position and sustained profitability of the FHLBB, management believes there is no impairment related to the carrying amount of the Bank’s FHLBB stock as of December 31, 2022, which generally equals par value and is evaluated for impairment based on the ultimate recoverability of the cost basis of the FHLBB stock.
Loans Held-for-Sale
Loans held-for-sale are generally identified as such at origination and are stated at the lower of aggregate cost or market value. Market value is based on outstanding investor commitments. When loans are sold, a gain or loss is recognized to the extent that the sale proceeds exceed or are less than the carrying value of the loans. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.
Loans held-for-sale are generally sold with servicing rights retained. Gains and losses are determined using the specific identification method. All loans sold are without recourse to the Company.
Loans
The loan portfolio consists of mortgage, commercial and consumer loans to the Company`s customers. The Company’s loans are predominately secured by real estate in New Hampshire. Accordingly, the ultimate collectability of a substantial portion of the Company’s loan portfolio and the recovery of other real estate owned are susceptible to changing conditions in this market.
Loans are carried at the principal amounts outstanding, net of any unearned income or unamortized cost, premiums on originated loans and discounts on acquired loans. Unearned income and unamortized cost include loan origination

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
fees, net of direct loan origination costs. This income or expense is deferred and recognized as adjustments to loan income over the contractual lives of the related notes using a method, the result of which approximates that of the interest method.
Loans are placed on nonaccrual status when payment of principal or interest is in doubt or is past due 90 days or more. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectability, while not classifying the loan as impaired, if it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan. Previously accrued income on nonaccrual loans that has not been collected is reversed from current income, and subsequent cash receipts are recorded as income if principal on the loans is deemed collectible. Loans are returned to accrual status when collection of all contractual principal and interest is reasonably assured and there has been sustained repayment performance. Further, the Company evaluates and classifies as troubled debt restructurings (“TDR”) any loans modified by means of extended maturity, below market adjusted interest rates, a combination of rate and maturity, or by other means including covenant modifications, forbearance and/or other concessions.
Allowance for Loan Losses
The allowance for loan losses is established through a provision for loan losses that is charged to earnings. Loan losses are charged against the allowance when management believes the collectability of a loan balance is in doubt. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance for loan losses consists of general, allocated and unallocated components, as further described below.
General component
The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: residential real estate, residential construction, commercial real estate, commercial real estate construction, commercial, municipal and consumer. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures, and practices; experience/ability/depth of lending management and staff; and national and local economic trends and conditions. There were no changes in the Company’s policies pertaining to the general component of the allowance for loan losses during 2022 or 2021. Due to the 0% historical loss trend in several of the loan pools, the Company has continued to utilize a loss floor of 50 basis points for commercial loan pools not secured by real estate and a floor of 25 basis points for all other pools. The Company’s qualitative factors are reviewed quarterly and adjusted as needed.
The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:
Residential real estate - Loans in this segment include first lien mortgages and home equity loans, which can be either first or second lien mortgages, primarily collateralized by owner-occupied residential real estate. The Company generally does not originate loans with a cumulative loan-to-value ratio greater than 80% and does not make loans it considers to be “subprime.” Repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will influence the credit quality in this segment.
Construction - Loans in this segment are comprised of residential construction and commercial real estate construction loans. For residential construction loans, the Company generally does not originate loans with a loan-to-value ratio greater than 80% and does not make loans it considers to be “subprime.” Residential loans in this segment are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. These construction loans convert to permanent residential real estate mortgages at the end of the construction term. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment. Commercial real estate construction loans primarily include real estate development loans that convert to investor-owned and owner-occupied permanent financing. Loans in this segment are primarily income-producing properties throughout New Hampshire.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
Commercial real estate - This segment is subject to higher qualitative underwriting factors due to the level of concentration and possible credit risk. Loans in this segment are secured primarily by income-producing investor-owned or owner-occupied business properties throughout New Hampshire. For managing the risk in the loan portfolio income-producing properties are further segmented by property type such as hospitality, commercial office, retail stores, and residential multi-family. The underlying cash flows generated by the various investor-owned properties can be adversely impacted differently by a downturn in the economy. Management obtains annual and interim financial information, as well as rent rolls annually, and continually monitors the cash flows of these loans.
Commercial - This segment is subject to higher qualitative underwriting factors due to the level of concentration and possible credit risk. Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased business and consumer spending as well as a decline in tourism, could have an effect on the credit quality in this segment.
Consumer - Loans in this segment are comprised primarily of secured loans, including automobile and aircraft loans, and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.
Municipal - Loans in this segment are generally unsecured and repayment is dependent on the tax assessments of the local municipalities, which can be adversely impacted in a weakened economy.
Allocated component
The allocated component relates to loans that are classified as impaired. Loans rated special mention or worse and loans more than 60 days past due are reviewed for impairment. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. Impairment is measured by the fair value of the collateral on a loan-by-loan basis for residential and consumer loans that are greater than 90 days past due or downgraded to doubtful. In addition, any loan subject to a TDR agreement is considered impaired and measured by the present value of expected future cash flows discounted at the original note’s effective interest rate. An allowance is specifically allocated when the discounted cash flows (or collateral value) of the impaired loan are lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a TDR. All TDRs are classified as impaired. These loans are evaluated under the same measurements used for impaired loans.
Unallocated component
An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.
Loan Servicing
The Company services mortgage loans for others. Capitalized servicing rights are reported in other assets on the consolidated balance sheets and are amortized into other fee income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment quarterly based upon the fair value of the rights as compared to amortized costs. Impairment is

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
determined by stratifying rights by predominant risk characteristics, such as interest rates and terms. Fair value is determined based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for the total portfolio, to the extent that fair value is less than the capitalized amount. Changes in the valuation allowance are reported in other noninterest income on the consolidated statements of income.
Premises and Equipment
Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the respective assets. Estimated lives are thirty-nine years for buildings, ten to fifteen years for building improvements and three to seven years for furniture and equipment.
Amortization of leasehold improvements is computed on a straight-line basis generally over the lesser of the term of the respective lease or the asset’s useful life, which is generally not to exceed ten years.
Other Real Estate Owned
Other real estate owned is comprised of properties acquired through, or in lieu of, foreclosure, as well as former banking premises for which banking use is no longer contemplated. If the Company receives physical possession of the debtor’s assets prior to obtaining a deed in lieu of foreclosure or the occurrence of foreclosure proceedings, the Company reclassifies the loan to other real estate owned in substance.
Assets acquired through foreclosure or a similar conveyance of title are initially recorded at fair value, less estimated costs to sell, with any excess of the loan balance over the fair value at the time of transfer charged to the allowance for loan losses. If the property is held for greater than one year, an appraisal is performed annually to update the market value of the property to adjust the carrying value of the property to fair market value less estimated costs to sell, if such value is below carrying value. Gains and losses upon disposition are reflected in the consolidated statements of income as realized.
Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and operating loss and tax credit carry forwards.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes interest and penalties, if any, related to the underpayment of income taxes in income tax expense.
Earnings Per Share
Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS, if applicable, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
Earnings per common share have been computed based on the following:

	Years Ended December 31,
	2022	2021
Net income	$2,675	$9,303
Net income available to common shareholders	$2,675	$9,303
Average number of common shares outstanding	2,751.7	2,751.7
Effect of dilutive options(1)	—	—
Average number of common shares outstanding used to calculate diluted earnings per common share	2,751.7	2,751.7
Basic earnings per common share	$0.97	$3.38
Earnings per common share assuming dilution	$0.97	$3.38

(1)	At December 31, 2022 and 2021, the Company did not have any outstanding equity instruments which would impact diluted earnings per share.
Derivative Financial Instruments
Derivative financial instruments are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value if material.
The Company enters into interest rate swap agreements with commercial loan customers to effectively convert a customer’s loan from a variable rate to a fixed rate. These swaps are matched in offsetting terms to swaps that the Company enters into with a correspondent bank, which effectively converts the Bank loans from fixed rate to variable rate. The swaps are classified within other assets and other liabilities in the consolidated balance sheet with changes in fair value offsetting each other.
The Company can utilize interest rate swap arrangements to convert a portion of its variable-rate debt to a fixed rate (cash flow hedge). Interest rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged.
In accordance with ASC 815, hedges of variable-rate debt are accounted for as cash flow hedges, with changes in fair value recorded in derivative assets or liabilities and other comprehensive income. The net settlement (upon close out or termination) that offsets changes in the value of the hedged debt is deferred and amortized into net interest income over the life of the hedged debt. The portion, if any, of the net settlement amount that did not offset changes in the value of the hedged asset or liability is recognized immediately in non-interest income.
Cash flows resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged.
Recent Accounting Pronouncements
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The update changes the impairment model for most financial assets and sets forth a “current expected credit loss” (CECL) model which will require the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable supportable forecasts.
This method is forward-looking and will generally result in earlier recognition of allowances for losses. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and also applies to some off-balance sheet credit exposures. This update is effective for annual periods beginning after December 15, 2022 and interim periods within those fiscal years with early adoption permitted. ASU 2016-13 will become effective for the Company on January 1, 2023 and should not have a material impact on the Company’s consolidated financial statements.
In May 2019, the FASB issued ASU 2019-05 to provide entities impacted by ASU 2016-13 with targeted transition relief upon adoption. ASU 2019-05 provided that for certain instruments within the scope of ASU 2016-13 the option

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
to irrevocably elect the fair value option in accordance with Subtopic 825-10, Financial Instruments – Overall (ASC 825), applied on an instrument-by-instrument basis. The fair value option election does not apply to HTM debt securities. An entity that elects the fair value option is to apply the guidance in Subtopics 820-10, Fair Value Measurement – Overall, and ASC 825-10. This ASU is effective for fiscal years beginning after December 15, 2022 and for interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted.
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) – Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU contains practical expedients for reference rate reform related activities that impact debt, leases and other contracts that utilize LIBOR as the benchmark interest rate. This guidance is optional and may be elected over time as reference rate reform activities occur. ASU No. 2020-04 became effective for all entities on March 12, 2020 and due to the issuance of ASU 2022-06, in December 2022, which modified topic 848, will be in effect through December 31, 2024 (previously December 31, 2022). Although the Company is party to borrowings, loans, and derivative contracts which utilize LIBOR as a benchmark rate, this ASU is not expected to have a material impact on the Company’s consolidated financial statements.
NOTE 2 SECURITIES
The amortized cost basis, gross unrealized gains, gross unrealized losses, and fair value of debt securities available-for-sale at December 31, 2022 and 2021 follow:

	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2022
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$73,193	$—	$9,869	$63,324
U.S. government agency and sponsored enterprise mortgage-backed securities	236,869	—	38,749	198,120
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	14,505	—	943	13,562
State and political subdivision bonds	15,122	—	1,552	13,570
Total Debt Securities	$ 339,689	$—	$51,113	$ 288,576

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2021
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$49,460	$—	$376	$49,084
U.S. government agency and sponsored enterprise mortgage-backed securities	217,128	661	1,603	216,186
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	18,956	303	3	19,256
State and political subdivision bonds	16,311	640	49	16,902
Total Debt Securities	$ 301,855	$ 1,604	$ 2,031	$ 301,428

The contractual maturity distribution of securities available-for-sale at December 31, 2022 is as follows:

	Amortized Cost Basis	Fair Value
Within 1 year	$70	$70
After 1 year through 5 years	13,730	12,866
After 5 years through 10 years	52,433	43,524
Over 10 years	22,082	20,434
Residential mortgage-backed securities and collateralized mortgage obligations	251,374	211,682
	$339,689	$288,576

NOTE 2 SECURITIES(CONTINUED)
Actual maturities of U.S. government agency and sponsored enterprise mortgage-backed securities, collateralized mortgage obligations and state and political subdivision bonds will differ from the maturities presented because borrowers have the right to prepay obligations with or without prepayment penalties.
For the years ended December 31, 2022 and 2021, gross proceeds from the sales of securities available-for-sale amounted to $0 and $11,811, respectively. An analysis of gross realized gains and losses on sales of securities available-for-sale during the years ended December 31 follows:

	2022		2021
	Realized Gains	Realized Losses	Realized Gains	Realized Losses
U.S. government agency and sponsored enterprise mortgage-backed securities	$—	$—	$205	$142
	$—	$—	$205	$142

The tax provision applicable to these net realized gains amounted to $0 and $17 for 2022 and 2021, respectively.
Securities with a carrying amount totaling $200,113 and $231,603 were pledged to secure public deposits and securities sold under agreements to repurchase at December 31, 2022 and 2021, respectively.
The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized loss position for less than twelve months and for twelve months or more are as follows as of December 31:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2022
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$22,629	$1,102	$40,695	$8,767	$63,324	$9,869
U.S. government agency and sponsored enterprise mortgage-backed securities	75,788	8,572	122,332	30,177	198,120	38,749
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	11,468	729	2,094	214	13,562	943
State and political subdivision bonds	12,596	1,006	974	546	13,570	1,552
Total temporarily impaired securities	$122,481	$ 11,409	$166,095	$ 39,704	$288,576	$51,113

December 31, 2021
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$49,084	$376	$—	$—	$49,084	$376
U.S. government agency and sponsored enterprise mortgage-backed securities	168,228	1,603	—	—	168,228	1,603
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	2,891	3	—	—	2,891	3
State and political subdivision bonds	1,474	49	—	—	1,474	49
Total temporarily impaired securities	$221,677	$2,031	$—	$—	$221,677	$2,031

At December 31, 2022, one hundred forty debt securities with a total fair value of $288,576 were in a loss position. These securities included ten U.S. government agency securities with a fair value of $63,324 and an unrealized loss of $9,869 at December 31, 2022. These securities have an unrealized loss due to the current interest rate environment. As these securities are guaranteed by Federal Farm Credit Bank and Federal Home Loan Bank, there is minimal credit risk with them. These securities are not other-than-temporarily impaired as the Company has the ability and the intent to hold these securities until cost recovery.

NOTE 2 SECURITIES(CONTINUED)
Ninety-one enterprise mortgage-backed securities with a fair value of $198,120 had an unrealized loss of $38,749 at December 31, 2022. As these securities are guaranteed by U.S. government agencies or government-sponsored enterprises such as the Federal Home Loan Mortgage Corporation (“FHLMC”), Federal National Mortgage Association (“FNMA”), or the Government National Mortgage Association (“GNMA”), there is minimal credit risk associated with them. These securities are not other-than-temporarily impaired as the Company has the ability and the intent to hold these securities until cost recovery.
Sixteen collateralized mortgage obligations with a fair value of $13,562 had an unrealized loss of $943 at December 31, 2022. These securities had an unrealized loss due to the interest rate environment at year end. As these collateralized mortgage obligations are government-sponsored enterprise bonds issued by the Small Business Investment Conduit, Small Business Assistance Program, GNMA, FHLMC or FNMA there is little or no credit risk associated with them. These securities are not other-than-temporarily impaired as the Company has the ability and intent to hold them until cost recovery.
Twenty-three state and political subdivision securities with a fair value of $13,570 had an unrealized loss of $1,552 at December 31, 2022. All these state and political subdivision securities are guaranteed by municipalities and there is minimal credit risk associated with them. All municipal holdings are rated A or better by a national rating agency. These securities are not other- than-temporarily impaired as the Company has the ability and intent to hold them until cost recovery.
Marketable Equity Securities
The Company records gains and losses relating to the change in fair value of its marketable equity securities within non-interest income in the consolidated statements of income. A summary of gains and losses for the years ended December 31, 2022 and 2021 is as follows:

	2022	2021
(Losses)/Gains recognized on marketable equity securities, net	$(2,708)	$4,657
Less net gains and losses on securities sold during the period	(1,611)	1,435
(Losses)/Gains on marketable equity securities still held at the reporting date	$(1,097)	$ 3,222

NOTE 3 LOANS
Loan balances were comprised of the following:

	2022	2021
December 31,
Real estate:
Residential	$528,555	$404,133
Commercial	278,034	263,956
Construction	15,289	9,641
Commercial	33,720	43,761
Consumer	17,529	18,061
Municipal	54,160	56,477
Total loans	927,287	796,029
Unamortized costs	2,243	1,098
Allowance for loan losses	(11,360)	(9,466)
Total unamortized costs and allowance for loan losses	(9,117)	(8,368)
Net loans	$918,170	$787,661

The Company’s lending activities are conducted principally in New Hampshire. Although the loan portfolio is diversified, a portion of its borrowers’ ability to repay is dependent upon the economic conditions prevailing in New Hampshire. The Company maintains significant credit relationships with borrowers in the hospitality industry. The aggregate loan balances to these industries totaled $71,058 (of which $165 are PPP loans) and $68,323 (of which $3,831 are PPP loans), or 7.7% and 8.6% of total loans, at December 31, 2022 and 2021, respectively.

NOTE 3 LOANS(CONTINUED)
The Company has transferred a portion of its originated commercial real estate loans to participating lenders and those amounts are not included in the Company’s accompanying balance sheets. The Company and participating lenders share ratably in any gains or losses that may result from a borrower’s lack of compliance with contractual terms of the loan. The Company continues to service the loans on behalf of the participating lenders and, as such, collects cash payments from the borrowers, remits payments to participating lenders and disburses required escrow funds to relevant parties. At December 31, 2022 and 2021, the Company was servicing loans for participants aggregating to $31,288 and $35,351, respectively.
The Company sells residential real estate loans to the secondary market on a servicing retained basis. Such loans amounted to $75,165 and $86,084 at December 31, 2022 and 2021, respectively, and are not included in the accompanying consolidated balance sheets.
During the years ended December 31, 2022 and 2021, the Company capitalized $4 and $51 and amortized $138 and $280 of servicing rights, respectively. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate, as a level 2 asset. At December 31, 2022 and 2021, the Company had an improvement to the impairment of $25 and no impairment. At December 31, 2022, the carrying amount of servicing rights was $497 as compared to $606 in 2021, which approximates fair value, and is included in other assets on the consolidated balance sheets.
There were no loans 90 days or more past due that were still accruing interest at December 31, 2022 and 2021. The following tables are an aging analysis of the recorded investment in past due loans and nonaccrual loans as of December 31, 2022 and 2021.

	Aging Analysis of Past Due Loans
	30–59 Days	60–89 Days	90 Days or More	Total Past Due	Nonaccrual Loans
December 31, 2022
Real estate:
Residential	$6,153	$39	$462	$6,654	$1,895
Commercial	—	117	20	137	237
Commercial	46	—	9	55	27
Consumer	51	—	4	55	4
Total	$6,250	$156	$495	$6,901	$2,163

	30–59 Days	60–89 Days	90 Days or More	Total Past Due	Nonaccrual Loans
December 31, 2021
Real estate:
Residential	$1,203	$739	$274	$2,216	$1,693
Commercial	194	—	36	230	302
Construction	43	—	—	43	—
Commercial	150	—	12	162	41
Consumer	23	—	12	35	21
Total	$1,613	$739	$334	$2,686	$2,057

NOTE 3 LOANS(CONTINUED)
Information about loans that met the definition of impaired loans in accordance with ASC 310-10-35 is as follows:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
December 31, 2022
With no related allowance recorded:
Real estate:
Residential	$1,990	$2,357	$—	$1,804
Commercial	141	282	—	251
Commercial	9	12	—	10
Consumer	—	1	—	8
Total impaired with no related allowance	$2,140	$2,652	$—	$2,073

With an allowance recorded:
Real estate:
Residential	$197	$197	$10	$199
Commercial	169	203	1	181
Commercial	216	220	14	230
Consumer	5	5	5	3
Total impaired with an allowance recorded	$587	$625	$30	$613

Total:
Real estate:
Residential	$2,187	$2,554	$10	$2,003
Commercial	310	485	1	432
Commercial	225	232	14	240
Consumer	5	6	5	11
Total impaired loans	$2,727	$3,277	$30	$2,686

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
December 31, 2021
With no related allowance recorded:
Real estate:
Residential	$1,732	$1,989	$—	$1,774
Commercial	495	738	—	755
Construction	—	—	—	7
Commercial	13	63	—	155
Consumer	—	56	—	1
Total impaired with no related allowance	$2,240	$2,846	$—	$2,692

With an allowance recorded:
Real estate:
Residential	$272	$287	$13	$276
Commercial	244	247	13	251
Consumer	3	4	3	4
Total impaired with an allowance recorded	$519	$538	$29	$531

NOTE 3 LOANS(CONTINUED)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
Total:
Real estate:
Residential	$2,004	$2,276	$13	$2,050
Commercial	495	738	—	755
Construction	—	—	—	7
Commercial	257	310	13	406
Consumer	3	60	3	5
Total impaired loans	$2,759	$3,384	$29	$3,223

Included in certain loan categories in the impaired loans are TDRs that were classified as impaired. TDR loans may be modified by means of extended maturity, below market adjusted interest rates, a combination of rate and maturity, or by other means including covenant modifications, forbearance and/or other concessions. TDRs for the years ended December 31, 2022 and 2021 amounted to $674 and $790, respectively. There were no new TDRs for the years ended December 31, 2022 and 2021.
NOTE 4 ALLOWANCE FOR LOAN LOSSES
The following table summarizes the allowance for loan losses by category of loans for the years ended December 31:

	Real Estate
	Residential	Commercial	Construction	Commercial	Consumer	Municipal	Unallocated	Total
December 31, 2022
Allowance for loans losses:
Beginning balance	$4,468	$3,369	$121	$497	$327	$246	$438	$9,466
Charge-offs	—	—	—	—	(140)	—	—	(140)
Recoveries	51	5	—	89	89	—	—	234
Provision (benefit)	1,291	168	71	(97)	6	(10)	371	1,800
Ending balance	$5,810	$3,542	$192	$489	$282	$236	$809	$11,360
Ending balance: individually evaluated for impairment	$10	$1	$—	$14	$5	$—	$—	$30
Ending balance: collectively evaluated for impairment	$5,800	$3,541	$192	$475	$277	$236	$809	$11,330

Loans:
Ending balance	$528,555	$278,034	$15,289	$33,720	$17,529	$54,160	$—	$927,287
Ending balance: individually evaluated for impairment	$2,187	$310	$—	$225	$5	$—	$—	$2,727
Ending balance: collectively evaluated for impairment	$526,368	$277,724	$15,289	$33,495	$17,524	$54,160	$—	$924,560

NOTE 4 ALLOWANCE FOR LOAN LOSSES(CONTINUED)

	Real Estate
	Residential	Commercial	Construction	Commercial	Consumer	Municipal	Unallocated	Total
December 31, 2021
Allowance for loans losses:
Beginning balance	$3,303	$3,520	$217	$655	$352	$338	$1,070	$9,455
Charge-offs	—	—	—	(24)	(127)	—	—	(151)
Recoveries	62	3	1	15	81	—	—	162
Provision (benefit)	1,103	(154)	(97)	(149)	21	(92)	(632)	—
Ending balance	$4,468	$3,369	$121	$497	$327	$246	$438	$9,466
Ending balance: individually evaluated for impairment	$13	$—	$—	$13	$3	$—	$—	$29
Ending balance: collectively evaluated for impairment	$4,455	$3,369	$121	$484	$324	$246	$438	$9,437

Loans:
Ending balance	$404,133	$263,956	$9,641	$43,761	$18,061	$56,477	$—	$796,029
Ending balance: individually evaluated for impairment	$2,004	$495	$—	$257	$3	$—	$—	$2,759
Ending balance: collectively evaluated for impairment	$402,129	$263,461	$9,641	$43,504	$18,058	$56,477	$—	$793,270

The Company utilizes a ten-grade internal loan rating system for commercial real estate, commercial construction and commercial loans as follows:
•	Loans rated 1-6: Loans in these categories are considered “pass” rated loans with low to average risk.
•	Loans rated 7: Loans in this category are considered “special mention”. These loans are starting to show signs of potential weakness and are being closely monitored by management.
•
Loans rated 8: Loans in this category are considered “substandard”. Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected.

•
Loans rated 9: Loans in this category are considered “doubtful”. Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

•	Loans rated 10: Loans in this category are considered uncollectible (“loss”) and of such little value that their continuance as loans is not warranted.
On an annual basis, or more often if needed, the Company formally reviews the ratings on all commercial real estate, commercial construction, and commercial relationships over $500. Annually, the Company engages an independent third-party loan review firm to review a significant portion of loans within these segments. Management uses the results of these reviews as part of its annual review process.

NOTE 4 ALLOWANCE FOR LOAN LOSSES(CONTINUED)
The credit risk profile of the loan portfolio is as follows for the years ended December 31:

	Real Estate
	Residential	Commercial	Construction	Commercial	Consumer	Municipal	Total
December 31, 2022
Grade:
Pass	$471,664	$276,394	$15,289	$33,478	$3	$—	$796,828
Special mention	15,439	679	—	14	11	—	16,143
Substandard	802	961	—	228	—	—	1,991
Doubtful	220	—	—	—	—	—	220
Loans not formally rated	40,430	—	—	—	17,515	54,160	112,105
Total	$528,555	$278,034	$15,289	$33,720	$17,529	$54,160	$927,287

December 31, 2021
Grade:
Pass	$354,174	$261,407	$9,402	$43,419	$6	$—	$668,408
Special mention	15,162	1,510	—	56	28	—	16,756
Substandard	813	1,039	—	286	—	—	2,138
Doubtful	242	—	—	—	—	—	242
Loans not formally rated	33,742	—	239	—	18,027	56,477	108,485
Total	$404,133	$263,956	$9,641	$43,761	$18,061	$56,477	$796,029

NOTE 5 PREMISES AND EQUIPMENT
A summary of premises and equipment follows:

	December 31,
	2022	2021
Land	$5,035	$5,035
Buildings	12,917	12,930
Leasehold improvements	1,442	1,340
Equipment	5,929	6,796
Operating leases right-of-use asset	3,971	4,479
Fixed Assets in Process	8	21
	29,302	30,601
Less accumulated depreciation and amortization	14,752	15,067
	$14,550	$15,534

Depreciation expense for the years ended December 31, 2022 and 2021 amounted to $817 and $818, respectively.
NOTE 6 DEPOSITS
The aggregate amount of maturities for time deposits as of December 31, 2022 by year is as follows:

2023	$81,625
2024	27,825
2025	6,141
2026	1,895
2027	1,593
Thereafter	—
$119,079

NOTE 6 DEPOSITS(CONTINUED)
At December 31, 2022 and 2021, brokered certificates of deposit of $40,000 and $0, respectively, are included in Other Time Deposits disclosed on the consolidated balance sheets. Deposits from related parties held by the Bank at December 31, 2022 and 2021 amounted to $7,677 and $7,095, respectively.
NOTE 7 SHORT-TERM BORROWINGS
Short-term borrowings at December 31, 2022 consisted of securities sold under agreements to repurchase of $78,793 and FHLBB advances less than 1 year of $55,000. Short-term borrowings at December 31, 2021 consisted of securities sold under agreements to repurchase of $109,606; no FHLBB advances were outstanding. FHLBB advances were at a weighted average rate of 4.35% at December 31, 2022. Securities sold under agreements to repurchase were at a weighted average rate of 0.21% and 0.15% at December 31, 2022 and 2021, respectively. The securities sold under agreements to repurchase as of December 31, 2022 and 2021 were securities sold on a one day-term by the Company and have been accounted for not as sales but as borrowings. All securities sold under agreements to repurchase are with deposit customers of the Company. The underlying securities associated with securities sold under agreements to repurchase are under the control of the Company. The FHLBB available borrowing capacity at December 31, 2022 and 2021 amounted to $109,721 and $157,681, respectively, based on pledged loans in the amount of $258,731 and $234,254, respectively.
NOTE 8 LONG-TERM DEBT
Long-term debt at December 31, 2022 and 2021 consisted of $20,620 of junior subordinated debentures due in year 2037.
The $20,620 of junior subordinated debentures consists of two issuances described in detail below.
On March 22, 2007, the Company completed the private placement of $10,310 aggregate liquidation amount of floating rate trust-preferred securities (the “Trust III Capital Securities”) issued by Northway Capital Trust III (“Capital Trust III”). The Trust III Capital Securities were sold to a pooled investment vehicle. The proceeds from the sale of the Trust III Capital Securities, which included the proceeds from the sale by Capital Trust III of its common securities to the Company, were invested in floating rate junior subordinated debt securities of the Company due June 15, 2037 (the “Trust III Junior Subordinated Debt”), which were issued pursuant to an Indenture, dated March 22, 2007 between the Company and Wilmington Trust Company as Trustee. Both the Trust III Capital Securities and the Trust III Junior Subordinated Debt have a floating rate, which resets quarterly, equal to the three-month LIBOR plus 1.60%. Currently, the interest rate on these securities is 6.369%. Payments of distributions and other amounts due on the Trust III Capital Securities are irrevocably guaranteed by the Company, to the extent that the Capital Trust III has funds available for the payments of such distributions, pursuant to a Guarantee Agreement, dated March 22, 2007, between the Company and Wilmington Trust Company, as Guarantee Trustee. The Trust III Junior Subordinated Debt and the Trust III Capital Securities may be redeemed at the option of the Company on fixed quarterly dates starting on March 15, 2012.
On June 15, 2007, the Company completed the private placement of $10,310 aggregate liquidation amount of floating rate trust-preferred securities (the “Trust IV Capital Securities”) issued by Northway Capital IV (“Capital Trust IV”). The Trust IV Capital Securities were sold to a pooled investment vehicle. The proceeds from the sale of the Trust IV Capital Securities, which included the proceeds from the sale by the Capital Trust IV of its common securities to the Company, were invested in floating rate junior subordinated debt securities of the Company due June 15, 2037 (the “Trust IV Junior Subordinated Debt”), which were issued pursuant to an Indenture, dated June 15, 2007 between the Company and Wells Fargo Bank, National Association, as Trustee. Both the Trust IV Capital Securities and the Trust IV Junior Subordinated Debt have a floating rate, which resets quarterly, equal to the three-month LIBOR plus 1.49%. Currently, the interest rate on these securities is 6.259%. Payments of distributions and other amounts due on the Trust IV Capital Securities are irrevocably guaranteed by the Company, to the extent that the Capital Trust IV has funds available from the payments of such distributions, pursuant to a Guarantee Agreement, dated June 15, 2007, between the Company and Wells Fargo Bank, National Association, as Guarantee Trustee. The Trust IV Junior Subordinated Debt and the Trust IV Capital Securities may be redeemed at the option of the Company on fixed quarterly dates starting on June 15, 2012.

NOTE 9 GOODWILL AND OTHER INTANGIBLE ASSETS
At December 31, 2022, the Company has goodwill totaling $9,934. Goodwill is evaluated for impairment at least annually.
The changes in the carrying amount of goodwill for the years ended December 31, 2022 and 2021 are as follows:

Goodwill
Balance, December 31, 2020	$9,934
Amortization expense	—
Balance, December 31, 2021	9,934
Amortization expense	—
Balance, December 31, 2022	$9,934

NOTE 10 REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
The Bank is subject to capital regulations adopted by the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation (“FDIC”). The regulations require a common equity Tier 1 (“CET1”) capital ratio of 4.5%, a minimum Tier 1 capital to risk-weighted assets ratio of 6.0%, a minimum total capital to risk-weighted assets ratio of 8.0% and a minimum Tier 1 leverage ratio of 4.0%. CET1 generally consists of common stock and retained earnings, subject to applicable adjustments and deductions. Under prompt corrective action regulations, in order to be considered “well capitalized”, the Bank must maintain a CET1 capital ratio of 6.5%, a Tier 1 ratio of 8.0%, a total risk-based capital ratio of 10.0% and a Tier 1 leverage ratio of 5.0%. In addition, the regulations established a capital conservation buffer of 2.5% effective January 1, 2019. At December 31, 2022, the Bank exceeded the minimum requirement for the capital conservation buffer.
As of December 31, 2022, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.
These minimum capital amounts and ratios for the Bank are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2022:
Total Capital (to Risk Weighted Assets):	$121,410	14.72%	$65,996	8.00%	$82,495	10.00%
Tier 1 Capital (to Risk Weighted Assets):	111,084	13.47	49,497	6.00	65,996	8.00
Common Equity Tier 1 Capital (to Risk Weighted Assets):	111,084	13.47	37,123	4.50	53,622	6.50
Tier 1 Capital (to Average Assets):	111,084	8.15	54,517	4.00	68,147	5.00

As of December 31, 2021:
Total Capital (to Risk Weighted Assets):	$119,117	15.62%	$61,005	8.00%	$76,256	10.00%
Tier 1 Capital (to Risk Weighted Assets):	109,584	14.37	45,754	6.00	61,005	8.00
Common Equity Tier 1 Capital (to Risk Weighted Assets):	109,584	14.37	34,315	4.50	49,566	6.50
Tier 1 Capital (to Average Assets):	109,584	8.92	49,122	4.00	61,403	5.00

NOTE 10 REGULATORY MATTERS(CONTINUED)
Federal regulations prohibit banking companies from paying dividends on their stock if the effect would cause shareholders' equity to be reduced below applicable regulatory capital requirements or if such declaration and payment would otherwise violate regulatory requirements.
As of December 31, 2022, the Bank is restricted from declaring dividends to Northway in an amount greater than approximately $55,414, as such declaration would decrease capital below the Bank’s required minimum level of regulatory capital.
Under New Hampshire state law, the Bank may pay dividends only out of net profits. The State of New Hampshire Banking Commissioner’s approval is required for dividend payments which exceed the current year’s net profits and retained net profits from the preceding two years. As of December 31, 2022, the Bank is restricted from declaring dividends to the Company in an amount greater than $16,115.
NOTE 11 FEDERAL AND STATE TAXES
The components of federal and state tax expense (benefit) for the years ended December 31, are as follows:

	2022	2021
Current
Federal	$1,302	$1,190
State	223	156
	1,525	1,346
Deferred
Federal	(1,048)	484
State	(408)	212
	(1,456)	696
Total	$69	$2,042

The temporary differences (the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases) that give rise to significant portions of deferred income taxes at December 31, are as follows:

	2022	2021
Deferred income tax assets
Allowance for loan losses	$3,090	$2,603
Interest on nonaccrual loans	131	27
PPP Loan Fees	—	82
Net unrealized holding loss on securities available-for-sale	13,843	116
Supplemental pension	1,032	962
Contribution carry-forward	3	8
Accruals and reserves	88	134
Other	6	13
	18,193	3,945
Deferred income tax liabilities
Depreciation	(234)	(65)
Net unrealized holding gain on marketable equity securities	(21)	(1,076)
Amortization of goodwill and core deposit intangible	(2,675)	(2,690)
Mortgage servicing rights	(134)	(164)
Prepaid expenses	(105)	(109)
	(3,169)	(4,104)
Deferred income tax asset (liability), net	$15,024	$(159)

NOTE 11 FEDERAL AND STATE TAXES(CONTINUED)
The primary sources of recovery of the deferred income tax asset are taxes paid that are available for carryback and the expectation that the deductible temporary differences will reverse during periods in which the Company generates taxable income. The Company reduces deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is not “more likely than not” that some portion or all of the deferred tax assets will be realized. The Company assesses the realizability of its deferred tax assets by assessing the likelihood of the Company generating federal and state tax income, as applicable, in future periods in amounts sufficient to offset the deferred tax charges in the periods they are expected to reverse. Based on this assessment, management concluded that a valuation allowance was not required as of December 31, 2022 and 2021.
Total income tax expense for the years ended December 31, 2022 and 2021 differs from the “expected” federal income tax expense at the 21% statutory rate for the following reasons:

	2022	2021
Expected federal income taxes	21.0%	21.0%
Interest on municipal securities available-for-sale and municipal loans	(16.3)	(4.4)
State expense (benefit), net of federal expense	(6.1)	2.8
Other	3.9	(1.5)
Effective tax rate	2.5%	17.9%

It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. As of December 31, 2022 and 2021, there were no material uncertain tax positions related to federal and state tax matters. The Company’s income tax returns are subject to review and examination by federal and state taxing authorities. The Company is currently open to audit under the applicable statutes of limitations by federal and state taxing authorities for the years ended December 31, 2019 through 2022.
NOTE 12 EMPLOYEE BENEFITS
401(k) Plan
The Company offers a contributory 401(k) Plan. Under the Northway Bank 401(k) and Profit-Sharing Plan (the “401(k) Plan”), employees are eligible to participate after attaining age 21 and completing six months of service. Under the 401(k) Plan during 2022 and 2021, the Company matched 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions. Total 401(k) Plan matching expense in 2022 and 2021 amounted to $ 582 and $555, respectively. There was a profit-sharing contribution expense of $413 and $418 for the years ended December 31, 2022 and 2021, respectively.
Supplemental Executive Retirement Plan (“SERP”)
Effective May 29, 2003, the existing Executive Life program sponsored by the Company was terminated and replaced with a SERP in which the Chief Executive Officer (“CEO”) participates. The existing life insurance policy designed to support the Executive Life program is now fully owned by the Company.
The SERP consists of two components. The first component is a distribution of the account balance in equal installments over the ten years following the CEO's retirement without interest. This account balance reflects the cumulative net appreciation in the life insurance policy with a gross-up to reflect the Company's tax savings. The net appreciation is the gain in the surrender value of the life insurance policy less the cost of funds associated with the premium payments. The account balance at the November 19, 2022 plan year end was $1,636. If the CEO dies before the end of the ten-year period, his beneficiary receives the unpaid portion in a lump sum. The second component is a lifetime distribution beginning in the second year following retirement equal to the annual net appreciation in the life insurance policy with a gross-up to reflect the Company's tax savings. As of December 31, 2022 and 2021, the Company has accrued a liability related to the SERP in the amount of $3,824 and $3,535, respectively. The respective liabilities reflect the present value of all expected postretirement benefits. In the event of the CEO’s death while employed by the Company, the SERP permits a death benefit of $2,000 to be paid to his beneficiary.

NOTE 12 EMPLOYEE BENEFITS(CONTINUED)
Change in Control
The Company has entered into agreements with certain executive officers as well as other senior officers of the Company. These agreements provide for payments, under certain circumstances, to the officer upon the officer’s termination after a change in control. Payments will be made under these agreements upon the officer’s termination or resignation in connection with certain specified actions adverse to the officer’s employment status after a change in control. The amount of such payments ranges from 1.0 to 2.99 times such officer’s annual compensation.
NOTE 13 LEASES
The ROU asset is included in premises and equipment and the operating lease liability is included in other liabilities on the Company’s consolidated balance sheet. At December 31, 2022, the ROU asset and the corresponding operating lease liability were $3,971 and $4,060, respectively, and were comprised of eight leases for banking offices and branches across the state of New Hampshire with remaining terms ranging from two to eight years. At December 31, 2021, the ROU asset and the corresponding operating lease liability were $4,479 and $4,550, respectively. During 2022, the Company recorded ROU asset and the corresponding operating lease liability of $151 associated with the lease extension of an existing banking facility. Rent expense for the years ended December 31, 2022 and 2021 were $879 and $919, respectively.
ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company uses the Company’s incremental borrowing rate, which is generally the FHLBB classic advance rate, based on the information available at commencement date in determining the present value of lease payments. The Company will use the implicit rate when readily determinable. The Company’s lease terms may include options to extend. Management considers options that are reasonably certain to be exercised in the recognition of the operating lease ROU asset. Lease expense is recognized on a straight-line basis over the lease term.
The total minimum rental due in future periods under these existing agreements as of December 31, 2022 is as follows:

2023	$718
2024	611
2025	524
2026	473
2027	446
Thereafter	990
Total lease payments	3,762
Imputed interest	298
Total lease liability	$4,060

NOTE 14 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

NOTE 14 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK(CONTINUED)
Financial instruments with off-balance sheet credit risk at December 31, are as follows:

	2022	2021
Financial instruments whose contract amounts represent credit risk:
Unadvanced portions of home equity loans	$60,846	$47,528
Unadvanced portions of lines of credit	37,620	31,127
Unadvanced portions of commercial real estate loans	28,775	14,135
Unadvanced portions of Bounce Protection™	12,556	12,685
Commitments to originate municipal loans	20,165	—
Commitments to originate all other loans	9,480	27,939
Commitments to originate residential real estate loans for resale	123	—
Standby letters of credit	84	76
Total	$169,649	$133,490

Commitments to originate loans, including residential real estate loans for resale and municipal loans, unadvanced portions of home equity loans, lines of credit and commercial real estate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without having been drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower.
Unadvanced portions of Bounce Protection™ represent the unused portion of the Bank’s overdraft program.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers. As of December 31, 2022 and 2021, the maximum potential amount of the Company’s obligation was $84 and $76, respectively, for financial and standby letters of credit. The Company’s outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Company may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, the Company may take possession of the collateral, if any, securing the line of credit.
The Company accrues for credit losses related to off-balance sheet financial instruments. Potential losses on off-balance sheet loan commitments are estimated using the same methodologies employed in calculating the general component of the allowance for loan losses.
NOTE 15 ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
Risk Management Policies – Hedging Instruments
The primary focus of the Company’s asset/liability management program is to monitor the sensitivity of the Company’s net portfolio value and net income under varying interest rate scenarios to take steps to control its risks if the risk is deemed probable. On a quarterly basis, the Company simulates the net portfolio value and net income expected to be earned over a twelve-month period following the date of simulation. The simulation is based on projection of market interest rates at varying levels and estimates the impact this level of market rates would have on the pricing for current and future interest-earning assets and interest-bearing liabilities during the measurement period. Based on the outcome of the simulation analysis, the Company considers the use of derivatives as a means of reducing the volatility of net portfolio value and projected net income within certain ranges of projected changes in interest rates. The Company evaluates the effectiveness of entering into any derivative instrument agreement by measuring the cost of such an agreement in relation to the reduction in net portfolio value and net income volatility within an assumed range of interest rates.
Interest Rate Risk Management – Cash Flow Hedging Instruments
The Company may use long-term variable-rate debt as a source of funds for use in the Company’s lending and investment activities and other general business purposes. These debt obligations expose the Company to variability in interest payments due to changes in interest rates. If interest rates increase, interest expense increases. Conversely,

NOTE 15 ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES(CONTINUED)
if interest rates decrease, interest expense decreases. To reduce interest rate variability on variable-rate debt, management may use interest rate swap agreements whereby the Company receives variable interest rate payments and makes fixed interest rate payments during the contract period. As of December 31, 2021 and December 31, 2022 there were no outstanding interest rate swaps associated with variable-rate debt.
Interest Rate Risk Management – Derivative Instruments Not Designated As Hedging Instruments
The Company enters into rate lock commitments to extend credit to borrowers for generally a 30-day or 60-day period for the origination of loans. Unfunded loans for which commitments have been entered into are called “pipeline loans”. Some of these rate lock commitments will ultimately expire without being completed. To the extent that a loan is ultimately granted and the borrower ultimately accepts the terms of the loan, these rate lock commitments expose the Company to variability in their fair value due to changes in interest rates. If interest rates increase, the value of these rate lock commitments decreases. Conversely, if interest rates decrease, the value of these rate lock commitments increases.
Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale are accounted for as derivative instruments. Such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments, also considers the difference between current levels of interest rates and the committed rates. There were no material derivatives held related to mortgage banking activities during 2022 and 2021, nor outstanding as of December 31, 2022 and 2021.
Derivative Financial Instruments – Interest Rate Swaps
The Company may, from time to time, enter an interest rate swap with loan customers, principally commercial real estate loans, to convert the customer’s floating rate loan to a fixed rate loan. Concurrently, the Company enters an offsetting interest rate swap with a correspondent bank. The “back-to-back” swaps are identical in notional amount, interest rates and terms.
As a result, the interest rate swaps effectively converted the fixed rate asset to a variable interest rate and consequently reduced the Company’s exposure to changes in interest rates. These swaps are accounted for as fair value hedges with changes in their fair value offsetting each other. At December 31, 2022 and December 31, 2021, the Company had six and seven such agreements, respectively, outstanding and a summary is presented below:

	No. of Contracts	Notional Amount	Weighted Average Maturity	Weighted Average Rate		Estimated Fair Value
				Received	Paid
			(In Years)
December 31, 2022
Interest rate swap - customer	6	$49,841	6.45	1-mo LIBOR +1.96%	3.51%	$5,752
Interest rate swap - counterparty	6	49,841	6.45	3.51%	1-mo LIBOR +1.96%	(5,752)

December 31, 2021
Interest rate swap - customer	2	$25,156	8.52	1-mo LIBOR +2.07%	2.91%	$921
Interest rate swap - counterparty	2	25,156	8.52	2.91%	1-mo LIBOR +2.07%	(921)

Interest rate swap - customer	5	$30,650	5.72	1-mo LIBOR +1.83%	3.96%	$(1,185)
Interest rate swap - counterparty	5	30,650	5.72	3.96%	1-mo LIBOR +1.83%	1,185

NOTE 15 ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES(CONTINUED)
Derivative assets and liabilities are recorded with other assets and other liabilities in the consolidated financial statements.
Collateral Requirements
To reduce the risk related to the use of interest rate swaps with customers, the Company secures a lien position on the underlying collateral subordinate only to the Company’s lien position securing the loan. In making its credit decision to grant the loan the potential loss a customer may incur if the derivative transaction is terminated prior to maturity is taken into consideration. As such, management believes the risk of incurring credit losses on interest rate swaps with these customers, if any, would be immaterial.
Collateral requirements for the interest rate swaps executed with correspondent banks are determined by federal regulations and contained in the agreements between the Company and the correspondent banks. Both parties are required to deliver collateral in an amount that the other party is in-the-money. Generally, the agreements call for US Government and US Government Agency securities or cash.
As of December 31, 2022, derivative counterparties had pledged cash in the amount of $5,800 as collateral to secure interest rate positions which was classified as restricted cash on the balance sheet and held at the FHLBB. As of December 31, 2021 the Company had pledged cash in the amount of $200 as collateral to secure interest rate positions which was classified as restricted cash on the balance sheet and held at the correspondent bank.
The Company, from time to time, may enter into a loan participation with another financial institution that has a corresponding “back to back” swap, generally a Risk Participation Agreement (“RPA”) is executed that shares in any potential loss from the derivative transaction due to a default by the loan customer. The loss sharing percentage is pro rata with the loan participation agreement. The Company has one RPA of $9,456 with a financial institution counterparty for an interest rate swap related to a loan in which the Company is a participant. The RPA provides credit protection to the financial institution should the borrower fail to perform on its interest rate derivative contract with the financial institution. The Company has two RPAs totaling $11,731, each with a financial institution counterparty for an interest rate swap related to a loan in which the Company is the lead bank. The RPAs provide credit protection to the Company should the borrower fail to perform on its interest rate derivative contract. As of December 31, 2022 there are no borrower defaults associated with RPAs. The fair market values of the RPAs are considered immaterial to the financial statements of the Company.
NOTE 16 FAIR VALUE MEASUREMENTS
The Company utilizes a framework for measuring fair value under generally accepted accounting principles for all financial instruments that are being measured and reported on a fair value basis. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income, and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:
Level 1 – Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2 – Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or similar assets or liabilities.
Level 3 – Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

NOTE 16 FAIR VALUE MEASUREMENTS(CONTINUED)
In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to fair value measurements. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.
For the years ended December 31, 2022 and 2021, the application of valuation techniques applied to similar assets and liabilities has been consistent. The following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis:
Securities – Fair value measurements for Level l and Level 2 securities are obtained from a third-party pricing service and are not adjusted by management. The securities measured at fair value in Level 1 are based on quoted market prices in an active exchange market. Securities measured at fair value in Level 2 are based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data.
Derivative financial instruments – Fair values for derivative financial instruments are based on prices currently charged to enter into similar agreements, taking into account the probability that the commitment will be exercised.
The following summarizes assets measured at fair value on a recurring basis for the periods ending December 31, 2022 and 2021:

	Total	Fair Value Measurements at Reporting Date Using:
		Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2022
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$63,324	$—	$63,324	$—
U.S. government agency and sponsored enterprise mortgage-backed securities	198,120	—	198,120	—
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	13,562	—	13,562	—
State and political subdivision bonds	13,570	—	13,570	—
Marketable equity securities	10,586	10,586	—	—
Derivative - interest rate swaps	5,752	—	5,752	—
Total	$ 304,914	$ 10,586	$ 294,328	$—

	Total	Fair Value Measurements at Reporting Date Using:
		Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2021
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$49,084	$—	$49,084	$—
U.S. government agency and sponsored enterprise mortgage-backed securities	216,186	—	216,186	—
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	19,256	—	19,256	—
State and political subdivision bonds	16,902	—	16,902	—
Marketable equity securities	25,961	25,961	—	—
Derivative - interest rate swaps	2,106	—	2,106	—
Total	$329,495	$25,961	$ 303,534	$—

NOTE 16 FAIR VALUE MEASUREMENTS(CONTINUED)
The following summarizes liabilities measured at fair value on a recurring basis for the years ending December 31, 2022 and 2021:

	Total	Fair Value Measurements at Reporting Date Using:
		Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2022
Derivative - interest rate swaps	$5,752	$—	$ 5,752	$—
Total	$5,752	$—	$ 5,752	$—

December 31, 2021
Derivative - interest rate swaps	$2,106	$—	$2,106	$—
Total	$2,106	$—	$2,106	$—

The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2022
	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
Financial assets:
Cash, cash equivalents, and restricted cash	$26,520	$26,520	$—	$—	$26,520
Debt securities available-for-sale	288,576	—	288,576	—	288,576
Marketable equity securities	10,586	10,586	—	—	10,586
FHLBB stock	2,963	2,963	—	—	2,963
Loans held-for-sale	208	—	206	—	206
Loans, net	918,170	—	—	853,152	853,152
Accrued interest receivable	3,610	3,610	—	—	3,610
Derivative - interest rate swaps	5,752	—	5,752	—	5,752

Financial liabilities:
Deposits	1,061,641	942,562	120,083	—	1,062,645
Short-term borrowings	133,793	133,793	—	—	133,793
Junior subordinated debentures	20,620	—	19,074	—	19,074
Derivative - interest rate swaps	5,752	—	5,752	—	5,752

	December 31, 2021
	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
Financial assets:
Cash, cash equivalents, and restricted cash	$93,958	$93,958	$—	$—	$93,958
Debt securities available-for-sale	301,428	—	301,428	—	301,428
Marketable equity securities	25,961	25,961	—	—	25,961
FHLBB stock	852	852	—	—	852
Loans, net	787,661	—	—	799,902	799,902
Accrued interest receivable	2,617	2,617	—	—	2,617
Derivative - interest rate swaps	2,106	—	2,106	—	2,106

Financial liabilities:
Deposits	1,003,879	924,647	80,175	—	1,004,822
Short-term borrowings	109,606	109,606	—	—	109,606
Junior subordinated debentures	20,620	—	20,589	—	20,589
Derivative - interest rate swaps	2,106	—	2,106	—	2,106

NOTE 16 FAIR VALUE MEASUREMENTS(CONTINUED)
The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets under the indicated captions except that accrued interest receivable is included with other assets, interest rate swaps are included in other assets and other liabilities, and junior subordinated debentures are included with long-term debt.
At December 31, 2022 and 2021, all the Company’s financial instruments were held for purposes other than trading.
Under certain circumstances the Company makes adjustments to its assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the carrying value of assets reflected in the consolidated balance sheets by caption and by level in the fair value hierarchy at December 31, 2022 and 2021, for which a nonrecurring change in fair value has been recorded.

	Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2022
Mortgage servicing asset	$497	$—	$497	$—
Total	$497	$—	$497	$—

December 31, 2021
Mortgage servicing asset	$606	$—	$606	$—
Total	$606	$—	$606	$—

NOTE 17 LEGAL CONTINGENCIES
The Company is subject to various claims and legal proceedings that arise in the ordinary course of business. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material effect on its consolidated financial statements.
NOTE 18 SUBSEQUENT EVENTS
Management has evaluated subsequent events through March 30, 2023, which is the date the consolidated financial statements were available to be issued. The Company paid a cash dividend of $963, or $0.35 per share on February 13, 2023 to shareholders of record as of February 6, 2023.

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors
Northway Financial, Inc. and Subsidiary
Opinion
We have audited the consolidated financial statements of Northway Financial, Inc. and Subsidiary (the Company), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with U.S. GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.
Auditors’ Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

To the Board of Directors
Northway Financial, Inc. and Subsidiary
In performing an audit in accordance with GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.
Other Information Included in the Annual Report
Management is responsible for the other information included in the annual report. The other information comprises the summary financial data, nature of operations, forward-looking statements and 2021 overview, but does not include the financial statements and our auditors’ report thereon. Our opinion on the financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.
In connection with our audit of the financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.

Portsmouth, New Hampshire
March 24, 2022

CONSOLIDATED BALANCE SHEETS

	($000 Omitted, except per share data)
AS OF DECEMBER 31,	2021	2020
Assets
Cash and cash equivalents
Cash and due from banks and interest-bearing deposits	$93,758	$163,972
Total cash and cash equivalents	93,758	163,972

Restricted cash	200	3,840
Securities available-for-sale, at fair value	301,428	172,117
Marketable equity securities, at fair value	25,961	17,901
Federal Home Loan Bank of Boston stock	852	852
Loans held-for-sale	—	237
Loans, net before allowance for loan losses	797,127	731,809
Less: allowance for loan losses	9,466	9,455
Net loans	787,661	722,354

Premises and equipment, net	15,534	15,138
Goodwill	9,934	9,934
Other assets	12,188	14,347
Total assets	$1,247,516	$1,120,692

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Demand	$225,656	$197,254
Regular savings, NOW and money market deposit accounts	698,991	592,503
Certificates of deposit (in denominations of $250 or more)	10,902	15,996
Other time	68,330	80,480
Total deposits	1,003,879	886,233

Short-term borrowings	109,606	103,523
Long-term debt	20,620	20,620
Other liabilities	12,765	14,201
Total liabilities	1,146,870	1,024,577

Shareholders' equity
Common stock, $1.00 par value; 9,000 shares authorized; 3,800 shares issued and 2,752 outstanding at December 31, 2021 and December 31, 2020	3,800	3,800
Additional paid-in-capital	4,140	4,140
Retained earnings	108,487	101,109
Treasury stock, 1,049 shares at December 31, 2021 and December 31, 2020	(15,470)	(15,470)
Accumulated other comprehensive (loss) income, net of tax	(311)	2,536
Total shareholders’ equity	100,646	96,115
Total liabilities and shareholders’ equity	$1,247,516	$1,120,692

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

	($000 Omitted, except per share data)
FOR THE YEARS ENDED DECEMBER 31,	2021	2020
Interest and dividend income
Interest and fees on loans	$29,087	$28,323
Interest on securities available-for-sale
Taxable	3,674	2,406
Tax-exempt	385	532
Dividends	596	508
Interest on interest-bearing deposits	93	238
Total interest and dividend income	33,835	32,007

Interest expense
Interest on deposits	1,500	2,819
Interest on short-term borrowings	185	339
Interest on long-term debt	504	573
Total interest expense	2,189	3,731
Net interest and dividend income	31,646	28,276
Provision for loan losses	—	2,250
Net interest and dividend income after provision for loan losses	31,646	26,026

Noninterest income
Service charges and fees on deposit accounts	1,075	1,181
Debit card fees	2,223	1,904
Realized gain on sales and calls of securities available-for-sale, net	63	1,175
Gain on marketable equity securities sold	1,435	399
Gain on marketable equity securities held	3,222	589
Mortgage banking activities, net	183	2,460
Other	1,598	2,209
Total noninterest income	9,799	9,917

Noninterest expense
Salaries and employee benefits	18,527	19,089
Office occupancy and equipment	4,045	3,847
Other	7,528	6,960
Total noninterest expense	30,100	29,896

Income before income tax expense	11,345	6,047
Income tax expense	2,042	803
Net income	$9,303	$5,244

Net income available to common shareholders	$9,303	$5,244

Basic earnings per common share	$3.38	$1.91
Earnings per common share assuming dilution	$3.38	$1.91

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	($000 Omitted)
FOR THE YEARS ENDED DECEMBER 31,	2021	2020
Net income	$9,303	$5,244
Other comprehensive (loss) income
Net unrealized (losses) gains on securities available-for-sale	(3,995)	3,439
Reclassification adjustment for realized gains in net income on securities available-for-sale(1)	(63)	(1,175)
Net unrealized (losses) gains on securities available-for-sale	(4,058)	2,264
Interest rate swap valuation	154	(319)
Other comprehensive (loss) income	(3,904)	1,945
Income tax provision	1,057	(527)
Other comprehensive (loss) income, net of tax	(2,847)	1,418
Comprehensive income	$6,456	$6,662

(1)
Reclassification adjustments include realized gains on available-for-sale securities. The gains have been reclassified out of other comprehensive income and affect certain captions in the consolidated statements of income as follows; the pre-tax amount is reflected in gain on sales and calls of available-for-sale securities, net; the tax effect is included in income tax expense; and the after tax amount is included in net income.

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	($000 Omitted, except per share data)
	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income/(Loss)	Total Shareholders' Equity
Balance at December 31, 2019	$3,800	$4,140	$97,791	$(15,470)	$1,118	$91,379
Net income - 2020	—	—	5,244	—	—	5,244
Other comprehensive income, net of tax	—	—	—	—	1,418	1,418
Cash dividends declared on common stock ($0.70 per share)	—	—	(1,926)	—	—	(1,926)
Balance at December 31, 2020	$3,800	$4,140	$101,109	$(15,470)	$2,536	$96,115
Net income - 2021	—	—	9,303	—	—	9,303
Other comprehensive loss, net of tax	—	—	—	—	(2,847)	(2,847)
Cash dividends declared on common stock ($0.70 per share)	—	—	(1,925)	—	—	(1,925)
Balance at December 31, 2021	$3,800	$4,140	$108,487	$(15,470)	$(311)	$100,646

At December 31, accumulated other comprehensive income, net of taxes, consists of the following:

	($000 Omitted)
	2021	2020
Net unrealized holding (losses) gains on available-for-sale securities	$(311)	$2,648
Net unrealized losses on interest rate swaps	—	(112)
	$(311)	$2,536

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	($000 Omitted)
FOR THE YEARS ENDED DECEMBER 31,	2021	2020
Cash flows from operating activities:
Net income	$9,303	$5 ,244
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	—	2,250
Depreciation and amortization	993	1,148
Deferred income tax (benefit) expense	696	(711)
Gain on sales and calls of securities available-for-sale	(63)	(1,175)
Gain on marketable equity securities sold, net	(1,435)	(399)
Unrealized gain on marketable equity securities held	(3,222)	(589)
Gain on sale and writedown of other real estate owned, net	—	15
Loss on disposal and writedown of premises and equipment	9	3
Amortization of premiums and accretion of discounts on securities available-for-sale, net	1,573	1,459
Change in unearned income/unamortized cost, net	1,331	(926)
Originations of loans held-for-sale	(6,783)	(61,311)
Proceeds from sale of loans held-for-sale	7,152	64,174
Gain on sale of loans held-for-sale	(132)	(1,676)
Gain on sale of portfolio loans	—	(258)
Net change in:
Other assets	1,984	(1,715)
Other liabilities	(1,422)	1,424
Net cash provided by operating activities	9,984	6,957
Cash flows from investing activities:
Proceeds from sales and paydowns of securities available-for-sale	88,873	72,781
Proceeds from maturities and calls of securities available-for-sale	5,280	16,450
Proceeds from sales of marketable equity securities	7,638	2,965
Purchase of securities available-for-sale	(229,031)	(98,886)
Purchase of marketable equity securities	(11,041)	(7,979)
Loan originations and principal collections, net	(66,800)	(94,700)
Recoveries of loans previously charged-off	162	177
Proceeds from sales of and payments received on other real estate owned	—	49
Capital expenditures, net of disposals	(723)	(1,045)
Net cash (used in) provided by investing activities	(205,642)	(110,188)
Cash flows from financing activities:
Net increase in deposits	117,646	155,136
Net increase (decrease) in short-term borrowings	6,083	39,194
Cash dividends paid	(1,925)	(1,926)
Net cash provided by (used in) financing activities	121,804	192,404
Net increase (decrease) in cash, cash equivalents and restricted cash	(73,854)	89,173
Cash, cash equivalents and restricted cash at beginning of year	167,812	78,639
Cash, cash equivalents and restricted cash at end of year	$93,958	$167,812
Supplemental disclosure of cash flow information:
Cash and cash equivalents	$93,758	$163,972
Restricted cash	200	3,840
Total cash, cash equivalents, and restricted cash	$93,958	$167,812
Interest paid	$2,229	$3,765
Income taxes paid	1,248	935
Non-cash investing and financing activities:
Change in right of use asset and liability	500	2,326
Other real estate owned transferred to loans	—	100

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
Northway Financial, Inc. (“Northway” or the “Company”), headquartered in North Conway, New Hampshire, is a bank holding company formed in 1997 under the laws of New Hampshire and is registered under the Bank Holding Company Act of 1956, as amended. Northway’s only business activity is to own all the shares of, and provide management, capital, and operational support to, Northway Bank (“Bank”), its subsidiary headquartered in Berlin, New Hampshire, and its Delaware statutory business trusts, Northway Capital Trust III and Northway Capital Trust IV. Unless the context otherwise requires, references herein to the “Company” include Northway and its subsidiary, the Bank. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in securities, commercial loans, real estate loans and consumer loans.
Basis of Presentation
The consolidated financial statements include the accounts of Northway and the Bank. All significant intercompany accounts and transactions have been eliminated in the consolidation. All amounts presented have been rounded to the nearest thousands, except per share amounts.
Northway Capital Trust III and Northway Capital Trust IV, affiliates of the Company, were formed to sell capital securities through a third-party trust pool. In accordance with Accounting Standards Codification (“ASC”) 810-10, “Consolidation” these affiliates have not been included in the consolidated financial statements.
The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices within the banking industry.
Use of Estimates
In preparing consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the determination of whether declines in fair value below the cost of investments are temporary.
Revenue Recognition
The Company recognizes revenue in accordance with ASC Topic 606: Revenue from Contracts with Customers. Certain of the Company’s principal revenue streams, such as interest and dividend income, mortgage banking activities and gains/losses on securities, are specifically excluded from the scope of Topic 606. Revenue streams within the scope of Topic 606, such as debit card interchange fees, service charges on deposit accounts and other noninterest income items, are recognized when the Company’s performance obligations have been satisfied on an individual transaction basis, such as debit card interchange fees.
Risks and Uncertainties
Most of the Company’s activities are with customers located within New Hampshire. Note 3 includes the types of lending which the Company engages in, including disclosure of significant geographic and industry concentrations within our loan portfolio.
The Company is exposed to certain risks and uncertainties as a financial institution, primarily interest rate risk affecting net interest income and the value of its debt securities; credit risk which impacts the collectability of loans; and market risk which exposes the Company to volatility in the value of its marketable equity securities portfolio which is recognized through current period earnings.
Reclassifications
Certain amounts in the prior year’s financial statements have been reclassified to conform with the current year’s presentation.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
Cash and Cash Equivalents
For purposes of the statements of cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits, and highly liquid investments with maturities of less than three months.
Restricted Cash
The Company holds restricted cash as collateral for certain interest rate swaps. See Note 15 “On-Balance Sheet Derivative Instruments and Hedging Activities”.
Securities
Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed to approximate the interest method. Investments in debt securities are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders’ equity, net of estimated income taxes.
For any debt security with a fair value less than its amortized cost basis, the Company will determine whether it has the intent to sell the debt security or whether it is more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis. If either condition is met, the Company will recognize a full impairment charge to earnings. For all other debt securities that are considered other-than-temporarily impaired and do not meet either condition, the credit loss portion of impairment will be recognized in earnings as realized losses. The other-than-temporary impairment related to all other factors will be recorded in other comprehensive income.
Marketable equity securities are reported at fair value, with changes in fair value included in earnings. Gains and losses on sales of equity securities are recognized at the time of the sale on a specific identification basis.
Federal Home Loan Bank Stock
The Bank is a member of the Federal Home Loan Bank of Boston (“FHLBB”). The Bank uses the FHLBB for most of its wholesale funding needs. As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on its level of borrowings from the FHLBB. FHLBB stock is a nonmarketable equity security and therefore is reported at cost, which generally equals par value. Shares held in excess of the minimum required amount are generally redeemable at par value.
The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other things, the capital adequacy of the FHLBB and its overall financial condition. Based on the capital adequacy, liquidity position and sustained profitability of the FHLBB, management believes there is no impairment related to the carrying amount of the Bank’s FHLBB stock as of December 31, 2021 which generally equals par value and is evaluated for impairment based on the ultimate recoverability of the cost basis of the FHLBB stock.
Loans Held-for-Sale
Loans held-for-sale are generally identified as such at origination and are stated at the lower of aggregate cost or market value. Market value is based on outstanding investor commitments. When loans are sold, a gain or loss is recognized to the extent that the sale proceeds exceed or are less than the carrying value of the loans. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.
Loans held-for-sale are generally sold with servicing rights retained. Gains and losses are determined using the specific identification method. All loans sold are without recourse to the Company.
Loans
The loan portfolio consists of mortgage, commercial and consumer loans to the Company`s customers. The Company’s loans are predominately secured by real estate in New Hampshire. Accordingly, the ultimate collectability of a substantial portion of the Company’s loan portfolio and the recovery of other real estate owned are susceptible to changing conditions in this market Loans are carried at the principal amounts outstanding, net of any unearned income or unamortized cost, premiums on originated loans and discounts on acquired loans. Unearned income and

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
unamortized cost includes loan origination fees, net of direct loan origination costs. This income or expense is deferred and recognized as adjustments to loan income over the contractual lives of the related notes using a method, the result of which approximates that of the interest method.
Loans are placed on nonaccrual status when payment of principal or interest is in doubt or is past due 90 days or more. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectability, while not classifying the loan as impaired, if (i) it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate or an individually significant residential mortgage or consumer loan. Previously accrued income on nonaccrual loans that has not been collected is reversed from current income, and subsequent cash receipts are recorded as income if principal on the loans is deemed collectible. Loans are returned to accrual status when collection of all contractual principal and interest is reasonably assured and there has been sustained repayment performance. Further, the Company evaluates and classifies as troubled debt restructurings (“TDR”) any loans modified by means of extended maturity, below market adjusted interest rates, a combination of rate and maturity, or by other means including covenant modifications, forbearance and/or other concessions.
Allowance for Loan Losses
The allowance for loan losses is established through a provision for loan losses that is charged to earnings. Loan losses are charged against the allowance when management believes the collectability of a loan balance is in doubt. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance for loan losses consists of general, allocated and unallocated components, as further described below.
General component
The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: residential real estate, residential construction, commercial real estate, commercial real estate construction, commercial, municipal and consumer. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures, and practices; experience/ability/depth of lending management and staff; and national and local economic trends and conditions. There were no changes in the Company’s policies pertaining to the general component of the allowance for loan losses during 2021 or 2020. Due to the 0% historical loss trend in several of the loan pools, the Company has continued to utilize a loss floor of 50 basis points for commercial loan pools and a floor of 25 basis points for all other pools. The Company’s qualitative factors are reviewed quarterly and adjusted as needed.
The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:
Residential real estate - Loans in this segment include first lien mortgages and home equity loans, which can be either first or second lien mortgages, primarily collateralized by owner-occupied residential real estate. The Company generally does not originate loans with a cumulative loan-to-value ratio greater than 80% and does not make loans it considers to be “subprime.” Repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will influence the credit quality in this segment.
Construction - Loans in this segment are comprised of residential construction and commercial real estate construction loans. For residential construction loans, the Company generally does not originate loans with a loan-to-value ratio greater than 80% and does not make loans it considers to be “subprime.” Residential loans in this segment are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. These construction loans convert to permanent residential real estate mortgages at the end of the construction term. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment. Commercial real estate construction loans primarily include real estate development loans that convert to investor-owned and owner-occupied permanent financing. Loans in this segment are primarily income-producing properties throughout New Hampshire.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
Commercial real estate - This segment is subject to higher qualitative underwriting factors due to the level of concentration and possible credit risk. Loans in this segment are secured primarily by income-producing investor-owned or owner-occupied business properties throughout New Hampshire. For managing the risk in the loan portfolio income-producing properties are further segmented by property type such as hospitality, commercial office, retail stores, and residential multi-family. The underlying cash flows generated by the various investor-owned properties can be adversely impacted differently by a downturn in the economy. Management obtains annual and interim financial information, as well as rent rolls annually, and continually monitors the cash flows of these loans.
Commercial - This segment is subject to higher qualitative underwriting factors due to the level of concentration and possible credit risk. Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased business and consumer spending as well as a decline in tourism, could have an effect on the credit quality in this segment.
Consumer - Loans in this segment are comprised primarily of secured loans, including automobile and aircraft loans, and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.
Municipal - Loans in this segment are generally unsecured and repayment is dependent on the tax assessments of the local municipalities, which can be adversely impacted in a weakened economy.
Allocated component
The allocated component relates to loans that are classified as impaired. Loans rated special mention or worse and loans more than 60 days past due are reviewed for impairment. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. Impairment is measured by the fair value of the collateral on a loan-by-loan basis for residential and consumer loans that are greater than 90 days past due or downgraded to doubtful. In addition, any loan subject to a TDR agreement is considered impaired and measured by the present value of expected future cash flows discounted at the original note’s effective interest rate. An allowance is specifically allocated when the discounted cash flows (or collateral value) of the impaired loan are lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a TDR. All TDRs are classified as impaired. These loans are evaluated under the same measurements used for impaired loans.
The Company has granted requests for payment deferrals to borrowers affected by the COVID-19 pandemic which are not classified as TDRs in accordance with the CARES Act and regulatory guidelines for working with borrowers affected by COVID19 pandemic. Interest continued to accrue during the deferral period. Such loans are not considered delinquent if they are being paid in accordance with the modified terms. As of December 31, 2021, four loans with total balances of $13,751 were still in a deferment period as compared to three loans with total balances of $12,418 as of December 31, 2020.
Unallocated component
An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
Loan Servicing
The Company services mortgage loans for others. Capitalized servicing rights are reported in other assets on the consolidated balance sheets and are amortized into other fee income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment quarterly based upon the fair value of the rights as compared to amortized costs. Impairment is determined by stratifying rights by predominant risk characteristics, such as interest rates and terms. Fair value is determined based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for the total portfolio, to the extent that fair value is less than the capitalized amount. Changes in the valuation allowance are reported in other noninterest income on the consolidated statements of income.
Premises and Equipment
Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the respective assets. Estimated lives are thirty-nine years for buildings, ten to fifteen years for building improvements and three to seven years for furniture and equipment.
Amortization of leasehold improvements is computed on a straight-line basis generally over the lesser of the term of the respective lease or the asset’s useful life, which is generally not to exceed ten years.
Other Real Estate Owned
Other real estate owned is comprised of properties acquired through, or in lieu of, foreclosure, as well as former banking premises for which banking use is no longer contemplated. If the Company receives physical possession of the debtor’s assets prior to obtaining a deed in lieu of foreclosure or the occurrence of foreclosure proceedings, the Company reclassifies the loan to other real estate owned in substance.
Assets acquired through foreclosure or a similar conveyance of title are initially recorded at fair value, less estimated costs to sell, with any excess of the loan balance over the fair value at the time of transfer charged to the allowance for loan losses. If the property is held for greater than one year, an appraisal is performed annually to update the market value of the property to adjust the carrying value of the property to fair market value less estimated costs to sell, if such value is below carrying value. Gains and losses upon disposition are reflected in the consolidated statements of income as realized.
Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and operating loss and tax credit carry forwards.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes interest and penalties, if any, related to the underpayment of income taxes in income tax expense.
Earnings Per Share
Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS, if applicable, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
Earnings per common share have been computed based on the following:

	Years Ended December 31,
	2021	2020
Net income	$9,303	$5,244
Net income available to common shareholders	$9,303	$5,244
Average number of common shares outstanding	2,751.7	2,751.7
Effect of dilutive options(1)	—	—
Average number of common shares outstanding used to calculate diluted earnings per common share	2,751.7	2,751.7
Basic earnings per common share	$3.38	$1.91
Earnings per common share assuming dilution	$3.38	$1.91

(1)	At December 31, 2021 and 2020, the Company did not have any outstanding equity instruments which would impact diluted earnings per share.
Derivative Financial Instruments
Derivative financial instruments are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value if material.
The Company enters into interest rate swap agreements with commercial loan customers to effectively convert a customer’s loan from a variable rate to a fixed rate. These swaps are matched in offsetting terms to swaps that the Company enters with a correspondent bank, which effectively converts the Bank loans from fixed rate to variable rate. The swaps are classified within other assets and other liabilities in the consolidated balance sheet with changes in fair value offsetting each other.
The Company can utilize interest rate swap arrangements to convert a portion of its variable-rate debt to a fixed rate (cash flow hedge). Interest rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged.
In accordance with ASC 815, hedges of variable-rate debt are accounted for as cash flow hedges, with changes in fair value recorded in derivative assets or liabilities and other comprehensive income. The net settlement (upon close out or termination) that offsets changes in the value of the hedged debt is deferred and amortized into net interest income over the life of the hedged debt. The portion, if any, of the net settlement amount that did not offset changes in the value of the hedged asset or liability is recognized immediately in non-interest income.
Cash flows resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged.
Recent Accounting Pronouncements
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The update changes the impairment model for most financial assets and sets forth a “current expected credit loss” (CECL) model which will require the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable supportable forecasts.
This method is forward-looking and will generally result in earlier recognition of allowances for losses. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and also applies to some off-balance sheet credit exposures. This update is effective for annual periods beginning after December 15, 2022 and interim periods within those fiscal years with early adoption permitted. The Company is continuing its implementation efforts through its Company-wide implementation team.
In May 2019, the FASB issued ASU 2019-05 to provide entities impacted by ASU 2016-13 with targeted transition relief upon adoption. ASU 2019-05 provided that for certain instruments within the scope of ASU 2016-13 the option to irrevocably elect the fair value option in accordance with Subtopic 825-10, Financial Instruments – Overall

(ASC 825), applied on an instrument-by-instrument basis. The fair value option election does not apply to HTM debt securities. An entity that elects the fair value option is to apply the guidance in Subtopics 820-10, Fair Value Measurement – Overall, and ASC 825-10. This ASU is effective for fiscal years beginning after December 15, 2022 and for interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted.
In January 2017, the FASB issued ASU 2017-04 “Intangibles – Goodwill and Other” (Topic 350): Simplifying the Test for Goodwill Impairment. This ASU is meant to simplify the subsequent measurement of goodwill. The amendments in this ASU require an entity to perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for any amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill loss. The Update also eliminates the requirement to perform a qualitative assessment for an entity with negative carrying amounts. ASU 2017-04 became effective for the Company on January 1, 2021 and did not have a material impact on the Company’s consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12 “Income Taxes – Simplifying the Accounting for Income Taxes” (Topic 740). The amendments in this update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. Some portions of the guidance will be adopted prospectively, other portions will reflect a retrospective or modified-retrospective approach. ASU 2019-12 became effective for the Company on January 1, 2021 and did not have a material impact on the Company’s consolidated financial statements.
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) – Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU contains practical expedients for reference rate reform related activities that impact debt, leases and other contracts that utilize LIBOR as the benchmark interest rate. This guidance is optional and may be elected over time as reference rate reform activities occur. ASU No. 2020-04 became effective for all entities on March 12, 2020 and will be in effect through December 31, 2022. Although the Company is party to loans and derivative contracts which utilize LIBOR as a benchmark rate, this ASU is not expected to have a material impact on the Company’s consolidated financial statements.
NOTE 2 SECURITIES
The amortized cost basis, gross unrealized gains, gross unrealized losses, and fair value of debt securities at December 31, 2021 and 2020 follow:
Securities Available-For-Sale:

	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2021
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$49,460	$—	$376	$49,084
U.S. government agency and sponsored enterprise mortgage-backed securities	217,128	661	1,603	216,186
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	18,956	303	3	19,256
State and political subdivision bonds	16,311	640	49	16,902
Total Debt Securities	$301,855	$1,604	$2,031	$301,428

NOTE 2 SECURITIES(CONTINUED)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2020
U.S. government agency and sponsored enterprise mortgage-backed securities	$115,659	$2,126	$1	$117,784
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	31,135	740	9	31,866
State and political subdivision bonds	21,693	774	—	22,467
Total Debt Securities	$168,487	$3,640	$10	$172,117

The contractual maturity distribution of securities available-for-sale at December 31, 2021 is as follows:

	Amortized Cost Basis	Fair Value
After 1 year through 5 years	$70	$70
After 5 years through 10 years	51,196	50,884
Over 10 years	14,505	15,032
Residential mortgage-backed securities and collateralized mortgage obligations	236,084	235,442
	$301,855	$301,428

Actual maturities of U.S. government agency and sponsored enterprise mortgage-backed securities, collateralized mortgage obligations and state and political subdivision bonds will differ from the maturities presented because borrowers have the right to prepay obligations with or without prepayment penalties.
For the years ended December 31, 2021 and 2020, gross proceeds from the sales of securities available-for-sale amounted to $11,811 and $24,748, respectively. An analysis of gross realized gains and losses on sales of securities available-for-sale during the years ended December 31 follows:

	2021		2020
	Realized Gains	Realized Losses	Realized Gains	Realized Losses
U.S. government agency and sponsored enterprise mortgage-backed securities	$205	$142	$34	$—
State and political subdivision bonds	—	—	1,143	2
	$205	$142	$1,177	$2

The tax provision applicable to these net realized gains amounted to $17 and $319 for 2021 and 2020, respectively.
Securities with a carrying amount totaling $231,603 and $168,487 were pledged to secure public deposits and securities sold under agreements to repurchase at December 31, 2021 and 2020, respectively.
The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized loss position for less than twelve months and for twelve months or more are as follows as of December 31:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2021
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$49,084	$376	$—	$—	$49,084	$376
U.S. government agency and sponsored enterprise mortgage-backed securities	168,228	1,603	—	—	168,228	1,603
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	2,891	3	—	—	2,891	3
State and political subdivision bonds	1,474	49	—	—	1,474	49
Total temporarily impaired securities	$221,677	$2,031	$—	$—	$221,677	$2,031

NOTE 2 SECURITIES(CONTINUED)

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

December 31, 2020
U.S. government agency and sponsored enterprise mortgage-backed securities	$1,442	$1	$—	$—	$1,442	$1
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	13,888	9	—	—	13,888	9
Total temporarily impaired securities	$15,330	$10	$—	$—	$15,330	$10

At December 31, 2021, fifty debt securities with a total fair value of $221,677 were in a loss position. These securities included seven U.S. government agency securities with a fair value of $49,084 and an unrealized loss of $376 at December 31, 2021. These securities have an unrealized loss due to the current interest rate environment. As these securities are guaranteed by Federal Farm Credit Bank and Federal Home Loan Mortgage Corporation (“FHLMC”), there is minimal credit risk with them. These securities are not other-than-temporarily impaired as the Company has the ability and the intent to hold these securities until cost recovery.
Thirty-eight enterprise mortgage-backed securities with a fair value of $168,228 had an unrealized loss of $1,603 at December 31, 2021. As these securities are guaranteed by U.S. government agencies or government-sponsored enterprises such as the FHLMC, Federal National Mortgage Association, or the Government National Mortgage Association, there is minimal credit risk associated with them. These securities are not other-than-temporarily impaired as the Company has the ability and the intent to hold these securities until cost recovery.
Two collateralized mortgage obligations with a fair value of $2,891 had an unrealized loss of $3 at December 31, 2021. These securities had an unrealized loss due to the interest rate environment at year end. As these collateralized mortgage obligations are government-sponsored enterprise bonds issued by the Small Business Investment Conduit or FNMA there is little or no credit risk associated with them. These securities have been classified as not other-than-temporarily impaired as the Company has the ability and intent to hold them until cost recovery.
Three state and political subdivision securities with a fair value of $1,474 had an unrealized loss of $49 at December 31, 2021. All these state and political subdivision securities are guaranteed by municipalities and there is minimal credit risk associated with them. All municipal holdings are rated A or better by a national rating agency. These securities have been classified as not other-than-temporarily impaired as the Company has the ability and intent to hold them until cost recovery.
Marketable Equity Securities
The Company records gains and losses relating to the change in fair value of its marketable equity securities within non-interest income in the consolidated statements of income. A summary of gains and losses for the years ended December 31, 2021 and 2020 is as follows:

	2021	2020
Gains recognized on marketable equity securities, net	$4,657	$988
Less: Gains recognized on marketable equity securities sold during the period	1,435	399
Gains on marketable equity securities still held at the reporting date	$ 3,222	$589

NOTE 3 LOANS
Loan balances were comprised of the following:

	2021	2020
December 31,
Real estate:
Residential	$404,133	$294,738
Commercial	263,956	253,823
Construction	9,641	15,587
Commercial	43,761	90,073
Consumer	18,061	14,089
Municipal	56,477	63,732
Total loans	796,029	732,042
Unamortized costs	1,098	(233)
Allowance for loan losses	(9,466)	(9,455)
Total unamortized costs and allowance for loan losses	(8,368)	(9,688)
Net loans	$787,661	$722,354

The Company’s lending activities are conducted principally in New Hampshire. Although the loan portfolio is diversified, a portion of its borrowers’ ability to repay is dependent upon the economic conditions prevailing in New Hampshire. The Company maintains significant credit relationships with borrowers in the hospitality industry. The aggregate loan balances to these industries totaled $68,323 (of which $3,831 are PPP loans) and $81,177 (of which $7,170 are PPP loans), or 8.6% and 11.1% of total loans, at December 31, 2021 and 2020, respectively.
The Company has transferred a portion of its originated commercial real estate loans to participating lenders and those amounts are not included in the Company’s accompanying balance sheets. The Company and participating lenders share ratably in any gains or losses that may result from a borrower’s lack of compliance with contractual terms of the loan. The Company continues to service the loans on behalf of the participating lenders and, as such, collects cash payments from the borrowers, remits payments to participating lenders and disburses required escrow funds to relevant parties. At December 31, 2021 and 2020, the Company was servicing loans for participants aggregating to $35,351 and $37,703, respectively.
The Company sells residential real estate loans to the secondary market on a servicing retained basis. Such loans amounted to $86,084 and $103,939 at December 31, 2021 and 2020, respectively, and are not included in the accompanying consolidated balance sheets.
During the years ended December 31, 2021 and 2020, the Company capitalized $51 and $526 and amortized $280 and $209 of servicing rights, respectively. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate, as a level 2 asset. At December 31, 2021 and 2020, the Company had an improvement to the impairment of $148 and an impairment of $131. At December 31, 2021 the carrying amount of servicing rights was $606 as compared to $687 in 2020, which approximates fair value, and is included in other assets on the consolidated balance sheets.
There were no loans 90 days or more past due that were still accruing interest at December 31, 2021 and 2020. The following tables are an aging analysis of the recorded investment in past due loans and nonaccrual loans as of December 31, 2021 and 2020.

	Aging Analysis of Past Due Loans
	30–59 Days	60–89 Days	90 Days or More	Total Past Due	Nonaccrual Loans
December 31, 2021
Real estate:
Residential	$1,203	$739	$274	$2,216	$1,693
Commercial	194	—	36	230	302
Construction	43	—	—	43	—
Commercial	150	—	12	162	41
Consumer	23	—	12	35	21
Total	$1,613	$739	$334	$2,686	$2,057

NOTE 3 LOANS(CONTINUED)

	30–59 Days	60–89 Days	90 Days or More	Total Past Due	Nonaccrual Loans
December 31, 2020
Real estate:
Residential	$1,605	$513	$73	$2,191	$2,103
Commercial	—	—	49	49	827
Construction	—	—	18	18	—
Commercial	103	10	17	130	96
Consumer	55	7	5	67	16
Total	$1,763	$530	$162	$2,455	$3,042

Information about loans that meet the definition of impaired loans in accordance with ASC 310-10-35 is as follows:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
December 31, 2021
With no related allowance recorded:
Real estate:
Residential	$1,732	$1,989	$—	$1,774
Commercial	495	738	—	755
Construction	—	—	—	7
Commercial	13	63	—	155
Consumer	—	56	—	1
Total impaired with no related allowance	$2,240	$2,846	$—	$2,692

With an allowance recorded:
Real estate:
Residential	$272	$287	$13	$276
Commercial	244	247	13	251
Consumer	3	4	3	4
Total impaired with an allowance recorded	$519	$538	$29	$531

Total:
Real estate:
Residential	$2,004	$2,276	$13	$2,050
Commercial	495	738	—	755
Construction	—	—	—	7
Commercial	257	310	13	406
Consumer	3	60	3	5
Total impaired loans	$2,759	$3,384	$29	$3,223

NOTE 3 LOANS(CONTINUED)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
December 31, 2020
With no related allowance recorded:
Real estate:
Residential	$1,858	$2,145	$—	$2,027
Commercial	788	947	—	875
Construction	18	19	—	15
Commercial	769	794	—	898
Consumer	—	—	—	14
Total impaired with no related allowance	$3,433	$3,905	$—	$3,829

With an allowance recorded:
Real estate:
Residential	$232	$233	$22	$221
Commercial	406	406	10	410
Consumer	5	6	5	6
Total impaired with an allowance recorded	$643	$645	$37	$637

Total:
Real estate:
Residential	$2,090	$2,378	$22	$2,248
Commercial	1,194	1,353	10	1,285
Construction	18	19	—	15
Commercial	769	794	—	898
Consumer	5	6	5	20
Total impaired loans	$4,076	$4,550	$37	$4,466

Included in certain loan categories in the impaired loans are TDRs that were classified as impaired. TDR loans may be modified by means of extended maturity, below market adjusted interest rates, a combination of rate and maturity, or by other means including covenant modifications, forbearance and/or other concessions.
The following table provides information on how loans were modified as TDRs during the years ended December 31:

	2020
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment	Terms of Modification
				Deferred Payments to Maturity	Extended Maturity	Adjusted Interest Rate	Combination of Rate and Maturity
Troubled debt restructurings:
Real estate:
Commercial	1	$242	$242	$242	$—	$—	$—
	1	$242	$242	$242	$—	$—	$—

There were no new TDRs for the year ended December 31, 2021. There were no TDRs during either fiscal year that ended December 31, 2021 or December 31, 2020 with a payment default that occurred within twelve months following the dates of restructuring. During 2021, eleven TDRs totaling $1,060 were paid off. There were no TDRs

NOTE 3 LOANS(CONTINUED)
transferred to OREO. During 2020, five TDRs totaling $102 were paid off. TDRs are individually evaluated for impairment. A specific allowance of $10 and $21 was established for TDRs for the years ended December 31, 2021 and 2020, respectively. There were no commitments to lend additional funds to borrowers whose loans were modified in a TDR, as of December 31, 2021 and 2020.
NOTE 4 ALLOWANCE FOR LOAN LOSSES
The following table summarizes the allowance for loan losses by category of loans for the years ended December 31:

	Real Estate
	Residential	Commercial	Construction	Commercial	Consumer	Municipal	Unallocated	Total
December 31, 2021
Allowance for loans losses:
Beginning balance	$3,303	$3,520	$217	$655	$352	$338	$1,070	$9,455
Charge-offs	—	—	—	(24)	(127)	—	—	(151)
Recoveries	62	3	1	15	81	—	—	162
Provision (benefit)	1,103	(154)	(97)	(149)	21	(92)	(632)	—
Ending balance	$4,468	$3,369	$121	$497	$327	$246	$438	$9,466
Ending balance: individually evaluated for impairment	$13	$—	$—	$13	$3	$—	$—	$29
Ending balance: collectively evaluated for impairment	$4,455	$3,369	$121	$484	$324	$246	$438	$9,437
Loans:
Ending balance	$404,133	$263,956	$9,641	$43,761	$18,061	$56,477	$—	$796,029
Ending balance: individually evaluated for impairment	$2,004	$495	$—	$257	$3	$—	$—	$2,759
Ending balance: collectively evaluated for impairment	$402,129	$263,461	$9,641	$43,504	$18,058	$56,477	$—	$793,270

December 31, 2020
Allowance for loans losses:
Beginning balance	$2,199	$2,943	$212	$549	$385	$115	$820	$7,223
Charge-offs	—	(2)	—	(19)	(174)	—	—	(195)
Recoveries	41	3	—	49	84	—	—	177
Provision (benefit)	1,063	576	5	76	57	223	250	2,250
Ending balance	$3,303	$3,520	$217	$655	$352	$338	$1,070	$9,455
Ending balance: individually evaluated for impairment	$22	$10	$—	$—	$5	$—	$—	$37
Ending balance: collectively evaluated for impairment	$3,281	$3,510	$217	$655	$347	$338	$1,070	$9,418
Loans:
Ending balance	$294,738	$253,823	$15,587	$90,073	$14,089	$63,732	$—	$732,042
Ending balance: individually evaluated for impairment	$2,090	$1,194	$18	$769	$5	$—	$—	$4,076
Ending balance: collectively evaluated for impairment	$292,648	$252,629	$15,569	$89,304	$14,084	$63,732	$—	$727,966

The Company utilizes a ten-grade internal loan rating system for commercial real estate, commercial construction and commercial loans as follows:
•	Loans rated 1-6: Loans in these categories are considered “pass” rated loans with low to average risk.
•	Loans rated 7: Loans in this category are considered “special mention”. These loans are starting to show signs of potential weakness and are being closely monitored by management.

NOTE 4 ALLOWANCE FOR LOAN LOSSES(CONTINUED)
•
Loans rated 8: Loans in this category are considered “substandard”. Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected.

•
Loans rated 9: Loans in this category are considered “doubtful”. Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

•	Loans rated 10: Loans in this category are considered uncollectible (“loss”) and of such little value that their continuance as loans is not warranted.
On an annual basis, or more often if needed, the Company formally reviews the ratings on all commercial real estate, commercial construction, and commercial relationships over $500. Annually, the Company engages an independent third-party loan review consulting firm to review a significant portion of loans within these segments. Management uses the results of these reviews as part of its annual review process.
The credit risk profile of the loan portfolio is as follows for the years ended December 31:

	Real Estate
	Residential	Commercial	Construction	Commercial	Consumer	Municipal	Total
December 31, 2021
Grade:
Pass	$354,174	$261,407	$9,402	$43,419	$6	$—	$668,408
Special mention	15,162	1,510	—	56	28	—	16,756
Substandard	813	1,039	—	286	—	—	2,138
Doubtful	242	—	—	—	—	—	242
Loans not formally rated	33,742	—	239	—	18,027	56,477	108,485
Total	$404,133	$263,956	$9,641	$43,761	$18,061	$56,477	$796,029

December 31, 2020
Grade:
Pass	$259,638	$248,743	$15,569	$88,998	$10	$2,760	$615,718
Special mention	1,547	2,957	18	643	48	—	5,213
Substandard	529	2,123	—	432	—	—	3,084
Doubtful	620	—	—	—	—	—	620
Loans not formally rated	32,404	—	—	—	14,031	60,972	107,407
Total	$294,738	$253,823	$15,587	$90,073	$14,089	$63,732	$732,042

NOTE 5 PREMISES AND EQUIPMENT
A summary of premises and equipment follows:

	December 31,
	2021	2020
Land	$5,035	$5,018
Buildings	12,930	12,759
Leasehold improvements	1,340	972
Equipment	6,796	6,414
Operating leases right-of-use asset	4,479	3,979
Fixed Assets in Process	21	852
	30,601	29,994
Less accumulated depreciation and amortization	15,067	14,856
	$15,534	$15,138

Depreciation expense for the years ended December 31, 2021 and 2020 amounted to $818 and $923, respectively.

NOTE 6 DEPOSITS
The aggregate amount of maturities for time deposits as of December 31, 2021 by year is as follows:

2022	$48,445
2023	9,672
2024	11,355
2025	6,384
2026	3,369
Thereafter	7
$79,232

There were no brokered certificates of deposits outstanding as of December 31, 2021 or 2020. Deposits from related parties held by the Bank at December 31, 2021 and 2020 amounted to $7,095 and $4,758, respectively.
NOTE 7 SHORT-TERM BORROWINGS
Short-term borrowings at December 31, 2021 and 2020 consisted of securities sold under agreements to repurchase of $109,606 and $103,523, respectively. All securities sold under agreements to repurchase are with deposit customers of the Company. Securities sold under agreements to repurchase were at a weighted average rate of 0.15% and 0.26% at December 31, 2021 and 2020, respectively. The securities sold under agreements to repurchase as of December 31, 2021 and 2020 are securities sold on a one day-term by the Company and have been accounted for not as sales but as borrowings. The underlying securities associated with securities sold under agreements to repurchase are under the control of the Company. The purchasers have agreed to sell to the Company substantially identical securities at the maturity of the agreements.
NOTE 8 LONG-TERM DEBT
Long-term debt at December 31, 2021 and 2020 consisted of $20,620 of junior subordinated debentures due in year 2037.
The $20,620 of junior subordinated debentures consists of two issuances described in detail below.
On March 22, 2007, the Company completed the private placement of $10,310 aggregate liquidation amount of floating rate trustpreferred securities (the “Trust III Capital Securities”) issued by Northway Capital Trust III (“Capital Trust III”). The Trust III Capital Securities were sold to a pooled investment vehicle. The proceeds from the sale of the Trust III Capital Securities, which included the proceeds from the sale by Capital Trust III of its common securities to the Company, were invested in floating rate junior subordinated debt securities of the Company due June 15, 2037 (the “Trust III Junior Subordinated Debt”), which were issued pursuant to an Indenture, dated March 22, 2007 between the Company and Wilmington Trust Company as Trustee. Both the Trust III Capital Securities and the Trust III Junior Subordinated Debt have a floating rate, which resets quarterly, equal to the three-month LIBOR plus 1.60%. Currently, the interest rate on these securities is 1.80275%. Payments of distributions and other amounts due on the Trust III Capital Securities are irrevocably guaranteed by the Company, to the extent that the Capital Trust III has funds available for the payments of such distributions, pursuant to a Guarantee Agreement, dated March 22, 2007, between the Company and Wilmington Trust Company, as Guarantee Trustee. The Trust III Junior Subordinated Debt and the Trust III Capital Securities may be redeemed at the option of the Company on fixed quarterly dates starting on March 15, 2012.
On June 15, 2007, the Company completed the private placement of $10,310 aggregate liquidation amount of floating rate trust-preferred securities (the “Trust IV Capital Securities”) issued by Northway Capital IV (“Capital Trust IV”). The Trust IV Capital Securities were sold to a pooled investment vehicle. The proceeds from the sale of the Trust IV Capital Securities, which included the proceeds from the sale by the Capital Trust IV of its common securities to the Company, were invested in floating rate junior subordinated debt securities of the Company due June 15, 2037 (the “Trust IV Junior Subordinated Debt”), which were issued pursuant to an Indenture, dated June 15, 2007 between the Company and Wells Fargo Bank, National Association, as Trustee. Both the Trust IV Capital Securities and the Trust IV Junior Subordinated Debt have a floating rate, which resets quarterly, equal to the three-month LIBOR plus 1.49%. Currently, the interest rate on these securities is 1.69275%. Payments of distributions and other amounts due on the Trust IV Capital Securities are irrevocably guaranteed by the Company,

NOTE 8 LONG-TERM DEBT(CONTINUED)
to the extent that the Capital Trust IV has funds available from the payments of such distributions, pursuant to a Guarantee Agreement, dated June 15, 2007, between the Company and Wells Fargo Bank, National Association, as Guarantee Trustee. The Trust IV Junior Subordinated Debt and the Trust IV Capital Securities may be redeemed at the option of the Company on fixed quarterly dates starting on June 15, 2012.
On September 15, 2016, the Company entered into an interest rate swap agreement with a counterparty to convert the floating rate payments on the Trust III Capital Securities and the Trust IV Capital Securities to fixed rate payments. See Note 15, “On-Balance sheet Derivative Instruments and Hedging Activities”, under Interest Rate Risk Management-Cash Flow Hedging Instruments for additional information. The interest rate swap matured on September 15, 2021.
NOTE 9 GOODWILL AND OTHER INTANGIBLE ASSETS
At December 31, 2021, the Company has goodwill totaling $9,934. Goodwill is evaluated for impairment at least annually.
The changes in the carrying amount of goodwill for the years ended December 31, 2021 and 2020 are as follows:

Goodwill
Balance, December 31, 2019	$9,934
Amortization expense	—
Balance, December 31, 2020	9,934
Amortization expense	—
Balance, December 31, 2021	$9,934

NOTE 10 REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
The Bank is subject to capital regulations adopted by the Board of Governors of the Federal Reserve System and the FDIC. The regulations require a common equity Tier 1 (“CET1”) capital ratio of 4.5%, a minimum Tier 1 capital to risk-weighted assets ratio of 6.0%, a minimum total capital to risk-weighted assets ratio of 8.0% and a minimum Tier 1 leverage ratio of 4.0%. CET1 generally consists of common stock and retained earnings, subject to applicable adjustments and deductions. Under prompt corrective action regulations, in order to be considered “well capitalized”, the Bank must maintain a CET1 capital ratio of 6.5%, a Tier 1 ratio of 8.0%, a total risk-based capital ratio of 10.0% and a Tier 1 leverage ratio of 5.0%. In addition, the regulations established a capital conservation buffer of 2.5% effective January 1, 2019. At December 31, 2021, the Bank exceeded the minimum requirement for the capital conservation buffer.
As of December 31, 2021, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

NOTE 10 REGULATORY MATTERS(CONTINUED)
These minimum capital amounts and ratios for the Bank are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2021:
Total Capital (to Risk Weighted Assets):	$119,117	15.62%	$61,005	8.00%	$76,256	10.00%
Tier 1 Capital (to Risk Weighted Assets):	109,584	14.37	45,754	6.00	61,005	8.00
Common Equity Tier 1 Capital (to Risk Weighted Assets):	109,584	14.37	34,315	4.50	49,566	6.50
Tier 1 Capital (to Average Assets):	109,584	8.92	49,122	4.00	61,403	5.00

As of December 31, 2020:
Total Capital (to Risk Weighted Assets):	$110,902	16.91%	$ 52,459	8.00%	$ 65,574	10.00%
Tier 1 Capital (to Risk Weighted Assets):	102,688	15.66	39,344	6.00	52,459	8.00
Common Equity Tier 1 Capital (to Risk Weighted Assets):	102,688	15.66	29,508	4.50	42,623	6.50
Tier 1 Capital (to Average Assets):	102,688	9.39	43,732	4.00	54,665	5.00

Federal regulations prohibit banking companies from paying dividends on their stock if the effect would cause shareholders' equity to be reduced below applicable regulatory capital requirements or if such declaration and payment would otherwise violate regulatory requirements.
As of December 31, 2021, the Bank is restricted from declaring dividends to Northway in an amount greater than approximately $58,112, as such declaration would decrease capital below the Bank’s required minimum level of regulatory capital.
Under New Hampshire state law, the Bank may pay dividends only out of net profits. The State of New Hampshire Banking Commissioner’s approval is required for dividend payments which exceed the current year’s net profits and retained net profits from the preceding two years. As of December 31, 2021, the Bank is restricted from declaring dividends to the Company in an amount greater than $21,362.
NOTE 11 FEDERAL AND STATE TAXES
The components of federal and state tax expense (benefit) for the years ended December 31, are as follows:

	2021	2020
Current
Federal	$1,190	$1,207
State	156	307
	1,346	1,514
Deferred
Federal	484	(537)
State	212	(174)
	696	(711)
Total	$2,042	$803

NOTE 11 FEDERAL AND STATE TAXES(CONTINUED)
The temporary differences (the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases) that give rise to significant portions of deferred income taxes at December 31, are as follows:

	2021	2020
Deferred income tax assets
Allowance for loan losses	$2,603	$2,600
Interest on nonaccrual loans	27	88
PPP Loan Fees	82	296
Net unrealized holding loss on interest rate swaps	—	42
Net unrealized holding loss on securities available-for-sale Supplemental pension	116	—
Supplemental pension	962	876
Contribution carry-forward	8	13
Accruals and reserves	134	90
Other	13	37
	3,945	4,042
Deferred income tax liabilities
Depreciation	(65)	(265)
Net unrealized holding gain on securities available-for-sale	—	(983)
Net unrealized holding gain on marketable equity securities	(1,076)	(345)
Amortization of goodwill and core deposit intangible	(2,690)	(2,683)
Mortgage servicing rights	(164)	(186)
Prepaid expenses	(109)	(99)
	(4,104)	(4,561)
Deferred income tax liability, net	$(159)	$(519)

The primary sources of recovery of the deferred income tax asset are taxes paid that are available for carryback and the expectation that the deductible temporary differences will reverse during periods in which the Company generates taxable income. The Company reduces deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is not “more likely than not” that some portion or all of the deferred tax assets will be realized. The Company assesses the realizability of its deferred tax assets by assessing the likelihood of the Company generating federal and state tax income, as applicable, in future periods in amounts sufficient to offset the deferred tax charges in the periods they are expected to reverse. Based on this assessment, management concluded that a valuation allowance was not required as of December 31, 2021 and 2020.
Total income tax expense for the years ended December 31, 2021 and 2020 differs from the “expected” federal income tax expense at the 21% statutory rate for the following reasons:

	2021	2020
Expected federal income taxes	21.0%	21.0%
Interest on municipal securities available-for-sale and municipal loans	(4.4)	(7.9)
State expense, net of federal expense	2.8	1.7
Other	(1.5)	(1.5)
Effective tax rate	17.9%	13.3%

It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. As of December 31, 2021 and 2020, there were no material uncertain tax positions related to federal and state tax matters. The Company’s income tax returns are subject to review and examination by federal and state taxing authorities. The Company is currently open to audit under the applicable statutes of limitations by federal and state taxing authorities for the years ended December 31, 2018 through 2021.

NOTE 12 EMPLOYEE BENEFITS
401(k) Plan
The Company offers a contributory 401(k) Plan. Under the Northway Bank 401(k) and Profit-Sharing Plan (the “401(k) Plan”), employees are eligible to participate after attaining age 21 and completing six months of service. Under the 401(k) Plan during 2021 and 2020, the Company matched 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions. Total 401(k) Plan matching expense in 2021 and 2020 amounted to $555 and $568, respectively. There was a profit-sharing contribution expense of $418 and $193 for the years ended December 31, 2021 and 2020, respectively.
Supplemental Executive Retirement Plan (“SERP”)
Effective May 29, 2003, the existing Executive Life program sponsored by the Company was terminated and replaced with a SERP in which the Chief Executive Officer (“CEO”) participates. The existing life insurance policy designed to support the Executive Life program is now fully owned by Northway. This policy is maintained by Northway and is used as the benchmark for the SERP.
The SERP consists of two components. The first component is a distribution of the account balance in equal installments over the ten years following the CEO's retirement without interest. This account balance reflects the cumulative net appreciation in a life insurance policy with a gross-up to reflect the Company's tax savings. The net appreciation is the gain in the surrender value of the life insurance policy less the cost of funds associated with the premium payments. The account balance at the November 19, 2021 plan year end was $2,707. If the CEO dies before the end of the ten-year period, his beneficiary receives the unpaid portion in a lump sum. The second component is a lifetime distribution beginning in the second year following retirement equal to the annual net appreciation in the life insurance policy with a gross-up to reflect the Company's tax savings. As of December 31, 2021 and 2020, the Company has accrued a liability related to the SERP in the amount of $3,535 and $3,205, respectively. The respective liabilities reflect the present value of all expected postretirement benefits. In the event of the CEO’s death while employed by the Company, the SERP permits a death benefit of $2,000 to be paid to his beneficiary.
Change in Control
The Company has entered into agreements with certain executive officers as well as other senior officers of the Company. These agreements provide for payments, under certain circumstances, to the officer upon the officer’s termination after a change in control. Payments will be made under these agreements upon the officer’s termination or resignation in connection with certain specified actions adverse to the officer’s employment status after a change in control. The amount of such payments ranges from 1.0 to 2.99 times such officer’s annual compensation.
NOTE 13 LEASES
The ROU asset is included in premises and equipment and the operating lease liability is included in other liabilities on the Company’s consolidated balance sheet. At December 31, 2021, both the ROU asset and the corresponding operating lease liability were $4,479 and $4,550, respectively, and were comprised of seven leases for banking offices and branches across the state of New Hampshire with remaining terms ranging from three to nine years. At December 31, 2020, both the ROU asset and the corresponding operating lease liability were $3,979 and $4,024, respectively. During 2021, the Company recorded ROU asset and the corresponding operating lease liability of $1,212 associated with the acquisition of a lease for the relocation of an existing banking facility. Rent expense for the years ended December 31, 2021 and 2020 were $919 and $890, respectively.
ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company uses the Company’s incremental borrowing rate, which is generally the Federal Home Loan Bank classic advance rate, based on the information available at commencement date in determining the present value of lease payments. The Company will use the implicit rate when readily determinable. The Company’s lease terms may include options to extend when it is reasonably certain that the Company will exercise that option. Management considered options that have been exercised or are reasonably certain to be exercised in the recognition of the operating lease ROU asset. Lease expense is recognized on a straight-line basis over the lease term.

NOTE 13 LEASES(CONTINUED)
The total minimum rental due in future periods under these existing agreements as of December 31, 2021 is as follows:

2022	$711
2023	722
2024	652
2025	620
2026	569
Thereafter	1,579
Total lease payments	4,853
Imputed interest	(303)
Total lease liability	$4,550

NOTE 14 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
Financial instruments with off-balance sheet credit risk at December 31, are as follows:

	2021	2020
Financial instruments whose contract amounts represent credit risk:
Unadvanced portions of home equity loans	$47,528	$36,932
Unadvanced portions of lines of credit	31,127	37,633
Unadvanced portions of commercial real estate loans	14,135	11,968
Unadvanced portions of Bounce Protection™	12,685	12,853
Commitments to originate municipal loans	—	26,526
Commitments to originate all other loans	27,939	10,988
Commitments to originate residential real estate loans for resale	—	2,228
Standby letters of credit	76	704
Total	$133,490	$139,832

Commitments to originate loans, including residential real estate loans for resale and municipal loans, unadvanced portions of home equity loans, lines of credit and commercial real estate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without having been drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower.
Unadvanced portions of Bounce Protection™ represent the unused portion of the Bank’s overdraft program.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers. As of December 31, 2021 and 2020, the maximum potential amount

NOTE 14 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK(CONTINUED)
of the Company’s obligation was $76 and $704, respectively, for financial and standby letters of credit. The Company’s outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Company may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, the Company may take possession of the collateral, if any, securing the line of credit.
The Company accrues for credit losses related to off-balance sheet financial instruments. Potential losses on off-balance sheet loan commitments are estimated using the same methodologies employed in calculating the general component of the allowance for loan losses.
NOTE 15 ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
Risk Management Policies – Hedging Instruments
The primary focus of the Company’s asset/liability management program is to monitor the sensitivity of the Company’s net portfolio value and net income under varying interest rate scenarios to take steps to control its risks if the risk is deemed probable. On a quarterly basis, the Company simulates the net portfolio value and net income expected to be earned over a twelve-month period following the date of simulation. The simulation is based on projection of market interest rates at varying levels and estimates the impact this level of market rates would have on the pricing for current and future interest-earning assets and interest-bearing liabilities during the measurement period. Based on the outcome of the simulation analysis, the Company considers the use of derivatives as a means of reducing the volatility of net portfolio value and projected net income within certain ranges of projected changes in interest rates. The Company evaluates the effectiveness of entering into any derivative instrument agreement by measuring the cost of such an agreement in relation to the reduction in net portfolio value and net income volatility within an assumed range of interest rates.
Interest Rate Risk Management – Cash Flow Hedging Instruments
The Company uses long-term variable-rate debt as a source of funds for use in the Company’s lending and investment activities and other general business purposes. These debt obligations expose the Company to variability in interest payments due to changes in interest rates. If interest rates increase, interest expense increases. Conversely, if interest rates decrease, interest expense decreases. Management believes it is prudent to limit the variability of a portion of its interest payments and, therefore, generally hedges a portion of its variable-rate interest payments. To meet this objective, management enters into interest rate swap agreements whereby the Company receives variable interest rate payments and makes fixed interest rate payments during the contract period.
The Companies interest rate swaps matured on September 15, 2021. At December 31, 2020, the information pertaining to outstanding interest rate swap agreements used to hedge variable rate debt was as follows:

2020
Notional amount	$20,000
Weighted average pay rate	1.20%
Weighted average receive rate	3-month LIBOR %
Weighted average maturity in years	0.71
Unrealized (loss)/gain relating to interest rate swaps	$(154)

Interest Rate Risk Management – Derivative Instruments Not Designated As Hedging Instruments
The Company enters rate lock commitments to extend credit to borrowers for generally a 30-day or 60-day period for the origination of loans. Unfunded loans for which commitments have been entered into are called “pipeline loans”. Some of these rate lock commitments will ultimately expire without being completed. To the extent that a loan is ultimately granted and the borrower ultimately accepts the terms of the loan, these rate lock commitments expose the Company to variability in their fair value due to changes in interest rates. If interest rates increase, the value of these rate lock commitments decreases. Conversely, if interest rates decrease, the value of these rate lock commitments increases.
Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale are accounted for as derivative instruments. Such commitments, along with any related fees received from potential borrowers, are

NOTE 15 ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES(CONTINUED)
recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments, also considers the difference between current levels of interest rates and the committed rates. There were no material derivatives held related to mortgage banking activities during 2021 and 2020, nor outstanding as of December 31, 2021 and 2020.
Derivative Financial Instruments - Interest Rate Swaps
The Company may, from time to time, enter an interest rate swap with loan customers, principally commercial real estate loans, to convert the customer’s floating rate loan to a fixed rate loan. Concurrently, the Company enters an offsetting interest rate swap with a correspondent bank. The “back-to-back” swaps are identical in notional amount, interest rates and terms. As a result, the interest rate swaps effectively converted the fixed rate asset to a variable interest rate and consequently reduced the Company’s exposure to changes in interest rates. These swaps are accounted for as fair value hedges with changes in their fair value offsetting each other. At December 31, 2021 and December 31, 2020, the Company had seven and eleven such agreements, respectively, outstanding and a summary is presented below:

	No. of Contracts	Notional Amount	Weighted Average Maturity	Weighted Average Rate		Estimated Fair Value
				Received	Paid
			(In Years)
December 31, 2021
Interest rate swap - customer	2	$25,156	8.52	1-mo LIBOR +2.07%	2.91%	$921
Interest rate swap - counterparty	2	25,156	8.52	2.91%	1-mo LIBOR +2.07%	(921)

Interest rate swap - customer	5	$30,650	5.72	1-mo LIBOR +1.83%	3.96%	$(1,185)
Interest rate swap - counterparty	5	30,650	5.72	3.96%	1-mo LIBOR +1.83%	1,185

December 31, 2020
Interest rate swap - customer	11	$67,491	7.43	1-mo LIBOR +1.98%	3.64%	$(3,615)
Interest rate swap - counterparty	11	67,491	7.43	3.64%	1-mo LIBOR +1.98%	3,615

Derivative assets and liabilities are recorded with other assets and other liabilities in the consolidated financial statements.
Collateral Requirements
To reduce the risk related to the use of interest rate swaps with customers, the Company secures a lien position on the underlying collateral subordinate only to the Company’s lien position securing the loan. In making its credit decision to grant the loan the potential loss a customer may incur if the derivative transaction is terminated prior to maturity is taken into consideration. As such, management believes the risk of incurring credit losses on interest rate swaps with these customers, if any, would be immaterial.
Collateral requirements for the interest rate swaps executed with correspondent banks are determined by federal regulations and contained in the agreements between the Company and the correspondent banks. Both parties are required to deliver collateral in an amount that the other party is in-the-money. Generally, the agreements call for US Government and US Government Agency securities or cash.
As of December 31, 2021 and 2020, the Company had pledged cash in the amount of $200 and $3,840, respectively, as collateral to secure interest rate positions which were classified as restricted cash on the balance sheet and held at the correspondent banks.

NOTE 15 ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES(CONTINUED)
The Company, from time to time, may enter into a loan participation with another financial institution that has a corresponding “back to back” swap, generally a Risk Participation Agreement (“RPA”) is executed that shares in any potential loss from the derivative transaction due to a default by the loan customer. The loss sharing percentage is pro rata with the loan participation agreement. The Company has one RPA of $9,660 with a financial institution counterparty for an interest rate swap related to a loan in which we are a participant. The RPA provides credit protection to the financial institution should the borrower fail to perform on its interest rate derivative contract with the financial institution. The Company has two RPAs totaling $12,154, each with a financial institution counterparty for an interest rate swap related to a loan in which the Company is the lead bank. The RPAs provide credit protection to the Company should the borrower fail to perform on its interest rate derivative contract. As of December 31, 2021 there are no borrower defaults associated with RPAs. The fair market values of the RPAs are considered immaterial to the financial statements of the Company.
NOTE 16 FAIR VALUE MEASUREMENTS
The Company utilizes a framework for measuring fair value under generally accepted accounting principles for all financial instruments that are being measured and reported on a fair value basis. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income, and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:
Level 1 – Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2 – Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or similar assets or liabilities.
Level 3 – Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.
In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to fair value measurements. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.
For the years ended December 31, 2021 and 2020, the application of valuation techniques applied to similar assets and liabilities has been consistent. The following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis:
Securities – Fair value measurements for Level l and Level 2 securities are obtained from a third-party pricing service and are not adjusted by management. The securities measured at fair value in Level 1 are based on quoted market prices in an active exchange market. Securities measured at fair value in Level 2 are based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data.
Derivative financial instruments – Fair values for derivative financial instruments are based on prices currently charged to enter into similar agreements, taking into account the probability that the commitment will be exercised.

NOTE 16 FAIR VALUE MEASUREMENTS(CONTINUED)
The following summarizes assets measured at fair value on a recurring basis for the periods ending December 31, 2021 and 2020:

		Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2021
U.S. Treasury and other U.S. government agency and sponsored enterprise securities	$49,084	$—	$49,084	$—
U.S. government agency and sponsored enterprise mortgage-backed securities	216,186	—	216,186	—
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	19,256	—	19,256	—
State and political subdivision bonds	16,902	—	16,902	—
Marketable equity securities	25,961	25,961	—	—
Derivative - interest rate swaps	2,106	—	2,106	—
Total	$329,495	$25,961	$303,534	$—

		Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2020
U.S. government agency and sponsored enterprise mortgage-backed securities	$117,784	$—	$117,784	$—
Collateralized mortgage obligations issued by U.S. government agency and sponsored enterprises	31,866	—	31,866	—
State and political subdivision bonds	22,467	—	22,467	—
Marketable equity securities	17,901	17,901	—	—
Derivative - interest rate swaps	3,615	—	3,615	—
Total	$193,633	$17,901	$175,732	$—

The following summarizes liabilities measured at fair value on a recurring basis for the years ending December 31, 2021 and 2020:

		Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2021
Derivative - interest rate swaps	$2,106	$—	$2,106	$—
Total	$2,106	$—	$2,106	$—

December 31, 2020
Derivative - interest rate swaps	$3,615	$—	$3,615	$—
Derivative - cash flow hedging swaps	154	—	154	—
Total	$3,769	$—	$3,769	$—

NOTE 16 FAIR VALUE MEASUREMENTS(CONTINUED)
The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2021
	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$93,958	$93,958	$—	$—	$93,958
Debt securities available-for-sale	301,428	—	301,428	—	301,428
Marketable equity securities	25,961	25,961	—	—	25,961
FHLBB stock	852	852	—	—	852
Loans, net	787,661	—	—	799,902	799,902
Accrued interest receivable	2,617	2,617	—	—	2,617
Derivative - interest rate swaps	2,106	—	2,106	—	2,106

Financial liabilities:
Deposits	1,003,879	924,647	80,175	—	1,004,822
Short-term borrowings	109,606	109,606	—	—	109,606
Junior subordinated debentures	20,620	—	20,589	—	20,589
Derivative - interest rate swaps	2,106	—	2,106	—	2,106

	December 31, 2020
	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$167,812	$167,812	$—	$—	$167,812
Debt securities available-for-sale	172,117	—	172,117	—	172,117
Marketable equity securities	17,901	17,901	—	—	17,901
FHLBB stock	852	852	—	—	852
Loans held-for-sale	237	—	404	—	404
Loans, net	722,354	—	—	743,332	743,332
Accrued interest receivable	2,646	2,646	—	—	2,646
Derivative - interest rate swaps	3,615	—	3,615	—	3,615

Financial liabilities:
Deposits	886,233	789,757	97,745	—	887,502
Short-term borrowings	103,523	103,523	—	—	103,523
Junior subordinated debentures	20,620	—	20,293	—	20,293
Derivative - interest rate swaps	3,615	—	3,615	—	3,615
Derivative - cash flow hedging swaps	154	—	154	—	154

The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets under the indicated captions except that accrued interest receivable is included with other assets, interest rate swaps are included in other assets and other liabilities, and junior subordinated debentures are included with long-term debt.
At December 31, 2021 and 2020, all the Company’s financial instruments were held for purposes other than trading.

NOTE 16 FAIR VALUE MEASUREMENTS(CONTINUED)
Under certain circumstances the Company makes adjustments to its assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the carrying value of assets reflected in the consolidated balance sheets by caption and by level in the fair value hierarchy at December 31, 2021 and 2020, for which a nonrecurring change in fair value has been recorded.

		Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2021
Mortgage servicing asset	$606	$—	$606	$—
Total	$606	$—	$606	$—

December 31, 2020
Mortgage servicing asset	$687	$—	$687	$—
Total	$687	$—	$687	$—

NOTE 17 LEGAL CONTINGENCIES
The Company is subject to various claims and legal proceedings that arise in the ordinary course of business. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material effect on its consolidated financial statements.
NOTE 18 SUBSEQUENT EVENTS
Management has evaluated subsequent events through March 24, 2022, which is the date the consolidated financial statements were available to be issued. The Company paid a cash dividend of $963, or $0.35 per share on February 14, 2022 to shareholders of record as of February 7, 2022.

APPENDIX A
AGREEMENT AND PLAN OF MERGER

by and among

CAMDEN NATIONAL CORPORATION

and

NORTHWAY FINANCIAL, INC.

Dated as of September 9, 2024

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of September 9, 2024 (this “Agreement”), by and between Camden National Corporation, a Maine corporation (“Buyer”), and Northway Financial, Inc., a New Hampshire corporation (the “Company”).
RECITALS
WHEREAS, the Boards of Directors of Buyer (the “Buyer Board”) and the Board of Directors of the Company (the “Company Board”) have determined that it is in the best interests of their respective corporations and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein;
WHEREAS, Buyer and the Company intend to effect a merger (the “Merger”) of the Company with and into Buyer in accordance with this Agreement, the Maine Business Corporations Act (the “MBCA”) and the New Hampshire Business Corporations Act (the “NHBCA”), with Buyer to be the surviving entity in the Merger;
WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, each of the directors and executive officers of the Company has entered into a Voting Agreement, dated as of the date hereof, with Buyer (each, a “Voting Agreement”), pursuant to which each shareholder has agreed, among other things, to vote such shareholder’s shares of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement;
WHEREAS, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g); and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I - THE MERGERS
1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the MBCA and the NHBCA, and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, the Company shall merge with and into Buyer, the separate corporate existence of the Company shall cease and Buyer shall survive and continue its corporate existence under its Articles of Incorporation, Bylaws and the laws of the State of Maine (Buyer, as the surviving corporation in the Merger, being sometimes referred to herein as the “Surviving Corporation”).
1.2 Effective Time. On or before the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer and the Company shall execute and cause to be filed with the Secretary of State of the State of Maine an articles of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the MBCA, and execute and cause to be filed with the Secretary of State of the State of New Hampshire an articles of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the NHBCA. The Merger shall become effective on the date and at the time specified therein (the “Effective Time”).
1.3 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the MBCA and the NHBCA.
1.4 Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place by electronic exchange of documents, or, with the mutual consent of the parties, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, on a date to be specified by the parties, which shall be no later than five Business Days (as defined in Section 9.2(a)) after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof, such day hereinafter referred to as the “Closing Date”. Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer and the Company.

1.5 Articles of Incorporation and Bylaws. The Articles of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation. The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.
1.6 Directors of the Surviving Corporation. The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of whom shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation; provided, however, that, upon and subject to the occurrence of the Effective Time, Buyer shall expand the size of its Board of Directors, and shall cause Buyer Bank (as defined in Section 9.2(a)) to expand the size of its Board of Directors, to include one director of the Company (the “New Director”), as mutually agreed upon by Buyer and the Company (subject to Buyer’s bylaws, the charter of the corporate governance and risk committee of Buyer, the code of business conduct and ethics of Buyer, and other similar documents pertaining to conflicts of interest and other criteria for directors), who shall be a member of the Board of Directors of the Company as of immediately prior to the Effective Time and shall qualify as an “independent director” with respect to Buyer under the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”) and the applicable rules of the Securities and Exchange Commission (“SEC”), to fill such newly-created vacancy and hold office until his successor is duly elected and qualified or until his earlier death, resignation or removal. Subject to the exercise of the fiduciary duties of Buyer’s and Buyer Bank’s Board of Directors, each of Buyer and Buyer Bank shall cause its Corporate Governance and Risk Committee to nominate, and shall cause its Board to recommend for election, the New Director at Buyer’s and Buyer Bank’s next annual meeting of shareholders at which they are standing for election.
1.7 Officers of the Surviving Corporation. The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.
1.8 Bank Merger. Immediately after the Merger, Northway Bank, a New Hampshire chartered bank (“Company Bank”), will merge with and into Camden National Bank, a national bank (“Buyer Bank”), with Buyer Bank as the surviving institution (the “Bank Merger”). Buyer Bank will be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank will cease. Promptly after the date of this Agreement, Buyer Bank and Company Bank will enter into an agreement and plan of merger substantially in the form set forth in Exhibit A (the “Bank Merger Agreement”). Each of Buyer and the Company will adopt and approve the Bank Merger Agreement and the Bank Merger as the sole stockholder of Buyer Bank and Company Bank, respectively, and Buyer and the Company shall, and shall cause Buyer Bank and Company Bank, respectively, to, execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law. It is intended that the Bank Merger qualify as a “reorganization” under Section 368(a) of the Code, and that the Bank Merger Agreement constitutes a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g).
1.9 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g).
ARTICLE II - MERGER CONSIDERATION;
EXCHANGE PROCEDURES
2.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company, any shareholder of the Company:
(a) Each share of common stock, no par value per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
(b) Each share of Treasury Stock (as defined in Section 9.2(a)) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.
(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock), except for the Dissenting Shares (as defined in Section 2.7 below) unless provided otherwise in Section 2.7 below, shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 0.83 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Merger Consideration”).
(d) Notwithstanding anything herein to the contrary, if the aggregate number of shares of Buyer Common Stock to be issued in connection with the Merger would exceed 19.9% of the number of shares of Buyer Common Stock issued and outstanding immediately prior to the Effective Time (the “Maximum Share Number”), then (i) Buyer shall have the right to reduce the aggregate number of shares of Buyer Common Stock to be issued in connection with the Merger by a number of shares of Buyer Common Stock such that the total number of shares of Buyer Common Stock to be issued in connection with the Merger does not exceed the Maximum Share Number and (ii) cash in an amount equal to such reduction of the number of shares of Buyer Common Stock pursuant to the preceding clause (i), multiplied by the Buyer Stock Price shall be payable in lieu of such reduced number of shares of Buyer Common Stock, at the same time and on the same terms as such reduced amount would have been payable. Notwithstanding the foregoing, the Buyer shall not have the right to adjust the aggregate number of shares of Buyer Common Stock to be issued in connection with the Merger if either the tax opinion referred to in Section 7.2(b) or the tax opinion referred to in Section 7.3(b) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable U.S. federal income tax principles relating to reorganizations under Section 368(a) of the Code.
2.2 Rights as Shareholders; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and, except as to Treasury Stock, each Certificate (as defined in Section 9.2(a)) previously evidencing such shares shall thereafter represent only the right to receive, for each such share of Company Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Buyer Common Stock in accordance with Section 2.3. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.
2.3 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices of Buyer Common Stock on Nasdaq during the regular session (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the twenty consecutive trading days ending on the fifth Business Day immediately prior to the Closing Date, rounded to the nearest whole cent (the “Buyer Stock Price”).
2.4 Exchange Procedures.
(a) On or before the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to an exchange agent as may be designated by Buyer to act as agent for purposes of conducting the exchange procedures described in this Section 2.4 (the “Exchange Agent”), for exchange in accordance with this Article II, Certificates, in book-entry form, representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”) (which, for the avoidance of doubt, shall include reference to book-entry account statements relating to the ownership of Buyer Common Stock) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”).
(b) No more than five Business Days following the Closing Date, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates, a form of letter of transmittal in a form reasonably satisfactory to Buyer and the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate(s) shall pass, only upon delivery of the Certificate(s) to the Exchange Agent) and instructions for use in effecting the surrender of the Certificate(s) in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.1 and 2.3 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (ii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.4(b), each Certificate (other than Certificates representing Treasury Stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 2.1 and 2.3 and any unpaid dividends and distributions thereon as provided in Section 2.4(c). No interest shall be paid or accrued on (x) any cash in lieu of fractional shares or (y) any such unpaid dividends and distributions payable to holders of Certificates.
(c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.4. After the surrender of a Certificate in accordance with this Section 2.4, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.
(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.4, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person (as defined in Section 9.2(a)) requesting such exchange pay to the Exchange Agent any transfer or other Tax (as defined in Section 9.2(a)) required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of the Company who have not theretofore complied with Section 2.4(b) shall thereafter look only to the Surviving Corporation for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered, or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

2.5 Anti-Dilution Provisions. In the event Buyer or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted to give Buyer and the Company the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 2.5 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement; provided, further, that, for the avoidance of doubt, (i) nothing herein shall limit Buyer’s ability to issue additional shares of Buyer Common Stock, and (ii) no such adjustment shall be made with regard to Buyer Common Stock if (x) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction or (y) Buyer issues employee or director stock grants or similar equity awards or issues and/or withholds shares of Buyer Common Stock upon exercise or settlement of such awards.
2.6 Withholding Rights. Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. The parties hereto agree that, absent any change in law, no deduction or withholding is required with respect to the payment of the Merger Consideration except for any withholding required as the result of any failure to deliver any certificates or forms requested pursuant to this Agreement. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.
2.7 Dissenters’ Rights. Each outstanding share of Company Common Stock the holder of which has perfected their right to dissent from the Merger under Section 293-A:13 of the NHBCA (the “Dissenters’ Rights Laws”) and has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the Dissenters’ Rights Laws. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 2.1 hereof. The Company shall give Buyer prompt notice upon receipt by the Company of any such written demands for payment of the fair value of shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the Dissenters’ Rights Laws, and will promptly notify Buyer of any related material developments or changes. Any payments made in respect of Dissenting Shares shall be made by Buyer.
2.8 Reservation of Right to Revise Structure. Buyer may at any time prior to the Effective Time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (a) alter or change the type or amount of the consideration to be issued to holders of Company Common Stock as Merger Consideration as currently contemplated in this Agreement, (b) reasonably be expected to materially impede or delay consummation of the Merger, (c) adversely affect the U.S. federal income tax treatment of holders of Company Common Stock in connection with the Merger, or (d) require submission to or approval of the Company’s shareholders after the plan of merger set forth in this Agreement has been approved by the Company’s shareholders. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1 Making of Representations and Warranties.
(a) As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to Buyer the representations and warranties contained in this Article III, except as set forth in the Company Disclosure Schedule.
(b) On or prior to the date hereof, the Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s representations and warranties contained in this Article III; provided, however, that (i) no such item is required to be set forth on the Company Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect and (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Company Material Adverse Effect (as defined in Section 9.2(a)). Any disclosure made in the Company Disclosure Schedule with respect to a section of Article III shall be deemed to qualify any other section of Article III specifically referenced or cross-referenced or that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other sections.
3.2 Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”), and the regulations of the Board of Governors of the Federal Reserve System (the “FRB”) promulgated thereunder. Company Bank is a member in good standing of the Federal Home Loan Bank of Boston. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failure to be so qualified that would not be material to the Company and the Company Bank, taken as a whole. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule.
3.3 Capitalization.
(a) As of the date hereof, the authorized capital stock of the Company consists solely of (i) 1,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding, and (ii) 9,000,000 shares of Company Common Stock, of which 3,800,000 shares are issued and 2,751,650 shares are outstanding. The outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). There are no additional shares of the Company’s capital stock authorized or reserved for issuance, the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, stock options, restricted stock units, restricted stock, “phantom” stock rights, performance units or other equity or equity-based awards, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. There are no voting trusts, shareholder agreements, proxies or other agreements to which the Company or any Company Subsidiary (as defined in Section 9.2(a)) is a party with respect to the voting, sale or transfer, or registration of any securities or other equity interests of the Company. To the Knowledge (as defined in Section 9.2(a)) of the Company, there are no agreements among other parties, to which the Company is not a party, with respect to the voting or sale or transfer of any securities of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance with applicable securities laws.
(b) There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.
(c) Other than the (A) the floating rate junior subordinated deferrable interest debentures due 2037 issued by the Company under an indenture, dated March 22, 2007, between the Company and Wilmington Trust Company, as debenture trustee and (B) the junior subordinated debt securities due 2037 issued by the Company, under an indenture, dated June 15, 2007, between the Company and Wells Fargo Bank, National Association, as trustee (collectively, the “Company Trust-Preferred Securities”), neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other debt obligations (other than deposits taken by Company Bank). The Company has provided true, complete and correct copies of all contracts governing the Company Trust-Preferred Securities.
3.4 Subsidiaries.
(a) (i) Schedule 3.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company’s Subsidiaries are, or may become, required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries are or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities, and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).
(b) The Company does not own (other than in a bona fide fiduciary capacity for persons other than those described in 12 U.S.C. § 1841(g)(2) or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
(c) Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.4(c) of the Company Disclosure Schedule.
(d) Each of the Company’s Subsidiaries is engaged solely in activities that are permissible for a subsidiary of a bank holding company, and each of the Company’s Subsidiaries that is a Subsidiary of Company Bank is engaged solely in activities that are permissible for Company Bank, at locations where Company Bank may engage in such activities and subject to the same requirements as would apply to such activities if conducted by Company Bank.
3.5 Corporate Power. Each of the Company and its Subsidiaries has the corporate power and authority in all material respects to carry on its business as it is now being conducted and to own all of its properties and assets; and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of the Regulatory Approvals (as defined in Section 9.2(a)) and the Company Shareholder Approval (as defined in Section 3.6).
3.6 Corporate Authority. This Agreement and the transactions contemplated hereby, subject to the adoption and approval of this Agreement, and the Merger by the holders of a majority of the shares of Company Common Stock entitled to vote on the election of directors of the Company (the “Company Shareholder Approval”) and the approval of the Bank Merger Agreement by Company as Company Bank’s sole stockholder, have been authorized by all necessary corporate action of the Company and the Company Board. No approval of the holders of Company Common Stock is required for the Bank Merger. The Company Board (a) unanimously adopted the Merger and this Agreement, (b) directed that this Agreement and the transactions contemplated hereby be submitted for consideration at a meeting of the shareholders of the Company, and (c) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity). The Company Shareholder Approval is the only vote of any class or series of capital stock of the Company required by the NHBCA, the Articles of Incorporation of the Company, or the Bylaws of the Company to approve this Agreement and the transactions contemplated hereby.
3.7 Non-Contravention.
(a) Subject to the receipt of the Regulatory Approvals, the Company Shareholder Approval and the approval of the Bank Merger Agreement by Company as Company Bank’s sole stockholder, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by the Company do not and will not, except as set forth on Schedule 3.7(a) of the Company Disclosure Schedule, (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound; (ii) constitute a breach or violation of, or a default under, the Company’s Articles of Incorporation or Bylaws; or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement, except in the case of clauses (i) and (iii), as would not be material to the Company and the Company Bank, taken as a whole.
(b) As of the date hereof, the Company has no Knowledge of any reasons relating to the Company or Company Bank (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
3.8 Articles of Incorporation; Bylaws; Corporate Records. The Company has made available to Buyer a complete and correct copy of its Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the terms of its Articles of Incorporation or Bylaws (or equivalent organizational documents). The minute books of the Company and each of its Subsidiaries (whether written or electronic) contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors).
3.9 Compliance with Laws. Each of the Company and its Subsidiaries:
(a) since January 1, 2021, has been in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting its business, including, without limitation, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act, the CRA (as defined in Section 3.31(a)), other applicable federal, state, local and foreign laws regulating lending, and all other applicable fair lending laws and other laws relating to discriminatory business practices and record retention (“Finance Laws”). In addition, there is no pending or, to the Knowledge of the Company, threatened charge, action or proceeding by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;
(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened, except in each case as would not be material to the Company and the Company Bank, taken as a whole; and
(c) has received, since January 1, 2019, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, except as would not be material to the Company and the Company Bank, taken as a whole. (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely (nor, to the Knowledge of the Company, do any grounds for any of the foregoing exist)
3.10 Litigation; Regulatory Action.
(a) Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Federal Deposit Insurance Corporation (“FDIC”), and the New Hampshire Banking Department) or the supervision or regulation of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2021, a recipient of any supervisory letter from, or since January 1, 2021, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.
(c) Neither the Company nor any of its Subsidiaries has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.
3.11 Financial Reports and Regulatory Reports.
(a) The Company has previously delivered to Buyer true, correct and complete copies of the consolidated audited balance sheets of the Company and its Subsidiaries as of December 31, 2023, 2022 and 2021 and the related consolidated audited statements of income, stockholders’ equity and cash flows for the fiscal years 2022 through 2023, inclusive, in each case accompanied by the audit report of the Company’s independent registered public accounting firm. The financial statements referred to in this Section 3.11 (including the related notes and schedules, where applicable, the “Company Financial Statements”) fairly present, and the financial statements referred to in Section 6.12 will fairly present, the consolidated results of operations and consolidated financial condition of the Company and its Subsidiaries for the respective fiscal years or as of the respective dates therein set forth, in each case in accordance with GAAP (as defined in Section 9.2(a)) consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against on the most recent audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2024, as set forth in the Company’s call report for the period ended June 30, 2024 (the “Company Balance Sheet”) or incurred in the ordinary course of business consistent with past practice or in connection with this Agreement, since December 31, 2023, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).
(b) The Company and its Subsidiaries maintain internal controls which provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its Subsidiaries; (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization; (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals; and (v) assets and liabilities of the Company and its Subsidiaries are recorded accurately in the Company’s financial statements. Company has not identified or previously disclosed to its auditors, its Board of Directors, or the audit committee of its Board of Directors (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. Since January 1, 2021, neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(c) Since July 1, 2021, the Company and its Subsidiaries have duly filed with the FRB, the FDIC, the New Hampshire Banking Department and any other applicable Governmental Authority (as defined in Section 9.2(a)), in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.
3.12 Absence of Certain Changes or Events. Except as set forth on Schedule 3.12 of the Company Disclosure Schedule or in the Company Financial Statements (excluding any risk factors or other forward-looking information), or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2023, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses, consistent with past practice in all material respects, (ii) there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) each of the Company and its Subsidiaries has not taken any action that, if taken during the period from the date hereof through the Effective Time, would have required consent of Buyer pursuant to sections (b), (c), (d), (e), (f), (h), (i), (j), (l), (m), (o), (q), (s), (t), or (u) of Section 5.1.
3.13 Taxes and Tax Returns. For purposes of this Section 3.13, any reference to the Company or its Subsidiaries shall be deemed to include a reference to the Company’s predecessors or the predecessors of its Subsidiaries, respectively, except where inconsistent with the language of this Section 3.13. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule:
(a) Each of the Company and its Subsidiaries has (i) timely filed (or there has been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects, and (ii) timely paid in full (or there has been timely paid in full on its behalf) all Taxes required to have been paid by it.
(b) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of December 31, 2023, exceed the accrued Tax liability (rather than any deferred income Tax liability established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.
(c) There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings (and for which adequate accruals have been established in the Company’s audited consolidated financial statements in accordance with GAAP).
(d) Proper and accurate amounts have been withheld by the Company and each of its Subsidiaries from its respective employees, independent contractors, creditors, shareholders, depositors, and other payees for all periods in compliance with the tax withholding provisions of applicable U.S. federal, state, county and local laws.
(e) As of the date of this Agreement, no U.S. federal, state, local or non-U.S. audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and none of the Company or its Subsidiaries has received written notice of any pending or proposed claims, audits or proceedings with respect to Taxes.
(f) None of the Company or any of its Subsidiaries has granted in writing any power of attorney that is currently in force with respect to any Taxes or Tax Returns.
(g) None of the Company or any of its Subsidiaries has requested an extension of time within which to file any Tax Return which has not since been filed, and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns have been given by or on behalf of the Company or any of its Subsidiaries, in each case other than pursuant to an extension of time to file Tax Returns obtained in the ordinary course of business and consistent with past practice.

(h) None of the Company or any of its Subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes other than (i) customary provisions of any commercial, employment, financing, or leasing agreement entered into in the ordinary course of business the principal purpose of which is not related to Taxes and (ii) any agreement or arrangement solely between or among the Company and/or any of its Subsidiaries.
(i) The U.S. federal income Tax Returns of the Company and its Subsidiaries have been examined and any disputes relating thereto have been settled with the IRS (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for all periods through and including December 31, 2023.
(j) None of the Company or any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and its Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year. None of the Company or any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (as defined in Section 9.2(a)) (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract (other than customary provisions of any commercial, employment, financing, or leasing agreement entered into in the ordinary course of business the principal purpose of which is not related to Taxes), or otherwise.
(k) None of the Company or any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(l) Each of the Company and its Subsidiaries currently computes its taxable income exclusively using the accrual method of accounting and has exclusively used the accrual method of accounting to compute its taxable income for all taxable years. None of the Company or any of its Subsidiaries has agreed, or is required, to make any adjustment under Section 481 of the Code affecting any taxable year, and the IRS has not initiated or proposed any such adjustment. None of the Company or its Subsidiaries will be required to include amounts in income, or to exclude items of deduction, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date. The Company is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code. No property of any of the Company or its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code.
(m) There have not been, within two years of the date of this Agreement, any (i) redemptions by the Company or any of its Subsidiaries, (ii) transfers or dispositions of property by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries did not receive adequate consideration, or (iii) distributions to the holders of Company Common Stock with respect to their stock other than distributions of cash in the ordinary course of business.
(n) No claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.
(o) The Company and its Subsidiaries have made available to Buyer correct and complete copies of (i) all of their material Tax Returns filed within the past three years; (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to the U.S. federal, state, local or non-U.S. Taxes due from or with respect to the Company or any of its Subsidiaries; and (iii) any closing letters or agreements entered into by the Company or any of its Subsidiaries with any Governmental Authority with respect to Taxes.
(p) None of the Company or any of its Subsidiaries has ever participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations (or any predecessor provision), and each of the Company and its Subsidiaries has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income tax within the meaning of Section 6662 or Section 6662A of the Code.
(q) None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing

Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company or any of its Subsidiaries from any period ending on or before the Closing Date to any period ending after the Closing Date.
(r) Neither the Company nor any Subsidiary of the Company has taken or agreed to take any action or knows of the existence of any fact that is reasonably likely to prevent or impede (i) the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) Buyer’s counsel from delivering the opinion described in Section 7.2(b), or (iii) the Company’s counsel from delivering the opinion described in Section 7.3(b).
(s) As of the date hereof, the Company is aware of no reason why the Merger or the Bank Merger would fail to qualify as a “reorganization” under Section 368(a) of the Code.
3.14 Company Employee Programs.
(a) Schedule 3.14(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of every Employee Program (as defined below) that is sponsored or maintained by the Company or any of its ERISA Affiliates (as defined below), or with respect to which the Company or any of its ERISA Affiliates has or may have any liability (including by reason of being or having been an ERISA Affiliate with any other Person) (the “Company Employee Programs”).
(b) True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been made available to Buyer: (i) all documents embodying or governing such Company Employee Program (or, for unwritten Company Employee Programs, a written description of the material terms of such Company Employee Program) and any funding medium for the Company Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the two most recently filed IRS Forms 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine correspondence to and from any Government Authority.
(c) Each Company Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Program to lose such qualification or require corrective action under the IRS Employee Plans Compliance Resolution System to maintain such qualification.
(d) Each Company Employee Program is, and has been established, operated, and administered in all material respects in compliance with its terms and with applicable laws and regulations and, including without limitation ERISA, the Code, and the Affordable Care Act. No Company Employee Program is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been timely made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable law.

(e) Except as set forth on Schedule 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its ERISA Affiliates has ever maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.
(f) With respect to any Company Employee Program that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, none of the following has occurred or existed, nor will any of the following occur or exist as a result of the transactions contemplated by this Agreement: (i) a failure to make on a timely basis any contribution (including, without limitation, any installment) required under Section 302 or 303 of ERISA or Section 412 of the Code; (ii) the filing of an application for a waiver described in Section 412(c) of the Code and Section 303 of ERISA; (iii) a “reportable event” within the meaning of ERISA Section 4043, for which the notice requirement is not waived by the regulations thereunder; (iv) an event or condition which presents a material risk of a plan termination or any other event that may cause the Company or any ERISA Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA; or (v) “unfunded benefit liabilities” within the meaning of ERISA Section 4001(a)(18).
(g) Neither the Company nor any of its ERISA Affiliates provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law or by any employment or change in control agreement listed on Schedule 3.14(a) of the Company Disclosure Schedule) and the Company has never promised to provide such post-termination benefits.
(h) Each Company Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated, administered and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
(i) No Company Employee Program is subject to the laws of any jurisdiction outside the United States.
(j) Neither the Company nor any Subsidiary has any obligation to provide, and no Company Employee Program or other agreement provides any individual with the right to any tax “gross-up”, similar “make-whole” payment, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.
(k) Except as set forth on Schedule 3.14(k) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; or (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered). The Company has made available to Buyer true, correct and complete copies of Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.
(l) For purposes of this Agreement:
(i) “Affordable Care Act” shall mean the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, as amended by the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152.
(ii) “Employee Program” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, any stock option plans, stock purchase plans, stock ownership or other equity or equity-based, bonus or incentive award plans, severance pay plans or termination programs or arrangements, deferred compensation arrangements or agreements, employment agreements or offer letters, retirement plans or arrangements, change in control plans or arrangements, supplemental income arrangements, supplemental retirement arrangements, profit sharing arrangements, vacation plans, insurance, medical, welfare, fringe or other benefits or remuneration of any kind and all other benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.
(iii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(iv) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers any current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).
(v) An “ERISA Affiliate” of one entity means any other entity, trade or business that is, or at any applicable time was, a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity.
(vi) “Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.
3.15 Labor Matters.
(a) Schedule 3.15(a)(i) of the Company Disclosure Schedule contains a complete and accurate list of all employees of the Company or any of its Subsidiaries as of the date of this Agreement, setting forth for each employee: his or her position or title; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; bonus potential; average scheduled hours per week; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and any visa or work permit status and the date of expiration, if applicable. Schedule 3.15(a)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents employed, engaged or used with respect to the operation of the Business and classified by the Company or a Subsidiary as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages paid by the Company and reported on a Form W-2 (collectively, “Contingent Workers”), showing for each Contingent Worker such Contingent Worker’s (i) role in the Business, and (ii) fee or other compensation arrangements.
(b) To the Knowledge of the Company, the Company and its Subsidiaries are, and since at least January 1, 2021 have been, in material compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. No individual who has performed services for the Company and its Subsidiaries has been improperly excluded from participation in any Company Plan. The Company and its Subsidiaries currently classify and have properly classified each of their employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws since at least January 1, 2021. To the extent that any Contingent Workers are engaged by the Company or any of its Subsidiaries, the Company currently classifies and has properly classified and treated them as Contingent Workers (as distinguished from Form W-2 employees) in accordance with applicable law and for the purpose of all employee benefit plans and perquisites since at least January 1, 2021, and there are no arrearages in the payment of fees or other compensation due to any such Contingent Workers. Neither the Company nor any of its Subsidiaries has any material liability with respect to the failure to give meal/rest periods to any eligible current or former employee.
(c) Since at least January 1, 2021, neither the Company nor any of its Subsidiaries has been involved in any way in any form of litigation, governmental audit, governmental investigation, administrative agency proceeding, private dispute resolution procedure, or investigation of alleged employee misconduct, in each case with respect to employment or labor matters (including but not limited to allegations of employment discrimination, retaliation, noncompliance with wage and hour laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment, other unlawful harassment or unfair labor practices).
(d) Except as set forth on Schedule 3.15(d) of the Company Disclosure Schedule, since at least January 1, 2021, (i) no allegations of sexual harassment, other unlawful harassment or other unlawful discrimination or retaliation have been made in writing to the Company or any Subsidiary or, to the Knowledge of the Company, otherwise made or threatened, in each case, against any current or former employee, director or Contingent Worker of the Company or any Subsidiary, (ii) to the Knowledge of the Company, no incidents of sexual harassment, other unlawful harassment or other unlawful discrimination or retaliation have occurred against any current or former employee, director or Contingent Worker of the Company or any Subsidiary, (iii) to the Knowledge of the Company, there are no facts that may reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment or other unlawful discrimination or retaliation against or involving the Company or any Subsidiary or any Company or Subsidiary employee, director or Contingent Worker, and (iv) neither the Company nor any Subsidiary has entered into any settlement agreement related to allegations of sexual harassment, other unlawful harassment or other unlawful discrimination or retaliation against any current or former employee, director or Contingent Worker of the Company or any Subsidiary.
(e) Except as set forth on Schedule 3.15(e) of the Company Disclosure Schedule, during the period since January 1, 2021, (i) no officer’s employment with the Company or any Subsidiary has been terminated for any reason; and (ii) to the Knowledge of the Company, no officer or group of employees or Contingent Workers has expressed any plans to terminate his, her or its employment or service arrangement with the Company or any Subsidiary.
(f) Neither the Company nor any Subsidiary has experienced a “plant closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of the Company or any Subsidiary or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary. During the 90 day period preceding the date hereof, no employee or Contingent Worker has suffered an “employment loss” as defined in the WARN Act with respect to the Company or any Subsidiary.
(g) Except as set forth on Schedule 3.15(g) of the Company Disclosure Schedule, all employees of the Company and any Subsidiary are employed at-will.
(h) Since at least January 1, 2021, to the Knowledge of the Company, the Company and each Subsidiary has paid and continues to pay each of its employees in a manner that complies with the requirements of the Equal Pay Act and/or any other federal, state, or local laws or regulations pertaining to the equal pay of employees.
(i) Schedule 3.15(i) of the Company Disclosure Schedule identifies each employee of the Company or any Subsidiary who is subject to a non-competition and/or non-solicitation agreement with the Company or any Subsidiary and includes a form of each such agreement.
(j) As of the date of this Agreement, there is no strike, lockout, concerted work slowdown, concerted work stoppage, unfair labor practice or other material labor dispute or arbitration or material grievance pending or, to the Knowledge of the Company, threatened, that, in each case, may interfere in any material respect with the respective business activities of the Company or any Subsidiary.
(k) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with a labor union or like organization, and to the Knowledge of the Company, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any Subsidiary to become members of a labor union or like organization with respect to their employment with the Company or any Subsidiary.
3.16 Insurance. The Company and each of its Subsidiaries is insured, and during each of the past three years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company

Disclosure Schedule lists all insurance policies and bonds maintained by the Company and each of its Subsidiaries as of the date hereof, including, without limitation, any bank-owned life insurance policies (“BOLI”). All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of the Company, no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy or bond, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The value of the BOLI set forth on Schedule 3.16 of the Company Disclosure Schedule is fairly and accurately reflected on the Company’s Balance Sheet. Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, the BOLI, and any other life insurance policies on the lives of any current and former officers and directors of the Company and its Subsidiaries that are maintained by the Company or any such Subsidiary or otherwise reflected on the Company’s Balance Sheet are, and will be immediately prior to the Effective Time be, owned by the Company or such Subsidiary, as the case may be, free and clear of any claims thereon by the officers, directors or members of their families. Any BOLI policy owned by the Company or any Subsidiary of the Company complies with the requirements of 12 C.F.R. § 248.10(c)(7) or, in the case of a BOLI policy owned by Company Bank, 12 C.F.R. § 351.10(c)(7).
3.17 Environmental Matters.
(a) Except as disclosed on Schedule 3.17(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries and each property owned, leased or operated by any of them (the “Company Property”) and, to the Knowledge of the Company, the Loan Properties (as defined below), are, and have been, in compliance in all material respects with all Environmental Laws (as defined below).
(b) There is no suit, claim, action, notice of violation or potential liability, or proceeding pending or, to the Knowledge of the Company, threatened, against the Company and its Subsidiaries (including any action or suit before any Governmental Authority or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party) or potentially responsible party (i) for alleged noncompliance with or liability under (including by any predecessor) any Environmental Law or (ii) relating to the release or presence of, or exposure to, any Hazardous Material (as defined below) or Oil (as defined below) at, in, to, on, from or affecting a Company Property, a Loan Property, or any property previously owned, operated or leased by the Company or any of its Subsidiaries.
(c) Except as set forth on Schedule 3.17(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in Section 3.17(b) could reasonably be based. Except as set forth on Schedule 3.17(c) of the Company Disclosure Schedule, no facts or circumstances have come to the Company’s attention which would reasonably cause it to believe that a suit, claim, action or proceeding as described in Section 3.17(b) would reasonably be expected to occur.
(d) Except as set forth on Schedule 3.17(d) of the Company Disclosure Schedule, during the period of (i) the Company’s or any of its Subsidiaries’ ownership, tenancy or operation of any Company Property or (ii) to the Knowledge of the Company, the Company’s or any of its Subsidiaries’ holding of a security interest in any Loan Property; to the Knowledge of the Company, there has been no release of Hazardous Material or Oil at, in, to, on, from or affecting such Company Property or Loan Property, and no Hazardous Material or Oil is present at, in, on, or under any such Company Property or Loan Property that would result in any liabilities or obligation pursuant to any Environmental Law. To the Knowledge of the Company, prior to the period of (A) the Company’s or any of its Subsidiaries’ ownership, tenancy or operation of any Company Property or any property previously owned, operated or leased by the Company or any of its Subsidiaries, or (B) the Company’s or any of its Subsidiaries’ holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil at, in, to, on, from or affecting any such property that would result in any liabilities or obligation pursuant to Environmental Law.
(e) Neither the Company nor any of its Subsidiaries is an “owner” or “operator” (as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. (“CERCLA”)) of any Loan Property and there are no Participation Facilities (as defined below).

(f) The Company has made available to Buyer copies of all environmental reports, studies, sampling data, correspondence and filings in its possession relating to the Company, any of its Subsidiaries, any Company Property or any Loan Property.
(g) The following definitions apply for purposes of this Agreement: (i) “Loan Property” means any property in which the Company or any of its Subsidiaries or Buyer or its Subsidiaries, as the case may be, holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the Company or any of its Subsidiaries or Buyer or its Subsidiaries, as the case may be; (ii) “Participation Facility” means any facility in which the Company or any of its Subsidiaries or Buyer or its Subsidiaries, as the case may be, participates or has participated in the management of environmental matters; (iii) “Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and includes without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, per- or polyfluoroalkyl substances, mold, mycotoxins or fungi, or any other material that may pose a threat to the Environment or to human health and safety but excludes substances in kind and amounts typically used or stored for cleaning purposes or other routine maintenance or operation of motor vehicles used by tenants (if applicable) or guests and otherwise in compliance with Environmental Laws; (iv) “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law; (v) “Environment” means any air (including indoor air), water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, soil vapor, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and (vi) “Environmental Laws” means any applicable federal, state or local law (including common law), statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the Environment, and/or (B) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, or exposure to, Hazardous Material or Oil. The term Environmental Law includes without limitation (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material or Oil.
3.18 Intellectual Property. Schedule 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all Registered Intellectual Property Assets and material unregistered Marks (as defined below) owned or purported to be owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business (as defined below), identifying for each Intellectual Property Asset that is Registered and owned or purported to be owned by the Company or its Subsidiaries, as applicable, the owner(s), jurisdiction or registrar, application or registration number and application or registration date. Except as set forth on Schedule 3.18 of the Company Disclosure Schedule:
(a) all Company Intellectual Property Assets (as defined below) that are Registered and owned or purported to be owned by the Company or any of its Subsidiaries have been duly maintained (including the payment of maintenance and renewal fees), are not expired, cancelled or abandoned (except where the Company has intentionally decided to cancel, abandon, or allow to expire such Company Intellectual Property Asset in exercise of reasonable business judgement), and all Company Intellectual Property Assets are subsisting, and to the Knowledge of the Company, valid and enforceable;
(b) all Company Intellectual Property Assets (as defined below) owned or purported to be owned by the Company or any of its Subsidiaries which have been issued by or registered with the U.S. Patent and Trademark Office, domain registration service, or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable;
(c) there are no pending, or, to the Knowledge of the Company, threatened claims, actions, proceedings or notices (including unsolicited invitations to take a license) against the Company or any of its Subsidiaries alleging that any activity by the Company or any of its Subsidiaries or the distribution, sale or offering of any Product (as defined below) infringes, misappropriates or otherwise violates (or has in the past infringed, misappropriated or otherwise violated) the rights of others in or to any Intellectual Property Assets (“Third Party Rights”) or that any of the Company Intellectual Property Assets is invalid or unenforceable;
(d) the Company and its Subsidiaries have obtained and possess valid and sufficient licenses to use all of the software programs present on the Company IT Systems, computers and other software-enabled electronic devices that it owns, leases or licenses or that the Company or its Subsidiaries have otherwise provided to its employees for their use in connection with the Business;
(e) neither any activity of the Company or any of its Subsidiaries nor any Product distributed, sold or offered by the Company and its Subsidiaries infringes, misappropriates or otherwise violates (or has in the past infringed, misappropriated or otherwise violated) any Third Party Right;
(f) to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating (or has in the past infringed, misappropriated or otherwise violated) any of the Company Intellectual Property Assets, and no claims, actions, proceedings or notices of such infringement, misappropriation or other violation are pending or threatened in writing against any third party by the Company or any of its Subsidiaries;
(g) the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets (as defined below) owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business, and to the Knowledge of the Company there has not been any unauthorized use or disclosure of such Trade Secrets; and
(h) each Person who is or was an employee or independent contractor of the Company or any of its Subsidiaries, and has developed or created any Intellectual Property Asset for or on behalf of the Company or any of its Subsidiaries did so either (i) within the scope of his or her employment such that, subject to and in accordance with applicable Law, all such Intellectual Property Assets became the exclusive property of the Company or (ii) pursuant to written agreements that presently assign, subject to applicable Law, all such Intellectual Property Assets to the Company.
(i) For purposes of this Section 3.18, (i) “Business” means the business of the Company and its Subsidiaries as currently conducted; (ii) “Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Business; (iii) “Intellectual Property Assets” means all rights worldwide in and to (A) patents, patent applications, registrations and invention disclosures, including continuations, divisionals, continuations-in-part, substitutions, revisions, renewals, reissues, extensions and reexaminations (collectively, “Patents”); (B) trademarks, service marks, trade names, service names, brand names, corporate names, logos, slogans, Internet domain names, URLs, and other indicia of origin, together with the goodwill associated with any of the foregoing, and all related registrations, applications for registration and renewals thereof (collectively, “Marks”); (C) published and unpublished works of authorship, including without limitation all software, data, compilations, databases and computer programs, manuals and other documentation, together with all copyrights therein and thereto, copyright registrations and applications therefor, and any renewals, extensions and reversions thereof; (D) proprietary trade secrets, know-how and confidential information (collectively, “Trade Secrets”); (E) all other proprietary, industrial or other intellectual property rights, in each case, whether or not subject to statutory registration or protection; and (F) all common law rights and moral or economic rights of authors and inventors associated with any of the foregoing, however denominated; (iv) “Products” means those products and/or services licensed, sold, distributed and/or otherwise commercialized by the Company or any of its Subsidiaries; and (v) “Registered” means issued by, registered with or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
(j) Since January 1, 2021, all computer systems, servers, network equipment, technology devices, data communication lines, computer hardware, software and all other information technology equipment (including all data stored therein or processed thereby and all documentation associated thereto) owned, leased or licensed by the Company and its Subsidiaries and used in or necessary to the Business (“Company IT Systems”) are adequate and sufficient (including with respect to working condition and capacity), and operate and perform as required by, the Business and operations of the Company and its Subsidiaries. The Company and its Subsidiaries have (i) continuously operated in a manner to preserve and maintain the performance, security and integrity of the Company IT Systems (and all software, information or data stored or otherwise processed on any Company IT Systems) under control of the Company and its Subsidiaries, (ii) continuously maintained all licenses or other rights necessary to use its Company IT Systems, and (iii) maintain reasonable documentation regarding all Company IT Systems under control of the Company or its Subsidiaries, their methods of operation and their support and maintenance. Since January 1, 2021, there has been no malfunction or failure with respect to any Company IT Systems that has had a material effect on the operations of the Business nor to the Knowledge of the Company has there been any unauthorized access to or use of any Company IT Systems under control of the Company and its Subsidiaries. The Company IT Systems under control of the Company and its Subsidiaries are free from any bugs, defects, “back doors,” “drop dead devices,” “time bombs,” “Trojan horses,” “viruses,” “worms,” “spyware,” “malware,” “ransomware” or any other disabling or malicious code.
3.19 Privacy and Protection of Personal Information.
(a) Each of the Company and its Subsidiaries complies and has at all times complied, in all material respects, with all (i) applicable Privacy Laws (as defined in Section 9.2(a)), (ii) regulatory, industry, and self-regulatory guidelines and codes that are binding upon the Company and/or its Subsidiaries or to which the Company and/or its Subsidiaries have publicly represented themselves as complying with, including, to the extent applicable, the Payment Card Industry Data Security Standard and all other rules of the payment card brands relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information (as defined in Section 9.2(a)), (iii) internal privacy policies and all privacy policies published on each web site of the Company or any of its Subsidiaries or otherwise communicated by the Company or any of its Subsidiaries in writing to users of any such web site and other third parties, (iv) notice to or consent from the data subject whose Personal Information has been processed by the Company or any of its Subsidiaries, and (v) contractual commitments made by the Company or any of its Subsidiaries with respect to such Personal Information (the “Privacy Requirements”). The Company and each of its Subsidiaries maintains a privacy policy that incorporates all disclosures to data subjects required by applicable Privacy Requirements and none of the disclosures made or contained in such privacy policy is or has been materially inaccurate, misleading or deceptive or in violation of applicable Privacy Requirements.
(b) The Company has adopted a written information security program approved by the Board of Directors of the Company. Such information security program meets the requirements of 12 C.F.R. part 364, Appendix B, 201 C.M.R. 17.00, and all applicable laws, including state information security requirements (collectively, the “Information Security Requirements”) and includes functioning security measures sufficient to protect all Personal Information under the Company’s custody, control and/or in its possession and to protect such Personal Information from unauthorized access or use by any parties. The Company’s hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security, confidentiality of all Personal Information in accordance with the Privacy Requirements and the Information Security Requirements. The Company has, consistent with industry standards, (i) implemented reasonable procedures to detect any event affecting the security, availability, and/or integrity of the Company’s IT Systems, including any unauthorized access to, or acquisition, use, modification, loss or disclosure of, any Personal Information (“Security Incident”) and (ii) implemented and monitored compliance with such procedures with respect to technical and physical security to protect Personal Information against any Security Incident.
(c) Since January 1, 2021, the Company has: (i) conducted and conducts vulnerability testing, risk assessments, and audits of, and tracks Security Incidents related to, the Company IT Systems and Products of the Company and its Subsidiaries (collectively, “Information Security Reviews”); (ii) corrected all exceptions or vulnerabilities identified in such Information Security Reviews that have been identified as “critical” or “high” or a similar designation; (iii) made available to Buyer true and accurate copies of all Information Security Reviews; and (iv) installed software security patches and other fixes to identified technical information security vulnerabilities. The Company provides its employees with regular training on privacy and data security matters.
(d) In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or controlled by or on behalf of the Company, to the extent required under applicable Privacy Laws, the Company has entered into written data processing agreements with any such third party that comply with applicable Privacy Requirements.

(e) There have been no material Security Incidents involving unauthorized use of or access to Personal Information in the possession, custody or control of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any service provider acting on behalf of the Company or any of its Subsidiaries, and no unresolved breach or violation of the Company IT Systems has occurred or is known or suspected, and there has been no unauthorized or illegal use of or access to any Personal Information. The Company has a data breach response plan in place and tests this plan at least annually.
(f) The consummation of any of the transactions contemplated hereby will not violate any applicable Privacy Requirements.
(g) Since January 1, 2019, (i) there have not been any actions related to violations of applicable Privacy Requirements or Information Security Requirements, and to the Knowledge of the Company, there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims, and (ii) neither the Company nor any of its Subsidiaries has received any correspondence relating to, or written notice of any proceedings, claims, investigations or alleged violations of, applicable Privacy Requirements or Information Security Requirements from any Person or Governmental Authority, and there is no such ongoing proceeding, claim, investigation or allegation.
(h) The Company and its Subsidiaries do not distribute marketing communications to any Person except in accordance with applicable Privacy Requirements and the Company maintains auditable records of opt-in consents or opt-out requests for each data subject to whom it or any Subsidiary sends marketing communications.
(i) To the Knowledge of the Company, the Company is not subject to the California Consumer Privacy Act (“CCPA”) or the European General Data Protection Regulation (“GDPR”) and has not engaged in any activities that would cause it to be required to comply with the CCPA or the GDPR.
(j) The Company has employed commercially reasonable disaster recovery and business continuity plans, procedures and facilities, in each case, consistent in all material respects with industry standards, and has taken commercially reasonable steps to safeguard the Company IT Systems.
3.20 Material Agreements; Defaults.
(a) Except as set forth on Schedule 3.20(a) of the Company Disclosure Schedule, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreement, contract, arrangement, commitment or understanding (whether written or oral), or amendment thereto, (i) with respect to the employment or service of any directors, officers, employees or consultants, including without limitation with respect to the termination of any such employment or service; (ii) which would entitle any present or former director, officer, employee or agent of the Company or any of its Subsidiaries to indemnification from the Company or any of its Subsidiaries; (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (iv) by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof, other than intercompany agreements entered into in the ordinary course of business consistent with past practice; (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company or any of its Subsidiaries; (vi) which provides for payments to be made by the Company or any of its Subsidiaries upon a change in control thereof; (vii) which provides for the lease of personal property having a value in excess of $50,000 individually or $125,000 in the aggregate; (viii) which relates to capital expenditures and involves future payments in excess of $25,000 individually or $50,000 in the aggregate; (ix) which relates to the disposition or acquisition of assets (other than Intellectual Property Assets) or any interest in any business enterprise outside the ordinary course of the Company’s business consistent with past practice; (x) whereby the Company or any of its Subsidiaries receives from or grants to a third party any license or other right to Intellectual Property Assets material to their businesses, other than non-exclusive licenses to commercially available off-the-shelf software; (xi) which primarily relate to data processing, privacy or data protection, including any contract for the collection, use, disclosure, storage, transfer or disposal of Personal Information other than agreements entered into in the ordinary course of business consistent with past practice; (xii) which is not terminable on 60 days or less notice and involving the payment of more than $50,000 per annum; (xiii) which contains any non-competition or non-solicitation arrangements or other arrangements or obligations that purport to limit or restrict in any material respect the ability of the Company or any of its Subsidiaries (including, following consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries) to solicit customers or the manner in which, or the localities in which, all or any material portion of the business of the Company and its Subsidiaries (including, following consummation of the transaction contemplated hereby, Buyer or any of its Subsidiaries) is or could be conducted; (xiv) which is a collective bargaining agreement or other agreement with a labor union or like organization entered into by the Company or any of its Subsidiaries; or (xv) which materially restricts the conduct of any business by the Company or any of its Subsidiaries. Each agreement, contract, arrangement, commitment or understanding of the type described in this Section 3.20(a), whether or not set forth on Schedule 3.20(a) of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” The Company has previously made available to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.
(b) Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, all other parties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract, or any other agreement or instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.
3.21 Property and Leases.
(a) Each of the Company and its Subsidiaries has good, valid and marketable title to all the real property and all other property owned by it, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company Balance Sheet, (ii) Liens for current taxes and assessments not yet past due or which are being contested in good faith and for which adequate reserves have been established therefor by the Company if required in accordance with GAAP, (iii) mechanics’ and materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, and none of which have a material impact on the use or value of the Company, its Subsidiaries or the applicable real or other property, and (iv) pledges or deposits arising in the ordinary course of business that secure public or statutory obligations (the foregoing clauses (i)-(iv), “Permitted Liens”). Neither the Company nor any of its Subsidiaries has received written notice of any violation of and has no Knowledge that it is in breach of any recorded easements, covenants or restrictions affecting any real property or other property interests owned or leased by it, and to the Knowledge of the Company there has not occurred any event which with notice or lapse of time or both would constitute such a breach thereunder by the Company or any of its Subsidiaries, in each case, that would reasonably be expected to result in liabilities to or require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted thereon, and, to the Knowledge of the Company, no other party is in violation of any such easements, covenants or restrictions.
(b) Each lease or sublease of real property (the “Leased Real Property”) to which the Company or any of its Subsidiaries is a party is listed on Schedule 3.21(b) of the Company Disclosure Schedule, including all amendments and modifications thereto, and is in full force and effect (the “Leases”). The Company or its applicable Subsidiary has a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens and any mortgages or other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property. There exists no material breach or default under any Leases by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there exists no material breach or default under any such Leases or sublease by any other party, nor any event which with notice or lapse of time or both would constitute a material breach or default thereunder by such other party. All rent and other material sums and charges payable by the Company or applicable Subsidiary as tenant under a Lease are current. The Company has previously made available to Buyer complete and correct copies of all such Leases, including all amendments and modifications thereto. The Leases are in full force and effect, enforceable in accordance with their terms and constitute binding obligations of a Company or Subsidiary, as applicable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Merger nor the Bank Merger requires the consent of any other party to a Lease or will result in a breach of or default under any Lease. Schedule 3.21(b) of the Company Disclosure Schedule includes a list of all security deposits held under the Leases, all of which have been paid to, and (to the Knowledge of the Company) are being held by, the applicable landlord in compliance with the applicable Lease and applicable law, and no such security deposit under the Leases has been applied in respect of a breach or default under such Leases; neither the Company nor any Subsidiary of the Company owes, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Leases; there are no outstanding tenant improvements, free rent, or other landlord inducement costs in favor of the Company or any Subsidiary; all rents, legal deposits and additional guarantees and any other amounts or charges to the extent due and payable under the Leases have been paid; no Company or Subsidiary has provided or received any written notice of any intention to terminate, any Lease; there are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any person other than the Company or a Subsidiary any right to the possession, use, occupancy or enjoyment of any Leased Real Property; neither the Company nor any Subsidiary has collaterally assigned or granted any security interest in such Lease or any interest therein; there is no Person (other than the Company or its Subsidiaries, as applicable) in possession of the Leased Real Property; no material construction, alteration, decoration or other work due to be performed by any landlord pursuant to any Lease remains to be performed thereunder and all construction allowances or other sums to be paid to the Company or any of its Subsidiaries and all amounts owed to outside contractors or other third parties for work performed by or at the request of the Company or its Subsidiaries with respect to any of the Leased Real Property have been paid in full, to the extent currently due and payable; and the Company (or its Subsidiaries, as applicable) have not vacated or abandoned any of the Leased Real Property or given notice of intent to do so.
(c) Schedule 3.21(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company Bank (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”). Neither the Company nor any Company Subsidiary other than the Company Bank owns and any real property. Schedule 3.21(c) of the Company Disclosure Schedule contains a true, correct and accurate rent roll listing all tenants who lease space in the Owned Real Property, the rent paid, term, security deposit and all other material terms; except as set forth in Schedule 3.21(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person any right to the possession, use, occupancy or enjoyment of any Owned Real Property. True, correct and complete copies of all leases to tenants who lease space in the Owned Real Property have been made available to Buyer. Neither the Company nor any of its Subsidiaries has granted any outstanding right to purchase, right of first refusal to purchase, right of first offer or any similar rights with respect to such properties. The Company has made available to Buyer the most current copies of policies of title insurance for the Owned Real Property, and no claim has been made against any such policy which remains pending. The Company has made available to Buyer copies of the most recent surveys and copies of deeds evidencing fee simple title for the Owned Real Property together with copies of all documents listed as exceptions on such title policy. Except as disclosed on Schedule 3.21(c) of the Company Disclosure Schedule, there are no management agreements pursuant to which any third party manages or operates any Owned Real Property or any portion thereof (the “Management Agreement Documents”). Correct and complete copies of any Management Agreement Documents have been provided to Buyer. Each of any such Management Agreement Documents is valid and binding on the Company or its Subsidiary, and, to the Knowledge of the Company, each other party thereto, subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and is in full force and effect. Neither the Company nor any of its Subsidiaries has received written notice that it is in default of any obligations under any Management Agreement Document, and, to the Knowledge of the Company, the manager under such Management Agreement Document has not received written notice that it is in default of its obligations under such Management Agreement Document. Except as listed in Schedule 3.21(c) of the Company Disclosure Schedule, none of the Owned Real Property is subject to special flood or mudslide hazards or within the 100-year flood plain.

(d) None of the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule and, to the Knowledge of the Company, none of the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation, or any registered deeds, restrictions of record or other agreements affecting such properties, in any respect that would reasonably be expected to result in liabilities to or require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted there, and, to the Knowledge of the Company, there are no proposed changes therein that would so affect any such property or its use. The plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule, and to the Knowledge of the Company, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used; and to the Knowledge of the Company there are no facts or conditions affecting any of such properties or any plants, buildings or other structures thereon which would interfere in any material respect with the current use, occupancy or operation thereof, in each case other than relating to ordinary course wear and tear or the effects of the passage of time. With respect to any of the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule and, to the Knowledge of the Company, any of the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule, except as listed on Schedule 3.21(d) of the Company Disclosure Schedule, (i) there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings, suits or administrative actions relating to such Real Property or other matters materially affecting adversely the current use, occupancy or value thereof; (ii) there is no renovation or construction project currently being performed or (solely with respect to Leased Real Property, to the Knowledge of the Company) contemplated at such Real Property; (iii) all requisite certificates of occupancy and other permits or approvals required with respect to such Real Property and the occupancy and use thereof have been obtained, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and, to the Knowledge of the Company, there are no facts that would prevent such Real Property from being occupied by Buyer, after the Closing Date in the same manner as occupied by the Company and/or its Subsidiaries immediately prior to the Closing; (iv) the Company has not entered into any contract for the sale of such Real Property or any constituent or portion thereof, and no lease or other agreement affecting such Real Property contains any rights of first refusal, right of first offer or options to purchase such real property or any portion thereof or any other similar rights; (v) there are no disputes, claims, litigations, investigations, and proceedings affecting such Real Property; (vi) no damage or destruction has occurred with respect to any of the Real Property that would be material to the Company and its Subsidiaries, taken as a whole, whether or not covered by an enforceable insurance policy; (vii) there are currently in effect such insurance policies for the Real Property as are customarily maintained with respect to similar properties utilized for comparable purposes; all premiums due on such insurance policies have been paid by the Company or its Subsidiaries, as applicable; neither the Company nor any of its Subsidiaries has received, and neither the Company nor any of its Subsidiaries has Knowledge of, any written notice or request from any insurance company requesting the performance of any material work or alteration with respect to any Real Property or any portion thereof; neither the Company nor any of its Subsidiaries has Knowledge of, or has received written notice from any insurance company concerning any defects or deficiencies which if not corrected would result in termination of insurance coverage or increase its cost; and (viii) each parcel of Real Property has direct access to a public street adjoining the Real Property, and such access is not dependent on any land or other real property interest which is not included in the Real Property; none of the plants, buildings, structures and equipment or any portion thereof is dependent for its access, use, or operation on any land, building, improvement or other real property interest which is not included in the Real Property.
3.22 Inapplicability of Takeover Laws. The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any applicable “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws and regulations (collectively, “Takeover Laws”).

3.23 Regulatory Capitalization. The Company and Company Bank are, and immediately prior to the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB and the FDIC.
3.24 Loans; Nonperforming and Classified Assets.
(a) Each loan agreement, note or borrowing arrangement, including, without limitation, mortgage loans, home equity loans, and lines of credit, personal loans, business loans, portions of outstanding lines of credit, credit card accounts, and loan commitments, on the Company’s or its applicable Subsidiary’s books and records (collectively, “Loans”) (i) is evidenced by notes, agreements, other evidences of indebtedness, security instruments (if applicable) that are true, genuine, enforceable and what they purport to be, and documentation appropriate and sufficient to enforce and service such Loan in accordance with its terms, and, except as set forth on Schedule 3.24(a) of the Company Disclosure Schedule, complete and correct sets of originals of all such documents which are included in such books and records; (ii) represents the legal, valid and binding obligation of the related borrower, enforceable in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies; and (iii) complies with applicable law in all material respects, including the Finance Laws and any other applicable lending and servicing laws and regulations. With respect to each Loan, to the extent applicable, the Loan file contains all original notes, agreements, other evidences of indebtedness, security instruments and financing statements. Each Loan file contains true, complete and correct copies of all material Loan documents evidencing, securing, governing or otherwise related to the Loan and such documents and instruments are in due and proper form. Each Loan document is free of fraud and any misrepresentation, if executed is signed by the persons it purports to be signed by, and witnessed or, as appropriate, notarized by the persons whose signatures appear as witnesses or notaries.
(b) Except as set forth on Schedule 3.24(b) of the Company Disclosure Schedule, and other than Loans that have been pledged to the Federal Home Loan Bank or the Federal Reserve Bank of Boston in the ordinary course of business, no Loan has been assigned or pledged, and the Company or its applicable Subsidiary has good and marketable title thereto, without any basis for forfeiture thereof. The Company or its applicable Subsidiary is the sole owner and holder of the Loans free and clear of any and all Liens other than a Lien of the Company or its applicable Subsidiary.
(c) Other than exceptions approved in accordance with applicable policies in the ordinary course of business, each Loan, to the extent secured by a Lien of the Company or its applicable Subsidiary, is secured by a valid, perfected and enforceable Lien of the Company or its applicable Subsidiary in the collateral for such Loan.
(d) Each Loan was underwritten and originated or purchased by the Company or its applicable Subsidiary (i) in the ordinary course of business and consistent with the Company’s or its applicable Subsidiary’s policies and procedures for loan origination or purchase in place at the time such Loan was made or purchased and (ii) in accordance with applicable law in all material respects, including without limitation, laws related to usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory lending, abusive lending, and fair credit reporting.
(e) Each Loan has been marketed, solicited, brokered, originated, made, maintained, serviced and administered in accordance with (i) applicable law in all material respects, including the Equal Credit Opportunity Act, Regulation B of the Consumer Financial Protection Bureau and the Fair Housing Act; (ii) the Company’s or its applicable Subsidiary’s applicable loan origination and servicing policies and procedures; and (iii) the Loan documents governing each Loan.
(f) To the Knowledge of the Company, no Loan is subject to any valid right of rescission, set-off, claim, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the note or the security instrument (if applicable), or the exercise of any right thereunder, render either the note or the security instrument (if applicable) unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

(g) Each Loan that is covered by an insurance policy or guarantee was (i) originated or underwritten in accordance with the applicable policies, procedures and requirements of the insurer or guarantor of such Loan at the time of origination or underwriting and (ii) to the Knowledge of the Company continues to comply with the applicable policies, procedures and requirements of the insurer or guarantor in all material respects, such that the insurance policy or guarantee covering the Loan is in full force and effect. To the Knowledge of the Company, there are no defenses, counterclaims, or rights of set-off affecting the eligibility of the Loan for insurance by an insurer or for a guarantee by a guarantor, of affecting the validity or enforceability of any insurance or guarantee with respect to a Loan as a result of any act, error or omission of the Company or any of its Subsidiaries.
(h) Schedule 3.24(h) of the Company Disclosure Schedule discloses as of June 30, 2024: (i) any Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to the Knowledge of the Company, in material violation, breach or default of any other provision thereof, including a description of such breach or default; (ii) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the “Classified Loans”); (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or 5% or greater shareholder of the Company, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the FRB have been made by the Company or its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features, and have otherwise been made in accordance with the requirements of Regulation O.
(i) The allowance for Loan losses reflected in the Company Balance Sheet, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.
(j) The Company has previously made available to Buyer complete and correct copies of its and its applicable Subsidiary’s lending and servicing policies and procedures.
(k) No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to any Loan has taken place on the part of the Company, any Subsidiary or any other Person, including, without limitation, to the Knowledge of the Company, any borrower, any broker, any correspondent or any settlement service provider.
(l) The Company or any Subsidiary is not in breach, and has not breached, any material provision contained in any agreement pursuant to which the Company has brokered, originated, made, sold, participated or performed any activity in connection with any Loan.
(m) Except as set forth on Schedule 3.24(m) of the Company Disclosure Schedule, there is no pending action, suit, proceeding, investigation, or litigation, or to the best of the Company’s Knowledge, threatened, with respect to any Loan.
(n) Except as set forth on Schedule 3.24(n) of the Company Disclosure Schedule, there are no payment defaults as to any Loan.
(o) Except as set forth on Schedule 3.24(o) of the Company Disclosure Schedule, no loan made by the Company or any Subsidiary is subject to a repurchase, make-whole, indemnification or other recourse request or demand from any Person that purchased or acquired such loan, and no facts or circumstances exist that would reasonably be expected to give rise to any repurchase, make-whole, indemnification or other recourse request of demand.
(p) Except as set forth on Schedule 3.24(p) of the Company Disclosure Schedule, to the Knowledge of the Company neither the borrower nor any guarantor of any Loan is in bankruptcy.
(q) For each Loan, there is no default, breach, violation or event of acceleration existing under, as applicable, the mortgage, security instrument, loan agreement or note and no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute or reasonably be expected to result in a default, breach, violation or event of acceleration, and the Company and any of its Subsidiaries has not waived any default, breach, violation or event of acceleration, all except as provided in the immediately following sentence. None of the rights or remedies under the documentation related to the Loan has been amended, modified, waived, subordinated or otherwise altered by the Company or any of its Subsidiaries, except as evidenced by a written instrument which is a part of the related Loan file and recorded as necessary to establish or enforce all related rights.
(r) Except as set forth on Schedule 3.24(r) of the Company Disclosure Schedule, none of the Loans are serviced by third parties, and there are no obligations, agreements or understandings that could result in any Loan becoming subject to any such third party-servicing.
3.25 Deposits.
(a) The deposits of Company Bank have been solicited, originated and administered by Company Bank in accordance with the terms of their governing documents in effect from time to time and with applicable law in all material respects.
(b) Each of the agreements relating to the deposits of Company Bank is valid, binding, and enforceable upon its respective parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.
(c) Company Bank has complied with applicable law in all material respects relating to overdrafts, overdraft protection and payment for overdrafts.
(d) Any debit cards issued by Company Bank with respect to the deposits of Company Bank have been issued and administered in accordance with applicable law in all material respects, including the Electronic Fund Transfer Act of 1978, as amended, and Regulation E of Consumer Financial Protection Bureau.
3.26 Investment Securities. Each of the Company and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP. The Company and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses. The Company and its Subsidiaries are permitted to own any investment securities owned by it in accordance with applicable law.
3.27 Investment Management and Related Activities. None of the Company, any of its Subsidiaries or the Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity (excluding mortgage loan originators) with a Governmental Authority. Neither the Company nor any of its Subsidiaries engages in any trust business, nor administers or maintains accounts for which it acts as fiduciary (other than individual retirement accounts that are invested in deposits of Company Bank and over which neither the Company nor any of its Subsidiaries has investment discretion), including accounts for which it serves as trustee, custodian, agent, personal representative, guardian or conservator.
3.28 Derivative Transactions. All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and, to the Company’s Knowledge, were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. For purposes of this Section 3.28, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
3.29 Repurchase Agreements. With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.
3.30 Deposit Insurance. The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.
3.31 CRA, Anti-money Laundering and Customer Information Security.
(a) Neither the Company nor Company Bank is a party to any agreement with any individual or group regarding matters related to the Community Reinvestment Act of 1977, as amended, and any equivalent applicable state laws (collectively, the “CRA”). Company Bank is in compliance with all applicable requirements of the CRA. Company Bank currently has, and has no reason to believe that immediately prior to the Effective Time it will not have, a CRA rating of “satisfactory” or better.
(b) The Company and each of its Subsidiaries, including Company Bank, is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering administered or enforced by any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act” and all such applicable laws, the “Money Laundering Laws”). The Board of Directors of Company Bank has adopted and Company Bank has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder, including the requirement to perform customer due diligence on legal entity customers, and the Company and each of its Subsidiaries, including Company Bank, have complied, and are in compliance, with such written anti-money laundering program.
(c) None of (i) the Company, (ii) any Subsidiary of the Company, (iii) any Person on whose behalf the Company or any Subsidiary of the Company is acting, or (iv) to the Knowledge of the Company, any Person who directly or indirectly beneficially owns securities issued by the Company or any Subsidiary of the Company, is (A) named on the most current list of “Specially Designated Nationals” published by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns, or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither the Company and nor any of its Subsidiaries, including Company Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither the Company nor any of its Subsidiaries, including Company Bank, is currently engaging in such transactions. The Company and each of its Subsidiaries is currently in compliance, and has at all times complied, with any requirement to block and report to OFAC any property in its possession or control in which any person whose interest in property is blocked has an interest. The Company and its Subsidiaries, including Company Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing matters.
(d) The Company has no Knowledge of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe (because of Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2023, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company or any Subsidiary of the Company, including Company Bank to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, or the Privacy Requirements. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Company or its Subsidiaries, including Company Bank, with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State or the Privacy Requirements is pending or, to the Knowledge of the Company, threatened.
3.32 Transactions with Affiliates. Except as set forth on Schedule 3.32 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning 5% or more of the outstanding Company Common Stock, director, employee or Affiliate of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. Except as set forth on Schedule 3.32 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders owning 5% or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All transactions between the Company Bank and any of its “affiliates” (as defined in Regulation W of the FRB) comply, to the extent applicable, with Regulation W of the FRB.
3.33 Brokers; Fairness Opinion. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company or any of its Subsidiaries for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Performance Trust Capital Partners LLC (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been previously provided to Buyer. The Company has received the opinion of the Financial Advisor, to the effect that, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair from a financial point of view to such shareholders, and such opinion has not been amended or rescinded, and remains in full force and effect. The Company shall provide to Buyer solely for informational purposes a copy of the executed opinion of the Financial Advisor as soon as practicable following the execution of this Agreement. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement/Prospectus.
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER
4.1 Making of Representations and Warranties. As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, except as disclosed in any of the Buyer SEC Documents prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risks set forth in any “forward looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Buyer hereby makes to the Company the representations and warranties contained in this Article IV.
4.2 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine. Buyer is a duly registered bank holding company under the BHCA and the regulations of the FRB promulgated thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failure to be so qualified that would not be material to Buyer. Each of Buyer’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified, except for any failure to be so qualified that would not be material to Buyer. Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries.
4.3 Capitalization. As of the date hereof, the authorized capital stock of Buyer consists of 40,000,000 shares of Buyer Common Stock, of which 14,575,979 were issued and 14,575,979 are outstanding. The outstanding shares of Buyer’s capital stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights). The shares of Buyer Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights. As of the date hereof, other than 500,000 shares of Buyer Common Stock reserved for issuance under any Buyer equity incentive plan or program, of which (a) 268,663 shares of Buyer Common Stock have been issued and (b) 231,337 shares of Buyer Common Stock remain available for issuance under any such Buyer equity incentive plan or program, there are no additional shares of Buyer’s capital stock authorized or reserved for issuance. Buyer does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and Buyer does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights.
4.4 Buyer Bank. The equity securities of Buyer Bank are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights. Buyer Bank has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.
4.5 Corporate Power. Each of Buyer and its Subsidiaries has the corporate power and authority in all material respects to carry on its business as it is now being conducted and to own all of its properties and assets; and Buyer has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of the Regulatory Approvals (as defined in Section 9.2(a)).
4.6 Corporate Authority.
(a) The Buyer Board has adopted resolutions (i) determining that the terms of this Agreement and the transactions contemplated hereby are advisable and in the best interests of Buyer and its shareholders and (ii) approving this Agreement and the transactions contemplated hereby, including, but not limited to, the issuance of shares of Buyer Common Stock (the “Buyer Share Issuance”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Merger and this Merger Agreement do not require the approval of Buyer’s shareholders.
(b) No corporate proceedings on the part of Buyer are necessary to authorize, adopt, or approve, as applicable, this Agreement or to consummate the transactions contemplated hereby (except for the filing of the appropriate merger documents as required by the MBCA and the NHBCA and the adoption and approval of the Bank Merger Agreement by Buyer as Buyer Bank’s sole shareholder). Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms except, in each case, as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity.
4.7 Non-Contravention.
(a) Subject to the receipt of the Regulatory Approvals, and the required filings under federal and state securities laws and applicable stock exchange rules, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Buyer do not and will not (i) constitute a breach or violation of, or a default under, Buyer’s Articles of Incorporation or Bylaws, or (ii) require the consent or approval of any Governmental Authority.

(b) As of the date hereof, Buyer has no Knowledge of any reasons relating to Buyer or Buyer Bank (including, without limitation, compliance with the Community Reinvestment Act or the USA PATRIOT Act) why (i) all of the Regulatory Approvals would not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
4.8 Corporate Records; Articles of Incorporation; Bylaws. Buyer has made available to the Company a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, of Buyer. Buyer is not in violation of any of the terms of its Articles of Incorporation or Bylaws.
4.9 Compliance with Laws. Each of Buyer and its Subsidiaries, except as publicly disclosed:
(a) since January 1, 2021, has been and is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, all Finance Laws;
(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of Buyer, no suspension or cancellation of any of them is threatened, except in each case those the absence of which would not be material to Buyer; and
(c) has received, since January 1, 2021, no notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Buyer within a certain time period or indefinitely (nor, to the Knowledge of Buyer, do any grounds for any of the foregoing exist), except, in each case of clauses (i) through (iv), such notification or communication would not be material to Buyer.
4.10 Litigation; Regulatory Action.
(a) No material litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the Knowledge of Buyer, (i) no litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding. Neither Buyer nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2021, a recipient of any supervisory letter from, or since January 1, 2021, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated banks or financial holding companies or their subsidiaries.
(b) Neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries.
(c) Neither Buyer nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

4.11 SEC Documents; Financial Reports; and Regulatory Reports.
(a) Buyer’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2023 (the “Buyer Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Buyer or any of its Subsidiaries subsequent to January 1, 2019 under the Securities Act (as defined in Section 9.2(a)), or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (as defined in Section 9.2(a)) (collectively, the “Buyer SEC Documents”), with the SEC, and all of Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply as to form, in all material respects, with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present, in all material respects, the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present, in all material respects, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements.
(b) Buyer and each of its Subsidiaries, officers and directors are in compliance, and have complied, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of Nasdaq in all material respects. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.
(c) Since January 1, 2021, Buyer and its Subsidiaries have duly filed with the FRB and the Office of the Comptroller of the Currency (“OCC”), and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations, except as would not be material to Buyer.
4.12 Absence of Certain Changes or Events. Except as disclosed in Buyer SEC Documents (other than risk factors and other forward-looking information) filed or furnished prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2023, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
4.13 Buyer Employee Programs.
(a) Each material Employee Program that is sponsored or maintained by Buyer or any of its ERISA Affiliates, or with respect to which Buyer or any of its ERISA Affiliates has or may have any liability (including by reason of being or having been an ERISA Affiliate with any other Person) (each, a “Buyer Employee Program”) is, and has been established, operated, and administered in compliance with its terms and with applicable laws and regulations in all material respects, including without limitation ERISA, the Code, and the Affordable Care Act.

(b) Each material Buyer Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Buyer Employee Program for any period for which such Buyer Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of Buyer, no event or omission has occurred that would cause any Company Employee Program to lose such qualification or require corrective action under the IRS Employee Plans Compliance Resolution System to maintain such qualification.
(c) No Buyer Employee Program is subject to the laws of any jurisdiction outside the United States.
(d) Neither Buyer nor any of its ERISA Affiliates maintains, or has in the past six (6) years maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Buyer nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full.
(e) With respect to any Buyer Employee Program that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, none of the following has occurred or existed, nor will any of the following occur or exist as a result of the transactions contemplated by this Agreement: (i) a failure to make on a timely basis any contribution (including, without limitation, any installment) required under Section 302 or 303 of ERISA or Section 412 of the Code; (ii) the filing of an application for a waiver described in Section 412(c) of the Code and Section 303 of ERISA; (iii) a “reportable event” within the meaning of ERISA Section 4043, for which the notice requirement is not waived by the regulations thereunder; (iv) an event or condition which presents a material risk of a plan termination or any other event that may cause Buyer or any ERISA Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA; or (v) “unfunded benefit liabilities” within the meaning of ERISA Section 4001(a)(18).
4.14 Regulatory Capitalization. Buyer and Buyer Bank currently are, and Buyer has no reason to believe that immediately after the Effective Time either will not be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.
4.15 CRA, Anti-money Laundering and Customer Information Security.
(a) Buyer Bank currently has, and has no reason to believe that immediately prior to the Effective Time it will not have, a CRA rating of “satisfactory” or better.
(b) Buyer and each of its Subsidiaries, including Buyer Bank, is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the USA PATRIOT Act, and the Money Laundering Laws, except as would not be material to Buyer. The Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder, including the requirements to perform customer due diligence on legal entity customers, and Buyer and each of its Subsidiaries, including Buyer Bank, have complied, and are in compliance, with such written anti-money laundering program.
(c) None of (i) Buyer, (ii) any Subsidiary of Buyer, (iii) any Person on whose behalf Buyer or any Subsidiary of Buyer is acting, or (iv) to Buyer’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by Buyer or any Subsidiary of Buyer, is (A) named on the most current list of “Specially Designated Nationals” published by OFAC or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the

U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns, or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither Buyer and nor any of its Subsidiaries, including Buyer Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither Buyer nor any of its Subsidiaries, including Buyer Bank, is currently engaging in such transactions. Buyer and each of its Subsidiaries is currently in compliance, and has at all times complied, with any requirement to block and report to OFAC any property in its possession or control in which any person whose interest in property is blocked has an interest. Buyer and its subsidiaries, including Buyer Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing.
(d) Buyer is in compliance with the Information Security Requirements, in all material respects. The Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented a written information security program that meets the requirements of applicable law, in all material respects.
(e) Buyer has no Knowledge of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2023, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer or any Subsidiary of Buyer, including Buyer Bank to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State or Privacy Requirements or Information Security Requirements. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Buyer or its Subsidiaries, including each of Buyer Bank, with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State or Privacy Requirements or Information Security Requirements is pending or, to the knowledge of Buyer, threatened.
4.16 Taxes and Tax Returns.
For purposes of this Section 4.16, any reference to Buyer or its Subsidiaries shall be deemed to include a reference to Buyer’s predecessors or the predecessors of its Subsidiaries, respectively, except where inconsistent with the language of this Section 4.15(d).
(a) Each of Buyer and its Subsidiaries has (i) timely filed (or there has been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects, and (ii) timely paid in full (or there has been timely paid in full on its behalf) all Taxes required to have been paid by it.
(b) The unpaid Taxes of Buyer and its Subsidiaries (i) did not, as of December 31, 2023, exceed the accrued Tax liability (rather than any deferred income Tax liability established to reflect timing differences between book and Tax income) set forth in Buyer’s financial statements and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of Buyer and its Subsidiaries in filing their Tax Returns.
(c) Proper and accurate amounts have been withheld by Buyer and each of its Subsidiaries from its respective employees, independent contractors, creditors, shareholders, depositors, and other payees for all periods in compliance with the tax withholding provisions of applicable U.S. federal, state, county and local laws.
(d) As of the date of this Agreement, no U.S. federal, state, local or non-U.S. audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Buyer or any of its Subsidiaries, and none of Buyer or its Subsidiaries has received written notice of any pending or proposed claims, audits or proceedings with respect to Taxes.
(e) None of Buyer or any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only Buyer and its Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year. None of Buyer or any of its Subsidiaries has any liability for the Taxes of any Person (other than Buyer or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract (other than customary provisions of any commercial, employment, financing, or leasing agreement entered into in the ordinary course of business the principal purpose of which is not related to Taxes), or otherwise.
(f) Neither Buyer nor any Subsidiary of Buyer has taken or agreed to take any action or knows of the existence of any fact that is reasonably likely to prevent or impede (i) the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) Buyer’s counsel from delivering the opinion described in Section 7.2(b), or (iii) the Company’s counsel from delivering the opinion described in Section 7.3(b).
(g) As of the date hereof, Buyer is aware of no reason why the Merger or Bank Merger would fail to qualify as a “reorganization” under Section 368(a) of the Code.
4.17 Labor Matters. Neither Buyer nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Buyer or any of its Subsidiaries, to the Knowledge of Buyer, the subject of a material proceeding asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No material work stoppage involving Buyer or any of its Subsidiaries is pending, or to the Knowledge of Buyer threatened. To the Knowledge of Buyer, no labor union is attempting to organize employees of Buyer or any of its Subsidiaries.
4.18 Insurance. Buyer and each of its Subsidiaries is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations.
4.19 Privacy and Protection of Personal Information.
(a) Each of Buyer and its Subsidiaries has at all times complied, in all material respects, with the Privacy Requirements (to the extent applicable to the Buyer and its Subsidiaries). Buyer and its Subsidiaries have a privacy policy that incorporates all disclosures to data subjects required by applicable Privacy Laws and none of the disclosures made or contained in such privacy policy is or has been materially inaccurate, misleading or deceptive or in violation of applicable Privacy Laws.
(b) Buyer provides its employees with regular training on privacy and data security matters to the extent required by applicable Privacy Laws.
(c) In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or controlled by or on behalf of Buyer, to the extent required under applicable Privacy Laws, Buyer has entered into written data processing agreements with any such third party in accordance with the requirements of applicable Privacy Laws.
(d) Since January 1, 2021, to the Knowledge of Buyer, there have been no material data security incidents involving unauthorized use of or access to Personal Information in the custody and control of Buyer or any of its Subsidiaries or any service provider acting on behalf of Buyer or any of its Subsidiaries, and no unresolved breach or violation of the information security systems of Buyer or any of its Subsidiaries has occurred or is known or suspected, and there has been no unauthorized or illegal use of or access to any Personal Information. Buyer has a data breach response plan in place and tests this plan on a no less than an annual basis.
(e) The consummation of any of the transactions contemplated hereby will not violate any applicable Privacy Laws or the privacy policies of Buyer.

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1 Company Forbearances. From the date hereof until the Effective Time, except as set forth on Schedule 5.1 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer, the Company will not, and will cause each of its Subsidiaries not to:
(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice, or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would reasonably be expected to (i) adversely affect the ability of any party to obtain any necessary approval of the Company’s shareholders or any Governmental Authority required for the transactions contemplated hereby (including, without limitation, the Regulatory Approvals) or (ii) adversely affect the Company’s ability to perform any of its material obligations under this Agreement.
(b) Stock. (i) Issue, grant, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock options or stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing stock options, stock appreciation rights or other rights to subscribe for or acquire shares of stock, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.
(c) Dividends, Etc. (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock other than (x) dividends from wholly-owned Subsidiaries to the Company or any other wholly-owned Subsidiary of the Company, as applicable or (y) regular semi-annual cash dividends on Company Common Stock no greater than $0.35 per share with record and payment dates consistent with past practice (subject to the last sentence of this clause (c)), or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance restricted stock unit awards or tendered to pay withholding taxes or in payment of the exercise price of stock options). After the date hereof, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto and align such dates with the corresponding dates with respect to any dividends in respect of Buyer Common Stock (including consideration of changing to a quarterly schedule for the dividends in respect of the Company Common Stock), it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two dividends for any semi-annual period in which the Company pays dividends with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders receive in exchange therefor in the Merger.
(d) Compensation; Employment Agreements; Other Employee Arrangements. (i) Increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee or Contingent Worker, and (ii) make any incentive or bonus payments, or provide any tax “gross-up” or similar “make-whole” payments, except for (A) increases in base salary or wages in the ordinary course of business consistent with past practice, provided, that no such increases in base salary or wages shall be greater than 5% of any applicable employee’s or Contingent Worker’s annual base salary, wages or consulting fees on an individual level and shall not exceed 5% on an aggregate level per annum, (B) as may be required by law, or (C) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 5.1(d) of the Company Disclosure Schedule.
(e) Benefit Plans. (i) Except actions as may be required by either (A) applicable law or (B) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 5.1(e) of the Company Disclosure Schedule, enter into, establish, adopt or amend any Employee Program or any arrangement that would have been an Employee Program had it been entered into prior to this Agreement, including, without limitation, taking any action that accelerates the vesting, lapsing of restrictions, or exercise of any benefits payable thereunder, (ii) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Employee Program, or (iii) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Program that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP.
(f) Company Employees and Contingent Workers; Directors. (i) Hire or terminate, other than for cause or as required by law, the employment of any employee or Contingent Worker with an annual salary or wage rate or consulting fees in excess of $125,000, (ii) elect to any office any person who is not a member of the Company’s management team as of the date of this Agreement, or (iii) elect to the Company Board any person who is not a member of the Company Board as of the date of this Agreement.
(g) Dispositions. Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties (or any material fixtures or equipment thereon) except (i) other than with respect to Intellectual Property Assets, in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole and (ii) with respect to Intellectual Property Assets, the grant of non-exclusive licenses in the ordinary course of business and the expiration of Registered Intellectual Property at the end of their maximum statutory terms.
(h) Governing Documents. Amend the Company’s or Company Bank’s articles of incorporation or bylaws (or equivalent documents).
(i) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, securities, deposits or properties of any other entity.
(j) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $50,000 in the aggregate.
(k) Contracts. Enter into or terminate any Company Material Contract or amend or modify in any material respect any Company Material Contract or Lease, or waive any rights under any Company Material Contract or Lease.
(l) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect.
(m) Banking Operations. Enter into any new line of business; change its material lending, investment, underwriting, risk and asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; or file any application or make any contract with respect to branching or site location or branching or site relocation.
(n) Derivative Transactions. Enter into any Derivative Transactions other than in the ordinary course of business consistent with past practice.
(o) Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, federal home loan bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.
(p) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or not in accordance with the investment policy of the Company or its relevant Subsidiary or (ii) any other debt security other than in the ordinary course of business consistent with past practice, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified.
(q) Loans. Make, renegotiate, renew, increase, extend, modify or purchase any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business consistent with past practice in amounts not to exceed $3,000,000.
(r) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice); or foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA, or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of Hazardous Material.
(s) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.
(t) Tax Matters. Except as required by law or applicable regulatory authority, make (other than in the ordinary course of business consistent with past practice), change or revoke any material Tax election, change an annual accounting period, change any accounting method, file any amended Tax Return, fail to timely file any material Tax Return, enter into any closing agreement, settle or compromise any material liability with respect to Taxes, agree to any adjustment of any material Tax attribute, surrender any material right to claim a refund of Taxes, or consent to any material extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the filing of any material Tax Return or the payment of any material Tax.
(u) Loan Policies. Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.
(v) Adverse Actions. Knowingly take any action or fail to take any action where such action or failure is intended to, would, or would be reasonably likely to, (i) prevent or impede the Merger or Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) result in (A) any of its representations and warranties set forth in this Agreement or the Bank Merger Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a material violation of any provision of this Agreement.
(w) Insurance. Fail to maintain in effect any insurance policy, in each case on substantially the same terms as currently in effect; and issue or renew any policy, binder, slip or other contract of insurance or assumed reinsurance except to the extent required by the prior clause or applicable law.
(x) Reorganization. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.
(y) Agreements. Agree or commit to do anything prohibited by this Section 5.1.
5.2 Buyer Forbearances. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer will not, and will cause each of its Subsidiaries not to knowingly take any action or fail to take any action where such action or failure is intended to, would, or would be reasonably likely to, (i) prevent or impede the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) result in any of the conditions to the Merger set forth in Article VII not being satisfied.
ARTICLE VI - ADDITIONAL AGREEMENTS
6.1 Company Shareholder Approval.
(a) Following the execution of this Agreement, the Company shall take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and any other transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”). The Company Meeting will take place as promptly as practicable, and in any event no later than 45 days, after the Registration Statement (as defined in Section 6.2 below) is declared effective.
(b) Subject to Section 6.5 hereof, the Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the NHBCA, the Articles of Incorporation of the Company, and the Bylaws of the Company, and all other applicable legal requirements. The Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer and, if requested by Buyer, shall retain an outside proxy solicitation firm. Notwithstanding any Company Subsequent Determination (as defined in Section 6.5 below) or anything herein to the contrary, this Agreement shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of obtaining the Company Shareholder Approval and nothing contained herein shall be deemed to relieve the Company of such obligation so long as the Buyer has obtained the SEC’s declaration of effectiveness of the Registration Statement; provided, however, that if the Company Board shall have effected a Company Subsequent Determination permitted hereunder, then the Company Board shall submit this Agreement to Company’s shareholders without the recommendation of the Agreement (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by applicable law; provided that, for the avoidance of doubt, the Company may not take any action under this sentence unless it has complied with the provisions of Section 6.5. In addition to the foregoing, neither Company nor the Company Board shall recommend to its shareholders or submit to the vote of its shareholders any Acquisition Proposal (as defined in Section 6.5 below) other than the Merger.
(c) The Company shall, on one or more occasions, adjourn or postpone the Company Meeting to a date mutually agreed with Buyer if (i) as of the date of the Company Meeting (including any adjourned meeting) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the Company Meeting, (ii) as of the date of the Company Meeting (including any adjourned meeting), the Company has not received proxies representing a sufficient number of shares necessary for the approval this Agreement and the transactions contemplated hereby (including the Merger) by the shareholders of the Company in accordance with the Company’s Articles of Incorporation and Bylaws and applicable law, or (iii) required by applicable law in order to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the Company’s shareholders a reasonable amount of time prior to the Company Meeting, except if the Company Board shall have effected a Company Subsequent Determination permitted hereunder (in which case, no adjournment for such reasons shall be required). The Company shall not otherwise adjourn or postpone the Company Meeting without the prior consent of Buyer.
(d) Subject to Section 6.5 hereof, (A) the Company Board shall recommend that the Company’s shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by the Company’s shareholders for consummation of the Merger and any other transactions contemplated hereby (the “Company Recommendation”), and (B) the Proxy Statement/Prospectus shall include the Company Recommendation.
(e) Subject to Section 6.5 hereof, the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of this Agreement and the transactions contemplated hereby and shall take all other action necessary or advisable to secure the Company Shareholder Approval.
6.2 Registration Statement.
(a) Buyer and the Company agree to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed by Buyer with the SEC in connection with the issuance of Buyer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company relating to the Company Meeting and constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). Each of Buyer and the Company agree to use its reasonable best efforts to cause the Registration Statement to be filed within 45 days of the date this Agreement and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. The Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Company’s independent registered public accounting firm and other representatives, as applicable, in connection with the Registration Statement and the Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Proxy Statement/Prospectus to the Company’s shareholders.
(b) Each of Buyer and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby. Each of Buyer and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing by or on behalf of the Company to the Company’s shareholders and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of Buyer and the Company further agrees that if it shall become aware, prior to the Company Meeting, of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Proxy Statement/Prospectus.
(c) Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
6.3 Press Releases. Buyer and the Company will issue a mutually agreed upon initial press release with respect to this Agreement and the transactions contemplated hereby, and thereafter Buyer and the Company will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements or other disclosure regarding this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that Buyer may, without the prior consent of the Company, issue any press release or make any other public statement or communication required by applicable law or the rules, regulations or guidance of any Governmental Authority or stock exchange; provided if such disclosure contains information about the Merger not previously disclosed, Buyer will provide notice of such disclosure to the Company as promptly as reasonably practical (including prior to making such disclosure if practical).
6.4 Access; Information.
(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, the “Buyer Representatives”), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to Buyer and Buyer Representatives (i) a copy of each material report, schedule and other document filed with any Governmental Authority (other than reports or documents that the Company or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), (ii) any environmental reports, studies, sampling data, correspondence and filings relating to the Company, any of its Subsidiaries, any Company Property or any Loan Property, become available to the Company after the date of this Agreement, and (iii) all other information concerning the business, properties and personnel of the

Company and its Subsidiaries as Buyer or Buyer Representative may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney-client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree, or relates to deliberations or other matters concerning the Company’s compliance with this Agreement. Consistent with the foregoing, the Company agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.
(b) During the period prior to the Effective Time, upon reasonable notice and subject to applicable laws relating to the exchange of information, Buyer shall cause Buyer Representatives to meet with a Company Representative and discuss matters relating to the completion of the transactions contemplated hereby, and, during such period, it shall promptly notify the Company and the Company Representatives of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution of material litigation involving Buyer or Buyer Bank, which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals. Neither Buyer nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney client privilege of the institution in possession or control of such information, contravenes any law, rule, regulation, order, judgment or decree or involve the disclosure of confidential supervisory information.
(c) The Company and Buyer agree to hold all information and documents obtained pursuant to this Section 6.4 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement (as defined in Section 9.2(a)), as if it were the party receiving the confidential information as described therein). No investigation by one party of the business and affairs of the other party or information shared pursuant to this Section 6.4 shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to a party’s obligation to consummate the transactions contemplated by this Agreement.
6.5 No Solicitation.
(a) The Company and its Subsidiaries shall not and shall use their reasonable best efforts to cause their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions); (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall use their reasonable best efforts to cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, 15% or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
(b) Notwithstanding Section 6.5(a), prior to the date that the Company Shareholder Approval is obtained, the Company may take any of the actions described in clause (ii) of Section 6.5(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.5; (ii) the Company Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and a nationally recognized, independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law; (iii) the Company has provided Buyer with at least five Business Days’ prior notice of such determination in accordance with Section 6.5(e); and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with the Company. The Company shall promptly provide to Buyer any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.
For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a nationally recognized, independent financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material Regulatory Approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the Company’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
(c) The Company shall promptly (and in any event within 24 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). The Company agrees that it shall keep Buyer informed, on a reasonably current basis (and in any event within 48 hours), of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
(d) Except as provided in Section 6.5(e), neither the Company Board nor any committee thereof shall (i) withdraw, qualify, amend modify or withhold, or propose to withdraw, qualify, amend modify or withhold, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, fail to reaffirm the Company Recommendation within four Business Days following a request by Buyer, or make any statement, filing or release, in connection with the Company

Meeting or otherwise, inconsistent with the Company Recommendation; (ii) approve or publicly recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.5(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e) Notwithstanding Section 6.5(d), prior to the time the Company Shareholder Approval is obtained, the Company Board may withdraw, qualify, amend or modify the Company Recommendation (a “Company Subsequent Determination”) after the fifth Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (and that did not result from a breach of this Section 6.5) constitutes a Superior Proposal if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a nationally recognized financial advisor, that it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law, (ii) during the five Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.5(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to a Superior Proposal, the Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 6.5(e), except that the Notice Period shall be reduced to three Business Days.
6.6 Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.
6.7 Shares Listed. Prior to the Effective Time, to the extent required by Nasdaq, Buyer shall file a notice of additional listing of shares with Nasdaq with respect to the shares of Buyer Common Stock to be issued to the holders of the Company Common Stock in the Merger.
6.8 Regulatory Applications; Filings; Consents. Buyer, the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to promptly (and no more than 45 days from the date of this Agreement) prepare all documentation, effect all filings and obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions (including the Merger and the Bank Merger) contemplated by this Agreement, including, without limitation, the Regulatory Approvals, and (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, condition or other requirement which would (i) prohibit or materially limit the ownership or operation by the Company, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or Buyer or any of its Subsidiaries, (ii) compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or Buyer or any of its Subsidiaries, or (iii) compel Buyer or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (i)-(iii) of this sentence would have a material adverse effect on the future operation by Buyer and its Subsidiaries of their business, taken as a whole (including, after the Effective Time, the Company, the “Burdensome Conditions”). Provided that the Company has cooperated as required above, Buyer agrees to file the requisite applications or waiver requests to be filed by it with the FRB, the OCC, and the Governmental Authorities of the states in which the Company and its Subsidiaries operate. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions (including the Merger and the Bank Merger) contemplated by this Agreement and, subject to applicable law, each party will keep the other parties reasonably apprised of the status of material matters relating to completion of the transactions contemplated hereby.
6.9 Indemnification; Directors’ and Officers’ Insurance.
(a) Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company’s Articles of Incorporation or Bylaws or in the similar governing documents of the Company’s Subsidiaries as in effect as of the date hereof with respect to any acts, errors or omissions occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time, unless otherwise prohibited by law; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.
(b) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to Buyer which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the directors and officers than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than 300% of the annual premium currently paid by the Company for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to the amount of the Premium Limit to purchase such lesser coverage as may be obtained with such amount.
(c) In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.9.
(d) The provisions of this Section 6.9 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
6.10 Employees and Benefit Plans.
(a) As promptly as practicable after the Effective Time and continuing for at least twelve months following the Effective Time, Buyer agrees to provide the employees of the Company and any of its Subsidiaries who remain employed after the Effective Time (collectively, the “Continuing Employees”) with employee benefits (including employee contribution levels) that are at least comparable in the aggregate to those maintained by Buyer for similarly-situated employees of Buyer.
(b) Buyer will treat, and use commercially reasonable efforts to cause its applicable Buyer Employee Programs to treat, the service of the Continuing Employees with the Company or any of its Subsidiaries as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate and vesting under any Buyer Employee Programs, and for other appropriate purposes including, but not limited to, applicability of minimum waiting periods for participation (but not for benefit accrual under any defined benefit plan (including minimum pension amount)). Without limiting the foregoing, but subject to the terms and conditions of Buyer’s health and similar plans, Buyer shall use commercially reasonable efforts to cause such plans not treat any employee of the Company or any of its Subsidiaries as a “new” employee for purposes of any exclusions under any health or similar plan of Buyer for a pre- existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of the Company or its Subsidiaries immediately prior the Effective Time, and any deductibles, co-payments or out-of-pocket expenses paid under any of the Company’s or any of its Subsidiaries’ health plans shall be credited towards deductibles, co-payments or out-of-pocket expenses under Buyer’s health plans upon delivery to Buyer of appropriate documentation.

(c) Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company.
(d) From and after the Effective Time, Buyer agrees, and agrees to cause its Subsidiaries, to honor and continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees of the Company or any of its Subsidiaries existing as of the date hereof, including, without limitation, all employment, severance, deferred compensation, change in control, and split-dollar agreements of the Company and its Subsidiaries listed in Schedule 6.10(d) of the Company Disclosure Schedule.
(e) Unless otherwise directed by Buyer at least two Business Days prior to the Effective Time, the Company shall, effective as of at least one day prior to the Effective Time, terminate the Company’s 401(k) plan and any other plan that is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Company or any of its Affiliates (collectively, the “401(k) Plan”) and take all actions necessary to ensure that no further contributions shall be made to the 401(k) Plan. The Company shall provide to Buyer (i) executed resolutions of the board of directors of the Company authorizing such termination, and (ii) executed amendments to the 401(k) Plan, which (A) in Buyer’s reasonable judgment are sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder, including such that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination, and (B) effective prior to termination of the 401(k) Plan provide for the automatic payment of participants’ accounts upon plan termination in the form of a lump-sum; provided, that the form and substance of such resolutions shall be subject to advance review and approval by Buyer.
(f) For a period of six months following the Effective Time, Buyer agrees to honor the severance guidelines attached as Schedule 6.10(f) of Company Disclosure Schedule in connection with the termination of employment of any Company employee, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, whose employment is terminated involuntarily, in such amounts, at such times and upon such conditions as set forth on said Schedule.
(g) Buyer shall use reasonable efforts to consult with the Company, and will consider in good faith the Company’s advice, prior to sending any notices or other communication materials to the employees of the Company and its Subsidiaries regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of such employees and, in any case, any such notice or communication materials shall comply with applicable law. Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Buyer with a copy of the intended communication, Buyer shall have a reasonable period of time to review and comment on the communication, and the Company shall reflect any such comments prior to making such communication.
(h) Prior to the Closing Date, the parties hereto shall use reasonable efforts to avoid the application of Section 280G and Section 4999 of the Code without the need for a 280G Shareholder Vote (as defined below). If, after such reasonable efforts, any payments or benefits could constitute a Parachute Payment (as defined below) and could, but for this paragraph, result in the imposition of an excise tax under Section 4999 of the Code, then (1) at least five Business Days prior to the Closing Date, the Company shall submit for approval by its shareholders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Shareholder Vote”), any payments that could constitute an “parachute payment” pursuant to Section 280G of the Code (each, a “Parachute Payment”), (2) at least two Business Days prior to the 280G Shareholder Vote, the Company shall have received a waiver from each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) pursuant to which the disqualified individual’s right to any Parachute Payment shall have been irrevocably waived and (3) the Company shall have delivered to Buyer true and complete copies of all disclosure and documents that comprise the shareholder approval of each Parachute Payment in sufficient time to allow Buyer to comment thereon but no less than five Business Days prior to the 280G Shareholder Vote, and shall reflect all reasonable comments of Buyer thereon.
(i) Buyer and the Company agree to take the actions set forth on Schedule 6.10(i) of Company Disclosure Schedule.

(j) Notwithstanding anything else contained herein to the contrary, nothing in this Section 6.10 shall (i) be deemed or construed to be an amendment or other modification of any Company Employee Program or Buyer Employee Program, (ii) create any third party rights in any current or former employee, director or other service provider of Buyer, the Company or any of their respective Affiliates (or any beneficiaries or dependents thereof); or (iii) entitle any Company employee to continued employment on other than an “at will” basis.
6.11 Notification of Certain Matters. Each of Buyer and the Company shall give prompt notice to the other (and will subsequently keep the other party informed on a reasonably current basis of any material developments related to such notice) upon becoming aware of the occurrence or existence of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any condition set forth in Article VII not being satisfied, (b), would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or (c) is reasonably likely to result in a Company Material Adverse Effect of a Buyer Material Adverse Effect, as the case may be. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s or the Company’s obligations to consummate the transactions contemplated by this Agreement.
6.12 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Buyer (a) consolidated financial statements (including statements of financial condition, statements of operations and stockholders’ equity) of the Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company and its Subsidiaries. All information furnished by the Company to Buyer pursuant to this Section 6.12 shall be held in confidence to the same extent of Buyer’s obligations under Section 6.4(c).
6.13 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its terms.
6.14 Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (c) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; and (d) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims.
6.15 Certain Litigation. The Company shall provide Buyer the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
6.16 Tax Treatment.
(a) Buyer shall use its reasonable best efforts to, and cause each of its Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinion of counsel referred to in Section 7.2(b). Buyer shall not take any action (or knowingly fail to take any action, including failing to use its reasonable best efforts to proscribe any of its respective Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.
(b) The Company shall use its reasonable best efforts to, and cause the Company Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) obtain the opinion of counsel referred to in Section 7.3(b). The Company shall not take any action (or knowingly fail to take any action, including failing to use its reasonable best efforts to proscribe any of its Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.
(c) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, (i) each of the parties shall report the Merger for U.S. federal income tax purposes as a “reorganization”

within the meaning of Section 368(a) of the Code in all applicable Tax Returns, and (ii) none of the parties shall take any Tax reporting position inconsistent with the characterization of the transactions contemplated by this Agreement as a “reorganization” under Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).
(d) Each of the Company and Buyer shall deliver to the Company’s counsel and Buyer’s counsel at such time or times as reasonably requested by the Company’s counsel or Buyer’s counsel duly executed letters of representation signed by an officer thereof that are customary for transactions of this type and reasonably satisfactory in form and substance to such counsel for the purposes of obtaining (i) the tax opinion from Buyer’s counsel described in Section 7.2(b) and (ii) the tax opinion from the Company’s counsel described in Section 7.3(b).
6.17 Treatment of Company Trust-Preferred Securities. Upon the Effective Time, Buyer shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Buyer under the documents governing the Company Trust-Preferred Securities, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby. In connection therewith, (i) Buyer shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (ii) the Company shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents and provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time, as applicable.
6.18 Community Investment. During the three-year period following the Effective Time, Buyer shall make an aggregate of $250,000 in charitable contributions to non-profit organizations, selected by Buyer in its sole discretion, located in Company Bank’s market area.
ARTICLE VII - CONDITIONS TO CONSUMMATION OF THE MERGER
7.1 Conditions to Each Party’s Obligations to Effect the Merger. The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:
(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable law, the Company’s Articles of Incorporation and the Company’s Bylaws.
(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. No Regulatory Approval shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.
(c) No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of the Merger, the Bank Merger or any other transactions contemplated hereby.
(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.
(e) Nasdaq Listing. The shares of Buyer Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.
7.2 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer, at or prior to the Effective Time, of each of the following conditions:
(a) Representations, Warranties and Covenants of the Company. (i) (x) The representations and warranties of the Company set forth in Sections 3.3(a) and 3.12(ii) shall be true and correct (other than, in the case of Section 3.3(a), such failures to be true and correct which are de minimis) as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (y) the representations and warranties of the Company set forth in Sections 3.3(b), 3.4(a), 3.5, 3.6, 3.7(a)(ii), 3.14(k), 3.21(a), 3.22, 3.23, 3.33 and the first two sentences of each of Sections 3.2 and 3.8 shall be true and correct in all material respects as of the date of the Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be so true and correct as of such date, and (z) all other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be so true and correct as of such date; provided that, for purposes of clause (z), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Company Material Adverse Effect; and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, to the effect that the conditions set forth in this Section 7.1(a) have been satisfied.
(b) Tax Opinion Relating to the Merger. Buyer shall have received the written opinion of Buyer’s counsel, which shall be Sullivan & Cromwell LLP (or, if Sullivan & Cromwell LLP is unable or unwilling to render such an opinion, the written opinion of another nationally recognized law firm reasonably satisfactory to the Company), in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon customary representation letters from Buyer, on the one hand, and the Company, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel.
7.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:
(a) Representations, Warranties and Covenants of Buyer. (i) (x) The representations and warranties of Buyer set forth in Section 4.12 shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, (y) the representations and warranties of Buyer set forth in Sections 4.3, 4.5, 4.6, 4.7(a)(i) and the first two sentences of Section 4.2 shall be true and correct in all material respects as of the date of the Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be so true and correct as of such date, and (z) all other representations and warranties of Buyer set forth in this Agreement (read without giving effect to any qualification as to materiality or Buyer Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be so true and correct as of such date; provided that, for purposes of clause (z), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Buyer Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Buyer Material Adverse Effect; and (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of Buyer, to the effect that the conditions set forth in this Section 7.3 have been satisfied.
(b) Tax Opinion Relating to the Merger. The Company shall have received the written opinion of Company’s counsel, which shall be Goodwin Procter LLP (or, if Goodwin Procter LLP is unable or unwilling to render such an opinion, the written opinion of another nationally recognized law firm reasonably satisfactory to Buyer), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon customary representation letters from Buyer, on the one hand, and the Company, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel.
ARTICLE VIII - TERMINATION
8.1 Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:
(a) by the mutual consent of Buyer and the Company in a written instrument;
(b) by Buyer or the Company, in the event that the Merger is not consummated by July 31, 2025 (the “Outside Date”), except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(c) by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or the Outside Date, if earlier, and such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII;
(d) by Buyer or the Company, (i) in the event the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement shall (A) impose any term, condition, or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition, or (B) have been denied by final nonappealable action of such Governmental Authority, or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the Merger or the Bank Merger; provided, however, that subject to Section 6.8, the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted or prevent such Burdensome Condition from being imposed;
(e) by Buyer or the Company, if the Company Shareholder Approval shall not have been obtained at the Company Meeting (including any adjournment or postponement thereof);
(f) by Buyer, if (i) the Company Board (A) withdraws, qualifies, amends, modifies or withholds the Company Recommendation, fails to reaffirm the Company Recommendation within four Business Days following a request by Buyer to do so, or makes any public statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (provided, that Buyer’s right to terminate this Agreement pursuant to this Section 8.1(f) in respect of a Company Subsequent Determination will expire 30 days after the last date upon which Buyer receives notice from the Company that the Company Board or a committee thereof has made such Company Subsequent Determination), (B) materially breaches its obligation to call, give notice of and commence the Company Meeting under Section 6.1, (C) approves or recommends an Acquisition Proposal, or (D) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) there shall have been a material breach by the Company of Section 6.5 (other than any immaterial or inadvertent violations thereof not intended to result in a Company Acquisition Transaction); or
(g) by the Company, if the Company Board so determines by a majority vote of the members of its entire board, acting in good faith and in accordance with the governing documents of the Company, at any time during the four Business Day period commencing on the Determination Date (as defined below), if all of the following conditions are satisfied:
(i) the Final Buyer Market Value is less than 80% of the Initial Buyer Market Value (with a proportionate adjustment in the event that outstanding shares of Buyer Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date);
(ii) (A) the number obtained by dividing the Final Buyer Market Value by the Initial Buyer Market Value is less than (B) the number equal to (I) the Final Index Price divided by the Initial Index Price minus (II) 0.20 (such amount in (B), the “Index Ratio”);
(iii) the Company and the Company Bank are not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement or the Bank Merger Agreement, as applicable; and
(iv) the satisfaction of the conditions set forth in Schedule 8.1(g)(iv) of the Company Disclosure Schedule.
If the Company elects to exercise its termination right pursuant to this Section 8.1(g), the Company shall give written notice to Buyer not later than the end of the four Business Day period referred to above. During the four Business Day period commencing with its receipt of such notice, Buyer shall have the option to increase the consideration to be received by the holders of Company Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one ten-thousandth (1/10,000)) to equal the lower of (A) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (I) the product of (1) the Initial Buyer Market Value multiplied by (2) 0.80 and (3) the Exchange Ratio (as then in effect), divided by (II) the Final Buyer Market Value, and (B) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (X) the product of (1) the Index Ratio multiplied by (2) the Exchange Ratio (as then in effect), divided by (Y) the number obtained by dividing the Final Buyer Market Value by the Initial Buyer Market Value. If Buyer makes such election to adjust the Exchange Ratio, it shall give prompt, within such four Business Day period, written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(g), and this Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall have been so modified).
For purposes of this Section 8.1(g), the following terms shall have the meanings indicated below:
“Final Buyer Market Value” means the volume-weighted average closing price per share of Buyer Common Stock, as reported on Nasdaq, for the twenty consecutive trading days immediately preceding the Determination Date (as defined below).
“Determination Date” means the the date on which all Regulatory Approvals (and waivers, if applicable) have been obtained (disregarding any waiting period).
“Final Index Price” means the average of the closing price of the KBW Nasdaq Regional Banking Index for the twenty consecutive trading days prior to the Determination Date.
“Initial Buyer Market Value” means the volume-weighted average closing price per share of Buyer Common Stock, as reported on Nasdaq, for the twenty consecutive trading days immediately preceding the date of this Agreement.
“Initial Index Price” means the average closing price of the KBW Nasdaq Regional Banking Index for the twenty consecutive trading days immediately preceding the date of this Agreement.
8.2 Effect of Termination and Abandonment.
(a) In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Section 6.3 (Press Releases), 6.13 (Confidentiality Agreement) and 9.4 (Expenses) and this Section 8.2 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement or fraud.
(b) In the event this Agreement is terminated by Buyer pursuant to Section 8.1(f), the Company shall pay to Buyer an amount equal to $3,192,530 (the “Termination Fee”).

(c) In the event that this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(e) or Section 8.1(b), and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to the Company Meeting (including any adjournment or postponement thereof) or prior to the date specified in Section 8.1(b), as applicable, and (ii) within 12 months of such termination, the Company shall have (x) recommended to its shareholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(c), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%.”
(d) In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(c) as a result of a breach by the Company and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to any breach by the Company of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Section 8.2(c) and (ii) within 12 months of such termination, the Company shall have consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(d), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%.”
(e) Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two Business Days after the date of the event giving rise to the obligation to make such payment. Any payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer. Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall constitute liquidated damages and not a penalty and shall be the sole remedy of Buyer in the event of a termination of this Agreement pursuant to Section 8.2.
(f) Buyer and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.2, the Company shall pay Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on such unpaid amounts at the prime rate (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the date such payment was required to be made.
ARTICLE IX - MISCELLANEOUS
9.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, except for those agreements and covenants that expressly apply or are to be performed in whole or in part after the Effective Time.
9.2 Certain Definitions.
(a) As used in this Agreement, the following terms shall have the meanings set forth below:
“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Business Day” means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maine or the State of New Hampshire are authorized or obligated to close.
“Buyer Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) is, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole ); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise expressly permitted to be taken by Buyer under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) natural disasters or other force majeure events or any epidemic, pandemic or disease outbreak (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (vi) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (vii) any failure by Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect); or (viii) changes in the trading price or trading volume of Buyer Common Stock (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect).
“Certificate(s)” means certificates or book entry shares evidencing shares of Company Common Stock held by its shareholders.
“Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) is, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise expressly permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) natural disasters or other force majeure events or any epidemic, pandemic or disease outbreak (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); (vi) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); or (vii) any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).
“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of October 18, 2023, by and between Buyer and the Company.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“GAAP” shall mean generally accepted accounting principles in the United States.
“Governmental Authority” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Knowledge” shall mean, with respect to any fact, event or occurrence, the actual knowledge after reasonable inquiry of one or more of (i) in the case of the Company, the Company’s executive officers listed on Schedule 9.2(a)(i) of the Company Disclosure Schedule, or (ii) in the case of Buyer, Simon Griffiths, Michael Archer, David Ackley, Andrew Forbes and Ryan Smith.
“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.
“Personal Information” means a natural Person’s name, street address, telephone number, e-mail address, photograph, Social Security number, driver’s license number, passport number or user or account number or any other piece of information relating to or being capable of being associated, directly or indirectly, with an identified or identifiable natural Person or is otherwise considered “personal information,” “personally identifiable information,” “personal data” or another analogous term as defined under Privacy Laws, including, without limitation, “nonpublic personal information” as defined under the Gramm Leach Bliley Act.
“Privacy Laws” shall mean any law, rule or regulation that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Privacy Act, the Gramm-Leach-Bliley Act and all United States state Laws concerning privacy, data security, breach response and/or data protection, each as amended from time to time.
“Regulatory Approvals” shall mean any approval or non-objection from any Governmental Authority necessary to consummate the Merger, the Bank Merger and any other transactions contemplated by this Agreement, including, without limitation, (a) the approval of the OCC, (b) the approval or waiver by the FRB, and (c) the approval of the New Hampshire Department of Banking.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Subsidiary” shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.
“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.
“Treasury Stock” shall mean shares of Company Common Stock held (i) in the Company’s treasury or (ii) by the Company or any of its Subsidiaries or by Buyer or any of its Subsidiaries, in each case other than in a fiduciary capacity (including custodial or agency).
(b) The following terms are defined elsewhere in this Agreement, as indicated below:
“280G Shareholder Vote” shall have the meaning set forth in Section 6.10(h).
“401(k) Plan” shall have the meaning set forth in Section 6.10(e).
“Acquisition Proposal” shall have the meaning set forth in Section 6.5(a).
“Acquisition Transaction” shall have the meaning set forth in Section 6.5(a).
“Affordable Care Act” shall have the meaning set forth in Section 3.14(l)(i).
“Agreement” shall have the meaning set forth in the preamble to this Agreement.
“Bank Merger Agreement” shall have the meaning set forth in Section 1.8.
“BHCA” shall have the meaning set forth in Section 3.2.
“BOLI” shall have the meaning set forth in Section 3.15(a).
“Burdensome Conditions” shall have the meaning set forth in Section 6.8.
“Business” shall have the meaning set forth in Section 3.18(h).
“Buyer” shall have the meaning set forth in the preamble to this Agreement.
“Buyer Bank” shall have the meaning set forth in the Section 1.8.
“Buyer Board” shall have the meaning set forth in the recitals to this Agreement.
“Buyer Common Stock” shall have the meaning set forth in Section 2.1(a).
“Buyer Employee Program” shall have the meaning set forth in Section 4.13(a).
“Buyer Form 10-K” shall have the meaning set forth in Section 4.11(a).
“Buyer Representatives” shall have the meaning set forth in Section 6.4(a).
“Buyer SEC Documents” shall have the meaning set forth in Section 4.11(a).
“Buyer Share Issuance” shall have the meaning set forth in Section 4.6(a).
“Buyer Stock Price” shall have the meaning set forth in Section 2.3.
“CCPA” shall have the meaning set forth in Section 3.19(i).
“CERCLA” shall have the meaning set forth in Section 3.17(e).
“Classified Loans” shall have the meaning set forth in Section 3.24(h).
“Closing” shall have the meaning set forth in Section 1.4.
“Closing Date” shall have the meaning set forth in Section 1.4.
“Code” shall have the meaning set forth in the recitals to this Agreement.
“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Balance Sheet” shall have the meaning set forth in Section 3.11(a).
“Company Bank” shall have the meaning set forth in Section 1.8.
“Company Board” shall have the meaning set forth in the recitals to this Agreement.
“Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.
“Company Disclosure Schedule” shall have the meaning set forth in Section 3.1(b).
“Company Employee Programs” shall have the meaning set forth in Section 3.14(a).
“Company Intellectual Property Assets” shall have the meaning set forth in Section 3.18(h)(iii).
“Company IT Systems” shall have the meaning set forth in Section 3.18(i).
“Company Material Contract” shall have the meaning set forth in Section 3.20(a).
“Company Meeting” shall have the meaning set forth in Section 6.1(a).
“Company Property” shall have the meaning set forth in Section 3.17(a).
“Company Recommendation” shall have the meaning set forth in Section 6.1(d).
“Company Representatives” shall have the meaning set forth in Section 6.5(a).
“Company Shareholder Approval” shall have the meaning set forth in Section 3.6.
“Company Subsequent Determination” shall have the meaning set forth in Section 6.5(e).
“Company Trust-Preferred Securities” shall have the meaning set forth in Section 3.3(c).
“Contingent Workers” shall have the meaning set forth in Section 3.15(a).
“Continuing Employees” shall have the meaning set forth in Section 6.10(a).
“CRA” shall have the meaning set forth in Section 3.31(a).
“Derivative Transactions” shall have the meaning set forth in Section 3.28.
“Effective Time” shall have the meaning set forth in Section 1.2.
“Employee Program” shall have the meaning set forth in Section 3.14(l)(ii).
“Environment” shall have the meaning set forth in Section 3.17(g).
“Environmental Laws” shall have the meaning set forth in Section 3.17(g).
“ERISA” shall have the meaning set forth in Section 3.14(l)(iii).
“ERISA Affiliate” shall have the meaning set forth in Section 3.14(l)(v).
“Exchange Agent” shall have the meaning set forth in Section 2.4(a).
“Exchange Fund” shall have the meaning set forth in Section 2.4(a).
“Exchange Ratio” shall have the meaning set forth in Section 2.1(c).
“FDIA” shall have the meaning set forth in Section 3.30.
“FDIC” shall have the meaning set forth in Section 3.10(b).
“Final Buyer Market Value” shall have the meaning set forth in Section 8.1(g).
“Finance Laws” shall have the meaning set forth in Section 3.9(a).
“Financial Advisor” shall have the meaning set forth in Section 3.33.
“FRB” shall have the meaning set forth in Section 3.2.
“GDPR” shall have the meaning set forth in Section 3.19(i).
“Hazardous Material” shall have the meaning set forth in Section 3.18(f).

“Indemnified Parties” shall have the meaning set forth in Section 6.9(a).
“Index Ratio” shall have the meaning set forth in Section 8.1(g)(ii).
“Information Security Requirements” shall have the meaning set forth in Section 3.19(b).
“Information Security Reviews” shall have the meaning set forth in Section 3.19(c).
“Initial Buyer Market Value” shall have the meaning set forth in Section 8.1(g).
“Initial Index Price” shall have the meaning set forth in Section 8.1(g).
“Intellectual Property Assets” shall have the meaning set forth in Section 3.18(h).
“IRS” shall have the meaning set forth in Section 3.13(d).
“Leased Real Property” shall have the meaning set forth in Section 3.21(b).
“Leases” shall have the meaning set forth in Section 3.21(b).
“Liens” shall have the meaning set forth in Section 3.4(a).
“Loan Property” shall have the meaning set forth in Section 3.17(g).
“Loans” shall have the meaning set forth in Section 3.24(a).
“Maine Courts” shall have the meaning set forth in Section 9.11.
“maintains” shall have the meaning set forth in Section 3.14(l)(iv).
“Management Agreement Documents” shall have the meaning set forth in Section 3.21(c).
“Marks” shall have the meaning set forth in Section 3.18(h).
“Maximum Share Number” shall have the meaning set forth in Section 2.1(d).
“MBCA” shall have the meaning set forth in Section 1.1.
“Merger” shall have the meaning set forth in the recitals to this Agreement.
“Merger Consideration” shall have the meaning set forth in Section 2.1(c).
“Money Laundering Laws” shall have the meaning set forth in Section 3.31(b).
“Multiemployer Plan” shall have the meaning set forth in Section 3.14(l)(vi).
“Nasdaq” shall have the meaning set forth in Section 1.6.
“New Certificates” shall have the meaning set forth in Section 2.4(a).
“New Director” shall have the meaning set forth in Section 1.6.
“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(e).
“Notice Period” shall have the meaning set forth in Section 6.5(e).
“OFAC” shall have the meaning set forth in Section 3.31(c).
“Oil” shall have the meaning set forth in Section 3.17(g).
“Outside Date” shall have the meaning set forth in Section 8.1(b).
“Owned Real Property” shall have the meaning set forth in Section 3.21(c).
“Parachute Payment” shall have the meaning set forth in Section 6.10(h).
“Participation Facility” shall have the meaning set forth in Section 3.17(g).
“Patents” shall have the meaning set forth in Section 3.18(h).
“Permitted Liens” shall have the meaning set forth in Section 3.21(a).
“Premium Limit” shall have the meaning set forth in Section 6.9(b).

“Privacy Requirements” shall have the meaning set forth in Section 3.19(a).
“Products” shall have the meaning set forth in Section 3.18(h).
“Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.2(a).
“Real Property” shall have the meaning set forth in Section 3.21(c).
“Registered” shall have the meaning set forth in Section 3.18(i).
“Registration Statement” shall have the meaning set forth in Section 6.2(a).
“Sarbanes-Oxley” shall have the meaning set forth in Section 3.11(b).
“SEC” shall have the meaning set forth in Section 3.11(a).
“Security Incident” shall have the meaning set forth in Section 3.19(b).
“Superior Proposal” shall have the meaning set forth in Section 6.5(b).
“Surviving Corporation” shall have the meaning set forth in Section 1.1.
“Takeover Laws” shall have the meaning set forth in Section 3.21(a).
“Termination Fee” shall have the meaning set forth in Section 8.2(b).
“Third Party Rights” shall have the meaning set forth in Section 3.18(c).
“Trade Secrets” shall have the meaning set forth in Section 3.18(h).
“USA PATRIOT Act” shall have the meaning set forth in Section 3.31(b).
“Voting Agreement” shall have the meaning set forth in the recitals to this Agreement.
“WARN Act” shall have the meaning set forth in Section 3.15(d).
9.3 Waiver; Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the shareholders of the Company without obtaining such approval.
9.4 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC filing and registration fees shall be shared equally between Buyer and the Company.
9.5 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, sent by electronic transmission (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Buyer:

2 Elm Street
Camden, ME 04843
Attention:	Michael Archer
Email:	marcher@camdennational.bank

With a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	H. Rodgin Cohen; Jared M. Fishman
Email:	cohenhr@sullcrom.com; fishmanj@sullcrom.com

If to the Company, to:

9 Main Street
Berlin, NH 03570
Attention:	William J. Woodward
Email:	WWoodward@northwaybank.com

With a copy to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	Samantha M. Kirby
Email:	skirby@goodwinlaw.com

9.6 Understanding; No Third-Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.9 (Indemnification; Directors’ and Officers’ Insurance), nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
9.7 Confidential Supervisory Information. No disclosure, representation or warranty shall be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) and § 309.6(a)) of a governmental entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.
9.8 Assignability; Binding Effect. Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.
9.9 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. Words of number may be read as singular or plural, as required by context. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
9.11 Governing Law. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Maine applicable to agreements made and to be performed solely therein, including its statute of limitations, without giving effect to principles of conflicts of law (except to the extent that mandatory provisions of the NHBCA are applicable). Each of the parties hereto (a) hereby irrevocably and unconditionally consents to and submit itself to the personal jurisdiction of the state or federal courts located in the State of Maine (“Maine Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such Maine Courts, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Maine Courts. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
9.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Nothing set forth in this Section 9.12 shall restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available at any time.
9.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
9.14 Delivery by Facsimile or Electronic Submission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated by means of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CAMDEN NATIONAL CORPORATION

By:	/s/ Simon Griffiths
	Name:	Simon Griffiths
	Title:	President and Chief Executive Officer

NORTHWAY FINANCIAL, INC.

By:	/s/ William J. Woodward
	Name:	William J. Woodward
	Title:	Chairman, President and Chief Executive Officer

APPENDIX B
Voting Agreement, dated as of September 9, 2024, between Camden National Corporation and certain directors and executive officers of Northway Financial, Inc.
VOTING AGREEMENT
VOTING AGREEMENT (“Agreement”), dated as of September 9, 2024, by and between Camden National Corporation, a Maine corporation (“Buyer”), and the undersigned holder (“Shareholder”) of common stock, par value $1.00 per share (“Company Common Stock”), of Northway Financial, Inc., a New Hampshire corporation (the “Company”).
WHEREAS, concurrently with the execution of this Agreement, Buyer and the Company have entered into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of Company with and into Buyer (the “Merger”).
WHEREAS, the Shareholder beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the number of shares of Company Common Stock and has sole, and otherwise unrestricted, voting and investment power with respect to such shares (the “Shares”), indicated opposite the Shareholder’s name on Schedule 1 attached hereto (as used herein, the terms “Shares” means all shares of Company Common Stock, whether such shares of Company Common Stock are held by the Shareholder on the date of this Agreement or are subsequently acquired prior to the Expiration Date (as defined in Section 3 herein));
WHEREAS, it is a condition to the willingness of Buyer to enter into the Merger Agreement that the Shareholder execute and deliver this Agreement; and
WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Shareholder and Buyer agree as follows:
1. Agreement to Vote Shares. The Shareholder agrees that, prior to the Expiration Date, at any meeting of the shareholders of the Company, or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company, with respect to the Merger Agreement or any of the transactions contemplated thereby (including the Merger) or any Acquisition Proposal, the Shareholder shall:
(a) appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b) vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering, all of the Shares that such Shareholder shall be entitled to so vote (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including the Merger); (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty, or any other obligation or agreement of the Company contained in the Merger Agreement or of the Shareholder contained in this Agreement, or that would preclude fulfillment of a condition under the Merger Agreement to the Company’s and Buyer’s respective obligations to consummate the Merger; and (iii) against any Acquisition Proposal, or any action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement.
Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.
2. Appraisal Rights. The Shareholder hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger or any of the transactions contemplated by the Merger Agreement that he, she or it may have with respect to the Shares under applicable law (including the Dissenters’ Rights Laws).
3. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (i) the receipt of the Company Shareholder Approval, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof, or (iii) upon mutual written agreement of the parties hereto to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to the termination or expiration hereof.
4. Subsequently Acquired Shares; Agreement to Retain Shares. The Shareholder agrees that any Shares of Company Common Stock which are acquired after the date of this Agreement and prior to Company shareholder meeting (whether by purchases in the open market, privately or otherwise) shall be bound by and subject to the terms of this Agreement. The Shareholder shall not, except as contemplated by this Agreement or the Merger Agreement, directly or indirectly, (a) sell, assign, transfer, or otherwise dispose of (including, without limitation, by the creation of a lien, claim, charge or other encumbrance or restriction of any kind whatsoever), any Shares, (b) enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, any Shares, (c) deposit any Shares in a voting trust or enter into a voting agreement or similar agreement with respect to any Shares or grant any proxy or power of attorney with respect thereto other than in accordance with the terms and conditions of this Agreement, or (d) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Agreement. Notwithstanding the foregoing, the Shareholder may make (i) transfers of Shares by will or by operation of law, in which case this Agreement shall bind the transferee, (ii) transfers of Shares in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the Shareholder under, this Agreement, (iii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (iv) to any immediate family member of the undersigned, or to a trust for the benefit of the undersigned or his or her immediate family members or upon the undersigned’s death, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the Shareholder under, this Agreement, (v) to any other shareholder of the Company who has executed a copy of this Agreement on the date hereof, and (vi) as Buyer may otherwise agree in writing in its sole discretion.
5. Representations and Warranties of Shareholder. Except as disclosed on Schedule 1 hereto, the Shareholder hereby represents and warrants to Buyer as follows:
(a) the Shareholder has the full power and authority to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder;
(b) this Agreement has been duly executed and delivered by the Shareholder and (assuming this Agreement constitutes a valid and binding agreement of Buyer) is a valid and legally binding agreement with respect to the Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles);
(c) the Shareholder is the sole beneficial owner of and has the sole unrestricted voting and investment power with respect to the number of Shares indicated opposite such Shareholder’s name on Schedule 1.
6. No Solicitation. From and after the date hereof until the Expiration Date, the Shareholder, in his, her or its capacity as a shareholder of the Company, shall not, nor shall such Shareholder in such capacity authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates, other than the Company in accordance with the terms of the Merger Agreement, to (and, to the extent applicable to the Shareholder, such Shareholder shall use reasonable best efforts to prevent any of his, her or its representatives or affiliates, other than the Company in accordance with the terms of the Merger Agreement, to) (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to the Company or its Subsidiary or otherwise relating to an Acquisition Proposal (other than to state that the terms of the Merger Agreement prohibit such discussions), (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of the Company’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal.
7. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court located in the State of Maine, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.
8. No Waivers. No waivers of any breach of this Agreement extended by Buyer to the Shareholder shall be construed as a waiver of any rights or remedies of Buyer with respect to any other shareholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares owned by such shareholder or with respect to any subsequent breach of the shareholder or any other such shareholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
9. Capacity as Shareholder. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not have any effect on the ability of the Shareholder to exercise his or her duties as a director or officer of the Company, while acting in such capacity as a director or officer of the Company. The Shareholder is executing this Agreement solely in his or her capacity as a shareholder of the Company.
10. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.
11. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.
13. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.
14. Public Disclosure. The Shareholder shall not issue any press release or any public statement or other disclosure with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Merger, without the prior consent of Buyer. The Shareholder hereby permits Buyer to publish and disclose in any document and/or schedule filed by Buyer with the Securities and Exchange Commission and any other applicable Governmental Authority such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments and obligations pursuant to this Agreement.
15. Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, that, notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to any Subsidiary wholly owned by it. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.
16. Governing Law. This Agreement shall be governed by the laws of the State of Maine, without giving effect to the principles of conflicts of laws thereof. The parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the courts of the State of Maine and of the United States of America located in the State of Maine (the “Maine Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, waive any objection to the laying of venue of any such litigation in the Maine Courts and agree not to plead or claim in any Maine Court that such litigation brought therein has been brought in any inconvenient forum.
17. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.
18. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s Articles of Incorporation, as amended, the transactions contemplated by the Merger Agreement and this Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CAMDEN NATIONAL CORPORATION

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SHAREHOLDER

By:
Name:

APPENDIX C
CHAPTER 293-A
NEW HAMPSHIRE BUSINESS CORPORATION ACT
Dissenters’ Rights

Section 293-A:13.01 et seq.
293-A:13.01 Definitions. –
(a)	In this subdivision:
(1)
“Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of RSA 293-A:13.02(b)(4), a person is deemed to be an affiliate of its senior executives.

(2)	“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.
(3)	“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in RSA 293-A:13.22 through RSA 293-A:13.31, includes the surviving entity in a merger.
(4)	“Fair value” means the value of the corporation’s shares determined:
(i)	immediately before the effectuation of the corporate action to which the shareholder objects;
(ii)	using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and
(iii)	without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to RSA 293-A:13.02(a)(5).
(5)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.
(6)
“Interested transaction” means a corporate action described in RSA 293-A:13.02(a), other than a merger pursuant to RSA 293-A:11.05, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted.

(7)	“Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action:
(i)	was the beneficial owner of 20 percent or more of the voting power of the corporation, other than as owner of excluded shares;
(ii)
had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

(iii)
was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

(A)	employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action; or
(B)
employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in RSA 293-A:8.62; or

(C)
in the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(8)
“Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When 2 or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(9)
“Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(10)	“Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.
(11)
“Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(12)	“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function.
(13)	“Shareholder” means both a record shareholder and a beneficial shareholder.
293-A:13.02 Right to Appraisal. –
(a)	A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:
(1)
consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by RSA 293-A:11.04, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (ii) if the corporation is a subsidiary and the merger is governed by RSA 293-A:11.05;

(2)
consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(3)
consummation of a disposition of assets pursuant to RSA 293-A:12.02, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series if (i) under the terms of the corporate action approved by the shareholders there is to be distributed to shareholders in cash its net assets, in excess of a reasonable amount reserved to meet claims of the type described in RSA 293-A:14.06 and RSA 293-A:14.07, (A) within one year after the shareholders’ approval of the action and (B) in accordance with their respective interests determined at the time of distribution, and (ii) the disposition of assets is not an interested transaction;

(4)
an amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(5)
any other amendment to the articles of incorporation, or any other merger, share exchange or disposition of assets, to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors;

(6)
consummation of a domestication if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation, as the shares held by the shareholder before the domestication; or

(7)	consummation of a conversion of the corporation to an unincorporated entity pursuant to RSA 293-A:9.50 through RSA 293-A:9.56.
(b)	Notwithstanding RSA 293-A:13.02(a), the availability of appraisal rights under RSA 293-A:13.02(a)(1), (2), (3), (4), (6), and (7) shall be limited in accordance with the following provisions:
(1)	Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:
(i)	a covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended; or
(ii)
traded in an organized market and has at least 1,000 shareholders and a market value of at least $20 million (exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial shareholders owning more than 10 percent of such shares); or

(iii)
issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.

(2)	The applicability of RSA 293-A:13.02(b)(1) shall be determined as of:
(i)	the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights; or
(ii)	the day before the effective date of such corporate action if there is no meeting of shareholders.
(3)
RSA 293-A:13.02(b)(1) shall not be applicable and appraisal rights shall be available pursuant to RSA 293-A:13.02(a) for the holders of any class or series of shares (i) who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in RSA 293-A:13.02(b)(1) at the time the corporate action becomes effective, or (ii) in the case of the consummation of a disposition of assets pursuant to RSA 293-A:12.02, unless such cash, shares or proprietary interests are, under the terms of the corporate action approved by the shareholders, to be distributed to the shareholders, as part of a distribution to shareholders of the net assets of the corporation in excess of a reasonable amount to meet claims of the type described in RSA 293-A:14.06 and RSA 293-A:14.07, (A) within one year after the shareholders’ approval of the action, and (B) in accordance with their respective interests determined at the time of the distribution.

(4)
RSA 293-A:13.02(b)(1) shall not be applicable and appraisal rights shall be available pursuant to RSA 293-A:13.02(a) for the holders of any class or series of shares where the corporate action is an interested transaction.

(c)
Notwithstanding any other provision of RSA 293-A:13.02, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, except that (i) no such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group (alone or as part of a group) on the action or if the action is a conversion to an unincorporated entity under RSA 293-A:9.50 through RSA 293-A:9.56, or a merger having a similar effect, and (ii) any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

293-A:13.03 Assertion of Rights by Nominees and Beneficial Owners. –
(a)
A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b)	A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
(1)	submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in RSA 293-A:13.22(b)(2)(ii); and
(2)	does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.
293-A:13.20 Notice of Appraisal Rights. –
(a)
Where any corporate action specified in RSA 293-A:13.02(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not or may be entitled to assert appraisal rights under this subdivision. If the corporation concludes that appraisal rights are or may be available, a copy of this subdivision must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b)
In a merger pursuant to RSA 293-A:11.05, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in RSA 293-A:13.22.

(c)	Where any corporate action specified in RSA 293-A:13.02(a) is to be approved by written consent of the shareholders pursuant to RSA 293-A:7.04:
(1)
written notice that appraisal rights are, are not or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this subdivision; and

(2)
written notice that appraisal rights are, are not or may be available must be delivered together with the notice to non-consenting and nonvoting shareholders required by RSA 293-A:7.04(e) and (f), may include the materials described in RSA 293-A:13.22 and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this subdivision.

(d)
Where corporate action described in RSA 293-A:13.02(a) is proposed, or a merger pursuant to RSA 293-A:11.05 is effected, the notice referred to in RSA 293-A:13.20(a) or (c), if the corporation concludes that appraisal rights are or may be available, and in RSA 293-A:13.20(b) shall be accompanied by:

(1)
the annual financial statements specified in RSA 293-A:16.20(a) of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than 16 months before the date of the notice and shall comply with RSA 293-A:16.20(b); provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and

(2)	the latest available quarterly financial statements of such corporation, if any.
(e)	The right to receive the information described in RSA 293-A:13.20(d) may be waived in writing by a shareholder before or after the corporate action.
293-A:13.21 Notice of Intent to Demand Payment and Consequences of Voting or Consenting. –
(a)
If a corporate action specified in RSA 293-A:13.02(a) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1)	must deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and
(2)	must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
(b)
If a corporate action specified in RSA 293-A:13.02(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must not sign a consent in favor of the proposed action with respect to that class or series of shares.

(c)	A shareholder who fails to satisfy the requirements of RSA 293-A:13.21(a) or (b) is not entitled to payment under this subdivision.
293-A:13.22 Appraisal Notice and Form. –
(a)
If a corporate action requiring appraisal rights under RSA 293-A:13.02(a) becomes effective, the corporation must send a written appraisal notice and the form required by RSA 293-A:13.02(b)(1) to all shareholders who satisfy the requirements of RSA 293-A:13.21(a) or RSA 293-A:13.21(b). In the case of a merger under RSA 293-A:11.05, the parent must deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b)	The appraisal notice must be delivered no earlier than the date the corporate action specified in RSA 293-A:13.02(a) became effective, and no later than 10 days after such date, and must:
(1)
supply a form that (i) specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action, and (ii) if such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (iii) requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction;

(2)	state:
(i)
where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under RSA 293-A:13.22(b)(2)(ii);

(ii)
a date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the RSA 293-A:13.22(a) appraisal notice is sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii)	the corporation’s estimate of the fair value of the shares;
(iv)
that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in RSA 293-A:13.22(b)(2)(ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v)	the date by which the notice to withdraw under RSA 293-A:13.23 must be received, which date must be within 20 days after the date specified in RSA 293-A:13.22(b)(2)(ii); and
(3)	be accompanied by a copy of this subdivision.
293-A:13.23 Perfection of Rights; Right to Withdraw. –
(a)
A shareholder who receives notice pursuant to RSA 293-A:13.22 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to RSA 293-A:13.22(b)(2)(ii). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RSA 293-A:13.22(b)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under RSA 293-A:13.25. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to RSA 293-A:13.23(b).

(b)
A shareholder who has complied with RSA 293-A:13.23(a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to RSA 293-A:13.22(b)(2)(v). A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c)
A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in RSA 293-A:13. 22(b), shall not be entitled to payment under this subdivision.

293-A:13.24 Payment. –
(a)
Except as provided in RSA 293-A:13.25, within 30 days after the form required by RSA 293-A:13.22(b)(2)(ii) is due, the corporation shall pay in cash to those shareholders who complied with RSA 293-A:13.23(a) the amount the corporation estimates to be the fair value of their shares, plus interest.

(b)	The payment to each shareholder pursuant to RSA 293-A:13.24(a) must be accompanied by:
(1)
(i) the annual financial statements specified in RSA 293-A:16.20(a) of the corporation that issued the shares to be appraised, which shall be of a date ending not more than 16 months before the date of payment and shall comply with RSA 293-A:16.20(b); provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information, and (ii) the latest available quarterly financial statements of such corporation, if any;

(2)	a statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to RSA 293-A:13.22(b)(2)(iii);
(3)
a statement that shareholders described in RSA 293-A:13.24(a) have the right to demand further payment under RSA 293-A:13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this subdivision.

293-A:13.25 After-Acquired Shares. –
(a)
A corporation may elect to withhold payment required by RSA 293-A:13.24 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to RSA 293-A:13.22(b)(1).

(b)
If the corporation elected to withhold payment under RSA 293-A:13.25(a), it must, within 30 days after the form required by RSA 293-A:13.22(b)(2)(ii) is due, notify all shareholders who are described in RSA 293-A:13.25(a):

(1)	of the information required by RSA 293-A:13.24(b)(1);
(2)	of the corporation’s estimate of fair value pursuant to RSA 293-A:13.24(b)(2);
(3)	that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under RSA 293-A:13.26;
(4)	that those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and
(5)	that those shareholders who do not satisfy the requirements for demanding appraisal under RSA 293-A:13.26 shall be deemed to have accepted the corporation’s offer.
(c)
Within 10 days after receiving the shareholder’s acceptance pursuant to RSA 293-A:13.25(b), the corporation must pay in cash the amount it offered under RSA 293-A:13.25(b)(2) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d)
Within 40 days after sending the notice described in RSA 293-A:13.25(b), the corporation must pay in cash the amount it offered to pay under RSA 293-A:13.25(b)(2) to each shareholder described in RSA 293-A:13.25(b)(5).

293-A:13.26 Procedure if Shareholder Dissatisfied With Payment or Offer. –
(a)
A shareholder paid pursuant to RSA 293-A:13.24 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under RSA 293-A:13.24). A shareholder offered payment under RSA 293-A:13.25 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b)
A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under RSA 293-A:13.26(a) within 30 days after receiving the corporation’s payment or offer of payment under RSA 293-A:13.24 or RSA 293-A:13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

293-A:13.30 Court Action. –
(a)
If a shareholder makes demand for payment under RSA 293-A:13.26 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to RSA 293-A:13.26 plus interest.

(b)
The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office (or, if none, its registered office) in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c)
The corporation shall make all shareholders (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d)
The jurisdiction of the court in which the proceeding is commenced under RSA 293-A:13.30(b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(e)
Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under RSA 293-A:13.25.

293-A:13.31 Court Costs and Expenses. –
(a)
The court in an appraisal proceeding commenced under RSA 293-A:13.30 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the court costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts which the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subdivision.

(b)	The court in an appraisal proceeding may also assess the expenses of the respective parties in amounts the court finds equitable:
(1)
against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of RSA 293-A:13.20, RSA 293-A:13.22, RSA 293-A:13.24, or RSA 293-A:13.25; or

(2)
against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subdivision.

(c)
If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefited.

(d)
To the extent the corporation fails to make a required payment pursuant to RSA 293-A:13.24, RSA 293-A:13.25, or RSA 293-A:13.26, the shareholder may sue directly for the amount owed, and to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

293-A:13.40 Other Remedies Limited. –
(a)
The legality of a proposed or completed corporate action described in RSA 293-A:13.02(a) may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

(b)	RSA 293-A:13.40(a) does not apply to a corporate action that:
(1)	was not authorized and approved in accordance with the applicable provisions of:
(i)	subdivisions 9, 10, 11, or 12 of RSA 293-A,
(ii)	the articles of incorporation or bylaws, or
(iii)	the resolution of the board of directors authorizing the corporate action;
(2)
was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;

(3)
is an interested transaction, unless it has been recommended by the board of directors in the same manner as is provided in RSA 293-A:8.62 and has been approved by the shareholders in the same manner as is provided in RSA 293-A:8.63 as if the interested transaction were a director’s conflicting interest transaction; or

(4)	is approved by less than unanimous consent of the voting shareholders pursuant to RSA 293-A:7.04 if:
(i)
the challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected; and

(ii)	the proceeding challenging the corporate action is commenced within 10 days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

APPENDIX D
Opinion of Performance Trust Capital Partners LLC

September 9, 2024
Northway Financial, Inc.
3424 White Mountain Highway
North Conway, NH 03860
Members of the Board of Directors:
We understand that Northway Financial, Inc. (“NWYF”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and between NWYF and Camden National Corporation (“CAC”), (the “Merger”). At a date and time specified in the Agreement (“Effective Time”), by virtue of the Merger and subject to the terms and conditions of the Agreement, 100% of NWYF common stock issued and outstanding shall be converted into 0.8300 shares of CAC common stock (the “Merger Consideration”). Based upon CAC’s closing price on September 6, 2024 of $37.78, the implied value of the Merger Consideration was $31.36 per NWYF share.
You have requested that Performance Trust Capital Partners, LLC (“PTCP” or “we”) render an opinion as of the date hereof (the “Opinion”) to the Board of Directors of NWYF (the “Board”) as to whether the Merger Consideration pursuant to the Agreement is fair, from a financial point of view, to the holders of NWYF Common Stock.
In connection with this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary or appropriate under the circumstances. Among other things, we have:
(i)	reviewed a draft, dated September 7th, of the Agreement;
(ii)	reviewed certain publicly available business and financial information relating to NWYF and CAC;
(iii)
reviewed certain other business, financial and operating information relating to NWYF and CAC provided to us by the management of NWYF and the management of CAC, including financial forecasts for NWYF and CAC;

(iv)	met with, either by phone or in person, certain members of the management of NWYF and CAC to discuss the business and prospects of NWYF and CAC and the proposed Merger;
(v)	reviewed the price performance of NWYF and CAC common stock and compared that to the performance of selected companies and indexes;
(vi)
reviewed certain financial terms of the proposed transaction and compared certain of those terms with the publicly available financial terms of certain transactions that have recently been effected or announced;

(vii)	reviewed certain financial data of NWYF and CAC and compared that data with similar data for companies with publicly traded equity securities that PTCP deemed relevant; and
(viii)	considered such other information, financial studies, analyses, investigations, economic data, and market criteria that PTCP deemed relevant.
In connection with our review, we have not independently verified any information, including the foregoing information, and we have assumed and relied upon all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, being complete and accurate in all material respects and we do not assume any responsibility with respect to such data, material, and other information. With respect to the financial forecasts and projections for NWYF that we have used in our analyses, the management of NWYF have advised us, and we have acted in the belief, that such forecasts and projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of NWYF as to the future financial performance of NWYF and we express no opinion with respect to such forecasts, projections, estimates or the assumptions on which they are based.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement provided to us, without any amendments or modifications thereto or any adjustments to the consideration. We have relied upon and assumed, without independent verification, that (i) there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of NWYF and CAC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and (ii) there is no information or fact that would make any of the information reviewed by us incomplete or misleading. We have also relied upon and assumed without independent verification, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on NWYF, CAC or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to our analyses or this Opinion. We have relied upon and assumed, with your consent, that the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses.
This Opinion only addresses the fairness, from a financial point of view, of the Merger Consideration to the holders of NWYF Common Stock pursuant to the Agreement in the manner set forth above and this Opinion does not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the amount or nature of, or any other aspect relating to, any compensation to any officers, trustees, directors or employees of any party to the Merger, class of such persons or shareholders of CAC, relative to the Merger Consideration or otherwise.
This Opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. This Opinion does not address the relative merits of the Merger as compared to alternative strategies that might be available to NWYF, nor does it address the underlying business decision of NWYF or the Board to approve, recommend or proceed with the Merger. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel, or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on advice of NWYF’s outside counsel and independent accountants or other professionals, and on the assumptions of the respective managements of NWYF and CAC, as to all legal, regulatory, accounting, insurance, and tax matters with respect to NWYF, CAC, and the Merger.
We have not been requested to make, and have not made, any physical inspection or an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of NWYF or CAC, nor have we been furnished with any such evaluations or appraisals, outside of customary due diligence. In addition, we are not experts in evaluating loan, lease, investment, or trading portfolios for purposes of assessing the adequacy of the allowances for losses or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. We did not make an independent evaluation of the adequacy of NWYF’s or CAC’s allowances for such losses, nor have we reviewed any individual loan or credit files or investment or trading portfolios. In all cases, we have assumed that NWYF’s and CAC’s allowances for such losses are adequate to cover such losses. We have not evaluated the solvency of NWYF or CAC or the solvency or fair value of NWYF, CAC or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance, or similar matters.
We and our affiliates may have in the past provided, may currently be providing and may in the future provide investment banking, securities brokerage and other financial services to NWYF, CAC and certain of their respective affiliates, for which we and our affiliates have received and would expect to receive compensation. We are a broker-dealer engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold, or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of NWYF, CAC and certain of their affiliates, as well as provide investment banking and other financial services to such companies and entities. PTCP has adopted policies and procedures designed to preserve the independence of its investment advisory analysts whose views may differ from those of the members of the team of investment banking professionals that advised NWYF.
We have acted as financial advisor to NWYF in connection with the Merger and will receive customary investment banking fees in return for our services. NWYF will pay PTCP a fee of One Hundred and Fifty Thousand Dollars ($150,000) due upon the delivery of this Opinion. Such fee will be credited against a success fee equal to one and One Hundred Twenty-Five Thousandths percent (1.125%) of the Merger Consideration due upon the closing of the Merger. In addition, NWYF has agreed to indemnify us and certain related parties for certain liabilities arising out of or related to our engagement and to reimburse us for certain expenses incurred in connection with our engagement.
This Opinion and any other advice or analyses (written or oral) provided by PTCP are or were provided solely for the use and benefit of the Board (in its capacity as such) in connection with the Board’s consideration of the Merger and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without the express, prior written consent of PTCP. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized, or referred to at any time, in any manner or for any purpose, nor shall any references to PTCP or any of its affiliates be made by any recipient of this Opinion, without the express prior written consent of PTCP, except as required by law. This Opinion should not be construed as creating, and PTCP shall not be deemed to have, any fiduciary duty to the Board, NWYF, any security holder or creditor of NWYF or any other person, regardless of any prior or ongoing advice or relationships. This Opinion does not constitute advice or a recommendation to any security holder of NWYF or any other person or entity with respect to how such security holder or other person or entity should vote or act with respect to any matter relating to the Merger. The issuance of this Opinion was approved by an authorized internal committee of PTCP comprised of persons having relevant experience and expertise.
In connection with the Merger, the undersigned, acting as an independent financial advisor to NWYF, hereby consents to the inclusion of our opinion letter to the Board of Directors of NWYF as an Annex to, and the references to our firm and such opinion in, the Proxy Statement / Prospectus relating to the proposed Merger. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the SEC thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Proxy Statement / Prospectus within the meaning of the term “experts” as used in the Act or the Regulations.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration pursuant to the Agreement is fair, from a financial point of view, to the holders of NWYF Common Stock.

PERFORMANCE TRUST CAPITAL PARTNERS, LLC

APPENDIX E

Camden Articles of Incorporation

Deputy Secretary of State A True Copy When Attested By Signature Deputy Secretary of State Filing Fee $80.00 DOMESTIC BUSINESS CORPORATION STATE OF MAINE RESTATED ARTICLES OF INCORPORATION Camden National Corporation (Name of Corporation) Pursuant to 13-C MRSA §1007, the undersigned corporation executes and delivers the following Restated Articles of Incorporation: FIRST: All restated statements required to be set forth in Articles of Incorporation (*MBCA-6-1) are attached as Exhibit A . SECOND: ("X" one box only.) The restated articles of incorporation consolidate all amendments into a single document OR If a new amendment is included in the restated articles of incorporation the following must be completed: The text of the new amendment was adopted on (date) May 23, 2023 and was duly approved as follows: ("X" one box only.) by the incorporators – shareholder approval was not required OR by the board of directors – shareholder approval was not required OR by the shareholders in the manner required by this Act and by the articles of incorporation. THIRD: If the text of the new amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are set forth in Exhibit or as follows: FOURTH: The effective date of the restated articles of incorporation (if other than the date of filing of the restated articles of incorporation) is . Dated May 23, 2023 **By /s/ Brandon Boey (signature) Brandon Boey, General Counsel and Clerk of the Corporation *Form MBCA-6-1 MUST accompany this filing. (type or print name and capacity) **These articles MUST be signed by any duly authorized officer OR the clerk. (13-C MRSA §121.5) Please remit your payment made payable to the Maine Secretary of State. Submit completed form to: Secretary of State, Division of Corporations, UCC and Commissions 101 State House Station, Augusta, ME 04333-0101 Telephone Inquiries: (207) 624-7752 Email Inquiries: CEC.Corporations@Maine.gov Form No. MBCA-6A Rev. 7/1/2008

Form No. MBCA-6-1 (1 of 2) EXHIBIT A Articles of Incorporation pursuant to 13-C MRSA §202 to accompany the following: (Check one box only) Articles of Domestication (13-C MRSA §923) Articles of Domestication and Conversion (13-C MRSA §942) Articles of Entity Conversion (13-C MRSA §955.2 or 13-C MRSA §955.3) Articles/Certificate of Merger or Share Exchange (13-C MRSA §§1106 and 1107) Articles of Conversion of Partnership (31 MRSA §1093) Restated Articles of Incorporation (13-C MRSA §1007) (Check only if applicable) This is a professional corporation* formed pursuant to 13 MRSA Chapter 22-A to provide the following professional services: (Check only if applicable) (type of professional services) This is a benefit corporation formed pursuant to 13-C MRSA §1803. This election has been adopted by at least the minimum status vote as defined in 13-C MRSA§1802.7. FIRST: The name of the corporation is Camden National Corporation . SECOND: The Clerk is a: (select either a Commercial or Noncommercial Clerk) – Person must be a Maine resident Commercial Clerk CRA Public Number: (name of commercial clerk) Noncommercial Clerk Brandon Boey (name of noncommercial clerk) 2 Elm Street, Camden, Maine 04843 (physical location, not P.O. Box – street, city, state and zip code) P.O. Box 310, Camden, Maine 04843 (mailing address if different from above) THIRD: Pursuant to 5 MRSA §108.3, the new commercial clerk listed above has consented to serve as the clerk for this corporation.

Form No. MBCA-6-1 (2 of 2) Rev. 9/19/2019 FOURTH: (Check one box only) There shall be only one class of shares. The number of authorized shares is 40,000,000 . (Optional) Name of class: Common There shall be two or more classes or series of shares. The information required by 13-C MRSA §601 concerning each such class and series is set forth in Exhibit attached hereto and made a part hereof. FIFTH: (Check one box only) The corporation will have a board of directors. There will be no directors; the business of the Corporation will be managed by shareholders (13-C MRSA §743) SIXTH: (For corporations with directors, each of the following provisions is optional – "X" only if applicable) The number of directors is limited as follows: not fewer than 7 nor more than 16 directors. (13-C MRSA §803) To the fullest extent permitted by 13-C MRSA §202.2.D., a director shall have no liability to the Corporation or its shareholders for money damages for an action taken or a failure to take an action as a director. Except as otherwise specified by contract or in its bylaws, the Corporation shall in all cases provide indemnification (including advances of expenses) to its directors and officers to the fullest extent permitted by law. (13-C MRSA §§202, 857 and 859) SEVENTH: (Check only if applicable) The Corporation elects to have preemptive rights as defined in 13-C MRSA §641. EIGHTH: (Check only if applicable) Additional provisions of these Articles of Incorporation are set forth in Exhibit A-1 attached hereto and made a part hereof. (13-C MRSA §202) *The professional corporation name must contain one of the following: “chartered,” “professional corporation,” “professional association” or “service corporation” or the abbreviation “P.C.,” “P.A.” or “S.C.”. Examples of professional service corporations are accountants, attorneys, chiropractors, dentists, registered nurses and veterinarians. (This is not an inclusive list – see 13 MRSA §723.7.) The execution of this certificate constitutes an oath or affirmation, under the penalties of false swearing under 17-A MRSA §453. Please remit your payment made payable to the Maine Secretary of State. Submit completed form to: Secretary of State Division of Corporations, UCC and Commissions 101 State House Station Augusta, ME 04333-0101 Telephone Inquiries: (207) 624-7752 Email Inquiries: CEC.Corporations@Maine.gov

-1- EXHIBIT A-1 1. The Corporation is located in Maine, at 2 Elm Street, Camden, Maine 04843. 2. Meetings of the Shareholders may be held outside the State of Maine. 3. Subject to the remainder of this paragraph 3, the Directors of the Corporation shall be divided into three classes designated as Class A, Class B and Class C, and one-third of the Directors, or as near as one-third as possible, shall be assigned to each class, with (1) the Class C Directors, having been elected at the annual meeting of Shareholders in 2020, having a term expiring at the annual meeting of Shareholders to be held in 2023; (2) the Class A Directors, having been elected at the annual meeting of Shareholders in 2021, having a term expiring at the annual meeting of Shareholders to be held in 2024; and (3) the Class B Directors, having been elected at the annual meeting of Shareholders in 2022, having a term expiring at the annual meeting of Shareholders to be held in 2025. Commencing with the annual meeting of Shareholders to be held in 2023, Directors standing for election shall be elected at each annual meeting of Shareholders to hold office for a term expiring at the next annual meeting of Shareholders; provided that any Director elected prior to the annual meeting of Shareholders to be held in 2023 shall continue to hold office until the end of the term for which such Director was elected, and nothing in this paragraph 3 shall shorten the term of any such Director. The Directors of the Corporation shall cease to be divided into classes at the annual meeting of Shareholders to be held in 2025, from and after which all Directors will stand for election annually. 3.1 Shareholders may remove one or more Directors of the Corporation with or without cause, provided that a Director may be removed by the Shareholders only by the affirmative vote of at least a majority of the shares entitled to vote on the removal at a special meeting at which a quorum is present that is called in the manner required by the By-laws of the Corporation and for the specific purpose of removing such Director. 4. When any vacancy occurs in the Board of Directors, including those created by an increase in the number of Directors, the remaining members of the Board may appoint a Director to fill such vacancy at any regular or special meeting of the Board. 5. Cumulative voting shall not be employed in voting for Directors or for any other purpose. 6. In an uncontested election of directors of the corporation, the directors shall be elected by a majority vote of the stockholders of the corporation in the manner provided for in the By-laws of the corporation. 7. Bylaws may be amended, altered, or appealed at any regular meeting of the Board of Directors or Shareholders by a majority vote of the Shareholders after notice of such intended action as required by law. 8. The Board of Directors, when evaluating any offer of another party to (a) make a tender or exchange offer for the equity securities of the corporation or any subsidiary, (b) merge or consolidate the corporation or any subsidiary with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, or any subsidiary, shall, in connection with the exercise of its judgement in determining what is in the

-2- best interests of the Corporation and its stockholders, give due consideration to all relevant factors, including by way of illustration, but not of limitation, any of the following: 8.1 Whether the offer is acceptable based on historical operating results, the financial condition of the corporation and its subsidiaries, and its future prospects; 8.2 Whether a more favorable offer could be obtained for the securities or assets of the corporation or its subsidiary in the foreseeable future; 8.3 The social, economic or other material impact which an acquisition of the equity securities of the corporation or substantially all of its assets would have upon the employees and customers of the corporation and its subsidiaries and the communities which they serve; 8.4 The reputation and business practices of the offeror and its management and affiliates as they would affect the employees and customers of the corporation and its subsidiaries and the future value of the corporation stock; 8.5 The value of the securities, if any, which the offeror is offering in exchanges for the corporation's or its subsidiaries' securities or assets based on an analysis of the worth of the corporation or of its subsidiaries as compared to the offeror corporation or other entity whose securities are being offered; and 8.6 Any anti-trust or other legal or regulatory issues that are raised by the offer. 9. If the Board of Directors determines that an offer of the type identified in paragraph 8 should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to any of the following: 9.1 Advising shareholders not to accept the offer. 9.2 Litigation against the offeror. 9.3 Filing complaints with any governmental and regulatory authorities. 9.4 Acquiring the corporation's securities. 9.5 Selling or otherwise issuing authorized but unissued securities of treasury stock or granting options with respect thereto. 9.6 Acquiring a company to create an anti-trust or other regulatory problem for the offeror. 9.7 Obtaining a more favorable offer from anther individual or entity. 10. The provisions of paragraph 8 and 9 and this paragraph 10 may be amended only by the affirmative vote of two-thirds of the outstanding shares of common stock of the corporation and by the affirmative vote of two-thirds of the outstanding shares of preferred stock of the corporation, if any.